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As filed with the Securities and Exchange Commission on April 8, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

POSTER FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Nevada	7990	56-2370836
(State or Other Jurisdiction of Organization or Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

129 East Fremont Street
Las Vegas, Nevada 89101
(702) 385-7111
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

SEE TABLE OF ADDITIONAL REGISTRANTS

Joanne M. Beckett, Esq.
Senior Vice President and General Counsel
Poster Financial Group, Inc.
129 East Fremont Street
Las Vegas, Nevada 89101
(702) 385-7111
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:
Phyllis G. Korff, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522
(212) 735-3000

        Approximate Date of Commencement of Proposed Sale to the Public:    As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

        If this form is a post-effective amendment is filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
8 3/4% Senior Secured Notes due 2011	$155,000,000	100%	$155,000,000	$19,638.50
Guarantees related to the 8 3/4% Senior Secured Notes due 2011	(2)	(2)	(2)	(2)

(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to the said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name of Additional Registrant*	State or Other Jurisdiction of Incorporation or Formation	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
GNLV, CORP.	Nevada	7990	88-0135579
GNL, CORP.	Nevada	7990	88-0237066
Golden Nugget Experience, LLC	Nevada	7990	88-0462234

*
Addresses and telephone numbers of principal executive offices are the same as those of Poster Financial Group, Inc.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 8, 2004

PROSPECTUS

Poster Financial Group, Inc.

        Offer to exchange $155,000,000 aggregate principal amount of 8 3/4% Senior Secured Notes due 2011 (CUSIP Nos. 73751N AA 5 and U7317T AA 4) for $155,000,000 aggregate principal amount of 8 3/4% Senior Secured Notes due 2011, which have been registered under the Securities Act of 1933, as amended

        The exchange offer will expire at midnight, New York City time, on                 , 2004, unless Poster Financial Group, Inc. extends the exchange offer in its sole and absolute discretion

        Terms of the exchange offer:

  •
  We will exchange the new notes to be issued for all outstanding old notes that are validly tendered and not withdrawn pursuant to the exchange offer.

  •
  The new notes will be our senior secured obligations and will be guaranteed on a senior secured basis by all our restricted subsidiaries. The new notes and new guarantees will rank equally in right of payment with all our and our guarantors' existing and future senior indebtedness and will rank senior in right of payment to all our and our guarantors' future subordinated indebtedness. The new notes and new guarantees will be secured by a pledge of capital stock of our restricted subsidiaries and a security interest in substantially all of our and our guarantors' current and future assets that will be junior to the security interest granted to the lenders under our credit facility.

  •
  You may withdraw tenders of old notes at any time prior to the expiration of the exchange offer.

  •
  The terms of the new notes are substantially identical to those of the old notes, except that the transfer restrictions and registration rights relating to the old notes will not apply to the new notes.

  •
  The exchange of old notes for notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the heading "Certain U.S. Federal Tax Consequences."

  •
  Neither we nor any of the guarantors will receive any cash proceeds from the exchange offer.

  •
  We issued the old notes in a transaction not requiring registration under the Securities Act, and as a result, their transfer is restricted. We are making the exchange offer to satisfy your registration rights as a holder of the old notes.

        See "Risk Factors" beginning on page 16 for a discussion of risks you should consider prior to tendering your outstanding old notes for exchange.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Neither the Nevada Gaming Commission nor the Nevada State Gaming Control Board has passed upon the accuracy or adequacy of this prospectus or the investment merits of the notes being offered by this prospectus.

Prospectus dated                 , 2004

TABLE OF CONTENTS

Where You Can Find More Information	ii
Market and Industry Data	iii
Special Note Regarding Forward-Looking Statements	iii
Summary	1
Risk Factors	16
The Exchange Offer	30
Use of Proceeds	37
Capitalization	37
Unaudited Pro Forma Condensed Combined Financial Data	38
Selected Historical Combined Financial Data of Predecessor Company	43
Management's Discussion and Analysis of Financial Condition and Results of Operations	47
Business	61
Regulation	75
Management	82
Security Ownership of Certain Beneficial Owners and Management	87
Certain Relationships and Related Party Transactions	89
Description of Certain Indebtedness and Other Obligations	91
Description of the Notes	92
Certain U.S. Federal Tax Consequences	144
Plan of Distribution	148
Legal Matters	149
Experts	149
Index to Financial Statements	F-1

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-4, together with any amendments thereto, with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the new notes. This prospectus, which constitutes a part of the registration statement, omits certain information contained in the registration statement and reference is made to the registration statement and the exhibits and schedules thereto for further information with respect to us and the new notes offered hereby.

        Upon effectiveness of the registration statement, we will be subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended. We have agreed that, whether or not required to do so by the rules and regulations of the SEC (and within the time periods that are or would be prescribed thereby), for so long as any of the notes remain outstanding, we will furnish to the holders of the notes and file with the Commission (unless the SEC will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants and (ii) all reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports. In addition, for so long as any of the notes remain outstanding, we have agreed to make available, upon request, to any prospective purchaser or beneficial owner of the notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

        This prospectus contains summaries of the terms of certain documents. Such documents are qualified in their entirety by reference to the full and complete text of such documents. Copies of these documents, except for certain exhibits and schedules, will be made available to you upon request to us. Requests for documents or other additional information should be directed to Poster Financial Group, Inc., 129 East Fremont Street, Las Vegas, Nevada 89101, Attention: General Counsel, telephone (702) 385-7111. To obtain timely delivery of documents or information, we must receive your request no later than five (5) business days before the expiration date of the exchange offer.

        The registration statement (including the exhibits and schedules thereto) and the periodic reports and other information may be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Copies of such material can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a website (http://www.sec.gov) that contains such reports and other information that we have filed.

MARKET AND INDUSTRY DATA

        Market data used throughout this prospectus, including information relating to our relative position in the gaming industry, is based on the good faith estimates of our management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that these sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified this information. Although we are not aware of any misstatements regarding the market and industry data presented in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading "Risk Factors."

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of federal securities and case law. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information and, in particular, appear under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." When used in this prospectus, the words "estimates," "expects," "anticipates," "projects," "plans," "intends," "believes" and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized.

        There are a number of risks and uncertainties that could cause our actual results or industry trends to vary materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results or industry trends to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the headings "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

        All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable securities laws.

        Risks and uncertainties that could cause actual results to vary materially from those anticipated in the forward-looking statements included in this prospectus include general economic conditions in the markets in which we operate, industry-based factors and factors more specific to us such as:

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  our substantial indebtedness and our ability to meet our debt service obligations;

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  competition within the gaming industry;

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  expansion of gaming on Native American lands, including lands in California;

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  changes in gaming and non-gaming laws and regulations (including the potential legalization of gaming in a number of jurisdictions);

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  our ability to maintain licenses and regulatory approvals for the Golden Nugget properties and the ability of our officers, directors and key employees to maintain and/or obtain licenses and approvals;

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  changes in federal, state or local tax laws or the administration of such laws;

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  our heavy dependence on MGM MIRAGE to provide us with many key services for our business;

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  the Golden Nugget properties did not have a recent operating history as a stand-alone group prior to the Acquisition (as defined below);

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  the effects of war, international conflicts or any future security alerts and/or terrorist attacks such as the attacks that occurred on September 11, 2001;

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  the availability and price of energy;

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  the lack of experience of our controlling stockholders in owning and operating a hotel-casino business;

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  our dependence on key personnel; and

  •
  the other factors described in the "Risk Factors" section of this prospectus.

        When we indicate that an event, condition or circumstance could or would have an adverse effect on us, we mean to include effects upon our business, financial and other conditions, results of operations and ability to make payments on the notes.

SUMMARY

        The following summary highlights information about us and the exchange offer. It is not complete and does not contain all of the information that may be important to you in making a decision to exchange your old notes for new notes. For a more complete understanding of us and the exchange offer, we urge you to read this entire prospectus carefully, including the "Risk Factors" section, the financial statements included herein, the notes to those statements and the documents to which we have referred you. In this prospectus, unless the context requires otherwise, the terms the "Company," "we," "us," and "our" refer to Poster Financial Group, Inc. and its subsidiaries and the terms "issuer" and "Poster Financial" refer only to Poster Financial Group, Inc. and not its subsidiaries. In this prospectus, our parent company, PB Gaming, Inc., is referred to as "PB Gaming." In this prospectus, "old notes" refers to the 8 3/4% Senior Secured Notes due 2011 issued on December 3, 2003, "new notes" refers to the 8 3/4% Senior Secured Notes due 2011 offered hereby and "notes" refers to both the old notes and the new notes.

The Company

        We own and operate the Golden Nugget hotel-casinos in Las Vegas and Laughlin, Nevada, which are referred to in the prospectus as the "Golden Nugget—Las Vegas" and the "Golden Nugget—Laughlin," respectively. The following table sets forth information about each of the Golden Nugget properties:

Property	Slot Machines	Table Games	Casino Space (square feet)	Hotel Rooms
Golden Nugget—Las Vegas	1,260	58	38,000	1,907
Golden Nugget—Laughlin	1,042	12	32,000	300

Total	2,302	70	70,000	2,207

        The Golden Nugget brand name is one of the most recognized in the gaming industry and we expect to continue to capitalize on the strong name recognition and high level of quality and value associated with it. With our long-standing commitment to quality and service, the Golden Nugget—Las Vegas has received the prestigious AAA Four Diamond Award for 27 consecutive years, an award which is given to approximately 3% of eligible lodging establishments in the United States each year.

        We target out-of-town customers at both of our properties while also catering to the local customer base. We believe that the Golden Nugget—Las Vegas is the leading downtown destination for out-of-town customers. The property offers the same complement of services as our Las Vegas Strip competitors, but we believe that our customers prefer the boutique experience we offer and the downtown environment. We emphasize the property's wide selection of amenities and provide a luxury room product and personalized services at an attractive value. We have also increased our use of table and slot hosts to provide more personalized customer service and to attract higher-end players to the property. At the Golden Nugget—Laughlin, we focus on providing a high level of customer service, a quality dining experience at an appealing value, a slot product with highly competitive pay tables and a superior player rewards program. We recently implemented higher casino odds and raised betting limits at both our properties in order to energize the Golden Nugget brand and elevate our gaming profile.

        Since acquiring the Golden Nugget properties on January 23, 2004, we have streamlined management decision-making, which will enable us to react quicker to marketing opportunities and will shorten the time required to develop and implement our programs. We have begun to seek increased operating efficiencies between the Golden Nugget properties in areas such as advertising, purchasing, human resources and through departmental consolidations. We utilize our extensive customer databases at the properties to develop business strategies and marketing initiatives for our business. In addition, we have begun to implement unique and focused marketing campaigns to increase awareness of the

Golden Nugget brand and generate increased customer visits. We have also begun to implement initiatives to cross-sell the properties, conduct joint sales initiatives and create and market vacation packages that include both destinations.

        Our principal executive offices are located at 129 East Fremont Street, Las Vegas, Nevada 89101, and our telephone number is (702) 385-7111. The Web site addresses of the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin are www.goldennugget.com and www.gnlaughlin.com, respectively. The information on these Web sites is not a part of this prospectus and the Website addresses are provided for informational purposes only.

Golden Nugget—Las Vegas

Property Overview

        The 1,907-room Golden Nugget—Las Vegas is the largest, by number of guestrooms and suites, and, we believe, the most luxurious hotel-casino in downtown Las Vegas. The casino contains 1,260 slot machines and 58 table games, as well as a race and sports book. The property, together with its two stand-alone parking facilities comprised of over 1,000 parking spaces, occupies approximately seven and one-half acres. The Golden Nugget—Las Vegas has five award-winning restaurants, spa and salon facilities, a 400-seat showroom, an entertainment lounge, an outdoor pool, meeting and banquet facilities, a Starbucks store and two retail facilities. The property has benefited from The Fremont Street Experience, an entertainment and special events venue that opened in December 1995, and from a series of capital improvements to the property completed in 2001 and 2002.

Downtown Las Vegas

        The downtown Las Vegas gaming market consists of 14 hotel-casinos with over 530,000 square feet of casino space and approximately 8,800 hotel rooms. The Golden Nugget—Las Vegas accounts for approximately 21.7% of the total hotel inventory in downtown Las Vegas. In 2003, the downtown Las Vegas market generated $657.8 million of gaming revenues.

        We are poised to take advantage of the many recent and projected developments that we expect will continue to drive additional traffic downtown, such as those described below.

  •
  The Fremont Street Experience. The Fremont Street Experience is a unique entertainment attraction located in the center of downtown Las Vegas on Fremont Street, where the Golden Nugget—Las Vegas is located. This attraction converted Fremont Street into a five-block-long pedestrian mall, topped with a 90-foot by 1,400-foot special effects canopy 90 feet above the mall. Over 25,000 visitors daily watch the sound and light shows and enjoy many of the special events and amenities offered at The Fremont Street Experience, such as car shows, motorcycle festivals, boxing matches, live concerts, street performers and various merchandise vendors. In the second quarter of 2004, the four-block celestial vault that currently contains 2.1 million lights is expected to be upgraded to the newest light emitting diode (LED) technology featuring over 12 million lights. We expect to benefit from increased visitors as a result of heightened national and local promotion of The Fremont Street Experience upon completion of the upgrade. The Fremont Street Experience is managed by a limited liability company of which we own 17.65% of the voting units and 50.0% of the non-voting units.

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  Las Vegas Premium Outlets®. On August 1, 2003, the 120-store Las Vegas Premium Outlets®, a Chelsea Property Group outlet mall, opened approximately one mile from the Golden Nugget—Las Vegas. The 435,000 square-foot outlet mall, located on 39 acres, includes A/X Armani Exchange, Calvin Klein, Ann Taylor Factory Store, Nike Factory Store, Coach and Bose stores. The mall is easily accessible to and from the Golden Nugget—Las Vegas by public transportation and provides our guests with a convenient, quality shopping experience.

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  Monorail Service. The Robert N. Broadbent Las Vegas Monorail, a driverless, state-of-the-art urban public transportation system, is expected to become operational in mid-2004. The monorail will initially operate on a route approximately four miles long, running along the east side of the Las Vegas Strip from the Sahara Hotel and Casino to the MGM Grand. We anticipate that the monorail will significantly reduce traffic congestion and render access to downtown Las Vegas more convenient and efficient. Direct monorail service to Fremont Street from the Las Vegas Strip is anticipated in the future. Plans have been announced to eventually extend the monorail system to McCarran Airport.

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  World Market Centersm Las Vegas. The World Market Center, a home furnishings market for the design trade and the largest and most comprehensive home furnishings complex in the western United States, is scheduled to open in 2005 less than two miles from the Golden Nugget—Las Vegas. Once fully developed, the 7.5 million square-foot project will be the largest non-gaming commercial construction project undertaken in Las Vegas. The World Market Center is expected to expand the business environment of downtown Las Vegas, create significant convention opportunities for the downtown area and increase visitor traffic to the Golden Nugget—Las Vegas.

Business Strategy

        Our goal at the Golden Nugget—Las Vegas is to maintain the property's position as the leading downtown destination for out-of-town customers. Customer satisfaction and loyalty are critical components of our strategy. We work to create the best possible gaming and entertainment experience for our customers by providing comfortable and attractive surroundings with attentive service from friendly and experienced employees. In addition, we emphasize the property's wide selection of amenities, including its high-quality room and suite products, spa, salon, pool, meeting and banquet facilities, special events and entertainment and fine dining. By providing a luxury room product and services at an appealing value to customers, we expect to continue to maintain our competitive advantages, generate increased customer visits and maintain room occupancy rates above industry averages. We intend to continue to leverage the more than 25,000 daily visitors to The Fremont Street Experience by attracting them to our property and retaining them as customers.

        Our business strategy for the Golden Nugget—Las Vegas includes the following:

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  Emphasize slot play, the most consistently profitable element of the property's gaming business, and the property's rewards program to drive growth in our slot revenues and to continue to provide the newest gaming equipment and fastest service to our slot players;

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  Incorporate "ticket-in/ticket-out" technology in our slot machines, a ticket-based system in which slot machines and players utilize printed tickets instead of cash, to improve customer satisfaction, expand functionality of our machines and generate operational efficiencies;

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  Enhance our table game operations by continuing to market our table games through special events, such as card tournaments and golf and sports-related outings; by providing preferred seating at high-profile headline entertainment events to increase incremental visits by qualified table players to the property; and through direct marketing; and

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  Utilize Internet distribution channels to expand the sale of our hotel room inventory.

Capital Improvements

        During 2001 and 2002, several significant capital improvement projects were completed at the Golden Nugget—Las Vegas at a cost of approximately $30.0 million, and an additional $11.0 million was spent on repair and maintenance during that period. These projects included the remodeling of all standard rooms and guest hallways, including 423 rooms in the North Tower that were completed in

2001 and 1,382 rooms in the South Tower that were completed in 2002. In addition, the pool was completely updated, the convention level was remodeled, a full-service business center was opened and two of the Penthouse suites were remodeled. Additions and upgrades to the property's dining and nightlife options include ZAX, the new award-winning 115-seat restaurant that opened in mid-2002 and Claude's Bar, which was upgraded in late 2002. Maintenance and repair costs at the Golden Nugget—Las Vegas were approximately $7.3 million in 2003.

Golden Nugget—Laughlin

Property Overview

        The Golden Nugget—Laughlin is located on approximately 13 acres with 600 feet of Colorado River frontage near the center of the tourist strip in Laughlin, Nevada, 90 miles south of Las Vegas. The Golden Nugget—Laughlin contains over 1,000 slot machines, 12 table games and 300 hotel rooms. In addition to its casino and hotel facilities, the Golden Nugget—Laughlin features five dining options, a variety of bars and retail shops, a nightclub, a Swenson's Ice Cream Shop and a Starbucks store. Other amenities at the Golden Nugget—Laughlin include a swimming pool, a parking garage with over 1,390 spaces, and approximately four and one-half acres of recreational vehicle surface parking, which can be used for future commercial development. The Golden Nugget—Laughlin also owns and operates a 78-room motel in Bullhead City, Arizona, across the Colorado River from the property.

        The Laughlin gaming market, excluding a Native American hotel-casino, consists of nine hotel-casinos with over 460,000 square feet of casino space and approximately 10,800 hotel rooms. In 2003, the Laughlin market generated $553.3 million of gaming revenues.

Business Strategy

        Our strategy at the Golden Nugget—Laughlin is to provide a high level of customer service, an attractive property, a quality dining experience at an appealing value, a slot product with highly competitive pay tables and a superior player rewards program. The property's intimate size facilitates contact with players by property management, including those at the most senior levels. We focus on making our dining options a point of differentiation for the property, including our new waterfront restaurant, The Deck, which is one of the only indoor/outdoor dining options in Laughlin. The property also currently has the only Starbucks store in Laughlin. We intend to continue to maintain quality service and product offerings consistent with the reputation of the Golden Nugget brand which, combined with an active events calendar, we expect will keep high-value guests returning and will introduce new guests to the property.

        Our business strategy for the Golden Nugget—Laughlin includes the following:

  •
  Emphasize slot play, which generates approximately 63.0% of the property's gross revenues, including by continuing the upgrade of the slot management system to allow for the expansion of the "ticket-in/ticket-out" environment to increase opportunities for promotional programs, operational efficiencies and improved guest satisfaction, by offering highly personalized guest services and new machines with popular games, and by upgrading the property's slot and table game player tracking system;

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  Utilize Internet distribution channels and focused marketing strategies to grow our business within and beyond the traditional feeder markets of California and Arizona and to capitalize on the recently expanded air service to Laughlin by Sun Country and other airlines;

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  Upgrade the property's hotel management system, including installation of state-of-the-art yield management software that will improve the property's ability to maximize average daily rate and revenue per available room; and

  •
  Pursue cross-selling opportunities with the Golden Nugget—Las Vegas.

Management

        The members of the senior management team at the Golden Nugget properties have an average of over 14 years of industry experience, including an average of 9 years at the Golden Nugget properties. Maurice Wooden, our Chief Operating Officer and one of our directors, joined the property in 1987 and has served as President and Chief Operating Officer of the Golden Nugget—Las Vegas since 2000. Mr. Wooden has over 18 years of experience in the gaming industry. Dawn Allen, our Chief Financial Officer and a Senior Vice President, joined the property in 1993 and served as a Vice President and Chief Financial Officer of the Golden Nugget—Las Vegas since 2000, becoming Senior Vice President in February 2004.

The Acquisition and Poster Financial

        Poster Financial is a holding company that was incorporated in June 2003 for the purpose of acquiring the entities that own and operate the Golden Nugget hotel-casinos in Las Vegas and Laughlin, Nevada. On June 24, 2003, Poster Financial entered into a stock purchase agreement with MGM MIRAGE, as parent, Mirage Resorts, Incorporated, as seller, GNLV, CORP. ("GNLV"), GNL, CORP. ("GNL"), and Golden Nugget Experience, LLC ("Golden Nugget Experience"), a wholly owned subsidiary of GNLV, in which Poster Financial agreed to purchase all the issued and outstanding shares of capital stock of GNLV and GNL from Mirage Resorts, Incorporated (the "Acquisition"). GNLV and GNL, respectively, own and operate the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin. GNLV and its subsidiaries and GNL are collectively referred to in this prospectus as the "Golden Nugget Group." On January 23, 2004, Poster Financial completed the Acquisition and acquired all the issued and outstanding shares of capital stock of GNLV and GNL and, as a result, indirect ownership of the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin. See "Business—The Acquisition"

        In 1990, Timothy N. Poster, our Chairman and Chief Executive Officer, founded Las Vegas Reservation Systems, Inc., the precursor to Travelscape.com, Inc., which was co-founded in 1998 by Mr. Poster and Thomas C. Breitling, our President, Secretary, Treasurer and one of our directors. Travelscape.com, an online hotel and vacation package reservation site, became a leading consumer travel wholesaler and was sold to Expedia, Inc. in March 2000 for approximately $105.0 million. Subsequent to the sale, Mr. Poster served as a member of the Board of Directors of Station Casinos, Inc., where he furthered his relationships and experience in the Las Vegas gaming and hospitality industries. Mr. Poster resigned from his board position with Station Casinos on June 26, 2003 to focus exclusively on the Acquisition.

Summary of the Terms of the Exchange Offer

        On December 3, 2003, we completed the private offering of $155,000,000 aggregate principal amount of our 8 3/4% Senior Secured Notes due 2011. As part of that offering, we entered into a registration rights agreement with the initial purchaser of the old notes in which we agreed, among other things, to deliver this prospectus to you and to complete an exchange offer for the old notes. Below is a summary of the terms of the exchange offer.

New Notes
$155.0 million aggregate principal amount of 8 3/4% Senior Secured Notes due December 1, 2011, the issuance of which has been registered under the Securities Act of 1933. The form and terms of the new notes are identical in all material respects to those of the old notes, except that the transfer restrictions and registration rights provisions relating to the old notes do not apply to the new notes.
Exchange Offer
We are offering to issue up to $155.0 million aggregate principal amount of the new notes in exchange for a like principal amount of the old notes to satisfy our obligations under the registration rights agreement that we entered into when the old notes were issued.

In order to be exchanged, an old note must be properly tendered and accepted. All old notes that are validly tendered and not withdrawn will be exchanged. We will issue new notes promptly after the expiration of the exchange offer.
Expiration Date; Tenders	The exchange offer will expire at midnight, New York City time, on , 2004, unless extended in our sole and absolute discretion. By tendering your old notes, you represent that:
	•	you are not an "affiliate," as defined in Rule 405 under the Securities Act, of ours;
	•	any notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;
•
at the time of commencement of the exchange offer, neither you nor, to your knowledge, anyone receiving notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the old notes or the new notes in violation of the Securities Act;
	•	if you are not a participating broker-dealer, you are not engaged in, and do not intend to engage in, the distribution, as defined in the Securities Act, of the old notes or the new notes; and
•
if you are a broker-dealer, you will receive the new notes for your own account in exchange for old notes that were acquired by you as a result of market making or other trading activities and that you will deliver a prospectus in connection with any resale of the new notes you receive. For further information regarding resales of the new notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution."

Withdrawal; Non-Acceptance
You may withdraw any old notes tendered in the exchange offer at any time prior to midnight, New York City time, on , 2004. If we decide for any reason not to accept any old notes tendered for exchange, the old notes will be returned to the registered holder at our expense promptly after the expiration or termination of the exchange offer. In the case of old notes tendered by book-entry transfer into the exchange agent's account at The Depository Trust Company ("DTC"), any withdrawn or unaccepted old notes will be credited to the tendering holder's account at DTC. For further information regarding the withdrawal of tendered old notes, see "The Exchange Offer—Terms of the Exchange Offer; Period for Tendering Old Notes" and the "The Exchange Offer—Withdrawal Rights."
Conditions to the Exchange Offer
The exchange offer is subject to certain conditions, which we may waive. See the discussion below under the caption "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding the conditions to the exchange offer.
Procedures for Tendering Old Notes
Unless you comply with the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures," you must do one of the following on or prior to the expiration or termination of the exchange offer to participate in the exchange offer:
•
tender your old notes by sending the certificates for your old notes, in proper form for transfer, a properly completed and duly executed letter of transmittal and all other documents required by the letter of transmittal, to HSBC Bank USA, as exchange agent, at the address listed below under the caption "The Exchange Offer—Exchange Agent"; or
•
tender your old notes by using the book-entry transfer procedures described below and transmitting a properly completed and duly executed letter of transmittal, or an agent's message instead of the letter of transmittal, to the exchange agent. In order for a book-entry transfer to constitute a valid tender of your old notes in the exchange offer, HSBC Bank USA, as exchange agent, must receive a confirmation of book-entry transfer of your old notes into the exchange agent's account at DTC prior to the expiration or termination of the exchange offer. For more information regarding the use of book-entry transfer procedures, including a description of the required agent's message, see the discussion below under the caption "The Exchange Offer—Book-Entry Transfers."

Guaranteed Delivery Procedures	If you are a registered holder of old notes and wish to tender your old notes in the exchange offer, but
• the old notes are not immediately available;
• time will not permit your old notes or other required documents to reach the exchange agent before the expiration or termination of the exchange offer; or
• the procedure for book-entry transfer cannot be completed prior to the expiration or termination of the exchange offer;
then you may tender old notes by following the procedures described below under the caption "The Exchange Offer—Guaranteed Delivery Procedures."
Special Procedures for Beneficial Owners
If you are a beneficial owner whose old notes are registered in the name of the broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes in the exchange offer, you should promptly contact the person in whose name the old notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your behalf, prior to completing and executing the letter of transmittal and delivering your old notes, you must either make appropriate arrangements to register ownership of the old notes in your name, or obtain a properly completed bond power from the person in whose name the old notes are registered.
Certain U.S. Federal Tax Consequences
The exchange of old notes for notes in the exchange offer will not be a taxable transaction for United States federal income tax purposes. See the discussion below under the caption "Certain U.S. Federal Tax Consequences" for more information regarding the tax consequences of the exchange offer to you.
Use of Proceeds	We will not receive any cash proceeds from the exchange offer.
Exchange Agent	HSBC Bank USA is the exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent below under the caption "The Exchange Offer—Exchange Agent."
Resales
Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the new notes issued in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

	•	you are acquiring the new notes in the ordinary course of your business;
	•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the old notes or the new notes; and
	•	you are not an affiliate of ours.
If you are an affiliate of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the old notes or the new notes:
	•	you cannot rely on the applicable interpretations of the staff of the SEC; and
	•	you must comply with the registration requirements of the Securities Act in connection with any resale transaction.

Each broker or dealer that receives new notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer, resale, or other transfer of the new notes issued in the exchange offer, including information with respect to any selling holder required by the Securities Act in connection with any resale of the new notes.

Furthermore, any broker-dealer that acquired any of its old notes directly from Poster Financial may not rely on the applicable interpretation of the staff of the SEC's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1993).
As a condition to its participation in the exchange offer, each holder will be required to represent that it is not our affiliate or a broker-dealer that acquired the old notes directly from us.
Broker-Dealers
Each broker-dealer that receives notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such notes. See "Plan of Distribution."

Consequences of Not Exchanging Old Notes
If you do not exchange your old notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your old notes. In general, you may offer or sell your old notes only:
	•	if they are registered under the Securities Act and applicable state securities laws;
	•	if they are offered or sold under an exemption from registration under the Securities Act and applicable state securities laws; or
	•	if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

We do not currently intend to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders. For more information regarding the consequences of not tendering your old notes and our obligations to file a shelf registration statement, see "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes."

Summary of the Terms of the New Notes

        The terms of the new notes we are issuing in this exchange offer and the old notes that are outstanding are identical in all material respects, except:

  •
  the new notes will be registered under the Securities Act; and

  •
  the new notes will not contain transfer restrictions and registration rights that relate to the old notes.

        The new notes will evidence the same debt as the old notes and will be governed by the same indenture.

New Notes Offered	$155.0 million aggregate principal amount of 8 3/4% senior secured notes due 2011.
Issuer	Poster Financial Group, Inc.
Guarantees	All payments with respect to the notes are fully, unconditionally and irrevocably guaranteed, jointly and severally, by all our current and future restricted subsidiaries on a senior secured basis. If we cannot make any payment on the notes when due, our guarantors must make the payment instead.
Maturity Date	December 1, 2011.
Interest Payment Dates	June 1 and December 1 of each year, commencing on June 1, 2004.
Ranking	The notes and guarantees will rank:
• equally in right of payment with all our and our guarantors' existing and future senior indebtedness;
• senior in right of payment to all our and our guarantors' future subordinated indebtedness;
• effectively junior to (1) our and our guarantors' obligations under our senior credit facility and any other existing and future obligations of ours or of our guarantors that are secured by a first priority lien on the collateral securing the new notes, to the extent of the value of such collateral and (2) our and our guarantors' obligations under any existing and future obligations that are secured by liens on assets that are not part of the collateral securing the new notes, to the extent of the value of such assets; and
• structurally subordinated to all liabilities, including trade payables, of any subsidiaries that are not guarantors.
Security	The old notes and guarantees are, and the new notes and guarantees will be, secured by a pledge of capital stock of our restricted subsidiaries and a security interest in substantially all of our and our guarantors' current and future assets that will be junior to the security interest granted to the lenders under our senior credit facility.
Optional Redemption	On or after December 1, 2007, we may redeem all or part of the notes at any time at the redemption prices listed in the section "Description of the Notes—Optional Redemption."

Prior to December 1, 2006, we may redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain public equity offerings.
Redemption Based on Gaming Laws	The notes are subject to mandatory disposition and redemption requirements following certain determinations by gaming authorities.
Change of Control Offer, Asset Sale Offer and Events of Loss Offer	If we experience specific kinds of changes of control and, under certain circumstances, if we sell assets or experience an event of loss, we must offer to repurchase the notes at the prices listed in the Description of the Notes. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control," "—Asset Sales" and "—Events of Loss."
Certain Covenants	We will issue the new notes under the indenture between us, the guarantors and HSBC Bank USA, the trustee. The indenture (among other things) limits our and our restricted subsidiaries' ability to:
	•	incur additional indebtedness;
	•	pay dividends on or purchase our stock;
	•	make other restricted payments and investments;
	•	create liens on our assets;
	•	place restrictions on distributions and other payments from our subsidiaries;
	•	transfer or sell assets;
	•	merge or consolidate with other entities; and
	•	enter into certain transactions with affiliates.
Each of these covenants is subject to a number of important exceptions and qualifications. See "Description of the Notes—Certain Covenants."
Absence of Established Market for Notes	The new notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The initial purchaser of the old notes has advised us that it intends to make a market for the new notes, but it is not obligated to do so. The initial purchaser of the old notes may discontinue any market-making in the new notes at any time in its sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the new notes.

        For a discussion of certain factors that you should consider in deciding whether to exchange the old notes for the new notes, see "Risk Factors" beginning on page 16.

Summary Historical and Pro Forma Financial Data

        The following table sets forth summary historical financial data for Poster Financial since inception (June 2, 2003) to December 31, 2003), for the combined Golden Nugget Group (the predecessor company to Poster Financial) and summary pro forma financial information for Poster Financial after giving effect to the offering of the notes, borrowings under our senior credit facility and the Acquisition. The pro forma statement of operations data and other pro forma financial data for the year ended December 31, 2003, gives effect to the Acquisition, the offering of the notes and borrowings under our senior credit facility as if they had occurred on January 1, 2003. The pro forma balance sheet data gives effect to the Acquisition, the offering of the notes and borrowings under our senior credit facility as if they had occurred on December 31, 2003. The pro forma financial and other operating data are presented for informational purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition, the offering of the notes and borrowings under our senior credit facility had been completed as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

        You should read this table in conjunction with "Use of Proceeds," "Unaudited Pro Forma Condensed Combined Financial Data," "Selected Historical Combined Financial Data of Predecessor Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes included in this prospectus.

	Historical						Pro Forma
	Poster Financial(7)	Golden Nugget Group					Poster Financial(7)
	Period of inception (June 2, 2003) to December 31, 2003	Year Ended December 31,
		2001(6)		2002	2003		2003
	(dollars in thousands, except ratios)
Statements of operations data:
Net revenues	$—	$222,982		$221,802	$231,232		$231,232
Operating income (loss)(1)(2)	(383)	6,551		3,730	8,398		15,557
Interest expense	1,161	6,424		4,018	3,413		16,191
Net income (loss)(3)	(1,479)	(210)		(529)	2,911		(1,371)
Other financial data:
EBITDA(4)	(318)	20,555		16,664	21,383		32,546
Net cash provided by operating activities	104	16,429		13,921	19,202		N/A
Net cash used in investing activities	(159,578)	(13,424)		(21,331)	(8,419)		N/A
Net cash provided by (used in) financing activities	159,474	(6,332)		7,051	(4,219)		N/A
Capital expenditures	30	12,776		20,610	7,390		N/A
Depreciation and amortization	—	14,781		13,732	13,722		17,725
Ratio of earnings to fixed charges(5)	—	1.04	x	—	2.34	x	—
	As of December 31, 2003
	Actual— Poster Financial	Actual—Golden Nugget Group	Pro Forma
Balance sheet data:
Cash and cash equivalents	$—	$23,904	$21,558
Restricted cash in escrow	159,548	—	—
Total assets	173,554	221,974	256,474
Total debt	155,000	80,500	176,800
Stockholder's equity (Division equity)(2)	9,404	7,855	47,061

(1)
The Golden Nugget Group has historically been charged a management fee of 5.0% of gross revenues by MGM MIRAGE and its affiliates for executive, financial, SEC reporting, tax and similar services provided by MGM MIRAGE and its subsidiaries, collectively referred to as "corporate functions." The fee also included the cost to the Golden Nugget Group of licensing the rights to use trademarks owned by MGM MIRAGE and its subsidiaries, including the "Golden Nugget" name and logo. Each of the Golden Nugget Group's properties has a chief operating officer and key financial, accounting and marketing personnel, and the properties share an in-house legal function. Management has determined a representative annual cost for replacing the corporate functions previously provided by MGM MIRAGE and its subsidiaries of approximately $1.3 million based on staffing and other departmental costs for those positions that are incremental to these property level personnel. Such amount also includes an estimated allocation of actual, historical costs for external audit and financial reporting, regulatory oversight and compliance, and similar functions that are necessary to present the Golden Nugget Group as a stand-alone business. In connection with the closing of the Acquisition (see Note 3 to the combined financial statements of the Golden Nugget Group), the Golden Nugget Group acquired all rights to the Golden Nugget name and associated trademarks and is no longer subject to a licensing or royalty fee.

(2)
In connection with the Acquisition, we entered into employment agreements with certain key executives. The employment agreements include aggregate signing bonuses of $800,000. The charge is approximately $1,460,000 after consideration of an income tax gross-up, as provided by the employment agreements, which amount is reflected as a charge in pro forma stockholders' equity at December 31, 2003. Such amount is excluded as a charge from pro forma net income (loss) for all periods presented because it is a non-recurring item directly related to the transaction. In addition to signing bonuses, the employment agreements provide for incentive bonuses in the event that a targeted level of EBITDA (as defined) is exceeded. The incentive bonuses in the amount of $1,688,000 are included as pro forma adjustments because the 2004 target EBITDA was achieved on a pro forma basis for the year ended December 31, 2003.

(3)
For all historical periods presented, GNLV, CORP. and GNL, CORP. were subject to income taxes as subsidiaries of MGM MIRAGE. Accordingly, the historical combined results of operations of the Golden Nugget Group reflect a provision (or benefit) for income taxes. PB Gaming has elected to be treated as a Subchapter S corporation and has elected to have each of Poster Financial, GNLV and GNL treated as a qualified Subchapter S subsidiary for federal income tax purposes. As a result, the owners of PB Gaming will be taxed on the income of PB Gaming, Poster Financial and the Golden Nugget Group at a personal level and PB Gaming, Poster Financial and the Golden Nugget Group generally will not be subject to federal income taxation at the corporate level.

(4)
EBITDA consists of net income (loss) plus (i) interest expense, (ii) income tax provision (or less income tax benefit), and (iii) depreciation and amortization expense. EBITDA is presented as a measure of operating performance because we believe analysts, investors and others frequently use it in the evaluation of companies in our industry, in particular for the ability of a company to meet its debt service requirements. Other companies in our industry may calculate EBITDA differently, particularly as it relates to non-recurring, unusual items.

  EBITDA is not a measurement of financial performance under GAAP and you should not consider it as an alternative to cash flow from operating activities, as a measure of liquidity, as an alternative to net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP.

        The following table provides a reconciliation of net income (loss) to EBITDA:

					Pro Forma
	Historical
					Poster Financial
	Poster Financial	Golden Nugget Group
	Period from inception (June 2, 2003) to December 31, 2003	Year Ended December 31,
		2001	2002	2003	2003
	(dollars in thousands)
Net income (loss)	$(1,479)	$(210)	$(529)	$2,911	$(1,371)
Interest expense	1,161	6,424	4,018	3,413	16,191
Income tax provision (benefit)	—	(440)	(557)	1,337	—
Depreciation and amortization	—	14,781	13,732	13,722	17,725

EBITDA	$(318)	$20,555	$16,664	$21,383	$32,546

(5)
For purposes of calculating this ratio, earnings consist of income (before income taxes and equity in loss of unconsolidated joint venture) plus fixed charges. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense. There was no capitalized interest incurred or amortized in any of the periods presented. Earnings were insufficient to cover fixed charges by the following approximate amounts in the periods indicated: Poster Financial for the period from inception (June 2, 2003) to December 31, 2003 ($1.5 million); Golden Nugget Group for the year ended December 31, 2002 ($0.2 million) and for the pro forma year ended December 31, 2003 ($0.6 million).

(6)
During the third quarter of 2001, management of MGM MIRAGE responded to a decline in business volumes caused by the September 11, 2001 terrorist attacks. MGM MIRAGE implemented cost containment strategies that included a significant reduction in payroll and refocusing of marketing programs, including at the hotel-casinos operated by the Golden Nugget Group. A $0.3 million restructuring charge against earnings, primarily related to the accrual of severance pay, extended health care coverage and other related costs was recorded in connection with personnel reductions. All costs relating to the restructuring were paid out to terminated personnel by December 31, 2001.

  In the third quarter of 2001, MGM MIRAGE reassessed the carrying value of certain assets, and the Golden Nugget Group recognized an impairment charge of $1.9 million. The charge relates to assets of the Golden Nugget Group that were abandoned in response to the September 11, 2001 terrorist attacks, primarily in-progress construction projects.

(7)
Poster Financial is a holding company that was formed in June 2003 for the purpose of acquiring the entities that own and operate the Golden Nugget hotel-casinos in Las Vegas and Laughlin, Nevada. At December 31, 2003, Poster Financial had only a limited operating history and initial capitalization.

RISK FACTORS

        You should consider carefully each of the following risks and all other information contained in this prospectus before deciding to invest in the notes.

Risks Relating to Our Indebtedness

Our substantial indebtedness could adversely affect our financial results and prevent us from fulfilling our obligations under the notes.

        As of December 31, 2003, after giving pro forma effect to the borrowings under our senior credit facility and the application of the net proceeds therefrom, we would have had total consolidated indebtedness of approximately $176.8 million. Our senior credit facility provides for a five-year senior secured term loan of $20.0 million and a five-year senior secured revolving credit facility of up to $15.0 million, subject to certain conditions. We are also able to incur additional indebtedness in the future, subject to compliance with the terms of the agreements governing our indebtedness at the time. If we add new indebtedness to our debt levels following the date of this prospectus, it could increase the risks that we face.

        Our substantial indebtedness could have important consequences to you. For example, it could:

  •
  make it difficult for us to satisfy our obligations under the notes;

  •
  limit our ability to obtain additional financing in the future for working capital, capital expenditures, general corporate purposes or other purposes;

  •
  limit our ability to use operating cash flow in other areas of our business because we must dedicate a significant portion of these funds to make mandatory payments on our indebtedness;

  •
  make us vulnerable to economic downturns and reduce our flexibility in responding to changing business, regulatory and economic conditions;

  •
  affect the cost of our borrowings to the extent that fluctuations in interest rates are not covered by interest rate hedge agreements because the borrowings under our senior credit facility are payable at variable rates; and

  •
  limit our ability to compete with others who are not as highly leveraged, including our ability to explore business opportunities.

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors over which we may have little or no control.

        Our ability to service our indebtedness will depend on our future performance, which will be affected by prevailing economic conditions and financial, business, competitive, legislative, regulatory and other factors. Many of these factors are beyond our control. If we cannot generate sufficient cash flow from operations to make scheduled payments on the notes or meet our other obligations and commitments because of our failure to implement our business strategy, or if there are material adverse developments in our business, liquidity or capital requirements or for any other reason, we might be required to take one or more actions. These actions might include seeking one or more waivers from our lenders, which may require consent payments and a modification of the terms of our existing indebtedness or additional restrictions on our ability to incur indebtedness, the refinancing of our debt, obtaining additional financing, selling assets, obtaining additional equity capital or reducing or delaying capital expenditures. There is no assurance that we could complete these actions on a timely basis or on satisfactory terms, if at all, or that we would be permitted to take such actions by the terms of the indenture governing the notes or our senior credit facility. In addition, Nevada's gaming laws and regulations may require certain approvals in connection with our undertaking certain financing transactions.

Our debt agreements impose restrictions on our operations.

        The indenture governing the notes and our senior credit facility impose operating and financial restrictions on us. These restrictions include, among other things, limitations on our ability and the ability of our restricted subsidiaries to:

  •
  incur additional debt or refinance existing debt;

  •
  create liens or other encumbrances;

  •
  make distributions with respect to our or our restricted subsidiaries' equity (other than distributions for taxes) or make other restricted payments;

  •
  make investments, capital expenditures, loans or other guarantees;

  •
  sell or otherwise dispose of our assets; and

  •
  merge or consolidate with another entity.

        Our senior credit facility contains certain financial covenants, including a minimum fixed charge coverage ratio, minimum levels of EBITDA and a maximum senior debt to EBITDA ratio. Our ability to borrow funds for any purpose will depend on our satisfying these tests.

        If we fail to comply with the financial covenants or other restrictions contained in our senior credit facility, the indenture or any future financing agreements, an event of default could occur. An event of default could result in the acceleration of some or all of our debt and the imposition of further restrictions on our ability to operate and finance our business. We will not have, and may not be able to obtain, sufficient funds to repay our indebtedness if it is accelerated, including our obligations under the notes.

Risks Related to Our Business and the Gaming Industry

We face substantial competition in the hotel and casino industry, and the continued growth of gaming on Native American tribal lands, particularly in California, could have a material adverse effect on us.

        The hotel and casino industry in general, and the markets in which we compete in particular, are highly competitive. If other hotels or casinos operate more successfully, if existing hotels and casinos are enhanced or expanded, or if additional hotels and casinos are established in and around the locations in which the Golden Nugget hotel-casinos conduct business, competition will further increase and we may lose market share. In addition, we compete, and will in the future compete, with all forms of legalized gambling. These ventures could divert customers from the Golden Nugget properties and thus adversely affect our business, financial condition and results of operations. We also face competition from all other types of entertainment.

        Many Native American tribes conduct casino gaming operations throughout the United States. Other Native American tribes are either in the process of establishing, or are considering establishing, gaming operations at additional locations, including sites in California and Arizona. The competitive impact on Nevada gaming establishments, including the Golden Nugget properties, from the continued growth of gaming in jurisdictions outside Nevada cannot be determined at this time but, depending on the nature, location and extent of the growth of those operations, the impact could be material. In some instances, Native American gaming facilities operate under regulatory requirements and tax environments that are less stringent than those imposed on state-licensed casinos, which could provide them with a competitive advantage. The operations of the Golden Nugget—Laughlin have been adversely impacted by the growth of Native American gaming in southern California. The continued growth of Native American gaming establishments in California and other states could have a material adverse effect on our business, financial condition and results of operations.

        Some of our competitors have greater financial, selling and marketing, technical and other resources than we do. We must continually attract customers to our properties, which requires us to maintain a high level of investment in marketing and customer service. There can be no assurance that we will be able to compete effectively with our competitors.

The gaming industry is highly regulated, and licensing and gaming authorities have significant control over our operations, which could have an adverse effect on our business, financial condition and results of operations.

        We conduct licensed gaming operations in Nevada, and various regulatory authorities, including the Nevada State Gaming Control Board and the Nevada Gaming Commission, require us to hold various licenses and registrations, findings of suitability, permits and approvals to engage in gaming operations and to meet requirements of suitability. These gaming authorities also control approval of ownership interests in gaming operations. These gaming authorities may deny, limit, condition, suspend or revoke our gaming licenses, registrations, findings of suitability or the approval of any of our ownership interests in any of the licensed gaming operations conducted in Nevada, any of which could have a significant adverse effect on our business, financial condition and results of operations, for any cause they may deem reasonable. If we violate gaming laws or regulations that are applicable to us, we may have to pay substantial fines or forfeit assets. If, in the future, we operate or have an ownership interest in casino gaming facilities located outside of Nevada, we may also be subject to the gaming laws and regulations of those other jurisdictions.

Potential changes in the tax or regulatory environment could harm our business.

        If additional gaming regulations are adopted or existing ones are modified in Nevada, those regulations could impose significant restrictions or costs that could have a significant adverse effect on us. From time to time, various proposals are introduced in the federal and Nevada state and local legislatures that, if enacted, could adversely affect the tax, regulatory, operational or other aspects of the gaming industry and our business. Legislation of this type may be enacted in the future. For example, pursuant to legislation signed into law by the Governor of Nevada on July 23, 2003, the license fees on the number of gaming devices operated and on gross revenues were increased and the range of events covered by the casino entertainment tax was expanded. In October 2003, we also became subject to a state payroll tax based on the wages we pay employees. If there is a material increase in federal, state or local taxes and fees, our business, financial condition and results of operations could be adversely affected.

        We are also subject to a variety of other rules and regulations, including zoning, health and public safety, environmental, construction and land-use laws and laws and regulations governing the sale and serving of alcoholic beverages. Any changes to these laws, rules and regulations or adoption of additional laws, rules and regulations applicable to us could have a material adverse effect on our business, financial condition and results of operations.

We are heavily dependent on MGM MIRAGE to provide us with many key services for our business.

        Many key systems and services required for the operation of our business are currently provided by MGM MIRAGE. Under the transition services agreement we entered into with MGM MIRAGE in connection with the Acquisition, MGM MIRAGE has agreed to provide us with many key systems and services required for operation of our race and sports book operations, retail and inventory management services for our retail stores, certain information system services, certain preferential reservation and seating arrangements at the MGM Grand Garden and Star of the Desert venues, horticulture services and, in the case of Golden Nugget—Las Vegas, continued supply of bakery products. MGM MIRAGE has agreed to provide these services for varying transition periods. See "Business—The Acquisition—Transition Services Agreement." We believe that it is necessary for MGM

MIRAGE to provide these services for us under the transition services agreement in order to facilitate consistent service and satisfaction to our customers while the Golden Nugget properties transition to new ownership under Poster Financial. Consequently, we are, and for the near term will be, heavily dependent on our relationship with MGM MIRAGE.

        Once the transition periods specified in the transition services agreement have expired, or if MGM MIRAGE does not or is unable to perform its obligations under the transition services agreement, we will be required to provide these systems and services ourselves or to obtain substitute arrangements with third parties. We may be unable to provide these systems and services due to financial or other constraints or be unable to implement substitute arrangements on terms that are favorable to us, or at all, which would have a material adverse effect on our business, financial condition and results of operations.

The Golden Nugget properties did not have a recent operating history as a stand-alone group prior to the Acquisition.

        Although the businesses of the Golden Nugget properties have a substantial operating history, prior to the Acquisition they had not been recently operated as a stand-alone group. Following the Acquisition, the businesses of the Golden Nugget properties no longer have access to the borrowing capacity, cash flow, assets and services of MGM MIRAGE and its other properties as they did while under MGM MIRAGE's control. We are a significantly smaller company than MGM MIRAGE, with significantly fewer resources and less diversified operations. Consequently, our results of operations are more susceptible than those of MGM MIRAGE to competitive and market factors specific to the business of the Golden Nugget properties.

        In addition, certain key systems and services required for the operation of the Golden Nugget properties that were provided by MGM MIRAGE and its affiliates prior to the Acquisition are no longer provided by MGM MIRAGE and its affiliates. These systems and services include, among others, cash management and treasury services, internal audit services, marketing and advertising, risk management, insurance, human resources and employee benefit plans, corporate purchasing, casino and hotel credit and collections and energy procurement. Our inability to provide these systems and services or our inability to obtain arrangements with third parties to provide these systems and services on terms which are favorable to us, or at all, would have a material adverse effect on our business, financial condition and results of operations.

        We cannot assure you that we will be able to continue to manage the Golden Nugget properties as they were managed under the control of MGM MIRAGE or continue to attract a sufficient number of guests, gaming customers and other visitors to the Golden Nugget properties to make our operations profitable as a stand-alone business.

Economic downturns, terrorism and the uncertainty of war, as well as other factors affecting discretionary consumer spending, could have a material adverse effect on our business, financial condition and results of operations.

        The strength and profitability of our business depends on consumer demand for hotel-casino resorts and gaming in general and for the type of amenities we offer. Changes in consumer preferences or discretionary consumer spending could harm our business.

        During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings. This is because the gaming and other leisure activities we offer at the Golden Nugget properties are discretionary expenditures, and participation in these activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, as consumers spend less in anticipation of a potential economic downturn.

        The terrorist attacks which occurred on September 11, 2001, the potential for future terrorist attacks and ongoing war activities, such as the recent wars in Afghanistan and Iraq, have had a negative impact on travel and leisure expenditures, including lodging, gaming and tourism. Leisure and business travel, especially travel by air, remain particularly susceptible to global geopolitical events. Many of our customers travel by air, and the cost and availability of air service and the impact of events like those of September 11, 2001, can affect our business. Furthermore, insurance coverage against loss or business interruption resulting from war and some forms of terrorism is not available to us. We cannot predict the extent to which ongoing war activities, future security alerts or additional terrorist attacks may interfere with our operations.

We rely heavily on certain markets, and changes adversely impacting those markets could have a material adverse effect on our business, financial condition and results of operations.

        The Golden Nugget properties are both located in Nevada and, as a result, our business is subject to greater risks than a more diversified gaming company. These risks include, but are not limited to, risks related to local economic and competitive conditions, changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) and natural and other disasters. Any economic downturn in Nevada or any terrorist activities or disasters in or around Nevada could have a significant adverse effect on our business, financial condition and results of operations. In addition, there can be no assurance that gaming industry revenues in, or leisure travel to and throughout, Nevada or the surrounding local markets will continue to grow.

        We also draw a substantial number of customers from other geographic areas, including southern California, Arizona and the Midwest. A recession or downturn in any region constituting a significant source of our customers could result in fewer customers visiting, or customers spending less at, the Golden Nugget properties, which would adversely affect our results of operations. Additionally, there is one principal interstate highway between Las Vegas and southern California, where a large number of our customers reside. Capacity restraints of that highway or any other traffic disruptions may affect the number of customers who visit our facilities.

We use significant amounts of electricity, natural gas and other forms of energy, and energy price increases may adversely affect our results of operations.

        We use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, any substantial increases in the cost of electricity and natural gas in the United States, such as those increases recently experienced in Nevada, may increase our cost of operations, which would negatively affect our operating results. The extent of the impact is subject to the magnitude and duration of the energy price increases, but this impact could be material. In addition, higher energy and gasoline prices affecting our customers may increase their cost of travel to our hotel-casinos and result in reduced visits to our properties and a reduction in our revenues.

Timothy N. Poster and Thomas C. Breitling, our Chief Executive Officer and President, respectively, did not have experience in operating a company in the casino industry prior to the Acquisition.

        Our Chairman and Chief Executive Officer, Timothy N. Poster, and our President, Thomas C. Breitling, together the owners of all the issued and outstanding common stock of PB Gaming, our parent company, have past experience in the hospitality industry, particularly in wholesale room selling. Nevertheless, they have no prior experience in operating a company in the casino industry, and their lack of casino industry experience could place us at a competitive disadvantage in an industry that is highly competitive, which could have a material adverse effect on our business, financial condition and results of operations.

Poster Financial is a newly created company formed to purchase and operate the Golden Nugget properties and had never been involved in operating a hotel-casino business prior to the Acquisition.

        Poster Financial does not currently have any material assets and operations other than its interest in the Golden Nugget properties. Poster Financial was formed in June 2003 to purchase and operate the Golden Nugget properties. As a result, Poster Financial has no history of operations and has never been involved in operating a hotel-casino business. See "—The Golden Nugget properties did not have a recent operating history as a stand-alone group prior to the Acquisition."

        Although certain members of our management have experience operating large scale hotels and casinos, including experience operating the Golden Nugget properties, prior to the Acquisition none of these individuals had worked together with the members of Poster Financial's management team in operating similar businesses. See also "—Timothy N. Poster and Thomas C. Breitling, our Chief Executive Officer and President, respectively, did not have experience in operating a company in the casino industry prior to the Acquisition."

The loss of management and other key personnel could significantly harm our business, and the quality of individuals hired for positions in the hotel and gaming operations will be critical to the success of our business.

        Our ability to maintain our competitive position depends to a large degree on the efforts and skills of our senior management team, including Maurice Wooden, Dawn Allen and Joanne M. Beckett. Although Timothy N. Poster and Thomas C. Breitling, our Chief Executive Officer and President, respectively, and certain other members of our senior management have entered into employment agreements with us, we cannot assure you that we will be able to retain these personnel or be able to attract additional qualified senior management personnel. See "Management—Employment Agreements." It may also be difficult to attract, retain and train qualified employees due to the competition for employees with other gaming companies and their facilities in Nevada. We cannot assure you that we will be successful in retaining our current personnel or in hiring or retaining qualified personnel in the future. If we lose the services of any members of our management team, or fail to attract or retain qualified management and personnel at all levels, our business may be significantly disrupted and impaired.

Our officers, directors and key employees are required to be licensed or found suitable by gaming authorities and the loss of, or inability to obtain, any licenses or findings of suitability may have a material adverse effect on us.

        Our officers, directors and key employees are required to file applications with the gaming authorities in the State of Nevada, Clark County, Nevada and the City of Las Vegas and are required to be licensed or found suitable by these gaming authorities. If any of these gaming authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. Furthermore, the gaming authorities may require us to terminate the employment of any person who refuses to file the appropriate applications. Either result could significantly impair our gaming operations.

        On January 22, 2004, the Nevada Gaming Commission found Timothy N. Poster and Thomas C. Breitling, our Chief Executive Officer and President, respectively, suitable as officers, directors and shareholders of PB Gaming and as officers and directors of Poster Financial, and issued licenses to Messrs. Poster and Breitling as officers and directors of GNLV and GNL. The findings of suitability and licenses issued to Messrs. Poster and Breitling were limited by the Nevada Gaming Commission to expire at midnight on the day of the Nevada Gaming Commission meeting in January 2008. During the four-year period in which the findings of suitability and licenses are in effect, Messrs. Poster and Breitling may apply for new unlimited findings of suitability and licenses, however, it is highly unlikely that such applications would be passed upon by the Nevada Gaming Commission before its

January 2005 meeting. No assurance can be given that such applications filed at any time within the four-year limitation period would be granted without further limitation in time.

Our stockholders could exercise their influence over us to your detriment.

        Timothy N. Poster, our Chief Executive Officer and Chairman of the Board, and Thomas C. Breitling, our President, Secretary, Treasurer and one of our directors, each own 50% of the issued and outstanding common stock of PB Gaming, our parent company, and, as a result, have and will continue to have the ability to control many aspects of our operations and affairs, including the election of our Board of Directors and other matters submitted to a vote of the stockholders, including mergers, consolidations or sales of substantial assets. See "Security Ownership of Certain Beneficial Owners and Management." Messrs. Poster and Breitling are also both officers and directors of PB Gaming and we currently, and plan to continue to, engage in transactions with PB Gaming. These related party transactions could lead to potential conflicts of interest. See "Certain Relationships and Related Party Transactions."

        The interests of PB Gaming and Messrs. Poster and Breitling as stockholders of PB Gaming may differ from your interests as a holder of notes and, as such, they may take actions that may not be in your interest. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, the interests of our stockholders might conflict with your interests as a holder of notes. In addition, our stockholders may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though those transactions might involve risks to you as a holder of notes.

        In addition, if Messrs. Poster and/or Breitling were to sell, or otherwise transfer, some or all their shares of common stock in PB Gaming, our parent company, a change of control could be deemed to have occurred under the terms of the indenture governing the notes in specified circumstances. See also "—We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture."

The Golden Nugget—Laughlin is subject to risks of flooding.

        The Golden Nugget—Laughlin is located on the banks of the Colorado River and is subject to risks of flooding. The property has approximately 600 feet of river frontage, a large portion of which is located less than 30 feet from the river's established high water mark. Although the Colorado River is a controlled waterway managed by the Federal Bureau of Reclamation, in the past, the river has risen above the established high water mark. In 1985, increased river levels lead to flooding of the first floor at the property on which the Golden Nugget—Laughlin is located, requiring substantial reconstruction of the property's foundation and causing business disruption due to closure of the restaurant on the first floor during the reconstruction. Although a higher seawall has subsequently been constructed at the property and we continue to maintain flood insurance, significant flooding at the Golden Nugget—Laughlin could have a material adverse effect on our business, financial condition and results of operations.

Risks Relating to the Notes

Poster Financial is a holding company and depends on the business of its subsidiaries to satisfy its obligations under the notes.

        Poster Financial is a holding company and its assets consist solely of investments in its subsidiaries. GNLV and GNL conduct substantially all our consolidated operations and own substantially all our consolidated assets. Consequently, Poster Financial's cash flow and its ability to meet its debt service obligations depend on the cash flow of its subsidiaries and the payment of funds to it by its subsidiaries in the form of loans, dividends or otherwise.

        There can be no assurance that the operating results of our subsidiaries will be sufficient to make distributions to Poster Financial. In addition, our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise, and distributions and intercompany transfers from our subsidiaries to Poster Financial may be restricted by applicable law or covenants contained in debt agreements and other agreements to which these subsidiaries may be subject or enter into in the future. To the degree any such distributions and transfers are impaired or prohibited, our ability to make payments on the notes will be harmed.

There may not be sufficient collateral to pay all or any portion of the notes.

        The collateral securing the notes is subject to a first priority lien in favor of the lenders under our senior credit facility, which must be paid in full before the proceeds of the collateral can be used to pay the notes. Indebtedness under our senior credit facility is, and other senior secured indebtedness that we incur in the future may be, subject to applicable gaming laws and the intercreditor agreement, secured by a first priority lien on substantially all of our and our guarantors' tangible and intangible assets and the pledge of the capital stock of our restricted subsidiaries, as well as a pledge of Golden Nugget Experience's interest in The Fremont Street Experience Limited Liability Company ("The Fremont Street Experience LLC"). The notes are secured by a second priority lien on the same assets that secure the first lien obligations other than the interest in The Fremont Street Experience LLC. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us or any guarantor, the proceeds from the assets that are pledged as shared collateral securing the first lien obligations and the notes must first be used to pay the first lien obligations in full before making any payments on the notes.

        As of December 31, 2003, on a pro forma basis after giving effect to the borrowings under our senior credit facility and the application of the net proceeds therefrom, there would have been approximately $21.3 million of indebtedness outstanding under our senior credit facility and $0.5 million of indebtedness that is secured by liens on assets that are not part of the collateral securing the notes. In addition, the indenture governing the notes allows a significant amount of indebtedness and other obligations to be secured by a lien on the collateral securing the notes on a first priority basis. As of December 31, 2003, on a pro forma basis after giving effect to the borrowings under our senior credit facility and the application of the net proceeds therefrom, the terms of the indenture would have permitted us to incur an additional $28.7 million of indebtedness related to first lien obligations. Any additional obligations secured by a lien on the collateral securing the notes (whether senior to or equal with the second priority lien of the notes) will dilute the value of the collateral securing the notes.

        The collateral securing the notes does not include Golden Nugget Experience's interest in The Fremont Street Experience LLC and the notes, therefore, are effectively junior to the first priority claims to the extent of the value of those interests. There is no requirement that the holders of the first priority claims first look to these excluded assets before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

        The collateral securing the notes is subject to any and all exceptions, defects, encumbrances, liens and other imperfections as may be or have been accepted by the lenders under our senior credit facility and other holders of first priority liens on the collateral from time to time, whether existing on or after the date the old notes were issued. The existence of any such exceptions, limitations, imperfections and liens could adversely affect the value of the collateral securing the notes as well as the ability of the collateral agent to realize or foreclose on such collateral.

        The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, our failure to implement our business strategy, competition or other future trends or uncertainties.

        In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first lien obligations and any other obligations secured by a first priority lien on the collateral or otherwise ranking senior in right of payment to the notes.

        For each of the reasons set forth above, there may not be sufficient collateral to pay all or any of the amounts due on the notes. With respect to any claim for the difference between the amount, if any, realized by holders of notes from the sale of the collateral securing the notes and the obligations under the notes, holders of notes will participate ratably with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

The collateral agent's ability to realize on the collateral securing the notes that is comprised of our gaming business may be limited.

        The collateral agent's ability to foreclose on the pledged shares and other collateral comprising our gaming businesses is limited by applicable gaming laws. Regulations of the gaming authorities in Nevada provide that no person may acquire an interest in a gaming licensee or enforce a security interest in the stock of a corporation that is the holder of a gaming license or that owns stock in such a corporation without the prior approval of the gaming authorities. As such, neither the collateral agent nor any holder of notes is permitted to operate or manage any gaming business or assets unless that person has been licensed under applicable law for that purpose.

        Nevada gaming laws require that any person who proposes to own shares of licensed corporations or of registered holding corporations must be found suitable as a stockholder of such corporations by the applicable gaming authority before acquiring ownership of those interests. Consequently, it would be necessary for the collateral agent to file an application with the gaming authorities requesting approval to enforce the security interest in any pledged stock and obtain that approval before it may take any steps to enforce the security interest. Additionally, the collateral agent must file applications with the gaming authorities requesting approval to enforce a security interest in our gaming assets before it may take steps to enforce the security interest. Moreover, it would be necessary for a prospective purchaser of the pledged stock or of the gaming assets to file the necessary applications, be investigated, and be found suitable by the gaming authorities before acquiring the gaming assets or the pledged stock through the foreclosure sale. These requirements may therefore limit the number of potential bidders who would participate in any foreclosure sale and may materially delay the sale of any pledged stock or other gaming assets, either of which could have an adverse effect on the proceeds received from those sales.

        In addition, the collateral agent's ability to foreclose on and sell the collateral will be subject to, among other things, the procedural restrictions of state real estate law and the Uniform Commercial Code.

Holders of notes will not control decisions regarding collateral.

        Subject to applicable gaming laws, the holders of the first lien obligations will control substantially all matters related to the collateral securing the first priority claims and the notes. The holders of the first lien obligations may cause the administrative agent under our senior credit facility to dispose of, release, foreclose on, or exercise other remedies with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing first lien obligations, the second priority liens securing the notes may be released, subject to the intercreditor agreement, in most instances.

        There is no requirement that the holders of first priority claims release or otherwise take any action with respect to excluded collateral before releasing or otherwise taking action with respect to the collateral shared with the notes. See "Description of the Notes—Security." In the event first lien obligations cease to be in effect with respect to shared collateral, but remain in effect with respect to excluded collateral, the first priority lienholders would remain our secured creditors, while the holders of notes would cease to be secured creditors.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.

        The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us or our guarantors prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case.

        In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of "adequate protection." Furthermore, in the event a bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, holders of notes would have "undersecured claims" as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorneys' fees for "undersecured claims" during the debtor's bankruptcy case. Finally, the perfection of any security interest securing either the first lien obligations or the notes could result in that security interest being avoided as a preference under the U.S. Bankruptcy Code.

We may be prevented from financing, or may not have the ability to raise funds necessary to finance, the change of control offer required by the indenture.

        Upon certain change of control events, we are required to offer to purchase the notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. Our ability to purchase the notes upon a change of control event will be prohibited by the terms of our senior credit facility. Future agreements may contain a similar provision.

        Certain change of control events will constitute events of default under our senior credit facility and, absent a consent or waiver, we would be required to repay all amounts owed by us under our senior credit facility. We cannot assure you that we would be able to repay amounts outstanding under our senior credit facility.

        The source of funds for any purchase of notes would be our available cash or cash generated from other sources, including borrowings, sales of assets, sales of equity or funds provided by an existing or new controlling person. We may also have to refinance our outstanding debt or obtain necessary consents or waivers under our other debt agreements in order to repurchase the notes. We cannot assure you that any of these sources of funds will be available, that we will be able to refinance our outstanding debt or that we will obtain necessary consents or waivers.

        Our failure to offer to purchase notes, or to purchase notes, following a change of control would constitute an event of default under the indenture governing the notes, which would, in turn, constitute a default under our senior credit facility. In addition, even if we were able to refinance such debt, such financing may be on terms unfavorable to us. Certain important corporate events, such as leveraged recapitalizations, that would increase the level of our indebtedness, would not constitute a change of control under the indenture governing the notes. See "Description of the Notes—Repurchase at the Option of Holders—Change of Control."

Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors of the notes.

        Although holders of notes are direct creditors of the guarantors of the notes by virtue of the guarantees, existing or future creditors of any guarantor could avoid such guarantor's guarantee under fraudulent conveyance or similar laws if they were successful in establishing that:

  •
  the guarantee was given by the guarantor with fraudulent intent to hinder, delay or defraud current or future creditors of the guarantor; or

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  the guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee, and the guarantor:

  •
  was insolvent at the time the guarantee was granted;

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  was rendered insolvent by reason of granting the guarantee;

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  was engaged in a business or transaction, or was about to engage in a business or transaction, for which its remaining assets constituted unreasonably small capital to carry on its business; or

  •
  intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured.

        In addition, if the foregoing elements were successfully established, any payment by that guarantor pursuant to its guarantee or pledge of its assets could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

        The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

  •
  the sum of the company's debts, including contingent, unliquidated and unmatured liabilities, is greater than all of such company's property at a fair valuation; or

  •
  if the present fair saleable value of the company's assets is less than the amount that will be required to pay the probable liability on its existing debts as they become absolute and matured.

        We cannot be sure which standard a court would use to determine whether or not a guarantor is solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantee of the notes or the granting of the liens to secure the notes would not be voided. Any guarantee could also be subject to the claim that the obligations of the applicable guarantor were incurred for less than fair consideration or reasonably equivalent value, because the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor.

        Accordingly, a court could void the obligations under the guarantee or take other action detrimental to holders of notes. We cannot assure you that you will be able to successfully file a claim under any of the guarantees if we default on our obligations under the notes or that if such claim were successful, you would receive any proceeds in respect of the guarantees.

As a holder of notes, you may be required to comply with licensing, qualification or other requirements under gaming laws and could be required to dispose of your securities.

        The gaming authority of the state of Nevada and any other jurisdiction in which we in the future conduct or propose to conduct gaming, either through our subsidiaries or a joint venture, may require that a holder of notes be licensed, qualified or found suitable, or comply with any other requirement under applicable gaming laws. By the terms of the indenture, holders of notes agree to comply with all of these requirements, including the agreement to apply for a license, qualification or a finding of suitability, or comply with any other requirement, within the required time period, as prescribed by the relevant gaming authority. If you fail to apply to be, or fail to become, licensed or qualified, or are found unsuitable or fail to comply with any other requirement of a gaming authority, then we will have the right, at our option, to:

  •
  require you to sell your notes or beneficial interest in the notes within 30 days after you receive notice of our election, or any earlier date that the relevant gaming authority may request or prescribe; or

  •
  redeem your notes (possibly within less than 30 days following the notice of redemption if requested or prescribed by the gaming authority) at a price equal to the lesser of:

  •
  your cost plus accrued and unpaid interest, if any, to the redemption date or the date of any failure to comply, whichever is earlier;

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  100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date or the date of any failure to comply, whichever is earlier; and

  •
  the amount required by any gaming authority.

        We will notify the trustee under the indenture in writing of any redemption as soon as practicable. We will not be responsible for any costs or expenses you may incur in connection with your application for a license, qualification or a finding of suitability, or your compliance with any other requirement of a gaming authority. The indenture also provides that as soon as a gaming authority requires you to sell your notes, you will, to the extent required by applicable gaming laws, have no further right:

  •
  to exercise, directly or indirectly, any right conferred by the notes or the indenture; or

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  to receive from us any interest, dividends or any other distributions or payments, or any remuneration in any form, relating to the notes, except the redemption price we refer to above.

        See "Regulation" and "Description of the Notes—Mandatory Disposition Pursuant to Gaming Laws."

Risks Relating to the Exchange Offer

Holders who fail to exchange their old notes will continue to be subject to restrictions on transfer.

        If you do not exchange your old notes for new notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because Poster Financial issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the old notes under the Securities Act. For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain U.S. Federal Tax Consequences."

Broker-dealers or holders of notes may become subject to the registration and prospectus delivery requirements of the Securities Act.

        Any broker-dealer that:

  •
  exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes, or

  •
  resells new notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any holder of notes that exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the new notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder.

We cannot guarantee that there will be a trading market for the new notes.

        The new notes are a new issue of securities and currently there is no market for them. We do not intend to apply to have the new notes listed or quoted on any exchange or quotation system. Accordingly, we cannot assure you that a liquid market will develop for the new notes.

        The liquidity of any market for the new notes will depend on a variety of factors, including the number of holders of the new notes, our performance, the market for similar securities and the interest of securities dealers in making a market in the new notes. A liquid trading market may not develop for the new notes.

        Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. The market, if any, for the new notes may experience similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your new notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected.

        To the extent old notes are tendered and accepted in the exchange offer, the trading market, if any, for the old notes would be adversely affected. For further information regarding the consequences of not tendering your old notes in the exchange offer, see the discussions below under the captions "The Exchange Offer—Consequences of Exchanging or Failing to Exchange Old Notes" and "Certain U.S. Federal Tax Consequences."

We have not received all necessary gaming approvals in connection with the issuance of the new notes.

        We have not received all necessary gaming approvals in connection with the issuance of the new notes. Under the gaming laws in effect in Nevada, we did not need prior approval to issue the old notes, however, we do need prior approval from the Nevada gaming authorities to consummate the exchange offer. There can be no assurance that the requisite approval of the Nevada gaming authorities will be granted. If we do not receive the requisite approval of the Nevada gaming authorities, we will not be able to consummate the exchange offer.

THE EXCHANGE OFFER

Terms of the Exchange Offer; Period for Tendering Old Notes

        Subject to terms and conditions, we will accept for exchange old notes which are properly tendered on or prior to the expiration date and not withdrawn as permitted below. As used herein, the term expiration date means midnight, New York City time, on                        , 2004. We may, however, in our sole discretion, extend the period of time during which the exchange offer is open. In the event of any such extension, the term expiration date means the latest time and date to which the exchange offer is extended.

        As of March 31, 2004, $155.0 million principal amount of old notes were outstanding. We are sending this prospectus, together with the letter of transmittal, to all registered holders of old notes that we know of.

        We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and delay acceptance for exchange of any old notes, by giving oral or written notice of such extension to the holders thereof as described below. During any such extension, all old notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        Old notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes, upon the occurrence of any of the conditions of the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes as promptly as practicable. Such notice, in the case of any extension, will be issued by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Purpose of the Exchange Offer

        When we issued the old notes in December 2003, we entered into a registration rights agreement with the initial purchaser of the old notes. Under the registration rights agreement, we agreed to file a registration statement regarding the exchange of the old notes for notes which are registered under the Securities Act. We also agreed to use our best efforts to cause the registration statement to become effective with the SEC and to consummate this exchange offer after the registration statement is declared effective. The registration rights agreement provides that we will be required to pay additional interest to the holders of the old notes in the form of an increase in the annual interest rate borne by the notes if, among other things:

  •
  we fail to file the registration statement relating to the exchange offer on or prior to March 23, 2004;

  •
  such registration statement is not declared effective by the SEC on or prior to June 21, 2004; or

  •
  we fail to consummate the exchange offer within 30 business days, or longer if required by the federal securities laws, after the date on which such registration statement was declared effective by the SEC.

        On April 8, 2004, we filed the registration statement relating to the exchange offer of which this prospectus is a part. Because we did not file such registration statement on or prior to March 23, 2004, as required by the registration rights agreement, we will be required to pay additional interest to the holders of the notes for the period from March 23, 2004 to and including April 8, 2004. A copy of the registration rights agreement is filed as an exhibit to the registration statement.

Procedures for Tendering Old Notes

        Your tender of old notes to us as set forth below and our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal. Except as set forth below, to tender old notes for exchange pursuant to the exchange offer, you must transmit a properly completed and duly executed letter of transmittal, including all other documents required by such letter of transmittal or, in the case of a book-entry transfer, an agent's message in lieu of such letter of transmittal, to HSBC Bank USA, as exchange agent, at the address set forth below under "Exchange Agent" on or prior to the expiration date. In addition, either:

  •
  certificates for such old notes must be received by the exchange agent along with the letter of transmittal; or

  •
  a timely confirmation of a book-entry transfer (a "book-entry confirmation") of such old notes, if such procedure is available, into the exchange agent's account at DTC pursuant to the procedure for book-entry transfer described beginning on page 33 must be received by the exchange agent, prior to the expiration date, with the letter of transmittal or an agent's message in lieu of such letter of transmittal, or the holder must comply with the guaranteed delivery procedures described below.

        The term "agent's message" means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant stating that such participant has received and agrees to be bound by the letter of transmittal and that we may enforce such letter of transmittal against such participant.

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes surrendered for exchange are tendered:

  •
  by a holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  •
  or for the account of an Eligible Institution (as defined below).

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantees must be by a firm which is a member of the Securities Transfer Agent Medallion Program, the Stock Exchanges Medallion Program or the New York Stock Exchange Medallion Program (each such entity being hereinafter referred to as an "Eligible Institution"). If old notes are registered in the name of a person other than the signer of the letter of transmittal, the old notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as we or the exchange agent determines in its sole discretion, duly executed by the holders with the signature thereon guaranteed by an Eligible Institution.

        We (or the exchange agent on our behalf) in our sole discretion will make a final and binding determination on all questions as to the validity, form, eligibility (including time of receipt) and acceptance of old notes tendered for exchange. We reserve the absolute right to reject any and all tenders of any particular old note not properly tendered or to not accept any particular old note which acceptance might, in its judgment or its counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old note either before or after the expiration date (including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer), except that we will not waive any condition of the exchange offer with respect to an individual holder unless it waives that condition with respect to all holders. Our or the exchange agent's interpretation of the terms and conditions of the exchange offer as to any particular old note either before or after the expiration date (including the letter of transmittal and the instructions thereto) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes for exchange must be cured within a reasonable period of time, as we determine. We are not, nor is the exchange agent or any other person, under any duty to notify you of any defect or irregularity with respect to your tender of old notes for exchange, and no one will be liable for failing to provide such notification.

        If the letter of transmittal or any old notes or powers of attorneys are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us or the exchange agent, proper evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

        By tendering old notes, you represent that, among other things:

  •
  you are not our affiliate or a broker-dealer that acquired the old notes directly from us;

  •
  the new notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the person receiving such new notes, whether or not such person is the holder; and

  •
  neither the holder nor such other person has any arrangement or understanding with any person, to participate in the distribution of the old notes or the new notes.

        In the case of a holder that is not a broker-dealer, that holder, by tendering, will also represent that the holder is not engaged in or does not intend to engage in a distribution of the old notes or the new notes.

        If you engage in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the old notes or the new notes to be acquired pursuant to the exchange offer, you or any such other person:

  •
  could not rely on the applicable interpretations of the staff of the SEC; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution." The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to the exchange offer, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See "—Conditions to the Exchange Offer." For purposes of the exchange offer, we will be deemed to have accepted properly tendered old notes for exchange if and when we give oral (confirmed in writing) or written notice to the exchange agent.

        The holder of each old note accepted for exchange will receive a new note in the amount equal to the surrendered old note. Accordingly, holders of new notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the old notes. Holders of new notes will not receive any payment in respect of accrued interest on old notes otherwise payable on any interest payment date, the record date for which occurs on or after the consummation of the exchange offer.

        In all cases, issuance of new notes for old notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC;

  •
  a properly completed and duly executed letter of transmittal or an agent's message in lieu thereof; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged old notes will be returned without expense to the tendering holder (or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC pursuant to the book-entry procedures described below, such non-exchanged old notes will be credited to an account maintained with DTC) promptly after the expiration or termination of the exchange offer.

Book-Entry Transfers

        For purposes of the exchange offer, the exchange agent will request that an account be established with respect to the old notes at DTC within two business days after the date of this prospectus, unless the exchange agent already has established an account with DTC suitable for the exchange offer. Any financial institution that is a participant in DTC may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Although delivery of old notes may be effected through book-entry transfer at DTC, the letter of transmittal or facsimile thereof or an agent's message in lieu thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address set forth under "—Exchange Agent" on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

        If you desire to tender your old notes and your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, and the procedure for book-entry transfer cannot be completed prior to the expiration or termination or the exchange offer, a tender may be effected if:

  •
  prior to the expiration date, the exchange agent received from an Eligible Institution a notice of guaranteed delivery, substantially in the form we provide (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth your name and address, the amount of old notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and any other documents required by the letter of transmittal will be deposited by such Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed appropriate letter of transmittal or facsimile thereof or agent's message in lieu thereof, with any required signature guarantees and all other documents required by the letter of transmittal, are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal Rights

        You may withdraw your tender of old notes at any time prior to the expiration date. To be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses set forth under "—Exchange Agent." This notice must specify:

  •
  the name of the person having tendered the old notes to be withdrawn;

  •
  the old notes to be withdrawn (including the principal amount of such old notes); and

  •
  where certificates for old notes have been transmitted, the name in which such old notes are registered, if different from that of the withdrawing holder.

        If certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution, unless such holder is an Eligible Institution. If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

        We or the exchange agent will make a final and binding determination on all questions as to the validity, form and eligibility (including time of receipt) of such notices. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provision of the exchange offer, we are not required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if any of the following events occur prior to the expiration date of the exchange offer (or, with respect to governmental or regulatory approvals, prior to the acceptance of such old notes):

  •
  the exchange offer violates any applicable law or applicable interpretation of the staff of the SEC;

  •
  an action or proceeding shall have been instituted or threatened in any court or by any governmental agency that might materially impair our or any guarantor's ability to proceed with the exchange offer;

  •
  we shall not have received all governmental and regulatory approvals that we deem necessary to consummate the exchange offer; or

  •
  there has been proposed, adopted, or enacted any law, statute, rule or regulation that, in our reasonable judgment, would materially impair its ability to consummate the exchange offer.

        The foregoing conditions are for our sole benefit and may be asserted by it regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture governing the notes under the Trust Indenture Act of 1939, as amended.

Exchange Agent

        HSBC Bank USA has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

HSBC Bank USA
Lower Level
One Hanson Place
Brooklyn, New York 11243
 Telephone Number: (718) 488-4475
 Facsimile Number: (718) 488-4488
Attention: Issuer Services

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL.

Fees and Expenses

        The principal solicitation is being made by mail by HSBC Bank USA, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provision of these services and pay other registration expenses, including fees and expenses of the trustee under the indenture relating to the new notes, filing fees, blue sky fees and printing and distribution expenses. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer.

        Additional solicitations may be made by telephone, facsimile or in person by our and our affiliates' officers and regular employees and by persons so engaged by the exchange agent.

Accounting Treatment

        We will record the new notes at the same carrying value as the old notes, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. The expenses of the exchange offer will be amortized over the term of the new notes.

Transfer Taxes

        We will pay any transfer taxes in connection with the tender of old notes in the exchange offer unless you instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder. In those cases, you will be responsible for the payment of any applicable transfer taxes.

Consequences of Exchanging or Failing to Exchange Old Notes

        If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the provisions of the indenture governing the notes regarding transfer and exchange of the old notes and the restrictions on transfer of the old notes described in the legend on your old notes. These transfer restrictions are required because the old notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the old notes under the Securities Act. Under some circumstances, however, holders of the old notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell notes received in the exchange offer, may require us to file, and to cause to become effective, a shelf registration statement covering resales of the old notes by these holders.

        Under existing interpretations of the Securities Act by the SEC's staff contained in several no-action letters to third parties, and subject to the immediately following sentence, we believe that the new notes would generally be freely transferable by holders after the exchange offer without further registration under the Securities Act, subject to certain representations required to be made by each holder of new notes, as set forth below. However, any purchaser of new notes who intends to participate in the exchange offer for the purpose of distributing the new notes:

  •
  will not be able to rely on the interpretation of the SEC's staff;

  •
  will not be able to tender its old notes in the exchange offer; and

  •
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the new notes unless such sale or transfer is made pursuant to an exemption from such requirements. See "Plan of Distribution."

        We do not intend to seek our own interpretation regarding the exchange offer and there can be no assurance that the SEC's staff would make a similar determination with respect to the new notes as it has in other interpretations to other parties, although it has no reason to believe otherwise.

        Each broker-dealer that receives new notes for its own account in exchange for old notes, where the old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the new notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "Plan of Distribution."

USE OF PROCEEDS

        We will not receive any proceeds from the exchange of the new notes for the old notes pursuant to the exchange offer. On December 3, 2003, we issued and sold the old notes in a private placement, receiving net proceeds of approximately $144.8 million, after deducting selling and offering expenses. The net proceeds of the offering of the old notes were used to finance a portion of the purchase price for the Acquisition.

CAPITALIZATION

        The following table sets forth our capitalization as adjusted to give pro forma effect to the exchange offer, borrowings under our senior credit facility, the additional contribution from PB Gaming at the closing of the Acquisition and the use of proceeds therefrom, as if each such event had occurred at December 31, 2003.

        The information appearing in this table should be read in conjunction with the information contained in "Use of Proceeds," "Selected Historical Combined Financial Data of Predecessor Company," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Certain Indebtedness and Other Obligations."

	As of December 31, 2003
	Actual	Pro Forma As Adjusted
	(in thousands)
Cash and cash equivalents	$—	$21,558

Restricted cash and cash equivalents in escrow	$159,548	$—

Senior secured revolving credit facility	—	1,300	(1)
Senior secured term loan	—	20,000
Old notes	155,000	—
New notes	—	155,000
Other notes payable	—	500

Total long-term debt	$155,000	176,800
Stockholders' equity	9,404	47,061	(2)

Total capitalization	$164,404	$223,861

(1)
Reflects drawing of $1.3 million at the closing of the Acquisition; $15.0 million of total availability.

(2)
Reflects an additional $39.1 million contributed as additional paid-in capital by PB Gaming in connection with the closing of the Acquisition; also reflects a reduction for the impact of agreements to make payments of $0.8 million in signing bonuses to key employees (approximately $1,460,000 after employee income tax gross up payments). See "Management—Employment Agreements."

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

        The unaudited pro forma condensed combined balance sheet is based on the historical balance sheets of Poster Financial and the Golden Nugget Group adjusted to give effect to the Acquisition, including the additional capital contribution and borrowings under our senior credit facility as if they had occurred on December 31, 2003. The unaudited pro forma condensed combined statements of operations give effect to the Acquisition, including the additional capital contribution and borrowings under our senior credit facility as if they had occurred at January 1, 2003. The pro forma financial statements are presented for information purposes only and are not necessarily indicative of the operating results or financial position that would have occurred if the Acquisition, the offering of the notes and borrowings under our senior credit facility had been completed as of the dates indicated, nor is it necessarily indicative of future operating results or financial position.

        Under the stock purchase agreement, the purchase price for the Acquisition was $215.0 million, subject to adjustment for working capital. The actual adjustment was a decrease of approximately $1.8 million based on working capital balances at the closing date, and is reflected at December 31, 2003 for purposes of the accompanying pro forma balance sheet. The pro forma adjustments are based on available information and upon assumptions that we believe are reasonable under the circumstances. A final determination of the allocation of the purchase price to the assets acquired and liabilities assumed has not been made, and the allocation reflected in the unaudited pro forma condensed combined financial statements should be considered preliminary and is subject to the completion of a more comprehensive valuation of the assets acquired and liabilities assumed. The final allocation of the purchase price could differ from the pro forma allocation included herein.

        You should read the following pro forma statements in conjunction with "Summary—Summary Historical and Pro Forma Financial Data," "Selected Historical Combined Financial Data of Predecessor Company," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and related notes included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2003

	Historical				Pro Forma
	Poster Financial Group, Inc.	Golden Nugget Group	Adjustments		Poster Financial Group, Inc.
	(dollars in thousands)
Net Revenues	$—	$231,232	$—		$231,232
Cost and expenses
Casino-hotel operations	—	152,241	—		152,241
General and administrative	124	43,744	1,300 555 1,688 (1,918	(a) (b) (b) )(c)	45,493
(Gain) loss on sale of assets	—	(43)	—		(43)
Depreciation and amortization	—	13,722	3,350	(d)
			653	(h)	17,725
Pre-acquisition development expenses	259				259
Management fee	—	13,170	(13,170	)(a)	—

Total costs and expenses	383	222,834	(7,542)		215,675

Operating income	(383)	8,398	7,542		15,557
Other income (expense)
Equity in loss of joint venture	—	(771)			(771)
Interest income	65	34	(65	)(e)	34
Interest expense	(1,161)	(52)	(14,978	)(f)	(16,191)
Intercompany interest expense	—	(3,361)	3,361	(g)	—

Other expense	(1,096)	(4,150)	(11,682)		(16,928)

Income (loss) before income taxes	(1,479)	4,248	(4,140)		(1,371)
Income tax provision	—	(1,337)	1,337	(i)	—

Net income (loss)	$(1,479)	$2,911	$(2,803)		$(1,371)

(a)
Reflects the elimination of the management fee historically charged by MGM MIRAGE for certain corporate functions and for the use of the Golden Nugget name and related trademark. The adjustment to increase general and administrative expenses reflects the replacement of the corporate functions previously provided by MGM MIRAGE, and which were included in the management fee. Such expenses include the salaries of the Chief Executive Officer and of the President, costs for external audit and legal services, SEC reporting, regulatory oversight and similar corporate functions. In connection with the Acquisition, Poster Financial acquired the rights to the Golden Nugget name and related trademarks; no fee for their use (or amortization of the cost basis) will be incurred.

(b)
Reflects the net increase ($555,000 on an annual basis) in base salaries and minimum bonuses for key executives of Poster Financial and of the Golden Nugget Group under employment contracts that became effective upon completion of the Acquisition. The employment contracts also provide for annual incentive bonuses in the event that post-acquisition cumulative EBITDA (as defined) exceeds $30.0 million in 2004, $60.0 million in 2005 and $90.0 million in 2006. The incentive bonuses in the amount of $1,688,000 are included as pro forma adjustments because the 2004 target EBITDA was achieved on a pro forma basis for the year ended December 31, 2003. See "Management—Employment Agreements."

(c)
Reflects a reduction in general and administrative expenses for rent ($1,477,000) previously paid to an affiliate for gaming equipment. The equipment was purchased in connection with the acquisition and rent will not be paid in the future. Also reflects a reduction of approximately $441,000 for the total of (i) the difference in the cost of transition services from MGM MIRAGE as compared to actual allocations in the period presented and (ii) the elimination of allocations for certain historical expenses for the year ended December 31, 2003 for customer service offices and other MGM MIRAGE programs that were not part of the Acquisition.

(d)
Reflects a net increase in depreciation expense, resulting from the impact of preliminary purchase price adjustments.

(e)
Reflects the elimination of interest earned on funds placed in escrow, pending completion of the Acquisition.

(f)
Reflects an increase in interest expense as follows (dollars in thousands):

(in thousands)
Interest expense on the new notes at the interest rate of 8.75% for a full year ($13,563) less interest incurred on a historical basis for the old notes in 2003 ($1,078)	$12,485
Interest expense on the senior credit facility assuming an initial draw of $20.0 million at an assumed interest rate of one-month LIBOR plus 4.0% (a rate of 5.12% based on LIBOR at December 31, 2003) plus a fee on the unused portion of the facility of 0.5% per annum	1,092
Interest expense on initial draw under the Revolver ($1.3 million) at an assumed interest rate of 5.12%	67
Amortization of estimated deferred financing costs (a component of interest expense) of $8.3 million for the old notes, for a period of eight years, less amortization incurred on a historical basis in 2003 ($83)	959
Amortization of estimated deferred financing costs (a component of interest expense) of $1.9 million for the senior credit facility, for a period of five years	375

Total	$14,978

(g)
Reflects elimination of interest paid to MGM MIRAGE on a note payable, which was eliminated in connection with the Acquisition.

(h)
Reflects amortization of the slot player's club, an intangible asset arising as a result of the Acquisition.

(i)
PB Gaming has elected to be treated as a Subchapter S corporation and has elected to have each of Poster Financial, GNLV and GNL treated as a qualified Subchapter S subsidiary for federal income tax purposes. As a result, the owners of PB Gaming will be taxed on the income of PB Gaming, Poster Financial and the Golden Nugget Group at a personal level and PB Gaming, Poster Financial and the Golden Nugget Group generally will not be subject to federal income taxation at the corporate level.

Unaudited Pro Forma Consolidated Balance Sheet
As of December 31, 2003

	Historical				Pro Forma
	Poster Financial Group, Inc.	Golden Nugget Group	Adjustments		Poster Financial Group, Inc.
	(dollars in thousands)
Assets
Current assets
Cash and cash equivalents	$—	$23,904	$59,117 (53,607 (1,460 (6,396	(a) )(b) )(c) )(d)	$21,558
Accounts receivable, net	—	5,249			5,249
Due from Poster Financial	—	376	(376	)(e)	—
Inventories	—	4,013			4,013
Prepaid expenses and other	122	4,793			4,915

Total current assets	122	38,335	(2,722)		35,735

Restricted cash in escrow	159,548		(159,548	)(b)	—
Property and equipment	—	174,622	10,151	(b)	184,773
Investment in joint venture	—	5,187	(443	)(b)	4,744
Deferred acquisition costs	3,503	—	(3,503	)(b)	—
Debt issuance costs	10,223	—			10,223
Tradename and other intangibles	—	—	17,011	(b)	17,011
Deposits and other assets, net	158	3,830			3,988

Total assets	$173,554	$221,974	$(139,054)		$256,474

Liabilities and Division Equity
Current liabilities
Accounts payable (d)	$7,696	$11,247	$(7,696	)(d)	$11,247
Amounts payable to GNLV	376	—	(376	)(e)	—
Accrued interest payable	1,078	—			1,078
Current portion of notes payable to nonaffilates	—	109			109
Other accrued liabilities	—	20,288			20,288

Total current liabilities	9,150	31,644	(8,072)		32,722

Notes payable to MGM MIRAGE	—	80,000	(80,000	)(b)	—
Amounts payable to MGM MIRAGE and affiliates, net	—	102,084	(102,084	)(b)	—
Term loan	—	—	20,000	(a)	20,000
Revolver	—	—	1,300	(d)	1,300
Senior Secured Notes	155,000	—			155,000
Notes payable to nonaffiliates, net of current portion	—	391			391

Total liabilities	164,150	214,119	(168,856)		209,413

Contingencies and commitments
Division equity	—	7,855	(7,855	)(b)	—
Stockholders' equity	9,404	—	39,117 (1,460	(a) )(c)	47,061

Total liabilities and stockholders' equity (division equity)	$173,554	$221,974	$(139,054)		$256,474

Footnotes begin on page 42.

(a)
Reflects total sources of funds of $59.1 million consisting of: the initial draw on the secured term loan ($20.0 million) and the additional equity contribution from PB Gaming ($39.1 million, to bring the total contributed capital to an aggregate of $50.0 million).

(b)
Reflects the payment of the estimated final purchase price, consisting of the $215.0 million base purchase price less an adjustment of approximately $1.8 million for working capital items acquired (based on working capital balances at the closing date of the Acquisition), plus acquisition related expenses of approximately $3.5 million, resulting in a total of approximately $216.7 million. Also reflects the elimination of the note payable and amounts payable to MGM MIRAGE and affiliates, which obligations were not assumed in the Acquisition, and reflects adjustments to the historical balances of Golden Nugget Group to reflect the estimated fair values of assets acquired and liabilities assumed. The purchase price has been allocated as follows (dollars in thousands):

Cash paid	$213,155
Acquisition related expenses	3,503

Total	216,658

Fair Value of Net Assets Acquired:
Cash and cash equivalents	$23,904
Accounts receivable, net	5,249
Inventories	4,013
Prepaid expenses and other	4,793
Due from Poster Financial	376
Investment in joint venture	4,744
Property and equipment	184,773
Tradename and other intangibles	17,011
Deposits and other assets, net	3,830
Accounts payable	(11,247)
Notes payable	(500)
Other accrued liabilities	(20,288)

Total	$216,658

  The allocation of the purchase price to the fair value of net assets acquired has been based on preliminary appraisals, and is subject to adjustment. Such amounts will likely differ from the balances at December 31, 2003 used in the pro forma calculation.

(c)
In connection with the Acquisition, we entered into employment agreements with certain key executives. The employment agreements include aggregate signing bonuses of $800,000. The charge is approximately $1,460,000 after consideration of an income tax gross-up, as provided by the employment agreements, which amount is reflected as a charge in pro forma stockholders' equity at December 31, 2003. Such amount is excluded as a charge from pro forma net income (loss) for the year ended December 31, 2003 because it is a non-recurring item.

(d)
Reflects payment of accrued transaction fees, in part through the initial draw down of the revolving credit facility ($1.3 million) at closing of the Acquisition.

(e)
To eliminate inter-company balances between Poster Financial and the Golden Nugget Group. As an accommodation to Poster Financial, MGM MIRAGE (through Golden Nugget Group) paid for certain pre-acquisition expenses of Poster Financial during November and December 2003, which expenses primarily represented salaries for personnel and consultants hired to facilitate the transition of ownership. Such amounts are reflected as an asset in the balance sheet of the Golden Nugget Group and a corresponding expense in the statement of operations and liability in the balance sheet of Poster Financial at December 31, 2003.

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF PREDECESSOR COMPANY

        The following table summarizes certain selected historical combined financial data of the Golden Nugget Group, formerly a division of MGM MIRAGE and the predecessor company to Poster Financial, which you should read in conjunction with the financial statements and the related notes contained in this prospectus and with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected historical combined financial data (i) at December 31, 2002 and 2003 and (ii) for the years ended December 31, 2002 and 2003 have each been derived from the audited financial statements of the Golden Nugget Group at those dates and for those periods, contained elsewhere in this prospectus. The selected historical combined financial data (i) at December 31, 2000 and 2001, (ii) for the period January 1, 2000 through May 31, 2000 and (iii) for the period June 1, 2000 through December 31, 2000 have each been derived from the audited financial statement of the Golden Nugget Group at those dates and for those periods, which financial statements are not included in this prospectus. The selected historical combined financial data (i) at December 31, 1999 and (ii) for the year ended December 31, 1999 were derived from our unaudited financial statements.

        The Golden Nugget Group consists of the combined operations of GNLV and GNL, which were previously part of Mirage Resorts, Incorporated. On May 31, 2000, all of the outstanding common stock of Mirage Resorts, Inc. was acquired by MGM Grand, Inc. (the "Mirage Acquisition"). MGM Grand, Inc. subsequently changed its name to MGM MIRAGE. The Mirage Acquisition was accounted for as a purchase, and the accounting basis in the assets and liabilities of the Golden Nugget Group were adjusted to reflect the allocation of purchase price resulting from the Mirage Acquisition. The selected historical combined financial data present results of operations and cash flows of the Golden Nugget Group for the year ended December 31, 1999 and for the period from January 1, 2000 through May 31, 2000 utilizing the historical pre-acquisition basis.

Selected Historical Financial Data of Poster Financial
and Golden Nugget Group (Predecessor Company)

		Golden Nugget Group (a division of:)
	Poster Financial Group, Inc.
				MGM MIRAGE
		Mirage Resorts, Incorporated
	Period from Inception (June 2, 2003) to December 31, 2003				Year Ended December 31,
		Year Ended December 31, 1999	Jan. 1- May 31, 2000	June 1- Dec. 31, 2000
					2001	2002	2003
	(dollars in thousands)
Revenues
Casino	$—	$153,276	$65,577	$83,357	$147,848	$147,094	$155,264
Rooms	—	44,293	19,730	26,244	43,907	42,869	45,282
Food and beverage	—	42,478	18,245	24,612	44,797	46,230	48,815
Entertainment, retail and other	—	13,463	5,094	6,974	14,795	15,823	14,195

Gross revenues	—	253,510	108,646	141,187	251,347	252,016	263,556
Promotional allowances	—	(27,205)	(11,623)	(15,996)	(28,365)	(30,214)	(32,324)

Net revenues	—	226,305	97,023	125,191	222,982	221,802	231,232

Costs and expenses
Casino	—	77,856	36,841	39,554	82,172	85,003	88,263
Rooms	—	22,371	8,116	13,531	18,848	19,037	20,694
Food and beverage	—	35,760	11,023	23,972	34,264	32,429	31,844
Entertainment retail and other	—	10,893	3,566	5,001	10,997	12,592	10,342
Provision for doubtful accounts	—	23	183	423	553	677	1,098
General and administrative	383	38,608	16,133	23,061	40,060	42,022	43,744
Restructuring costs(1)	—	—	9,044	—	1,893	—	—
Impairment charges(1)	—	—	1,334	—	339	—	—
(Gain) loss on sale of assets	—	65	(27)	(31)	(196)	(31)	(43)
Depreciation	—	17,512	7,432	9,627	14,781	13,732	13,722
Management fee(2)	—	12,988	5,595	7,323	12,720	12,611	13,170

Total costs and expenses	383	216,076	99,240	122,461	216,431	218,072	222,834

Operating income (loss)	(383)	10,229	(2,217)	2,730	6,551	3,730	8,398
Other income (expense)
Equity in loss of joint venture	—	(732)	(647)	(906)	(929)	(864)	(771)
Interest income	65	176	115	159	152	66	34
Interest expense	(1,161)	(87)	(35)	(44)	(68)	(60)	(52)
Intercompany interest expense	—	(6,614)	(3,037)	(4,594)	(6,356)	(3,958)	(3,361)

Total other expense	(1,096)	(7,257)	(3,604)	(5,385)	(7,201)	(4,816)	(4,150)

Income (loss) before income taxes	(1,479)	2,972	(5,821)	(2,655)	(650)	(1,086)	4,248
Income tax (provision) benefit	—	(1,077)	2,118	1,029	440	557	(1,337)

Net income (loss)	$(1,479)	$1,895	$(3,703)	$(1,626)	$(210)	$(529)	$2,911

Other data:
EBITDA(3)	$(318)	$27,185	$4,683	$11,610	$20,555	$16,664	$21,383
Net cash provided by operating activities	104	20,204	7,185	8,718	16,429	13,921	$19,202
Net cash used in investing activities	(159,578)	(89,306)	(2,237)	(3,682)	(13,424)	(21,331)	(8,419)
Net cash provided by (used in) financing activities	159,474	71,243	(4,551)	(3,206)	(6,332)	7,051	(4,219)
Capital expenditures	30	4,273	1,922	3,302	12,776	20,610	7,390
Ratio of earnings to fixed charges(4)	—	1.53x	—	1.74x	1.04x	—	2.34x

Selected Historical Financial Data of Poster Financial
and Golden Nugget Group (Predecessor Company) (Continued)

	Poster Financial	Golden Nugget Group (a division of):
		Mirage Resorts, Incorporated As of December 31, 1999	MGM MIRAGE As of December 31,
	As of December 31, 2003
			2000	2001	2002	2003
	(dollars in thousands)
Balance Sheet data:
Cash and cash equivalents	$—	$18,799	$21,026	$17,699	$17,340	$23,904
Restricted cash, in escrow	159,548	—	—	—	—	—
Total assets	173,554	234,997	233,056	219,655	223,133	221,974
Amounts payable to MGM MIRAGE and affiliates, net	—	122,214	119,391	106,529	112,467	102,084
Total debt, including current maturities(5)	155,000	81,031	80,785	80,693	80,600	80,500
Stockholders' equity (Division equity)	9,404	11,012	5,683	5,473	4,944	7,855

(1)
During the first quarter of 2000, the Golden Nugget Group recognized restructuring costs of approximately $9.0 million and impairment charges of approximately $1.3 million in connection with the Mirage Acquisition, which transaction closed on May 31, 2000.

  During the third quarter of 2001, management of MGM MIRAGE responded to a decline in business volumes caused by the September 11, 2001 terrorist attacks. MGM MIRAGE implemented cost containment strategies that included a significant reduction in payroll and refocusing of marketing programs, including at the casinos operated by the Golden Nugget Group. A $0.3 million restructuring charge against earnings, primarily related to the accrual of severance pay, extended health care coverage and other related costs was recorded in connection with personnel reductions. All costs relating to the restructuring were paid out to terminated personnel by December 31, 2001.

  In the third quarter of 2001, MGM MIRAGE reassessed the carrying value of certain assets, and the Golden Nugget Group recognized an impairment charge of $1.9 million. The charge relates to assets of the Golden Nugget Group that were abandoned in response to the September 11, 2001 terrorist attacks, primarily in-progress construction projects which management terminated after the attacks.

(2)
The Golden Nugget Group has historically been charged a management fee of 5.0% of gross revenues by MGM MIRAGE and its affiliates for executive, financial, SEC reporting, tax and similar services provided by MGM MIRAGE and its subsidiaries, collectively referred to as "corporate functions." The fee also included the cost to the Golden Nugget Group of licensing the rights to use trademarks owned by MGM MIRAGE and its subsidiaries, including the "Golden Nugget" name and logo. Each of the Golden Nugget Group's properties has a chief operating officer and key financial, accounting and marketing personnel, and the properties share an in-house legal function. Management has determined a representative annual cost for replacing the corporate functions previously provided by MGM MIRAGE and its subsidiaries of approximately $1.3 million based on staffing and other departmental costs for those positions that are incremental to these property level personnel. Such amount also includes an estimated allocation of actual, historical costs for external audit and financial reporting, regulatory oversight and compliance, and similar functions that are necessary to present the Golden Nugget Group as a stand-alone business. In connection with the Acquisition (see Note 3 to the combined financial statements of the Golden Nugget Group), the Golden Nugget Group acquired all rights to the Golden Nugget name and associated trademarks and is no longer subject to a licensing or royalty fee.

(3)
EBITDA consists of net income (loss) plus (i) interest expense, (ii) income tax provision (or less income tax benefit), and (iii) depreciation and amortization expense. EBITDA is presented as a measure of operating performance because we believe analysts, investors and others frequently use it in the evaluation of companies in our industry, in particular for the ability of a company to meet its debt service requirements. Other companies in our industry may calculate EBITDA differently, particularly as it relates to non-recurring, unusual items.

  EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity, or as an alternative to net income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP.

  The following table provides a reconciliation of net income to EBITDA:

		Golden Nugget Group (a division of:)
	Poster Financial			MGM MIRAGE
		Mirage Resorts, Incorporated
					Year Ended December 31,
	As of December 31, 2003	Year Ended December 31, 1999	Jan. 1- May 31, 2000	June 1- Dec. 31, 2000
					2001	2002	2003
	(dollars in thousands)
Net income (loss)	$(1,479)	$1,895	$(3,703)	$(1,626)	$(210)	$(529)	$2,911
Interest expense	1,161	6,701	3,072	4,638	6,424	4,018	3,413
Income tax provision (benefit)	—	1,077	(2,118)	(1,029)	(440)	(557)	1,337
Depreciation	—	17,512	7,432	9,627	14,781	13,732	13,722

EBITDA	$(318)	$27,185	$4,683	$11,610	$20,555	$16,664	$21,383

(4)
For purposes of calculating this ratio, earnings consist of income (before income taxes and equity in loss of unconsolidated joint venture) plus fixed charges. Fixed charges consist of interest expense and the portion of rental expense representative of interest expense. There was no capitalized interest incurred or amortized in any of the periods presented. Earnings were insufficient to cover fixed charges by the following approximate amounts in the periods indicated: For Poster Financial for the period from inception (June 2, 2003) to December 31, 2003 ($1.5 million); For Golden Nugget Group for the period January 1, 2000 through May 31, 2000 ($5.4 million) and for the year ended December 31, 2002 ($0.2 million).

(5)
Total debt consists of the current and long-term portions of notes payable, including notes payable to related parties.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following discussion contains management's discussion and analysis of the financial condition and results of operations for Poster Financial and for the Golden Nugget Group. This discussion and analysis should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements of Poster Financial and the combined financial statements of the Golden Nugget Group and accompanying notes. Except for historical information, the discussions in this section contain forward-looking statements that involve risks and uncertainties. Future results could differ materially from those discussed below for many reasons, including the risks described in "Risk Factors," "Special Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

Poster Financial Group, Inc.

        Poster Financial was incorporated in June 2003 as a wholly owned subsidiary of PB Gaming. Since that time, our activities have principally been limited to entering into the stock purchase agreement related to the Acquisition, arranging the financing for the Acquisition, applying for certain permits, licenses and approvals necessary for the acquisition and ownership of the entities that operate the Golden Nugget properties and consummating the Acquisition in January 2004. At December 31, 2003, Poster Financial had incurred pre-acquisition and general and administrative expenses of approximately $383,000 since inception.

        Other than the foregoing, Poster Financial had no significant operations to date. Certain financial statements for Poster Financial are included in this prospectus, but such historical operating results will not be indicative of future operating results. Our future operating results are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond our control.

        Poster Financial also incurred approximately $1.1 million of net interest expense on the old notes during the period from the closing of the financing on December 3, 2003 through December 31, 2003. While we believe that the Golden Nugget properties will be able to attract a significant number of patrons and achieve the level of activity necessary to permit us to meet our payment obligations, including with respect to the notes, we cannot assure you that we will be able to do so.

        PB Gaming has elected to be taxed as a Subchapter S corporation and has elected to have each of Poster Financial, GNLV and GNL treated as a qualified Subchapter S corporation subsidiary for U.S. federal income tax purposes.

The Golden Nugget Group

Overview

        The operations of the Golden Nugget Group consist of two hotel-casinos located in Las Vegas and Laughlin, Nevada, referred to in this prospectus as the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin, respectively. Our business strategy is to create the best possible gaming and entertainment experience for our customers by providing a combination of comfortable and attractive surroundings with attentive service from friendly and experienced employees. In addition, the Golden Nugget properties offer a wide selection of high-quality amenities to complement their guests' gaming experience.

        Key gaming volume indicators are table game "drop" and slot machine "handle". Table game drop and slot machine handle are casino industry specific terms that are used to identify the amount wagered by patrons at a casino table game or slot machine, respectively. The revenues of the Golden Nugget properties can also be affected by the percentage of gaming volume retained by them, indicated by "win" or "hold" percentages, which we cannot fully control. Hold is calculated by dividing the amount won by the casino by the amount wagered by patrons. Hold percentages vary based on the mix of games on the floor. In addition, while hold percentage is reasonably predictable over periods greater than twelve months, it can fluctuate significantly over shorter periods of time, such as a fiscal quarter, which can affect comparability between periods.

        In the hotel operations of the Golden Nugget properties, key measures are occupancy rates (a volume indicator) and average daily room rate ("ADR," a price indicator). Revenues of the Golden Nugget Group can also be affected by economic and other factors. Domestic leisure travel is dependent on the national economy and the level of consumers' disposable income.

Recent Property Renovations

        During the summer months of 2001 and 2002, the Golden Nugget—Las Vegas completed room renovation projects. These enhancements allowed the property to maintain its company standard of regularly offering a fresh new room product. All standard rooms at the Golden Nugget—Las Vegas were remodeled, including all guest hallways. During the remodeling process, room inventory at the property was reduced by 5.7%, or 40,000 room nights, in 2001, and 5.0%, or 35,000 room nights, in 2002.

        In July 2002, ZAX became the newest dining option at the Golden Nugget—Las Vegas, replacing the previous restaurant which closed in January 2002. This full-service restaurant, which offers lunch, dinner and dancing, has 115 seats, including an 11-seat bar. In November 2002, The Deck restaurant opened at the Golden Nugget—Laughlin, replacing the Buffet, which was closed in September 2002 and is scheduled to reopen in March 2004. The Deck seats 210, with 96 seats on the deck overlooking the Colorado River.

Results of Operations

        The following table sets forth information derived from the Golden Nugget Group's combined statements of operations expressed as a percentage of net revenues for the periods indicated.

Combined Statements of Operations—Summary Information

	For the Year Ended December 31,
	2001	2002	2003
	(dollars in thousands)
Net revenues	$222,982	$221,802	$231,232
Operating income	$6,551	$3,730	$8,398

Combined Statements Of Operations—Percentage Of Net Revenues

	For the Year Ended December 31,
	2001	2002	2003
Revenues:
Casino	66.3%	66.3%	67.2%
Rooms	19.7%	19.3%	19.6%
Food and beverage	20.1%	20.8%	21.1%
Entertainment, retail and other	6.6%	7.1%	6.1%

Gross revenues	112.7%	113.6%	114.0%
Promotional allowances	(12.7)%	(13.6)%	(14.0)%

Net revenues	100.0%	100.0%	100.0%
Costs And Expenses:
Casino	36.9%	38.3%	38.2%
Rooms	8.5%	8.6%	8.9%
Food and beverage	15.4%	14.6%	13.8%
Entertainment, retail and other	4.9%	5.7%	4.5%
Provision for doubtful accounts	0.2%	0.3%	0.5%
General and administrative	18.0%	18.9%	18.9%
Restructuring costs	0.8%	0.0%	0.0%
Impairment charges	0.2%	0.0%	0.0%
(Gain)/loss on sale of assets	(0.1)%	0.0%	0.0%
Depreciation	6.6%	6.2%	5.9%
Management fee to MGM MIRAGE	5.7%	5.7%	5.7%

Total costs and expenses	97.1%	98.3%	96.4%

Operating income	2.9%	1.7%	3.6%

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002

        Combined net revenues for the year ended December 31, 2003 amounted to $231.2 million, an increase of $9.4 million, or 4.2%, over the year ended December 31, 2002. Net revenues at the Golden Nugget—Las Vegas for the year ended December 31, 2003 accounted for $189.7 million, or 82.0% of combined net revenues, an increase of $13.0 million compared to the year ended December 31, 2002. The significant increase of 7.4% in net revenues at the Golden Nugget—Las Vegas was primarily attributable to an increase in table game drop, slot machine handle and room occupancy for the year ended December 31, 2003 compared to the year ended December 31, 2002. Net revenues at the Golden Nugget—Laughlin for the year ended December 31, 2003 accounted for $41.6 million, or 18.0% of combined net revenues, a decrease of $3.5 million as compared to the year ended December 31, 2002. The decrease of 7.8% in net revenues at the Golden Nugget—Laughlin was primarily attributable to a decrease in table game drop and slot machine handle for the year ended December 31, 2003 compared to the year ended December 31, 2002.

Casino Revenues

        Combined casino revenues during the year ended December 31, 2003 totaled $155.3 million, an increase of $8.2 million over the year ended December 31, 2002. Slot machine revenues accounted for $111.4 million, or 71.7% of combined casino revenues, and table games revenues accounted for $39.9 million, or 25.7% of the combined casino revenues for the year ended December 31, 2003.

        Casino revenues at the Golden Nugget—Las Vegas for the year ended December 31, 2003 totaled $121.6 million, an increase of $10.7 million, or 9.6%, over the year ended December 31, 2002, of which slot machine revenues accounted for $80.6 million, or 66.3% of its casino revenues, and table game revenues accounted for $37.8 million, or 31.1% of its casino revenues. Average win per slot machine per day at the Golden Nugget—Las Vegas for the year ended December 31, 2003 increased by 6.7%, as compared to the year ended December 31, 2002. Slot machine handle increased 9.4%, and table game drop increased 8.0%, as compared to the year ended December 31, 2002. Win per table game increased 15.0% over the prior period. These increases reflect the success of the casino's promotional events, which included golf outings, slot and blackjack tournaments and our preferential reservations and seating arrangements at rock concerts held at Las Vegas strip properties. Casino revenues at the Golden Nugget—Laughlin for the year ended December 31, 2003 totaled $33.7 million, a decrease of $2.5 million as compared to the year ended December 31, 2002, of which slot machine revenue accounted for $30.8 million, or 91.4% of its casino revenues, and table game revenue accounted for $2.1 million, or 6.2% of its casino revenues.

Non-Casino Revenues

        Combined room revenues totaled $45.3 million, or 19.6% of combined net revenues, for the year ended December 31, 2003 compared to $42.9 million, or 19.3% of combined net revenues, for the year ended December 31, 2002. The primary factors contributing to this increase were the completion of the room renovation project in the fourth quarter of 2002. Room revenues at the Golden Nugget—Las Vegas totaled $41.6 million for the year ended December 31, 2003 and $39.0 million for the year ended December 31, 2002. Golden Nugget—Las Vegas hotel occupancy during the period was 95.3%, compared to 94.3% for the year ended December 31, 2002. Overall ADR remained flat for the year ended December 31, 2003, as compared to the year ended December 31, 2002. Room revenues at the Golden Nugget—Laughlin totaled $3.6 million for the year ended December 31, 2003 and $3.9 million for the year ended December 31, 2002. Hotel occupancy for the year ended December 31, 2003 was 83.1% compared to 83.8% for the year ended December 31, 2002. Overall ADR decreased 6.9% for the year ended December 31, 2003 over the year ended December 31, 2002.

        Combined food and beverage revenues for the year ended December 31, 2003 totaled $48.8 million, or 21.1% of combined net revenues, compared to $46.2 million, or 20.8% of combined net revenues, for the year ended December 31, 2002. Food and beverage revenues at the Golden

Nugget—Las Vegas increased 8.1% from $35.9 million for the year ended December 31, 2002 to $38.8 million for the year ended December 31, 2003. Food covers remained relatively flat during the period, while the average revenue per cover increased 3.5% compared to the year ended December 31, 2002. Food and beverage revenues at the Golden Nugget—Laughlin totaled $10.0 million compared to $10.4 million for the year ended December 31, 2002. Food covers decreased 16.1%, while the average revenue per cover increased 15.8% compared to the year ended December 31, 2002. Revenue per cover increased due to the closing of the buffet and the recent opening of The Deck restaurant.

        Combined entertainment, retail and other revenues decreased $1.6 million to $14.2 million for the year ended December 31, 2003. Entertainment revenues at the Golden Nugget—Las Vegas decreased $1.9 million to $3.0 million for the year ended December 31, 2003. This decrease is attributable to fewer entertainment performances as compared to the year ended December 31, 2002. Combined entertainment, retail and other revenues at the Golden Nugget—Laughlin increased $0.1 million to $1.8 for the year ended December 31, 2003. This increase is attributable to an increase in retail revenues.

Promotional Allowances

        Promotional allowances provided to gaming patrons on a combined basis for the year ended December 31, 2003 and 2002, totaled $32.3 million and $30.2 million, respectively, and are characterized in the financial statements of the Golden Nugget Group as a reduction of combined gross revenues.

        Promotional allowances at the Golden Nugget—Las Vegas were $24.8 million, or 11.6% of its gross revenues, for the year ended December 31, 2003, an increase of 6.9% from $23.2 million, or 11.6% of its gross revenues, for the year ended December 31, 2002. This increase is consistent with the increase in table game drop and slot handle as compared to the year ended December 31, 2002. Promotional allowances at the Golden Nugget—Laughlin totaled $7.5 million, or 15.4% of its gross revenues, for the year ended December 31, 2003, an increase of 5.6% from $7.1 million, or 13.6% of its gross revenues, for the year ended December 31, 2002. The increase was due primarily to more aggressive promotional policies at the property.

Operating Expenses

        Combined casino operating expenses for the year ended December 31, 2003 totaled $88.3 million, or 56.9% of combined casino revenues, compared to $85.0 million, or 57.8% of combined casino revenues, for the year ended December 31, 2002. Combined casino operating expenses were primarily comprised of salaries, benefits, gaming taxes, and other operating expenses of the casinos.

        Casino operating expenses at the Golden Nugget—Las Vegas were $67.3 million, or 55.3% of its casino revenues, for the year ended December 31, 2003 compared to $64.4 million, or 58.0% of its casino revenues, for the year ended December 31, 2002. The increase of $2.9 million, or 4.4%, in casino operating expenses at the Golden Nugget—Las Vegas is due primarily to increases in complimentary expenses and gaming taxes associated with the increase in casino revenues. Casino operating expenses at the Golden Nugget—Laughlin were $20.9 million, or 62.0% of its casino revenues, for the year ended December 31, 2003 compared to $20.6 million, or 56.9% of its casino revenues, for the year ended December 31, 2002.

        Combined general and administrative expenses for the year ended December 31, 2003 were $43.7 million, or 18.9% of combined net revenues, compared to $42.0 million, or 18.9% of combined net revenues, for the year ended December 31, 2002. General and administrative expenses at the Golden Nugget—Las Vegas accounted for $33.4 million, or 17.6% of its net revenues, for the year ended December 31, 2003 and $31.0 million, or 17.6% of its net revenues, for the year ended December 31, 2002. General and administrative expenses at the Golden Nugget—Laughlin accounted for $10.3 million, or 24.8% of its net revenues, for the year ended December 31, 2003 and $11.0 million, or 24.4% of its net revenues, for the year ended December 31, 2002. The decrease can be attributed to the intercompany allocation for information systems due to reduced support and a reduction in utility expenses.

Income from Operations

        Combined operating income for the year ended December 31, 2003 was $8.4 million, or 3.6% of combined net revenues, compared to $3.7 million, or 1.7% of net revenues, for the year ended December 31, 2002. Operating income at the Golden Nugget—Las Vegas for the year ended December 31, 2003 was $9.0 million, or 4.7% of its net revenues, compared to $3.2 million, or 1.8% of its net revenues, for the year ended December 31, 2002. The increase in operating income is primarily due to the increase in casino volume and hold percentage for the year ended December 31, 2003. The Golden Nugget—Laughlin recorded an operating loss of $0.6 million, or (1.4)% of its net revenues, for the year ended December 31, 2003, compared to operating income of $0.5 million, or 1.1% of its net revenues, for the year ended December 31, 2002. In addition to increased promotional costs, the decrease in operating income at the Golden Nugget—Laughlin was due to the further softening of the Laughlin market.

Other Income and Expense

        Other income and expense consists principally of interest expense on the note payable to MGM MIRAGE and of equity in the loss of The Fremont Street Experience LLC. Interest expense decreased to approximately $3.4 million in 2003 from $4.0 million in 2002 as a result of a decline in LIBOR interest rates, which is the benchmark for the interest charged on the note. The principal balance of the note was $80.0 million in both 2002 and 2003. The Golden Nugget Group accounts for its investment in The Fremont Street Experience LLC as a joint venture, using the equity method of accounting. The Golden Nugget Group added to its investment through contributions of approximately $0.8 million in 2002 and $1.1 million in 2003, and its equity in the loss of The Fremont Street Experience LLC was approximately $0.9 million in 2002 and $0.8 million in 2003, which losses were consistent with our expectations. The joint venture is primarily designed to increase visitation to downtown Las Vegas and it is expected to continue to incur losses each year. GNLV has a 17.65% interest in the loss of The Fremont Street Experience LLC, which ownership and participation rate was consistent throughout 2002 and 2003.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

        Combined net revenues for the year ended December 31, 2002 were $221.8 million, a decrease of $1.2 million, or 0.5%, over the year ended December 31, 2001. Net revenues at the Golden Nugget—Las Vegas for the year ended December 31, 2002 accounted for $176.7 million, or 79.7% of combined net revenues, an increase of $0.5 million compared to the year ended December 31, 2001. The modest increase of 0.3% in net revenues at the Golden Nugget—Las Vegas was primarily attributable to a slight increase in room occupancy for the year ended December 31, 2002 over the year ended December 31, 2001. Net revenues at the Golden Nugget—Laughlin for the year ended December 31, 2002 accounted for $45.1 million, or 20.3% of combined net revenues, a decrease of $1.6 million compared to the year ended December 31, 2001. The decrease of 3.4% in net revenues at the Golden Nugget—Laughlin was primarily attributable to a decrease in table game drop and slot machine handle for the year ended December 31, 2002 over the year ended December 31, 2001. The further softening of the Laughlin market contributed to these declines, with visitor volume decreasing 4.4% from 2001 to 2002 and citywide occupancy decreasing 3.3% from 2001 to 2002.

Casino Revenues

        Combined casino revenues during the year ended December 31, 2002 totaled $147.1 million, a decrease of $0.7 million over the year ended December 31, 2001. Slot machine revenues totaled $108.1 million, or 73.5% of combined casino revenues, during the year ended December 31, 2002 as compared to 73.5% in 2001, and table game revenues totaled $34.9 million, or 23.7% of combined casino revenues, during the year ended December 31, 2002 as compared to 23.8% in 2001.

        Casino revenues at the Golden Nugget—Las Vegas for the year ended December 31, 2002 totaled $110.9 million, an increase of $0.6 million, or 0.6%, over the year ended December 31, 2001, of which slot machine revenues accounted for $75.6 million, or 68.2% of its casino revenues (67.8% in 2001), and table game revenues accounted for $32.1 million, or 28.9% of its casino revenues (29.3% in 2001). Average win per slot machine per day at the Golden Nugget—Las Vegas for the year ended December 31, 2002 was relatively flat over the prior year due to a decrease in slot handle and an increase in hold percentage. Average win per table game per day at the Golden Nugget—Las Vegas during the year ended December 31, 2002 was relatively flat over the prior year. The Golden Nugget—Las Vegas maintained its level of casino revenues in 2002 compared to 2001 despite the reduction in room inventories in both 2002 and 2001. Over the three-year period ended December 31, 2002, marketing efforts at the Golden Nugget—Las Vegas have been increasingly focused on promotional events. The total number of promotional events at the Golden Nugget—Las Vegas grew from 45 in 2000 to 72 in 2002. These events included blackjack tournaments, golf outings, slot tournaments and slot parties.

        Casino revenues at the Golden Nugget—Laughlin for the year ended December 31, 2002 totaled $36.2 million, a decrease of $1.3 million over the year ended December 31, 2001, of which slot machine revenues accounted for $32.6 million, or 90.1% of its casino revenues, and table game revenues accounted for $2.8 million, or 7.7% of its casino revenues. This decline can largely be attributed to declining visitor volume and occupancy rates in the Laughlin market over the period and to a strategic reduction in promotional expenses, including a reduction in bus patron acquisitions.

Non-Casino Revenues

        Combined room revenues totaled $42.9 million, or 19.3% of combined net revenues, for the year ended December 31, 2002, compared to $43.9 million, or 19.7% of combined net revenues, for the year ended December 31, 2001. The primary factors contributing to this decrease were the room renovation project and the reduction in overall ADR at the Golden Nugget—Las Vegas for the year ended December 31, 2002. Room revenues at the Golden Nugget—Las Vegas totaled $39.0 million for the year ended December 31, 2002 and $40.1 million for the year ended December 31, 2001. Hotel occupancy during 2002 was 92.4%, compared to 92.7% in the prior year. Overall ADR decreased 3.1% in 2002 over the year ended 2001.

        Combined food and beverage revenues for the year ended December 31, 2002 totaled $46.2 million, or 20.8% of combined net revenues, compared to $44.8 million, or 20.1% of combined net revenues, for the year ended December 31, 2001. Food and beverage revenues at the Golden Nugget—Las Vegas increased 5.3% from $34.1 million for the year ended December 31, 2001 to $35.9 million for the year ended December 31, 2002. Food covers decreased 2.3%, while the average revenue per cover increased 5.0% compared to the year ended December 31, 2001.

        At the Golden Nugget—Laughlin, food and beverage revenues totaled $10.3 million for the year ended December 31, 2002, a decrease of $0.4 million, or 3.7%, from the year ended December 31, 2001. The principal reasons for this decline were the business disruption caused by the closing of the buffet in September 2002 for remodeling and repositioning, the reduction in bus patron acquisitions over the prior year and the softening of Laughlin market visitor volumes over the period. The buffet did not reopen as The Deck restaurant until the last week of November 2002.

        Combined entertainment, retail and other revenues increased $1.0 million to $15.8 million for the year ended December 31, 2002. Entertainment revenues at Golden Nugget—Las Vegas increased $1.8 million to $4.7 million for the year ended December 31, 2002. Entertainment covers increased 54.2% compared to the year ended December 31, 2001. All other non-gaming revenues at Golden

Nugget—Las Vegas decreased 8.7% from $10.3 million in the year ended December 31, 2001 to $9.4 million in the year ended December 31, 2002.

Promotional Allowances

        Promotional allowances provided to gaming patrons on a combined basis for the years ended December 31, 2002 and 2001 totaled $30.2 million and $28.4 million, respectively, and are characterized in the financial statements as a reduction of combined gross revenues.

        Promotional allowances at the Golden Nugget—Las Vegas were $23.2 million, or 11.6% of its gross revenues, for the year ended December 31, 2002, an increase of 8.4%, from $21.4 million, or 10.8% of its gross revenues, for the year ended December 31, 2001. The increase was due primarily to more aggressive promotional policies. The Las Vegas market experienced an approximate 9.2% drop in visitor volume over the four months following the September 11, 2001 terrorist attacks compared to the same period in 2000, with smaller decreases through the remaining months of 2002. This decrease in visitor volume resulted in the majority of the properties' competitors experiencing a decrease in occupancy and ADR. The decreased rates at the Las Vegas Strip properties made their rooms more affordable and drew customers from the downtown properties which would, under normal circumstances, be a much better value to the consumer. To counter this, the Golden Nugget—Las Vegas utilized an enhanced promotional and special events schedule to promote the property as an attractive entertainment destination.

        Promotional allowances at the Golden Nugget—Laughlin were $7.0 million for the year ended December 31, 2002, or 13.5% of its gross revenues, compared to $7.0 million, or 13.0% of its gross revenues, for the year ended December 31, 2001.

Operating Expenses

        Combined casino operating expenses for the year ended December 31, 2002 totaled $85.0 million, 57.8% of combined casino revenues, compared to $82.2 million, or 55.6% of combined casino revenues, for the year ended December 31, 2001. Combined casino operating expenses were primarily comprised of salaries, wages and benefits, and operating expenses of the casino.

        Casino operating expenses at the Golden Nugget—Las Vegas were $64.4 million, or 58.1% of its casino revenues, for the year ended December 31, 2002, compared to $59.8 million, or 54.2% of its casino revenues, for the year ended December 31, 2001. The increase of $4.6 million, or 7.7%, in casino operating expenses at the Golden Nugget—Las Vegas is due primarily to increases in complimentary and promotional expenses related to increased promotional events.

        Casino operating expenses at the Golden Nugget—Laughlin were $20.6 million, or 56.9% of its casino revenues, for the year ended December 31, 2002, compared to $22.4 million, or 59.7% of its casino revenues, for the year ended December 31, 2001. The reductions over the year were achieved in large part due to a 19.0% decline in health insurance expenses, one of the primary variables that affects the operating costs of the Golden Nugget—Laughlin.

        Combined general and administrative expenses for the year ended December 31, 2002 were $42.0 million, or 18.9% of combined net revenues, compared to $40.1 million, or 18.0% of net revenues, for the year ended December 31, 2001. The increase in combined general and administrative expenses is primarily attributable to increased operating expenses associated with corporate allocations. General and administrative expenses at the Golden Nugget—Las Vegas accounted for $31.0 million, or 17.5% of its net revenues, for the year ended December 31, 2002 and $29.2 million, or 16.6% of its net revenues, for the year ended December 31, 2001. The increase was largely attributable to an increase in expenses for utilities and maintenance during the year ended December 31, 2002. General and administrative expenses at the Golden Nugget—Laughlin accounted for $11.0 million, or 24.4% of its net revenues, for the year ended December 31, 2002, and $10.9 million, or 23.3% of its net revenues, for the year ended December 31, 2001. General and administrative expenses at the property increased year over year primarily due to an increase in advertising costs, utility expenses and an increase in corporate expense allocations.

Income from Operations

        Combined operating income for the year ended December 31, 2002 was $3.7 million, or 1.7% of combined net revenues, compared to combined operating income of $6.6 million, or 2.9% of combined net revenues, for the year ended December 31, 2001. Operating income at the Golden Nugget—Las Vegas for the year ended December 31, 2002 was $3.2 million, or 1.8% of its net revenues. Operating income at the Golden Nugget—Las Vegas for the year ended December 31, 2001 was $7.6 million, or 4.3% of its net revenues. In addition to increased promotional costs, the decrease in operating income at the Golden Nugget—Las Vegas was primarily the result of increased labor and insurance costs. Since June 1, 2002, Golden Nugget—Las Vegas has been operating under a new collective bargaining agreement that has increased labor rates for a significant number of its employees. The agreement calls for year-over-year wage rate increases over the five-year term of the agreement. Operating income at the Golden Nugget—Laughlin for the year ended December 31, 2002 was $0.5 million, or 1.1% of its net revenues. For the year ended December 31, 2001, the Golden Nugget—Laughlin incurred an operating loss of $1.0 million. The increase in operating income was primarily due to a reduction in health care costs and promotional expenses.

Other Income and Expense

        Other income and expense consists principally of interest expense on the note payable to MGM MIRAGE and of equity in the loss of The Fremont Street Experience LLC. Interest expense decreased to approximately $4.0 million in 2002 from $6.4 million in 2001 as a result of a decline in LIBOR interest rates, which is the benchmark for the interest charged on the note. The principal balance of the note was $80.0 million in both 2001 and 2002. The Golden Nugget Group accounts for its investment in The Fremont Street Experience LLC as a joint venture, using the equity method of accounting. The Golden Nugget Group added to its investment through contributions of approximately $0.8 million in both 2001 and 2002, and its equity in the loss of The Fremont Street Experience LLC was approximately $0.9 million in both 2001 and 2002, which losses were consistent with our expectations. The joint venture is primarily designed to increase visitation to downtown Las Vegas and it is expected to continue to incur losses each year. GNLV has a 17.65% interest in the loss of The Fremont Street Experience LLC, which ownership and participation rate was consistent throughout 2001 and 2002.

Impact of the Acquisition

        The previous discussion reflects the results of operations of the Golden Nugget Group as a division of MGM MIRAGE. Since the closing of the Acquisition on January 23, 2004, the Golden Nugget Group has operated as a stand-alone business. Prior to the Acquisition, the Golden Nugget Group was not a separate reporting entity and had not previously presented financial statements on a stand-alone basis. Management believes that the most significant impact of the Acquisition will relate to (1) operating income from the elimination of the following charges from MGM MIRAGE and (2) interest expense resulting from changes in our capitalization. These expected changes are discussed more fully below.

Impact on Operating Income

        The accompanying financial statements of the Golden Nugget Group included in this prospectus include the following charges from MGM MIRAGE:

	Year Ended December 31, 2001	Year Ended December 31, 2002	Year Ended December 31, 2003
	(dollars in thousands)
Management fee	$12,720	$12,611	$13,170
Total of corporate expense allocations	$2,524	$4,173	$4,435

        MGM MIRAGE historically charged the Golden Nugget Group a management fee of 5.0% of combined gross revenues for executive, financial, SEC reporting, tax and similar services (collectively referred to as "corporate functions"). Following the consummation of the Acquisition, these corporate services are no longer provided by MGM MIRAGE and we have had, and will have, to incur costs to replace these services. This fee included the costs to the Golden Nugget Group of licensing the rights to use trademarks owned by MGM MIRAGE and its subsidiaries, including the Golden Nugget name and logo. Each of the Golden Nugget properties has a chief operating officer, and key financial, accounting and marketing personnel, and they share an in-house legal function. The Golden Nugget Group has determined that a representative annual cost for the corporate functions is approximately $1.3 million. This determination was based on staffing and other departmental costs for the positions it deemed incremental to these property level personnel. Such amount also includes an estimated allocation of actual and historical costs for external audit and financial reporting, regulatory oversight and compliance, external legal services and similar functions that are necessary for a financial presentation of the Golden Nugget Group as a stand-alone business. In connection with the Acquisition we acquired all rights to the Golden Nugget name and associated trademarks and will not be subject any licensing or royalty fees for their use.

        In addition to the management fee, the Golden Nugget Group has been charged certain allocations from MGM MIRAGE which represent its proportionate share of centralized operations and services. The increase in costs from the year ended December 31, 2001 to 2002 represents the addition of more information technology, corporate marketing and other shared services as MGM MIRAGE gradually transitioned the Golden Nugget Group into their operations following the acquisition of its former parent in May 2000. Management believes that the allocations charged by MGM MIRAGE are representative of the actual costs of such services during the periods presented.

        Since the closing of the Acquisition, we have performed or acquired services on a stand-alone basis, in addition to certain agreed-upon transition services provided by or on behalf of MGM MIRAGE and its subsidiaries. See "Business—The Acquisition—Transition Services Agreement." We expect the cost of certain corporate functions, such as purchasing and corporate security, to be higher in future periods because we will not be able to realize certain operating efficiencies available to MGM MIRAGE as a larger organization. We also do not expect to continue all corporate functions for which we were previously charged costs, including costs associated with information systems, national marketing and public relations, because we do not believe them to be necessary once we are a stand-alone business. We have also requested proposals and received bids to outsource certain corporate functions that third party providers can provide more efficiently, such as outside printing of marketing material. Overall, we cannot estimate our cost of performing all of the corporate functions included in the previous allocations at this time.

Impact on Interest Expense

        As of December 31, 2003, the Golden Nugget Group had an inter-company note payable to MGM MIRAGE of $80.0 million, which bore interest at a rate of six-month LIBOR plus a spread of 3.0%.

The interest rate on this note averaged approximately 6.6% in 2001, 4.9% in 2002 and 2.2% for the first nine months of 2003. The remaining capitalization of the Golden Nugget Group includes a division equity and non-interest bearing advances from its parent and affiliated companies.

        In connection with the closing of the Acquisition, the Golden Nugget Group was relieved of its obligation to repay the note payable and the inter-company advances. Accordingly, we no longer incur interest expense on this obligation. Interest expense on the note totaled $6.4 million, $4.0 million and $3.4 million in the years ended December 31, 2001, 2002 and 2003, respectively.

        In connection with the offering of the old notes and the closing of the Acquisition, we received an equity contribution of approximately $50.0 million from PB Gaming, our parent company. As of December 31, 2003, after giving pro forma effect to the borrowings under our senior credit facility and the application of the net proceeds therefrom, we would have had total consolidated indebtedness of approximately $176.8 million. Using prevailing interest rates at December 31, 2003, we will incur interest expense of approximately $16.1 million annually, plus an additional $1.3 million in amortization of estimated debt issuance costs.

Liquidity and Capital Resources

        On January 23, 2004, Poster Financial acquired all the issued and outstanding shares of capital stock of GNLV and GNL and, as a result, indirect ownership of the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin. The approximately $216.7 million required to fund the purchase price and related transaction fees and expenses for the Acquisition was derived from a combination of (i) borrowings of $21.3 million under our senior credit facility, (ii) $144.8 million of net proceeds from the offering of the notes, (iii) $50.0 million contributed by PB Gaming to Poster Financial as additional paid-in capital, and (iv) the balance of $0.6 million in cash. Approximately $159.6 million of these funds were in restricted cash, in escrow, as of December 31, 2003. See "Security Ownership of Certain Beneficial Owners and Management."

        We expect to fund our operating and capital needs, as currently contemplated, with operating cash flows and, if necessary, additional borrowings under the senior credit facility that we entered into with Wells Fargo Foothill, Inc., as manager, administrative agent and documentation agent, Lehman Brothers Inc., as syndication agent, and the other lenders party thereto. Our senior credit facility consists of a $15.0 million revolving credit facility and a $20.0 million term loan. We borrowed $20.0 million under the term loan and $1.3 under the revolving loan on the closing date of the Acquisition in order to fund, in part, the purchase price for the Acquisition and the related transaction fees and expenses. We were also issued a $2.5 million letter of credit at the closing of the Acquisition. Borrowings under the revolving credit facility are available to us, subject to us meeting certain leverage ratios, until the fifth anniversary of the closing date of the Acquisition. See "Description of Certain Indebtedness and Other Obligations—Senior Credit Facility."

        At December 31, 2003, aside from Poster Financial's restricted cash, in escrow, the Golden Nugget Group had cash and cash equivalents of $23.9 million. We currently anticipate capital expenditures for 2004 and 2005 to be approximately $10.5 million for each year. The majority of the budgeted expenditures for 2004 and 2005 are expected to be spent on purchasing new gaming equipment, as well as a $0.3 million room remodeling project at the Golden Nugget—Laughlin.

        The Golden Nugget Group has met its capital requirements to date through net cash from operating activities. For the year ended December 31, 2003, net cash provided by operating activities totaled approximately $19.2 million and cash used for investing activities totaled $8.4 million, compared to approximately $13.9 million provided by operating activities and $21.3 million used in investing activities for the year ended December 31, 2002. The higher amount of cash used for investing during the year ended December 31, 2002 was due to general property improvements at both Golden Nugget properties, such as the room remodeling project at the Golden Nugget—Las Vegas, which cost

$12.1 million, and the development of new restaurants—ZAX at the Golden Nugget—Las Vegas and The Deck at the Golden Nugget—Laughlin.

        Management believes that borrowings available under the revolving credit facility and operating cash flows are adequate to meet our anticipated future requirements for working capital, capital expenditures and scheduled interest payments on the notes and under our senior credit facility, principal repayments on the senior credit facility, lease payments and other permitted indebtedness at least through the next twelve months. Although no additional financing is currently contemplated, we will seek, if necessary and to the extent permitted under the indenture governing the notes and the terms of our senior credit facility, additional financing through bank borrowings or debt or equity financings. We cannot assure you that additional financing, if needed, will be available to us, or that, if available, the financing will be on terms favorable to us. We also cannot assure you that our estimates of our reasonably anticipated liquidity needs are accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds.

Off Balance Sheet Arrangements

        Our off balance sheet arrangements consist solely of our investment in an unconsolidated affiliate, which currently consists of our investment in Fremont Street Experience. We have not entered into any transactions with special purpose entities, nor have we engaged in any derivative transactions or joint ventures.

        At December 31, 2003, we had no outstanding letters of credit. However, in connection with the closing of the Acquisition, on January 23, 2004, we had outstanding letters of credit totalling $2.5 million.

Contractual Obligations

        The following table summarizes the contractual obligations and commitments of the Golden Nugget Group to make future payments under certain contracts, including long-term debt obligations, and operating leases at December 31, 2003. (The table does not reflect borrowings under our senior credit faciliy, which were not outstanding as of December 31, 2003.) We have significant obligations under the notes and our senior credit facility. See "Description of Certain Indebtedness and Other Obligations—Senior Credit Facility."

	Payments Due By Period
Contractual Obligations and Commitments	Total	Less than 1 year	1–3 years	4–5 years	After 5 years
	(dollars in thousands)
8 3/4% Senior Secured Notes due 2011	$—	$—	$—	$—	$155,000
Other long-term debt	100	154	154	154	38
Operating leases	735	761	771	817	845

Total cash obligations	$835	$915	$925	$971	$155,883

Critical Accounting Policies

        The combined financial statements of the Golden Nugget Group are prepared in accordance with accounting principles generally accepted in the United States, which requires management to make estimates and assumptions about the effects of matters that are inherently uncertain. We have summarized the significant accounting policies of the Golden Nugget Group in Note 2 to the combined financial statements of the Golden Nugget Group. Of the accounting policies, we believe the following may involve a higher degree of judgment and complexity.

        Revenue Recognition.    Casino revenues represent the net win from gaming activities, which is the difference between gaming wins and losses. Hotel and other revenues are recognized at the time the related service is performed.

        Property and Equipment.    At December 31, 2003, the Golden Nugget Group had approximately $174.6 million of net property and equipment recorded on its balance sheet. The Golden Nugget Group depreciates its assets on a straight-line basis over their estimated useful lives. The estimate of the useful lives is based on the nature of the asset as well as our current operating strategy. Future events, such as property expansions, new competition and new regulations, could result in a change in the manner in which we use certain assets, which could require a change in the estimated useful lives of such assets. In assessing the recoverability of the carrying value of property and equipment, we must make assumptions regarding estimated future cash flows and other factors. If these estimates or the related assumptions change in the future, we may be required to record impairment charges for these assets.

        Slot Club Liability.    The Golden Nugget casinos offer a program whereby participants can accumulate points for casino wagering that can currently be redeemed for cash, lodging, food and beverages and merchandise. A liability is recorded for the estimate of unredeemed points based upon redemption history at the Golden Nugget casinos. Changes in the program, increases in membership and changes in the redemption patterns of the participants can impact this liability.

        Self-Insurance.    The Golden Nugget Group maintains accruals for its self-insured health program, which are classified in other accrued liabilities in the combined balance sheet. Management determines the estimates of these accruals by periodically evaluating the historical expenses and projected trends related to these accruals. Actual results may differ from those estimates.

        Litigation, Claims and Assessments.    The Golden Nugget Group also utilizes estimates for litigation, claims and assessments. These estimates are based upon management's knowledge and experience about past and current events and also upon reasonable future events. Actual results may differ from those estimates.

Qualitative and Quantitative Information about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. Our primary exposure to market risk is interest rate risk associated with our long-term debt. We do not invest in derivative financial instruments, interest rate swaps or other investments that alter interest rate exposure.

        As of December 31, 2003, the Golden Nugget Group had an inter-company note payable to MGM MIRAGE of $80.0 million, which bore interest at a rate of six-month LIBOR plus a spread of 3.0%. In connection with the closing of the Acquisition, the Golden Nugget Group was relieved of its obligation to repay the note payable. All of the Golden Nugget Group's other debt (totalling $0.5 million at December 31, 2003) is currently at a fixed rate of interest.

        The fair value of our long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to us for debt of the same remaining maturities. Based on the borrowing rates currently available to us for debt with similar terms and average maturities, the estimated fair value of long-term debt outstanding is approximately $80.4 million as of December 31, 2003.

        As of December 31, 2003, Poster Financial had $155.0 million aggregate principal amount of notes outstanding under the indenture, which bore interest at a fixed rate of 8.75%. On January 23, 2004, Poster Financial borrowed $21.3 million under our senior credit facility to finance a portion of the purchase price for the Acquisition.

        The fair value of Poster Financial's long-term debt is considered to be equal to the offering price as the issuance date is less than 30 days prior to December 31, 2003.

Recently Issued Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board issued Statement 143 ("SFAS 143"), Accounting for Obligations Associated with the Retirement of Long-Lived Assets. Under SFAS 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Golden Nugget Group adopted SFAS 143 on January 1, 2003. Adoption of SFAS No. 143 did not have a material impact on the Golden Nugget Group's financial condition, results of operations or cash flows.

        In April 2002, the Financial Accounting Standards Board issued SFAS 145. Among other matters, SFAS 145 addresses the presentation for gains and losses on early retirements of debt in the statement of operations. SFAS 145 is effective for fiscal years beginning after May 15, 2002. Adoption of SFAS 145 did not have a material impact on the Golden Nugget Group's financial condition, results of operations or cash flows.

        In June 2002, the Financial Accounting Standard Board issued Statement No. 146 ("SFAS 146") Accounting for Costs Associated with Exit or Disposal Activities. The provisions of SFAS 146 became effective for exit or disposal activities commenced subsequent to December 31, 2002. The adoption of SFAS 146 did not have any impact on the Group's financial condition, results of operations or cash flows.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and an annual financial statement about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. At December 31, 2003, the Golden Nugget Group was a guarantor of certain indebtedness of MGM MIRAGE and affiliates. A subsidiary's guarantee of debt owed to a third party by either its parent or another subsidiary of its parent is specifically excluded from the provisions of FIN 45 that require financial statement recognition and measurement. Accordingly, the adoption of FIN 45 did not have an impact on the Golden Nugget Group's financial position, results of operations or cash flows. However, the Golden Nugget Group is required to comply with the disclosure requirements of FIN 45. Disclosures concerning guarantees are found in Note 11 of the combined financial statements of the Golden Nugget Group.

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities ("VIEs"). This interpretation outlines requirements for business enterprises to combined related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, and outlines combined requirements for VIEs created after January 31, 2003. The Golden Nugget Group has reviewed its major relationships and its overall economic interests with other companies consisting of related parties, companies in which it has an equity position and other suppliers to determine the extent of its variable economic interest in these parties. The adoption of FIN 46 did not have a material impact on the Golden Nugget Group's financial condition, results of operations or cash flows. The Golden Nugget Group believes it has appropriately reported the economic impact and its share of risks of its commercial relationships through its equity accounting along with appropriate disclosure of its other commitments.

BUSINESS

The Company

        We own and operate the Golden Nugget hotel-casinos in Las Vegas and Laughlin, Nevada. The following table sets forth information about each of the Golden Nugget properties:

Property	Slot Machines	Table Games	Casino Space	Hotel Rooms
			(square feet)
Golden Nugget—Las Vegas	1,260	58	38,000	1,907
Golden Nugget—Laughlin	1,042	12	32,000	300

Total	2,302	70	70,000	2,207

        The Golden Nugget brand name is one of the most recognized in the gaming industry and we expect to continue to capitalize on the strong name recognition and high level of quality and value associated with it. With our long-standing commitment to quality and service, the Golden Nugget—Las Vegas has received the prestigious AAA Four Diamond Award for 27 consecutive years, an award which is given to approximately 3% of eligible lodging establishments in the United States each year.

        We target out-of-town customers at both of our properties while also catering to the local customer base. We believe that the Golden Nugget—Las Vegas is the leading downtown destination for out-of-town customers. The property offers the same complement of services as our Las Vegas Strip competitors, but we believe that our customers prefer the boutique experience we offer and the downtown environment. We emphasize the property's wide selection of amenities and provide a luxury room product and personalized services at an attractive value. We have also increased our use of table and slot hosts to provide more personalized customer service and to attract higher-end players to the property. At the Golden Nugget—Laughlin, we focus on providing a high level of customer service, a quality dining experience at an appealing value, a slot product with highly competitive pay tables and a superior player rewards program. We recently implemented higher casino odds and raised betting limits at both our properties in order to energize the Golden Nugget brand and elevate our gaming profile.

        Since acquiring the Golden Nugget properties on January 23, 2004, we have streamlined management decision-making, which will enable us to react quicker to marketing opportunities and will shorten the time required to develop and implement our programs. We have begun to seek increased operating efficiencies between the Golden Nugget properties in areas such as advertising, purchasing, human resources and through departmental consolidations. We utilize extensive customer databases at the properties to develop business strategies and marketing initiatives for our business. In addition, we have begun to implement unique and focused marketing campaigns to increase awareness of the Golden Nugget brand and generate increased customer visits. We have also begun to implement initiatives to cross-sell the properties, conduct joint sales initiatives and create and market vacation packages that include both destinations.

        The Web site addresses of the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin are www.goldennugget.com and www.gnlaughlin.com, respectively. The information on these Web sites is not a part of this prospectus and the Web site addresses are provided for informational purposes only.

Golden Nugget—Las Vegas

Overview

        The Golden Nugget—Las Vegas opened as a gambling hall in 1946 and is the largest, by number of guestrooms and suites, and, we believe, the most luxurious, hotel-casino in downtown Las Vegas. The Golden Nugget—Las Vegas has 1,907 guest rooms, all of which were completely renovated over the past two years. The property, together with its two stand-alone parking facilities comprised of over

1,000 parking spaces, occupies approximately seven and one-half acres. The Golden Nugget—Las Vegas has approximately 38,000 square feet of casino space containing approximately 1,260 slot machines, 58 gaming tables and a race and sports book. The casino's slot machines include Wheel of Fortune®, Elvis®, Jeopardy® and MegaBucks®, and its table games include Blackjack, Craps, Mini Baccarat, Roulette, Pai Gow Poker, Let it Ride and Caribbean Stud Poker. The casino also offers video poker, keno and Big 6. Customers are offered membership in the 24 Karat Club, which rewards active club members with cash back bonuses and invitations to gaming tournaments and special events. Club members can also earn complimentary certificates for use as cash towards room charges or purchases in the properties' restaurants, gift shops, spa, or beauty salon. Club members can also receive special room rates and may make reservations through the toll free 24 Karat Club information line.

        The Golden Nugget—Las Vegas has five award-winning restaurants, spa and salon facilities, a 400-seat showroom, an entertainment lounge and an outdoor pool. The property also has approximately 29,000 square feet of meeting and banquet space, including 12 meeting rooms ranging in size from 510 to 6,400 square feet, the largest of which can accommodate up to 500 guests. The facilities offer special events catering, state-of-the-art audio visual services and a business center providing business and communication services to the hotel's guests. The property has benefited from The Fremont Street Experience, an entertainment and special events venue that opened in December 1995, and from a series of capital improvements to the property completed in 2001 and 2002.

Downtown Las Vegas

        The downtown Las Vegas gaming market consists of 14 hotel-casinos with over 530,000 square feet of casino space and approximately 8,800 hotel rooms. The Golden Nugget—Las Vegas accounts for approximately 21.7% of the total hotel inventory in downtown Las Vegas. In 2003, the downtown Las Vegas market generated $657.8 million of gaming revenues.

        We are poised to take advantage of the many recent and projected developments that we expect will continue to drive additional traffic downtown, such as those described below.

        The Fremont Street Experience.    The Fremont Street Experience is located in the center of downtown Las Vegas on Fremont Street, where the Golden Nugget—Las Vegas is located. In December 1995, Fremont Street was redeveloped into The Fremont Street Experience, a unique entertainment attraction developed by a coalition of major downtown Las Vegas hotel-casinos, including the Golden Nugget—Las Vegas, in conjunction with the City of Las Vegas. This attraction converted Fremont Street into a five-block-long pedestrian mall, topped with a 90-foot by 1,400-foot special effects canopy, 90 feet above the mall. The Fremont Street Experience is managed by a limited liability company, of which we own 17.65% of the voting units and 50.0% of the non-voting units, that represents seven hotel-casino properties that are located on, or adjacent to, Fremont Street. The focus of The Fremont Street Experience is to provide special events and entertainment to attract and retain visitors downtown from the Las Vegas Strip and home origin markets. Our share of the limited liability company's budget is approximately $1.0 million per year.

        Over 25,000 visitors daily watch the sound and light shows and enjoy many of the special events and amenities offered at The Fremont Street Experience, such as car shows, motorcycle festivals, boxing matches, live concerts, street performers and various merchandise vendors. Over the past five years, The Fremont Street Experience has hosted numerous outdoor concerts of nationally-recognized recording artists, such as Dixie Chicks, Big Bad Voodoo Daddy, Chubby Checker, Charlie Daniels Band, Starship, Chuck Mangione and Marshall Tucker Band. The Fremont Street Experience has benefited from several improvements, including Neonopolis, a $120.0 million retail, dining and entertainment facility, which was added in 2002, increasing the length of The Fremont Street Experience to five blocks. Neonopolis features Crown Theater's 14-screen theatre complex and Jillian's, an "entertainment and dining universe," which includes bowling lanes, a pool room, a game arcade, a disco and restaurants. In addition, in the second quarter of 2004, the four-block celestial vault that currently contains 2.1 million lights, at a cost of $17.0 million, is expected to be upgraded to the newest LED technology featuring over 12 million lights. The upgrade will improve the resolution, clarity and brightness of the light show presentations by approximately 800% and will create what could be the world's largest LED screen. The new video display system will facilitate the integration of video footage and live video feeds concurrently with live entertainment performances, enhancing the multi-dimensional experience. The technology upgrade is being sponsored through 2008 by LG Electronics, a leading electronics and telecommunications company, and corporate sponsorships of this nature will continue to be sought out to offset the cost of increased special event programming, advertising and promotions. We expect to benefit from increased visitors as a result of heightened national and local promotion of The Fremont Street Experience upon completion of the upgrade.

        Las Vegas Premium Outlets®.    On August 1, 2003, the 120-store Las Vegas Premium Outlets®, a Chelsea Property Group outlet mall, opened approximately one mile from the Golden Nugget—Las Vegas. The 435,000 square-foot outlet mall, located on 39 acres, includes A/X Armani Exchange, Calvin Klein, Ann Taylor Factory Store, Nike Factory Store, Coach and Bose stores. The mall is easily accessible to and from the Golden Nugget—Las Vegas by a shuttle bus service between Fremont Street and the mall. The outlet mall provides our guests with a convenient, quality shopping experience.

        Monorail Service.    The Robert N. Broadbent Las Vegas Monorail, a driverless, state-of-the-art urban public transportation system, is expected to become operational in mid-2004. The monorail will initially operate on a route approximately four miles long, running along the east side of the Las Vegas Strip, with stations at eight major resorts from the MGM Grand to the Sahara Hotel and Casino, and connecting over 24,700 hotel rooms and nine convention facilities. Approximately 19.0 million riders per year are expected to use the monorail, including both Las Vegas residents and tourists, which we anticipate will significantly reduce traffic congestion and render access to downtown Las Vegas more convenient and efficient. In addition, plans have been announced to provide direct monorail service from the Las Vegas Strip to the downtown area and to eventually extend the monorail system to McCarran Airport.

        World Market Center Las Vegas.    Approximately 57 acres of land located less than two miles from the Golden Nugget—Las Vegas is being redeveloped into the World Market Center, an approximately 1.3 million square-foot home furnishings market for the design trade, scheduled to open in 2005. Once fully developed, the approximately 7.5 million square-foot project will be the largest non-gaming commercial construction project undertaken in Las Vegas and the largest and most comprehensive home furnishings complex in the western United States. To date, over 225 tenants have signed lease agreements with the World Market Center. Additionally, two floors, or approximately 260,000 square feet, have been leased to leading manufacturers of decorative accessories, lighting, wall art and floral design. The World Market Center has announced that it will hold semi-annual markets in January and July of each year, commencing in 2005. The World Market Center is expected to expand the business environment of downtown Las Vegas by attracting thousands of furniture industry buyers and sellers from around the world, create significant convention opportunities for the downtown area and increase visitor traffic to the Golden Nugget—Las Vegas as a result of the visitors to the area. The proposed furniture mart location will also be near the new premium outlet mall and a proposed new medical center and performing arts center.

Business Strategy

        Our goal at the Golden Nugget—Las Vegas is to maintain the property's position as the leading downtown destination for out-of-town customers. Customer satisfaction and loyalty are critical components of our strategy. We work to create the best possible gaming and entertainment experience for our customers by providing comfortable and attractive surroundings with attentive service from friendly and experienced employees. In addition, we emphasize the property's wide selection of amenities, including its high-quality room and suite products, spa, salon, pool, meeting and banquet facilities, special events and entertainment and fine dining. By providing a luxury room product and services at an appealing value to customers, we expect to continue to maintain our competitive advantages, generate increased customer visits and maintain room occupancy rates above industry averages. We intend to continue to leverage the more than 25,000 daily visitors to The Fremont Street Experience by attracting them to our property and retaining them as customers.

        Emphasize Slot Play and our Rewards Program to Drive Growth in Slot Revenue.    We believe the slot product of the Golden Nugget—Las Vegas, the most consistently profitable element of its gaming business, includes the newest gaming equipment. We will continue to emphasize slot play and our rewards program to drive growth in our slot revenues, including by continuing to employ creative slot marketing strategies. Our 24 Karat Club was the first ever frequent slot player rewards program, and we will continue to promote membership in the 24 Karat Club. In addition, we will increase the slot tournament schedule, which has proven successful by promoting incremental visits by rated players, and expand special events for our slot players to help attract incremental visits. We will also extend offers of tickets to events such as headline entertainment concerts, both in our venues and city-wide, and offer tickets to shopping, dining and spectator and participatory sporting events to attract rated slot players to the property.

        Incorporate Ticket-in/Ticket-out Technology to Improve Customer Satisfaction and Operational Efficiencies. We intend to incorporate "ticket-in/ticket-out" technology into our slot product. The "ticket-in/ticket-out" system will replace traditional coin payouts by allowing slot patrons to receive printed tickets instead of coins from the machine. The system permits tickets generated at one machine to be inserted, like currency, into the bill acceptor of any other slot machine on the system. Traditional slot machines operate on a "hopper-filled" system that requires frequent trips by casino employees to the machines to replenish the coin supply. When a ticket-based system is utilized, the slot machine prints out a ticket for jackpots instead of dispensing coins, and players cash in the tickets with customer service attendants or cashiers. We anticipate that this technology will improve our operational efficiency by affording us a less expensive way to service our customers by eliminating some of the labor required to count, sort, package and distribute heavy coins and tokens and by reducing the down time of our slot machines.

        Enhance Table Game Operations.    We market our table game operations through special events, such as card tournaments and golf and sports-related outings, and by providing preferred seating at high profile headline entertainment events to increase incremental visits by qualified table players to the property. Increased direct mail, telemarketing and personal contact with customers is also a part of our plan to improve the property's table play revenue.

        Utilize Internet Distribution Channels to Sell Hotel Inventory.    We intend to expand the sale of hotel rooms through wholesale and retail distribution channels by utilizing management's previous Internet wholesale room distribution experience and travel industry relationships, while maintaining the long-term, successful wholesale distribution relationships that the property currently has in place. We believe that the expanded services of Internet travel product distribution channels can be more effectively and efficiently utilized to sell rooms at a higher average daily rate with lower marketing costs. In addition, the use of Internet distribution channels allows us to considerably expand our advertising in major markets, in which the property's presence through conventional print advertising is limited because of high costs, and to reach new customers who may be attracted to the downtown Las Vegas environment.

Capital Improvements

        During 2001 and 2002, several significant capital improvement projects were completed at the Golden Nugget—Las Vegas at a cost of approximately $30.0 million, and an additional $11.0 million was spent on repair and maintenance during that period. These projects consisted of three major enhancements: all standard rooms and guest hallways were remodeled, including 423 rooms in the North Tower that were completed in 2001 and 1,382 rooms in the South Tower that were completed in 2002; a new fire safety system was added in both the North and South Towers; and the existing plumbing system in the North Tower was completely removed and replaced. Maintenance and repair costs at the Golden Nugget—Las Vegas were approximately $7.3 million in 2003.

        In addition, the pool was completely updated, including new decking, chaise lounges, planters, cabanas and signage in the pool area. The convention level was remodeled, and new carpet, wall coverings, paint and furnishings were installed. A full-service business center was opened to provide items such as copiers, computer rentals, cell phones and other business and communication services for our guests. As part of the hotel renovation, two of the Penthouse suites were remodeled: The Lilly Langtry suite was completely renovated and the Presidential suite was converted into an entertainment suite that can be used for small VIP groups and high-end corporate functions. Additions and upgrades to the property's dining and nightlife options include ZAX, the new award-winning 115-seat restaurant that opened in mid-2002 and Claude's Bar, which was upgraded in late 2002. In the second quarter of 2004, we will begin expanding and renovating our high-limit table game area, by adding a separate bar and VIP lounge. This upgrade project is expected to cost approximately $1.5 million and to take approximately three months to complete.

Golden Nugget—Laughlin

Overview

        The Golden Nugget—Laughlin, which originally opened in 1968, is located on approximately 13 acres with 600 feet of Colorado River frontage near the center of the tourist strip in Laughlin, Nevada, 90 miles south of Las Vegas. The Golden Nugget—Laughlin features a tropical theme, including a 30-foot high, glass topped atrium and features a tropical rainforest complete with 20-foot palms, two cascading waterfalls and approximately 300 different types of flora. The Golden Nugget—Laughlin has approximately 32,000 square feet of casino space containing over 1,000 slot machines and 12 table games. Slot machines, blackjack, craps, roulette, three card poker, video poker, slot machines, keno and a race and sports book are all available 24 hours a day. Customers are offered membership in the 24 Karat Club, which rewards active club members with cash back bonuses, merchandise and casino services. Club members are eligible for special promotions, slot tournaments, 24 Karat Club drawings and special discounts. The hotel has 300 tropically themed guest rooms, and, in addition to its casino and hotel facilities, the Golden Nugget—Laughlin features five dining options, a variety of bars and retail shops, a nightclub, a Swenson's Ice Cream Shop and a Starbucks store. Other amenities at the Golden Nugget—Laughlin include a swimming pool, a parking garage with over 1,390 spaces, and approximately four and one-half acres of recreational vehicle surface parking, which can be used for future commercial development.

        The Golden Nugget—Laughlin also owns and operates a 78-room motel in Bullhead City, Arizona, across the Colorado River from the property and a four and one-half acre parcel of land in Laughlin which is central to the resort corridor in Laughlin in a densely commercial area. This parcel is currently undeveloped and represents a sale, lease or development opportunity for us.

        The Laughlin gaming market, excluding the Avi Resort & Casino, a Native American owned hotel-casino located approximately 14 miles from the Golden Nugget—Laughlin, consists of nine hotel-casinos with over 460,000 square feet of casino space and approximately 10,800 hotel rooms. In 2003, the Laughlin market generated $553.3 million of gaming revenues.

Business Strategy

        Our strategy at the Golden Nugget—Laughlin is to provide a high level of customer service, an attractive property, a quality dining experience at an appealing value, a slot product with highly competitive pay tables and a superior player rewards program. The property's intimate size facilitates contact with players by property management, including the most senior levels. We focus on making our dining options a point of differentiation for the property; our new waterfront restaurant, The Deck, is one of the only indoor/outdoor dining options in Laughlin. The property also currently has the only Starbucks store in Laughlin. In March 2004, a new dining option, The Sports Bar @ Tarzan's, is expected to open and we expect to reopen the Buffet. We intend to continue to maintain quality service and product offerings consistent with the reputation of the Golden Nugget brand which, combined with an active events calendar, we expect will keep high-value guests returning and will introduce new guests to the property.

        Emphasize Slot Play, Including by Upgrading our Slot Management System.    We offer highly personalized guest service at the Golden Nugget—Laughlin that focuses on slot play, which generates approximately 63.0% of our gross revenues. We will use new machines with popular games to attract and retain gaming patrons, including multi-denominational machines that allow a customer to choose the denomination to be wagered and that provide customers with the ability to tailor their gaming experience to their preferences.

        In the fourth quarter of 2003, we completed the upgrade of the slot management system at the Golden Nugget—Laughlin, which began in September 2003. The previous slot management system was not fully compatible with some of the current, more advanced slot devices which at times limited the advantages to the property of new slot devices. The upgraded system allows for:

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  the expansion of the functionality and game coverage of the ticket-in/ticket-out technology;

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  the conversion of more slot units from single-denomination to multi-denomination slot units;

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  the introduction of penny denomination slot machines on the casino floor;

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  the opportunity for beneficial restructuring of slot club rewards; and

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  as new technology emerges, use of the "free play" ticket-in function.

        The "ticket-in/ticket-out" system has proven to increase opportunities for promotional programs, operational efficiencies and improved guest satisfaction at the property. In a ticket-based system, the slot machine prints out a ticket for jackpots instead of dispensing coins, and players cash in the tickets with customer service attendants or cashiers. This reduces the down time of our slot machines and has to date also yielded a reduction in operating costs in relation to our ticket-in/ticket-out enabled machines as the Golden Nugget—Laughlin has been able to eliminate the change person position, reduce operating hours of booth cashiers and reduce guest waiting times for jackpot and fill transactions. The new system could potentially improve win per unit on current ticket-in/ticket-out enabled games, increasing their appeal to players, many of whom also enjoy the convenience of moving from machine to machine without having to cash out.

        We also intend to upgrade the property's slot and table game player tracking system to mirror the operating platform that is expected to be installed at the Golden Nugget—Las Vegas in the second quarter of 2004. The installation at the Golden Nugget—Laughlin is currently scheduled for the fourth quarter of 2004 and will allow both Golden Nugget properties to utilize a consolidated player database, which we expect will allow greater efficiency and effectiveness in cross marketing, rewarding and servicing players. The new operating system will allow further expansion of the property's "ticket-in/ticket-out" environment as well as offer additional marketing features such as rewarding slot players with non-negotiable, free play credits, which is both attractive to the player and cost effective to the business when compared with current cash back rewards programs. We believe that the consolidated database and expanded marketing features will create opportunities for the Golden Nugget—Laughlin to penetrate new market segments and better retain existing customers.

        Utilize Internet Distribution Channels and Focused Marketing Strategies to Grow the Business. Our growth strategy for the Golden Nugget—Laughlin is to utilize management's wholesale room selling experience to increase occupancy and average daily rates. In addition, we plan to use Internet campaigns to increase awareness of the destination and the property and to market "air and room" packages to the Golden Nugget—Laughlin, attracting a guest from within and beyond the traditional feeder markets of California and Arizona with a greater potential revenue per visit. The property has recently seen an increase in the number of reservations made online.

        The Golden Nugget—Laughlin has developed and maintains a marketable player database of approximately 258,000 customers. The property has equal representation of out-of-town and local customers in its database, many of whom are long term customers. These customers form a strong, regular customer base on which we will continue to focus our marketing efforts. We will employ a direct mail program to target our database customers with a variety of product offerings, including incentives to visit our property frequently.

        Our popular 24 Karat Club rewards program, which rewards players with complimentaries and cash back bonuses for their play, has grown daily membership enrollments over 100% since 2002. Our players club members can redeem their complimentaries towards room charges or purchases in our restaurants and gift shops. We believe that the customer loyalty generated by the 24 Karat Club and the Golden Nugget brand provides us with a significant competitive advantage in attracting customers to our property. Our slot club was ranked an "A" by Strictly Slots in May 2002 and "One of the best in the Country" by Casino Player in June 2002.

        Capitalize on Expanded Air Services to Laughlin.    Air service to the Laughlin market has expanded significantly in recent years with passenger counts at the Laughlin/Bullhead Airport increasing 46% for the twelve-month period ended July 30, 2003 over the twelve-month period ended July 30, 2002. We will work to capitalize on the regularly scheduled flight service from Seattle, Portland, Dallas, Denver and Minneapolis, and the charter flight services from across the United States and Canada, to the Laughlin market. We will utilize wholesale and Internet distribution systems along with conventional direct marketing and advertising to attract the fly and stay visitors and expand our visitor base beyond our primary feeder markets of California and Arizona. We also intend to utilize these channels to increase visits from guests with a potentially higher spend per visit.

        Upgrade Hotel Management System.    We upgraded the hotel management system at the property in the fourth quarter of 2003, including installation of state-of-the-art yield management software. This technology will improve our capability to maximize average daily rate (ADR) and revenue per available room (RevPAR) by, for example, enabling us to analyze historical rate structures, evaluate occupancy and rate trend data and exploit opportunities to maximize occupancy and rate based on such information. In addition, our transition to the new system will result in both Golden Nugget properties being on the same operating platform, thereby enhancing opportunities for increasing operating efficiencies between the two hotel properties.

        Pursue Cross-Selling Opportunities with the Golden Nugget—Las Vegas.    As part of our strategy to cross-sell the Golden Nugget properties and destinations, we have begun to implement marketing initiatives targeted to customers who primarily visit the Laughlin property by offering vacations to the Las Vegas property, including the opportunity to attend shows and dine in the restaurants in Las Vegas, as well as inviting them to attend special events and tournaments at the Golden Nugget—Las Vegas or offering such opportunities as incentives and rewards. Similarly, customers of the Golden Nugget—Las Vegas will be invited to attend city-wide events in Laughlin such as the SCORE Off Road Rally, Prop Boat Races or the River Run motorcycle rally which annually attracts more than 60,000 to the river community.

The Acquisition

Overview

        On June 24, 2003, Poster Financial entered into a stock purchase agreement with MGM MIRAGE, as parent, Mirage Resorts, Incorporated, as seller, GNLV, GNL and Golden Nugget Experience, in which Poster Financial agreed to purchase all the issued and outstanding shares of capital stock of GNLV and GNL for $215.0 million, subject to possible adjustment for working capital on and after the closing date. On January 23, 2004, Poster Financial acquired all the issued and outstanding shares of capital stock of GNLV and GNL and, as a result, indirect ownership of the Golden Nugget—Las Vegas and the Golden Nugget—Laughlin.

        The total consideration paid to Mirage Resorts, Incorporated by Poster Financial on the closing date of the Acquisition was $214.6 million. This amount reflected a closing date working capital adjustment that reduced the purchase price by approximately $0.4 million. Within specified periods following the closing date of the Acquisition, Poster Financial and Mirage Resorts, Incorporated have the right to dispute the amount of the closing date working capital adjustment and such disputes, if not resolved between Poster Financial and Mirage Resorts, Incorporated, will be referred to an independent accounting firm for resolution. Any post-closing adjustment to the closing date purchase price will be payable in cash by the responsible party.

        Subject to certain limitations and exceptions, under the terms of the stock purchase agreement, MGM MIRAGE and Mirage Resorts, Incorporated have agreed to indemnify Poster Financial, GNLV, GNL and Golden Nugget Experience and their respective directors, managers, officers, employees, agents and representatives for losses associated with:

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  a breach of representations and warranties and covenants made by the MGM MIRAGE parties in the stock purchase agreement;

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  the nonfulfillment or failure to perform a covenant made by the MGM MIRAGE parties in the stock purchase agreement;

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  the business, operations, financing and activities of Beau Rivage Resorts, Inc. and GOLDEN NUGGET MANUFACTURING CORP., each a subsidiary of GNLV, which companies were transferred to Mirage Resorts, Incorporated prior to the closing of the Acquisition; and

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  the liabilities of GNLV, GNL and Golden Nugget Experience for bodily injury, property damage, illness or injury under any employee benefit, pension, disability or medical plan, which liability arises out of any occurrence prior to the closing date of the Acquisition regardless of when the actual claim may be reported.

        Subject to certain limitations and exceptions, under the terms of the stock purchase agreement, Poster Financial, GNLV, GNL and Golden Nugget Experience have agreed to indemnify MGM MIRAGE and Mirage Resorts, Incorporated and their respective directors, officers, employees, agents and representatives for losses associated with:

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  a breach of representations and warranties and covenants made by Poster Financial in the stock purchase agreement; and

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  the nonfulfillment or failure to perform a covenant made by Poster Financial in the stock purchase agreement.

        There are limitations on the parties' indemnification obligations as follows:

  (1)
  no amounts of indemnity will be payable to Poster Financial, GNLV, GNL and Golden Nugget Experience and their respective directors, managers, officers, employees, agents and representatives as a result of any claim in respect of a loss (excluding a loss attributable to taxes):

    (A)
    unless and until the aggregate amount of losses incurred by Poster Financial, GNLV, GNL and Golden Nugget Experience and their respective directors, managers, officers, employees, agents and representatives exceeds $1.5 million, in which event Poster Financial, GNLV, GNL and Golden Nugget Experience and their respective directors, managers, officers, employees, agents and representatives will be entitled to claim indemnity for the full amount of such losses in excess of $1.0 million; and

    (B)
    in excess of $20.0 million;

provided that the limitations on indemnity of Poster Financial, GNLV, GNL and Golden Nugget Experience and their respective directors, managers, officers, employees, agents and representatives shall not apply to either a breach of, inaccuracy in, nonfulfillment of, or failure to perform, any representation, warranty, covenant, obligation or agreement contained in certain sections of the stock purchase agreement;

  (2)
  no amounts of indemnity will be payable to MGM MIRAGE and Mirage Resorts, Incorporated and their respective directors, officers, employees, agents and representatives as a result of any claim in respect of a loss (excluding a loss attributable to taxes):

  (A)
  unless and until the aggregate amount of losses incurred by MGM MIRAGE and Mirage Resorts, Incorporated and their respective directors, officers, employees, agents and representatives exceeds $1.5 million, in which event MGM MIRAGE and Mirage Resorts, Incorporated and their respective directors, officers, employees, agents and representatives will be entitled to claim indemnity for the full amount of such losses in excess of $1.0 million; and

  (B)
  in excess of $10.0 million.

        The foregoing summary description of the stock purchase agreement is subject in its entirety to the terms of the stock purchase agreement.

Transition Services Agreement

        As contemplated by the stock purchase agreement, Poster Financial and MGM MIRAGE entered into a transition services agreement on October 24, 2003 that became effective upon the closing of the Acquisition. Poster Financial entered into the transition services agreement to facilitate consistent service and satisfaction for customers of the Golden Nugget properties while the properties transition to new ownership under Poster Financial.

        In the event that Poster Financial identifies additional material services that the Golden Nugget properties require from MGM MIRAGE that are not included in the transition services agreement, other than certain specified services that have already been agreed are not additional material services, Poster Financial and MGM MIRAGE have agreed to negotiate in good faith using commercially reasonable efforts in order to come to an agreement regarding MGM MIRAGE providing such additional material services. The transition services agreement provides that MGM MIRAGE will bill the Golden Nugget properties on a monthly basis, except as otherwise agreed. The transition services agreement contains a dispute resolution procedure in the event there is a disagreement as to the fees billed by MGM MIRAGE for the transition services. The transition services agreement provides for customary representations and warranties, as well as indemnification and confidentiality provisions, for this type of arrangement.

        Under the terms of the transition services agreement, MGM MIRAGE and its subsidiaries have agreed to provide, or retain independent contractors to provide, the services discussed below consistent with the same service levels as were provided by MGM MIRAGE and its subsidiaries and such independent contractors prior to the closing of the Acquisition. Poster Financial has the right to terminate any or all of the transition services upon 10 business days notice to MGM MIRAGE and has terminated some services, including substantially all race and sports book services and all bakery services.

        Retail and Inventory Management.    MGM MIRAGE personnel will provide the Golden Nugget properties with advice and assistance in the management of their retail stores, including as to store policies, staffing levels, inventory and order management and related matters. These services will be provided until the earlier to occur of (1) nine months from the closing of the Acquisition and (2) notification by Poster Financial that it no longer requires such services. The Golden Nugget properties have agreed to reimburse MGM MIRAGE for these services at a rate of 4.0% of gross sales (less agreed upon adjustments) generated by these retail stores.

        Marketing.    MGM MIRAGE and its subsidiaries provide certain preferential reservation and seating arrangements at the MGM Grand Garden and Star of the Desert venues for customers of the Golden Nugget properties, and will continue to do so until such time as a "Change of Control" occurs under the terms of the indenture governing the notes offered hereby.

        Horticulture.    MGM MIRAGE provides horticulture services to the Golden Nugget properties based upon an agreed schedule. These services will be provided until the earlier to occur of (1) nine months from the closing of the Acquisition and (2) notification by Poster Financial that it no longer requires either service. The Golden Nugget properties have agreed to reimburse MGM MIRAGE for its actual costs in providing products, as well as employee-related expenses associated with providing the horticulture services, including the base salary of such employees plus 30.0% to cover employee benefit costs.

        Information System Services.    MGM MIRAGE provides the Golden Nugget properties all the information system services that MGM MIRAGE caused to be provided to the Golden Nugget properties prior to the closing of the Acquisition. These services are being provided in order to assist the Golden Nugget properties in their ongoing business operations until they are able to install their own replacement information systems. MGM MIRAGE is obligated to provide the Golden Nugget properties with a level of service that meets or exceeds the level MGM MIRAGE provides to itself or the rest of the MGM MIRAGE properties. MGM MIRAGE has agreed to provide information system services for up to 18 months from the closing of the Acquisition, unless Poster Financial notifies MGM MIRAGE prior to such date that it no longer requires such services.

        The information system services to be provided include access to, and maintenance, management, operation, monitoring and support of, hardware, systems and infrastructure. The aggregate cost to the Golden Nugget properties for these services is currently set for the 2004 fiscal year at $1,902,765 with the corresponding monthly amount due being initially set at $158,563.75. This cost allocation will be reviewed on a quarterly basis following the closing of the Acquisition in order to determine whether the fee structure should be revised. If the Golden Nugget properties terminate the provision of any particular service prior to terminating all the information system services, such termination will be taken into account in the quarterly review of the fee structure for the information system services provided by MGM MIRAGE. The Golden Nugget properties are also responsible for all costs associated with the procurement of independent third party software license and maintenance agreements necessary for MGM MIRAGE to provide the services described above.

        MGM MIRAGE also provides the Golden Nugget properties with additional services in order to facilitate the Golden Nugget properties' migration to their own operating information systems. These services include a full-time transition coordinator who is dedicated to the planning and implementation of the Golden Nugget properties' migration plan. The Golden Nugget properties have agreed to reimburse MGM MIRAGE for its costs related to the provision of these additional services, which are in addition to the monthly amount set forth in the preceding paragraph. In particular, costs for the transition coordinator are not to exceed $150,000 per year.

        Customer Databases.    In addition to providing the Golden Nugget properties with copies of electronic files from certain databases of shared customers, MGM MIRAGE has provided to the Golden Nugget properties, and will purge from certain databases, the records of customers who, based on certain criteria, are considered to be proprietary customers of the Golden Nugget properties. MGM MIRAGE has also provided to the Golden Nugget properties copies of their marketing pieces relating to the Golden Nugget properties, to the extent available.

        The foregoing summary description of the transition services agreement is subject in its entirety to the terms of transition services agreement.

History

        Poster Financial is a holding company that was incorporated in Nevada in June 2003 for the purpose of acquiring the entities that own and operate the Golden Nugget hotel-casinos in Las Vegas and Laughlin, Nevada. Poster Financial is a wholly owned subsidiary of PB Gaming. Timothy N. Poster and Thomas C. Breitling each own 50% of the issued and outstanding stock of PB Gaming. Mr. Poster serves as Chairman of our Board of Directors and Chief Executive Officer, and Mr. Breitling serves as our President, Secretary, Treasurer and one of our directors.

        In 1990, Mr. Poster founded Las Vegas Reservation Systems, Inc., the precursor to Travelscape.com, Inc., which was co-founded by Mr. Poster and Mr. Breitling in 1998. Travelscape.com, an online hotel and vacation package reservation site, became a leading consumer travel wholesaler and was sold to Expedia, Inc. in March 2000 for approximately $105.0 million. Subsequent to the sale, Mr. Poster served as a member of the Board of Directors of Station Casinos, Inc., where he furthered his relationships and experience in the Las Vegas gaming and hospitality industries. Mr. Poster resigned from his board position with Station Casinos on June 26, 2003 to focus exclusively on the Acquisition.

Seasonality

        The Golden Nugget properties operate 24 hours each day, every day of the year. Historically, the financial performance and revenues of the Golden Nugget properties are higher during the first and second quarters of each year. At the Golden Nugget—Laughlin, this effect is largely attributable to an influx of seasonal residents to the region from January to March and, to a lesser extent, during October, November, December and April, due to Nevada's favorable climate through the fall and winter months. At the Golden Nugget—Las Vegas, this effect is primarily due to general seasonal travel trends, with less customers visiting Las Vegas during the summer months. Accordingly, our results of operations are expected to fluctuate from quarter to quarter, and the results for any fiscal quarter may not be indicative of results for future fiscal quarters.

Marketing

        We intend to continue to build on the solid visitor base of the Golden Nugget properties by concentrating on reaching out to our rated players, and other mid- to high-level table game and slot customers, through unique and focused marketing. Our marketing strategy for the Golden Nugget—Las Vegas is focused on attracting mid- to high-level gaming customers through special events, gaming tournaments and other entertainment and leisure-time offerings. With a large daily base of tour and travel customers occupying hotel rooms, we seek to convert them into repeat gaming customers by enticing them with the benefits of our 24 Karat Club. Golden Nugget—Laughlin appeals primarily to middle-income customers attracted by room, food and beverage offerings that are priced more attractively than those offered by the major Las Vegas hotel-casinos.

        We intend to elevate the profile of the Golden Nugget brand and increase our gaming volume. For example, we promote slot machine play by providing the newest equipment and the best service. We also intend to capitalize on higher-end play by appealing to customers that have historically frequented properties on the Las Vegas Strip. To further promote the gaming focus of the Golden Nugget properties, our table and slot hosts will increase their direct customer solicitation activities, as well as provide a more personalized customer experience upon arrival at the property. We primarily target customers in southern California, however, the Golden Nugget—Las Vegas will also increase targeted marketing to customers in Hawaii, as well as customers in the local Las Vegas market. In addition, we will continue to utilize the services of wholesale vacation distributors in order to market our facilities in key domestic source markets, such as Dallas, Houston, San Antonio, Milwaukee and Minneapolis, as well as market our facilities through Internet distribution channels. We utilize personal contact by our marketing personnel, a key element of marketing to high-level wagerers. The Golden Nugget properties also maintain their own Web sites, which inform customers about the properties and enable them to reserve hotel rooms, purchase show tickets and make restaurant reservations. Direct marketing is also important in the convention, corporate meeting and group travel segments, and we continue to utilize it to attract guests during certain periods and to introduce new customers to the Golden Nugget properties.

        Members of our management team have extensive experience in the hotel reservations and marketing industries, particularly in the Las Vegas and Laughlin markets. Travelscape.com, and its precursor, Las Vegas Reservation Systems, wholesale hotel-room selling companies that were founded by members of our senior management, were largely focused on the Las Vegas travel market. We will utilize the expertise in hospitality-focused technologies, and travel industry connections, of our senior management to gain efficiencies in the distribution of our hotel inventories and to help facilitate more creative, efficient and targeted marketing campaigns to attract more profitable gaming customers to our properties.

Competition

        The Golden Nugget—Las Vegas currently competes with numerous major hotel-casinos and a number of smaller casinos located on or near the Las Vegas Strip. The Golden Nugget—Las Vegas also competes with casinos located in downtown Las Vegas, which is about five miles from the center of the Strip, with casinos in Las Vegas' suburban areas and, to a lesser extent, with casino and hotel properties in other parts of Nevada, including Laughlin, Reno and along I-15 (the principal highway between Las Vegas and southern California) near the California-Nevada state line. In particular, the downtown Las Vegas gaming market consists of 14 hotel-casinos. Las Vegas casinos, including the Golden Nugget—Las Vegas, also compete with Native American casinos in southern California (the principal source of business for Las Vegas casinos) and central Arizona and, to a lesser extent, with casinos in other parts of the country. According to the Las Vegas Convention and Visitors Authority, there were 130,482 guestrooms in Las Vegas at December 31, 2003, an increase of 2.9% compared to December 31, 2002. Las Vegas visitor volume was 35.5 million in 2003, a slight increase from the 35.1 million reported for 2002. Additional new hotel-casinos, and expansion projects at existing Las Vegas hotel-casinos, are under construction or have been proposed. We are unable to determine to what extent increased competition will affect the future operating results of the Golden Nugget—Las Vegas.

        The Golden Nugget—Laughlin currently competes with nine hotel-casinos in Laughlin. It also competes with the Native American hotel-casino located approximately 14 miles from the Golden Nugget—Laughlin, a growing number of Native American casinos in the regional market and the primary feeder markets of California and Arizona, and with hotel-casinos in Las Vegas, Jean and Primm, Nevada. The expansion of hotel and casino capacity in Las Vegas in recent years and the growth of Native American casinos in central Arizona and southern California have had a negative impact on Laughlin area properties, including the Golden Nugget—Laughlin, by drawing visitors from the Laughlin market. This has, in turn, resulted in increased competition among Laughlin properties for a reduced number of visitors, which weakens pricing power and contributes to generally lower revenues and profit margins at Laughlin properties, including the Golden Nugget—Laughlin.

        We believe that the legalization of large-scale land-based casino gaming in or near certain major metropolitan areas, particularly in California, could have a material adverse effect on the Las Vegas and Laughlin markets. On March 7, 2000, voters in California approved an amendment to the California constitution that gave Native American tribes in California the right to offer a limited number of slot machines and a range of house-banked card games. A number of Native American tribes have already signed, and others have begun, gaming compacts with the State of California. More than 60 compacts had been approved by the federal government as of June 30, 2003, and casino-style gaming is legal in California on those tribal lands. According to the California Gambling Control Commission, there were more than 50 operating tribal casinos in California at June 30, 2003.

        We also compete for gaming customers with hotel-casino operations located in other areas of the United States and other parts of the world, and for vacationers with non-gaming tourist destinations such as Hawaii and Florida. To a lesser extent, we also compete, and will in the future compete, with all forms of legalized gambling. Gaming has expanded dramatically in the United States in recent years. Forms of gaming include: riverboats, dockside gaming facilities, Native American gaming ventures, land-based casinos, state-sponsored lotteries, racetracks, including slot machines at racetracks, off-track wagering, Internet gaming and card parlors. These ventures could divert customers from the Golden Nugget properties and thus adversely affect our business, financial condition and results of operations. We also face competition from all other types of entertainment.

        The competitive advantages of the Golden Nugget properties include the strong recognition and high level of quality associated with the "Golden Nugget" brand, the long-standing guest relationships at each property, the high-quality guest rooms and dining and entertainment facilities, the length of experience of the senior management teams at the Golden Nugget properties and the comprehensive marketing and promotion programs our properties tailor to their targeted customers. We also recruit, train and retain well-qualified and motivated employees who provide superior and friendly customer service to our guests.

Properties

        The Golden Nugget—Las Vegas occupies approximately seven and one-half acres and owns the buildings and approximately 90% of the land. The Golden Nugget—Las Vegas leases the remaining land under three ground leases that expire (giving effect to their options to renew) on dates ranging from 2025 to 2046. The Golden Nugget—Laughlin, including approximately two acres where the motel in Bullhead City, Arizona is located, occupies approximately 15.5 acres, all of which it owns.

Employees

        As of March 5, 2004, the Golden Nugget—Las Vegas had approximately 2,372 full-time and 319 part-time employees, and the Golden Nugget—Laughlin had approximately 693 full-time and 21 part-time employees. At that date, the Golden Nugget—Las Vegas had collective bargaining contracts with three unions covering approximately 1,397 of its employees, and the Golden Nugget—Laughlin did not have collective bargaining contracts with any unions. We have entered into employment agreements with Timothy N. Poster and Thomas C. Breitling, our Chief Executive Officer and President, respectively, and certain other members of our senior management. See "Management–Employment Agreements." We consider the Golden Nugget—Laughlin's and the Golden Nugget—Las Vegas' employee relations to be good.

Environmental and Health and Safety Matters

        We are subject to a variety of federal, state and local environmental and health and public safety, laws and regulations, including those governing the discharge of pollutants into the air or water, the management and disposal of hazardous substances or wastes and the cleanup of contaminated sites. Some of our operations require environmental permits and controls to prevent and reduce air and water pollution, and these permits are subject to modification, renewal and revocation by issuing authorities. We are also subject to the U.S. Occupational Health and Safety Act and similar state and local laws. We believe that we are in substantial compliance with all applicable material laws and regulations in the United States. Historically, our costs of achieving and maintaining compliance with environmental and health and public safety requirements have not been material to our operations.

Legal Proceedings

        Poster Financial is not involved in any litigation. GNLV and GNL are each defendants in various lawsuits, most of which relate to routine matters incidental to our business. We do not believe that the outcome of this pending litigation, considered in the aggregate, will have a material adverse effect on our business, financial condition, results of operations or liquidity.

REGULATION

Introduction

        The ownership and operation of casino gaming facilities in the State of Nevada are subject to the Nevada Gaming Control Act and the regulations made under such Act, as well as various local ordinances. The gaming operations of GNLV and GNL are subject to the licensing and regulatory control of the Nevada Gaming Commission and the Nevada State Gaming Control Board. GNL's operations are also subject to regulation by the Clark County Liquor and Gaming Licensing Board. GNLV's operations are also subject to regulation by the City of Las Vegas. These agencies are referred to herein collectively as the Nevada Gaming Authorities.

Policy Concerns of Gaming Laws

        The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy. These public policy concerns include, among other things:

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  preventing unsavory or unsuitable persons from being directly or indirectly involved with gaming at any time or in any capacity;

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  establishing and maintaining responsible accounting practices and procedures;

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  maintaining effective controls over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs, and safeguarding assets and revenue, providing reliable recordkeeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;

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  preventing cheating and fraudulent practices; and

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  providing a source of state and local revenue through taxation and licensing fees.

        Changes in these laws, regulations and procedures could have significant negative effects on our gaming operations and our financial condition and results of operations.

Owner and Operator Licensing Requirements

        GNLV and GNL are licensed by the Nevada Gaming Authorities as corporate licensees, which we refer to herein as company licensees. Under their gaming licenses, GNLV and GNL are required to pay periodic fees and taxes. The gaming licenses are not transferable.

        To date, the Golden Nugget properties have obtained all gaming licenses necessary for the operation of their existing gaming operations; however, gaming licenses and related approvals are privileges under Nevada law, and we cannot assure you that any new gaming license or related approvals that may be required in the future will be granted, or that any existing gaming licenses or related approvals will not be limited, conditioned, suspended or revoked or will be renewed.

Company Registration Requirements

        Poster Financial has been found suitable by the Nevada Gaming Commission to own the stock of GNLV and GNL and has been registered by the Nevada Gaming Commission as a holding company. PB Gaming has been found suitable by the Nevada Gaming Commission to own the stock of Poster Financial and has been registered by the Nevada Gaming Commission as a holding company. Poster Financial will also be required to be registered by the Nevada Gaming Commission as a publicly traded corporation, which we refer to herein as a registered company, for the purposes of the Nevada Gaming Control Act. We have applied for registration of Poster Financial as a publicly traded corporation. We cannot assure you that the registration of Poster Financial as a publicly traded corporation will be obtained on a timely basis or at all.

        Periodically, we will be required to submit detailed financial and operating reports to the Nevada Gaming Commission and to provide any other information that the Nevada Gaming Commission may require. Substantially all of our material loans, leases, sales of securities and similar financing transactions must be reported to, or approved by, the Nevada Gaming Commission.

Individual Licensing Requirements

        No person may become a stockholder or member of, or receive any percentage of the profits of, a non-publicly traded holding or intermediary company or company licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. The Nevada Gaming Authorities may investigate any individual who has a material relationship to or material involvement with us to determine whether the individual is suitable or should be licensed as a business associate of a gaming licensee. Timothy N. Poster and Thomas C. Breitling have been licensed or found suitable by the Nevada Gaming Authorities as officers and directors of Poster Financial, PB Gaming, GNLV and GNL and as stockholders of PB Gaming for a four year period. The other officers of GNLV and GNL are required to, and the other directors of Poster Financial and key employees of GNLV and GNL may also be required to, file such applications. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay or must cause to be paid all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

        If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with us, we would have to sever all relationships with that person. In addition, the Nevada Gaming Commission may require us to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

Consequences of Violating Gaming Laws

        If the Nevada Gaming Commission decides that we have violated the Nevada Gaming Control Act or any of its regulations, it could limit, condition, suspend or revoke our registrations and gaming licenses. In addition, we and the persons involved could be subject to substantial fines for each separate violation of the Nevada Gaming Control Act, or of the regulations of the Nevada Gaming Commission, at the discretion of the Nevada Gaming Commission. Further, the Nevada Gaming Commission could appoint a supervisor to conduct the operations of GNLV and GNL and, under specified circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the premises) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any of our gaming licenses and the appointment of a supervisor could, and revocation of any gaming license would, have a significant negative effect on our gaming operations.

Requirements for Beneficial Securities Holders

        Regardless of the number of shares held, any beneficial holder of our voting securities may be required to file an application, be investigated and have that person's suitability as a beneficial holder of voting securities determined if the Nevada Gaming Commission has reason to believe that the ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the beneficial holder of the voting securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of its beneficial owners. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any investigation.

        The Nevada Gaming Control Act requires any person who acquires more than 5% of the voting securities of a registered company to report the acquisition to the Nevada Gaming Commission. The Nevada Gaming Control Act requires beneficial owners of more than 10% of a registered company's voting securities to apply to the Nevada Gaming Commission for a finding of suitability within 30 days after the Chairman of the Nevada State Gaming Control Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Gaming Control Act, which acquires more than 10%, but not more than 15%, of the registered company's voting securities may apply to the Nevada Gaming Commission for a waiver of a finding of suitability if the institutional investor holds the voting securities for investment purposes only. In certain circumstances, an institutional investor that has obtained a waiver can hold up to 19% of a registered company's voting securities for a limited period of time and maintain the waiver. An institutional investor will not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board at directors of the registered company, a change in the corporate charter, bylaws, management, policies or operations of the registered company, or any of its gaming affiliates, or any other action which the Nevada Gaming Commission finds to be inconsistent with holding the registered company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include:

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  voting on all matters voted on by stockholders or interest holders;

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  making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and

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  other activities that the Nevada Gaming Commission may determine to be consistent with such investment intent.

Consequences of Being Found Unsuitable

        Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Gaming Commission or by the Chairman of the Nevada State Gaming Control Board, or who refuses or fails to pay the investigative costs incurred by the Nevada Gaming Authorities in connection with the investigation of its application, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of any voting security or debt security of a registered company beyond the period of time as may be prescribed by the Nevada Gaming Commission may be guilty of a criminal offense. We will be subject to disciplinary action if, after we receive notice that a person is unsuitable to hold an equity interest or to have any other relationship with, we:

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  pay that person any dividend or interest upon any voting securities;

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  allow that person to exercise, directly or indirectly, any voting right held by that person;

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  pay remuneration in any form to that person for services rendered or otherwise; or

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  fail to pursue all lawful efforts to require the unsuitable person to relinquish such person's voting securities including, if necessary, the immediate purchase of the voting securities for cash at fair market value.

Gaming Laws Relating to Securities Ownership

        The Nevada Gaming Commission may, in its discretion, require the holder of any debt or similar securities of a registered company to file applications, be investigated and be found suitable to own the debt or other security of the registered company if the Nevada Gaming Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. If the Nevada Gaming Commission decides that a person is unsuitable to own the security, then under the Nevada Gaming Control Act, the registered company can be sanctioned, including the loss of its approvals if, without the prior approval of the Nevada Gaming Commission, it:

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  pays to the unsuitable person any dividend, interest or any distribution whatsoever;

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  recognizes any voting right by the unsuitable person in connection with the securities;

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  pays the unsuitable person remuneration in any form; or

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  makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

        We are required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make the disclosure may be grounds for finding the record holder unsuitable. We will be required to render maximum assistance in determining the identity of the beneficial owner of any of our voting securities. The Nevada Gaming Commission has the power to require the stock certificates of any registered company to bear a legend indicating that the securities are subject to the Nevada Gaming Control Act and certain subject to restrictions imposed by applicable gaming laws.

Approval of Stock Pledges and Certain Negative Covenants

        The pledge of stock of GNLV, GNL and any of our other future subsidiaries that obtains a Nevada gaming license requires the approval of the Nevada Gaming Commission, upon the recommendation of the Nevada Gaming Control Board, before becoming effective. Such approval is also required in relation to restrictions on the transfer of and agreements not to encumber the equity securities of GNLV, GNL or other any of our future subsidiaries that obtains a Nevada gaming license. The Nevada Gaming Commission has granted such approvals with respect to the pledges of the stock of GNLV and GNL as collateral in connection with the notes and our senior credit facility. Approval by the Nevada Gaming Commission of the stock pledges does not constitute approval to foreclose on the stock pledges. Separate approval would be required to foreclose on the stock pledges and to transfer ownership of the underlying stock. Approval to foreclose on the stock pledges would require the licensing of the trustee under the indenture or other secured party, unless the Nevada Gaming Commission waives such licensing requirements upon application of the secured party. No assurance can be given that approval to foreclose on the stock pledges would be granted, or that the secured party seeking to foreclose on the stock pledges would be licensed or would receive a waiver of such licensing requirements. Foreclosure on a lien on collateral consisting of gaming devices in respect of the notes and the taking of possession of such gaming devices may require that the Nevada Gaming Commission license the foreclosing party as a distributor. Under the Nevada Gaming Control Act, however, the Nevada Gaming Control Board may authorize the disposition of gaming devices without requiring a distributor's license when such gaming devices are acquired through foreclosure on a lien secured in whole or part by gaming devices. No assurance can be given that the Nevada Gaming Control Board would grant such approval or that if that approval were not granted, the foreclosing party would be granted a license as a distributor.

Approval of Public Offerings

        Neither Poster Financial or any of its affiliates may make a public offering of its securities without the prior approval of the Nevada Gaming Commission if the proceeds from the offering are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for those purposes or for similar transactions. Any approval of any future public offerings will not constitute a finding, recommendation or approval by any of the Nevada Gaming Authorities as to the accuracy or adequacy of the offering document or the investment merits of the securities. Any statement indicating otherwise is unlawful.

        The offer by us to exchange the old notes for publicly registered new notes will require the review of, and prior approval by, the Nevada Gaming Authorities. We have applied to the Nevada Gaming Commission for approval to make the exchange offer for the notes discussed in "The Exchange Offer." If granted, this approval will permit us to issue the new notes and will permit our registered and licensed subsidiaries to guarantee the new notes. There can be no assurance that approval of the issuance of the new notes will be given or that such approval will be given on a timely manner.

Approval of Changes in Control

        As a registered company, Poster Financial will have to obtain prior approval of the Nevada Gaming Commission with respect to a change in control through:

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  merger;

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  consolidation;

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  stock or asset acquisitions;

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  management or consulting agreements; or

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  any act or conduct by a person by which the person obtains control of us.

        Entities seeking to acquire control of a registered company must satisfy the Nevada State Gaming Control Board and Nevada Gaming Commission with respect to a variety of stringent standards before assuming control of the registered company. The Nevada Gaming Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control to be investigated and licensed as part of the approval process relating to the transaction.

Approval of Defensive Tactics

        The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses or affecting registered companies that are affiliated with the operations permitted by Nevada gaming licenses may be harmful to stable and productive corporate gaming. The Nevada Gaming Commission has established a regulatory scheme to reduce the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to:

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  assure the financial stability of corporate gaming operators and their affiliates;

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  preserve the beneficial aspects of conducting business in the corporate form; and

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  promote a neutral environment for the orderly governance of corporate affairs.

        As a registered company, Poster Financial may be required to obtain approvals from the Nevada Gaming Commission before it can make exceptional repurchases of voting securities above their current market price and before a corporate acquisition opposed by management can be consummated. The Nevada Gaming Control Act also requires prior approval of a plan of recapitalization proposed by a registered company's board of directors in response to a tender offer made directly to its stockholders for the purpose of acquiring control.

Fees and Taxes

        License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the licensed subsidiaries respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon:

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  a percentage of gross revenues received;

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  the number of gaming devices operated; or

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  the number of table games operated.

        A live entertainment tax is also paid by casino operations where entertainment is furnished in connection with admission charges, the selling or serving of food or refreshments or the selling of merchandise. Pursuant to new legislation signed into law by the Governor of Nevada on July 23, 2003, the license fees on the number of gaming devices operated was increased effective immediately and, the tax on gross revenue was increased effective on August 1, 2003. GNLV and GNL became subject to a state payroll tax based on the wages paid to its employees effective October 1, 2003.

Foreign Gaming Investigations

        Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with those persons (collectively, "licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada State Gaming Control Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada State Gaming Control Board of the licensee's or registrant's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Gaming Commission. Licensees and registrants are required to comply with the reporting requirements imposed by the Nevada Gaming Control Act. A licensee or registrant is also subject to disciplinary action by the Nevada Gaming Commission if it:

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  knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation;

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  fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations;

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  engages in any activity or enters into any association that is unsuitable because it poses an unreasonable threat to the control of gaming in Nevada, reflects or tends to reflect, discredit or disrepute upon the State of Nevada or gaming in Nevada, or is contrary to the gaming policies of Nevada;

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  engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees; or

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  employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of unsuitability.

License for Conduct of Gaming and Sale of Alcoholic Beverages

        The conduct of gaming activities and the service and sale of alcoholic beverages by GNLV and GNL are subject to licensing, control and regulation by the Clark County Liquor and Gaming Licensing Board and the City of Las Vegas. In addition to approving GNLV and GNL, the Clark County Liquor and Gaming License Board and the City of Las Vegas have the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming license. All licenses are revocable and are not transferable. The county and city agencies have full power to limit, condition, suspend or revoke any license. Any disciplinary action could, and revocation would, have a substantial negative impact upon our operations.

MANAGEMENT

        The following table sets forth certain information as of March 31, 2004 concerning the executive officers and directors of Poster Financial:

Name	Age	Position
Timothy N. Poster	35	Chief Executive Officer and Chairman of the Board of Directors
Thomas C. Breitling	34	President, Secretary, Treasurer and Director
Maurice Wooden	42	Chief Operating Officer and Director
Dawn Allen	40	Senior Vice President and Chief Financial Officer
Joanne M. Beckett	43	Senior Vice President and General Counsel
Richard N. Barton	36	Director
Ed Borgato	35	Director
Burton M. Cohen	80	Director
Charles N. Mathewson	75	Director
Perry Rogers	35	Director

        The following table sets forth certain information as of March 31, 2004 concerning certain key employees of the Golden Nugget properties:

Name	Age	Position
André J. Carrier	33	Chief Operating Officer-Golden Nugget—Laughlin
Daniel Shumny	52	Vice President-Sales-Golden Nugget—Las Vegas
Chris Andrews	47	Vice President of Race and Sports Book Operations

Directors

        Each director holds office until his successor is duly elected or appointed and qualified or until his earlier death, retirement, disqualification, resignation or removal.

        Timothy N. Poster has served as Chief Executive Officer and Chairman of the Board of Poster Financial since its incorporation in June 2003. Prior to his role at Poster Financial, Mr. Poster was the Chairman and Chief Executive Officer of Travelscape.com, Inc., a company he co-founded with Thomas C. Breitling, from March 1998 to March 2000 when it was acquired by Expedia, Inc. From 2001 through June 2003, Mr. Poster served as a director of Station Casinos, Inc. In 1990, he founded Las Vegas Reservation Systems, Inc., the precursor of Travelscape.com, Inc., and served as its President until March 1998. In 2001, the Internet Business Alliance of Nevada named Mr. Poster "eLeader of the Year."

        Thomas C. Breitling has served as President, Secretary, Treasurer and a director of Poster Financial since its incorporation in June 2003. Mr. Breitling has also served as the President and Chief Executive Officer of Breitling Ventures, a private investment firm, since January 2002. Prior to his role at Breitling Ventures, Mr. Breitling served as the President of Travelscape.com, Inc., a wholly owned subsidiary of Expedia, Inc., from March 2000 to December 2001 and as a director of Expedia, Inc. from February 2002 until its sale to InterActiveCorp in August 2003. Mr. Breitling co-founded Travelscape.com, Inc. with Mr. Poster and served as its Chief Operating Officer from March 1998 through March 2000, when it was acquired by Expedia, Inc. Since January 2003, Mr. Breitling has also served as Chairman and Chief Executive Officer of Insomnia Entertainment.

        Richard N. Barton has served as a director of Poster Financial since January 2004. Mr. Barton is the founder and former Chief Executive Officer of Expedia, Inc. Mr. Barton led the spin-out of Expedia from Microsoft Corporation in 1999 and retired from Expedia in 2003. Prior to starting Expedia in 1994, Mr. Barton worked in various product management roles at Microsoft Corporation.

Mr. Barton is a member of the Boards of Directors of InterActiveCorp, the company that acquired Expedia in August 2003, and Netflix, Inc., an online DVD rental service. Mr. Barton holds a Bachelor of Science degree in industrial engineering from Stanford University.

        Ed Borgato has served as a director of Poster Financial since March 2004. Mr. Borgato is the co-founder and a senior partner of Javelin Partners, a hedge fund firm with over $250.0 million under management. He is the co-portfolio manager of Javelin Opportunities Fund LP, Javelin Opportunities Fund Offshore LTD and Javelin Partners LP. Prior to co-founding Javelin Partners in September 1999, Mr. Borgato was employed as a financial analyst with Paine Webber from 1995 to 1999. He has 16 active years of investment industry experience working as a securities broker, trader, analyst, and portfolio manager. During his career at such firms as Lehman Brothers, Alex Brown and Dain Rauscher he specialized in structuring derivative-based hedging strategies for institutions and high net worth individuals.

        Burton M. Cohen has served as a director of Poster Financial since March 2004. Mr. Cohen has over 35 years of experience in the Las Vegas hotel-casino industry. Mr. Cohen's earliest accomplishments include major roles in the building, opening and staffing of the Frontier Hotel Casino and Circus Circus in 1968. Mr. Cohen later served as Executive Vice President of the Flamingo Hotel Casino. After the Hilton Corporation acquired the Flamingo Hotel Casino in 1971, Mr. Cohen led the new operation as its President. In 1973, Caesars World hired Mr. Cohen to run The Thunderbird Hotel. In 1977, Mr. Cohen moved to Caesars Palace as a Vice President and member of its board of directors. In 1978, Cohen became President and General Manager of the Desert Inn & Country Club under Summa Corporation. In 1986, Mr. Cohen became President and Chief Operating of the Dunes Hotel & Country Club until the hotel was sold in 1987. Mr. Cohen returned to the Desert Inn Hotel & Country Club in 1992 as its President and Chief Executive Officer and stayed on as President and Managing Director when ITT Sheraton Corporation acquired the property in 1993. Mr. Cohen retired from active hotel-casino management in 1995 and has since done consulting work in the hotel and gaming industries. Mr. Cohen received his law degree from the University of Miami in 1948.

        Charles N. Mathewson has served as a director of Poster Financial since February 2004. Mr. Mathewson is Chairman Emeritus of International Game Technology ("IGT"). Mr. Mathewson was first appointed as a director of IGT in 1985 and was first appointed as Chief Executive Officer of IGT in 1986. He periodically served as Chairman, Chief Executive Officer and President of IGT from 1986 through 2003. Most recently, he served as Chief Executive Officer of IGT from February 1996 until December 2000 and as Chairman from February 1988 until December 2003. Mr. Mathewson served as Senior Executive Vice President and a director of Jefferies & Company, Inc. from 1968 to 1971, Chairman of the Board of Directors of Arden-Mayfair, Inc. from 1971 to 1974, and Chairman of the Board of Directors of Wagenseller & Durst from 1978 to 1979. From 1980 until February 1986, Mr. Mathewson was a general partner of Management Advisors Associates, a partnership engaged in investment and business consulting. He was a member of the Board of Directors of FelCor Lodging Trust from 1994 until 2002. From 1994 until 2002, Mr. Mathewson served as Chairman of the American Gaming Association, and in December 2002, he was named Chairman Emeritus of that organization. Mr. Mathewson is also a director of Baron Capital, Inc., a financial services firm. Mr. Mathewson received his Bachelor of Finance degree from the University of Southern California in 1953 and graduated from the University of California Management Program in 1960.

        Perry Rogers has served as a director of Poster Financial since January 2004. Mr. Rogers has served as President of Agassi Enterprises, Inc. since 1993 and as President of the Andre Agassi Charitable Foundation since 1994. In October of 2001, Mr. Rogers formed Alliance Sports Management Company, a sports management and marketing agency, where he serves as President. Mr. Rogers also serves on the Boards of Directors of Nevada First Bank, City of Las Vegas Centre Development, East River Ventures, Inc., and the UNLV Foundation.

Executive Officers

        Each executive officer holds office until his or her successor is elected and appointed and qualified or until his or her resignation or removal, if earlier.

        Maurice Wooden has served as President and Chief Operating Officer of GNLV since 2000 and was appointed Chief Operating Officer of Poster Financial upon the closing of the Acquisition. Mr. Wooden has also served as a director of Poster Financial since January 2004. Mr. Wooden has over 18 years of experience in the gaming industry and over 16 years of experience at the Golden Nugget—Las Vegas. From May 2000 to September 2000, Mr. Wooden served as Vice President of Casino Marketing at the Mirage Hotel & Casino. Mr. Wooden also served as Vice President of Operations at the Beau Rivage Hotel & Casino from April 1999 to May 2000 and as Vice President of Hotel Operations at the Golden Nugget—Las Vegas from May 1997 to April 1999.

        Dawn Allen has served as a Vice President and the Chief Financial Officer of GNLV since November 2000 and was appointed as Vice President and Chief Financial Officer of Poster Financial upon the closing of the Acquisition and as a Senior Vice President as of February 9, 2004. Ms. Allen joined the Golden Nugget—Las Vegas in 1993 as the Assistant Financial Controller and served as the Controller of the Golden Nugget—Las Vegas from January 1997 to November 2000.

        Joanne M. Beckett was appointed as Vice President and General Counsel of Poster Financial upon the closing of the Acquisition and as a Senior Vice President as of February 9, 2004. Ms. Beckett has served as a Vice President in the legal department of the Golden Nugget—Las Vegas since 1990 and oversees all aspects of the legal department and human resources at the property.

Other Key Employees

        André J. Carrier joined MGM MIRAGE in 1999 from Santa Fe Gaming Corporation (a.k.a. Sahara Gaming Corporation), where he held multiple positions, including Vice President of Corporate Development and Vice President of Marketing and Administration. He has served in his current position at the Golden Nugget—Laughlin since May 1999. Mr. Carrier is a graduate of the School of Hotel Administration at Cornell University.

        Daniel Shumny joined the Golden Nugget—Las Vegas in February 1998 and is responsible for all retail and entertainment marketing, including advertising, promotions, leisure and group sales and Internet distribution. He has 25 years of gaming/tourism marketing experience and ongoing relationships with tour operators, airlines and other industry suppliers. Before joining the Golden Nugget—Las Vegas, Mr. Shumny held similar positions with MGM Grand and Hilton Nevada Corporation.

        Chris Andrews was appointed Vice President of Race and Sports Book Operations at both Golden Nugget properties upon the closing of the Acquisition. Since February 1998, Mr. Andrews has served as Vice President of Race and Sports Book Operations with the Club CalNeva in Reno, Nevada, which he joined in 1981 as Race and Sports Book Director.

Employment Agreements

Overview

        The overall goal of our executive compensation program is to attract and retain the best possible executive talent and to motivate these executives to achieve the goals inherent in our business strategy, thereby seeking to enhance our profitability and value. At this time, the executive compensation program does not rely on equity-based compensation. Therefore, the bonuses discussed below have been paid, and will continue to be payable, in cash. In the future, the Boards of Directors of Poster

Financial and its subsidiaries may consider and adopt one or more equity-based compensation plans for their directors, officers, employees and consultants.

Employment Agreements

        We have entered into employment agreements with each of Mr. Poster, Mr. Breitling, Mr. Wooden, Ms. Beckett, Ms. Allen, Mr. Shumny, Mr. Carrier and Mr. Andrews. Each of these employment agreements became effective as of the closing date of the Acquisition, and will terminate on the third anniversary thereof, unless earlier terminated. The key provisions of these employment agreements are summarized below.

        Maurice Wooden has entered into an employment agreement with Poster Financial to serve as Poster Financial's Chief Operating Officer. The agreement provides for a minimum annual base salary of $500,000 and Mr. Wooden received a signing bonus of $200,000, which signing bonus was subject to an income tax gross-up such that the net amount of the signing bonus will be equal to $200,000. The signing bonus must be repaid by Mr. Wooden in the event that, during the 90-day period following the closing date of the Acquisition, his employment is terminated by Poster Financial for cause or by Mr. Wooden without good reason.

        Under the terms of his employment agreement, Poster Financial will pay Mr. Wooden on or prior to each of the first three anniversaries of the closing date of the Acquisition, a minimum annual bonus equal to at least 25% of his annual base salary, provided he is employed by Poster Financial on the relevant payment date. In addition, Mr. Wooden is eligible to receive a performance bonus based upon the Company's achievement of $30.0 million in EBITDA (as defined herein) during each of three year-long performance periods, the first of which commenced on January 1, 2004. Mr. Wooden is eligible to receive a $750,000 bonus in respect of each of the first two performance periods and a $1.5 million bonus in respect of the third performance period, subject to certain catch-up provisions that will enable Mr. Wooden to earn a performance bonus in respect of a period for which the EBITDA target was not met if higher EBTIDA in subsequent performance periods results in an average of at least $30.0 million per performance period in EBITDA over more than one performance period. Mr. Wooden is also entitled to receive such annual or other bonuses as may be determined by Poster Financial's Board of Directors in its sole discretion.

        During the specified term, Mr. Wooden is entitled to participate in Poster Financial's employee benefit plans as are generally made available from time to time to Poster Financial's senior executives. Poster Financial also provides Mr. Wooden with a monthly automobile allowance of $1,200.

        If Mr. Wooden terminates his employment with Poster Financial other than for good reason, he is entitled to receive (1) unpaid base salary and bonus through the date of his termination, (2) unreimbursed business expenses and (3) benefits in accordance with the terms of the then applicable benefit programs (items (1) through (3) are referred to herein as the "Unpaid Amounts").

        In the event Mr. Wooden's employment with Poster Financial is terminated due to his death or disability, he (or his estate or beneficiaries, if applicable) is entitled to receive (1) the Unpaid Amounts and (2) three months' base salary continuation. In the event Mr. Wooden's employment with Poster Financial is terminated by Poster Financial for cause, he is entitled to receive the Unpaid Amounts, other than any earned but unpaid bonus.

        In the event Mr. Wooden's employment with Poster Financial is terminated by Poster Financial other than for cause or due to Mr. Wooden's death or disability or by Mr. Wooden for good reason, he is entitled to receive: the Unpaid Amounts; base salary continuation through the third anniversary of the closing date of the Acquisition; a performance bonus for the performance period during which his employment is terminated based upon the Company's projected EBITDA for such period measured against the applicable EBITDA target; and continued health and insurance coverage for Mr. Wooden and his then covered dependents through the third anniversary of the closing date of the Acquisition.

        Under the terms of his employment agreement, Mr. Wooden is subject to restrictive covenants that prevent him from becoming employed by a competitor of Poster Financial, its parents, subsidiaries, affiliates and joint ventures (the "Employer Group") or soliciting customers, employees, service providers and certain other individuals having a relationship with the Employer Group. These covenants are operational during the specified term of employment and for a period of twelve months following a termination of Mr. Wooden's employment with Poster Financial, other than a termination by Mr. Wooden for good reason, or by Poster Financial without good cause.

        Mr. Wooden's employment agreement contains ongoing provisions regarding the non-disclosure and restrictions on use of our confidential information. The agreement also contains provisions describing the extent to which Poster Financial is required to indemnify and advance expenses to Mr. Wooden in connection with specified actions or other proceedings.

        Timothy N. Poster has entered into an employment agreement with Poster Financial to serve as Poster Financial's Chief Executive Officer. Mr. Poster's agreement is substantially identical to Mr. Wooden's agreement, except that: he is not eligible to receive a signing bonus or a performance bonus; Poster Financial is not required to pay him a minimum annual bonus; and his monthly automobile allowance is $2,000.

        Thomas C. Breitling has entered into an employment agreement with Poster Financial to serve as Poster Financial's President, Secretary and Treasurer. Mr. Breitling's agreement is substantially identical to Mr. Wooden's agreement, except that: he is not eligible to receive a signing bonus or a performance bonus; Poster Financial is not required to pay him a minimum annual bonus; and his monthly automobile allowance is $2,000.

        Joanne M. Beckett has entered into an employment agreement with Poster Financial to serve as Poster Financial's Senior Vice President and General Counsel. Ms. Beckett's agreement is substantially identical to Mr. Wooden's agreement, including a guaranteed minimum annual bonus of not less than 25.0% of base salary, except that her: annual base salary is $250,000; signing bonus was $125,000, which signing bonus was subject to an income tax gross-up such that the net amount of the signing bonus after income taxes will be equal to $125,000; performance bonus up to $750,000 ($187,500 in respect of each of the first two performance periods and $375,000 in respect of the third performance period); and her monthly automobile allowance is $1,000.

        Dawn Allen has entered into an employment agreement with Poster Financial to serve as Poster Financial's Senior Vice President and Chief Financial Officer. Ms. Allen's agreement is substantially identical to Mr. Wooden's agreement, including a guaranteed minimum annual bonus of not less than 25.0% of base salary, except that her: annual base salary is $225,000; signing bonus was $125,000, which signing bonus was subject to an income tax gross-up such that the net amount of the signing bonus after income taxes will be equal to $125,000; performance bonus up to $1.0 million ($250,000 in respect of each of the first two performance periods and $500,000 in respect of the third performance period); and her monthly automobile allowance is $1,000.

        Daniel Shumny has entered into an employment agreement with GNLV to serve as GNLV's Vice President—Sales. Mr. Shumny's agreement is substantially identical to Mr. Wooden's agreement, including a guaranteed minimum annual bonus of not less than 25.0% of base salary, except that his: annual base salary is $200,000; signing bonus was $125,000, which signing bonus was subject to an income tax gross-up such that the net amount of the signing bonus after income taxes will be equal to $125,000; performance bonus up to $1.0 million ($250,000 in respect of each of the first two performance periods and $500,000 in respect of the third performance period); and his monthly automobile allowance is $1,000.

        André J. Carrier has entered into an employment agreement with GNL to serve as GNL's Chief Operating Officer. Mr. Carrier's agreement is substantially identical to Mr. Wooden's agreement, including a guaranteed minimum annual bonus of not less than 25.0% of base salary, except that his: annual base salary is $200,000; signing bonus was $125,000, which signing bonus was subject to an income tax gross-up such that the net amount of the signing bonus after income taxes will be equal to $125,000; performance bonus up to $1.0 million ($250,000 in respect of each of the first two performance periods and $500,000 in respect of the third performance period); and his monthly automobile allowance is $1,000, plus reimbursement for gasoline.

        Chris Andrews has entered into an employment agreement with GNLV and GNL to serve as Vice President of Race and Sports Book Operations for both GNLV and GNL. Mr. Andrews' agreement is substantially identical to Mr. Wooden's agreement, including a guaranteed minimum annual bonus of not less than 25.0% of base salary, except that his: annual base salary is $250,000; signing bonus was $100,000, which signing bonus was subject to an income tax gross-up such that the net amount of the signing bonus after income taxes will be equal to $100,000; and he is not eligible to receive a performance bonus or an automobile allowance.

Director Compensation

        In March 2004, our Board of Directors established a director compensation policy that provides for each director who is not otherwise employed by Poster Financial or any of its affiliates or subsidiaries to receive total compensation from us for their service to Poster Financial as a director in the amount of $12,500 per quarter. Directors who are compensated as our full-time employees receive no additional compensation for service on our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Currently, Poster Financial has 100 shares of common stock, no par value, issued and outstanding, all of which are owned by PB Gaming. The address for PB Gaming is c/o Poster Financial Group, Inc., 129 East Fremont Street, Las Vegas, Nevada 89101. In connection with the funding of the escrow of the proceeds of the offering of the old notes and the closing of the Acquisition, PB Gaming contributed additional paid-in capital towards PB Gaming's existing holdings of Poster Financial common stock using amounts from issuances of $50.0 million of common stock and convertible debt securities of PB Gaming. PB Gaming is currently the sole stockholder of Poster Financial. In the future, other persons could own a direct or indirect equity interest in Poster Financial, subject to compliance with Nevada gaming laws and the terms of the indenture governing the notes and our senior credit facility.

        Currently, PB Gaming has 7,500 shares of common stock, no par value, issued and outstanding, 3,750 shares of which are owned by Timothy N. Poster, our Chairman and Chief Executive Officer, and 3,750 shares of which are owned by Thomas C. Breitling, our President, Treasurer, Secretary and one of our directors. On January 22, 2004, Charles N. Mathewson and Richard N. Barton, each a member of our Board of Directors, and Andre K. Agassi purchased from PB Gaming, in the aggregate, $12.5 million principal amount of junior subordinated convertible notes of PB Gaming. Upon receipt of any necessary approvals from the Nevada gaming authorities, the principal amount of each of these notes, together with accrued and unpaid interest thereon, will automatically convert into that number of shares of PB Gaming common stock as would represent 10% in the case of Mr. Mathewson, 5% in the case of Mr. Barton and 10% in the case of Mr. Agassi, of the outstanding common stock of PB Gaming on a fully diluted basis as of the close of business on January 23, 2004.

        It is contemplated that all the stockholders of PB Gaming will become parties to a stockholders agreement that, among other things, will contain:

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  restrictions on the ability of the stockholders of PB Gaming and any of their permitted transferees to sell, assign, transfer, pledge, encumber or otherwise dispose of any shares of common stock of PB Gaming, except in accordance with the provisions of the stockholders agreement. In addition, all transfers will be subject to certain other conditions, including (1) compliance with applicable federal and state securities laws, (2) receipt of necessary approvals from the Nevada gaming authorities and (3) compliance with all federal laws, rules and regulations relating to Subchapter S corporations;

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  certain voting and proxy arrangements among the stockholders of PB Gaming with respect to the election of directors of PB Gaming and other matters submitted to its stockholders for the benefit of Messrs. Poster and Breitling; these arrangements will result in Messrs. Poster and Breitling effectively controlling matters considered by the Board of Directors (or any committee thereof) of PB Gaming or submitted to its stockholders and thereby effectively controlling the management and strategic direction of Poster Financial;

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  provisions permitting certain stockholders of PB Gaming, in addition to Messrs. Poster and Breitling, to serve on the Board of Directors (and certain committees thereof) of PB Gaming;

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  preemptive rights, rights of first refusal, tag-along rights, drag-along rights and certain other requirements relating to the transfer of the shares of common stock of PB Gaming owned by the parties to the stockholders agreement, as well as provisions for the mandatory disposition of such shares as required under the Nevada gaming laws;

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  certain registration rights with respect to the shares of common stock of PB Gaming in specified circumstances and subject to limitations;

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  provisions permitting certain periodic distributions to the stockholders of PB Gaming to enable them to pay certain federal and state income taxes owed by such stockholders as a result of PB Gaming's status as a Subchapter S corporation for federal and state income tax purposes; and

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  customary representations and warranties, as well indemnification, confidentiality and information rights provisions, for this type of agreement.

        Investors who own securities of PB Gaming that are convertible, exercisable, exchangeable or redeemable into shares of common stock of PB Gaming will be required to become parties to the stockholders agreement upon conversion, exercise, exchange or redemption of such securities into shares of common stock of PB Gaming. This summary of the stockholders agreement does not purport to be complete and is qualified in its entirety by reference to the provisions of the stockholders agreement.

        In the future, PB Gaming may sell additional debt securities, additional shares of common stock and/or securities convertible, exercisable, exchangeable or redeemable into shares of its common stock to Mr. Poster, Mr. Breitling and/or others, subject to compliance with Nevada gaming laws. In turn, PB Gaming may contribute the proceeds from such sales as additional paid-in capital towards PB Gaming's existing holdings of Poster Financial common stock, subject to compliance with Nevada gaming laws and the terms of the indenture governing the notes and our senior credit facility.

        Poster Financial owns 100% of the issued and outstanding capital stock of each of GNLV and GNL and indirectly owns (1) 100% of the ownership interests of Golden Nugget Experience and (2) 17.65% of the voting units and 50.0% of the non-voting units of The Fremont Street Experience LLC. The non-voting units of The Fremont Street Experience LLC that Poster Financial indirectly owns entitle Golden Nugget Experience to certain preferential rights with respect to distributions.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        We have entered into employment agreements with Timothy N. Poster and Thomas C. Breitling, our Chief Executive Officer and President, respectively. See "Management—Employment Agreements." In addition, we expect that from time to time we may enter into transactions with Messrs. Poster and Breitling, and one or more of their affiliates and related parties relating to the use of aircraft owned or leased by Mr. Poster, Mr. Breitling or their affiliates for use in our business, subject to the terms of the indenture governing the notes and our senior credit facility. In addition, from time to time, and subject to the terms of the indenture governing the notes and our senior credit facility, we may enter into transactions with certain of our officers, directors, subsidiaries, affiliates, and our parent company and its officers, directors, other subsidiaries, affiliates and other related parties.

DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

Senior Credit Facility

        The following discussion summarizes certain material terms of our senior credit facility and is not intended to be an exhaustive discussion of the senior credit facility. The rights and obligations of the parties are governed by the express terms and conditions of the senior credit facility and not this summary. This summary does not purport to be complete and is qualified in its entirety by reference to provisions of the loan and security agreement and other related agreements.

        General.    In connection with the Acquisition, we entered into a senior credit facility with Wells Fargo Foothill, Inc. as arranger, administrative agent and documentation agent, Lehman Brothers Inc. as syndication agent, and a syndicate of bank lenders. The senior credit facility consists of (1) a $20 million five-year term loan and (2) a $15 million revolving loan.

        In order to finance a portion of the purchase price for the Acquisition and the related transaction fees and expenses, at the closing of the Acquisition, we made a drawing for the full amount of the term loan and a drawing of approximately $1.3 million under the revolving loan. The revolving loan is available on a revolving basis until the fifth anniversary of the closing date of the Acquisition. The senior credit facility also provides that we may from time to time request that one or more letters of credit be issued or extended if required. As of March 31, 2004, there was $20.0 million outstanding under the term loan, $3.7 million outstanding under letters of credit and no amounts outstanding under the revolving loan.

        Under certain circumstances, if we prepay or refinance the senior credit facility within two years of the closing date of the Acquisition, we may be subject to a prepayment penalty.

        Interest Rates, Amortization.    Loans under the senior credit facility bear interest at an initial rate per annum equal to the applicable base rate plus 3.0% or the LIBOR rate plus 4.0%. The term loan requires scheduled amortization payments with a substantial portion due at the maturity of the term loan.

        Security.    Our obligations under the senior credit facility are secured by a pledge of capital stock of our restricted subsidiaries and The Fremont Street Experience LLC and a first priority lien on substantially all of our and our guarantors' current and future assets.

        Negative Covenants.    The senior credit facility contains negative covenants for the type of transaction proposed, including, without limitation, (a) restrictions on the incurrence of debt, sale leasebacks and contingent liabilities; (b) restrictions on making dividends or similar distributions; (c) restrictions on the incurrence of liens or other encumbrances; (d) restrictions on the sale of assets or other similar transfers; (e) restrictions on investments or acquisitions; (f) restrictions on mergers, consolidations and similar combinations; (g) restrictions on transactions with affiliates; (h) limitations on capital expenditures; and (i) restrictions on any amendment or modification of certain material agreements, including the indenture governing the notes.

        Financial Covenants.    The senior credit facility contains certain financial covenants, including the following: minimum fixed charge coverage ratio; minimum levels of EBITDA and maximum senior debt to EBITDA ratio.

        Events of Default.    The senior credit facility contains certain events of default customary for the type of transaction proposed including, without limitation, nonpayment of principal, interest, fees or other amounts when due; loss of gaming licenses; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; and actual or asserted (in writing) invalidity of any guarantee, security document or security interest.

DESCRIPTION OF THE NOTES

        The terms of the new notes we are issuing in this exchange offer and the old notes that are outstanding are identical in all material respects, except:

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  the new notes will be registered under the Securities Act; and

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  the new notes will not contain transfer restrictions and registration rights that relate to the old notes.

        You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the terms "Poster Financial," "we," "us" and "our" refer only to Poster Financial Group, Inc. and not to any of its subsidiaries.

        Poster Financial will issue the new notes under the indenture dated as of December 3, 2003 among Poster Financial, the Guarantors and HSBC Bank USA, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act. The Collateral Documents referred to under the caption "—Security" define the terms of the agreements that secure the old notes, the new notes and the guarantees.

        The following description is a summary of the material provisions of the indenture, the registration rights agreement, the Intercreditor Agreement and the Collateral Documents. It does not restate those agreements in their entirety. We urge you to read the indenture, the registration rights agreement, the Intercreditor Agreement and the Collateral Documents because they, and not this description, define your rights as holders of notes. Copies of the indenture, the registration rights agreement, the Intercreditor Agreement and the Collateral Documents are available as set forth below under "—Additional Information."

        The registered holder of a new note will be treated as its owner for all purposes under the terms of the indenture. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Guarantees

        The notes:

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  are general obligations of Poster Financial;

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  are secured by (1) a second priority security interest in substantially the same collateral that secures First Lien Obligations, which represents substantially all of Poster Financial's existing and future assets, and (2) a pledge of the Capital Stock of each of GNLV, CORP., GNL, CORP. and Golden Nugget Experience, LLC;

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  are (1) pari passu in right of payment to all existing and future senior Indebtedness of Poster Financial, except that the notes are effectively subordinated to the Indebtedness outstanding under all First Lien Obligations, which is secured by a first priority security interest in Poster Financial's assets that also secure the notes, and (2) effectively senior to all unsecured Obligations of Poster Financial, in each case, to the extent of the value of the collateral securing that Indebtedness; and

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  are senior in right of payment to any future Subordinated Obligations of Poster Financial.

        The notes are jointly, severally and unconditionally guaranteed by each of the Guarantors and will be guaranteed in the future by any Restricted Subsidiaries which are Domestic Subsidiaries. GNLV, CORP. owns and operates the Golden Nugget—Las Vegas and GNL, CORP. owns and operates the Golden Nugget—Laughlin. Golden Nugget Experience, LLC, a Subsidiary of GNLV, CORP., holds

17.65% of the voting units and 50% of the non-voting units of The Fremont Street Experience LLC, the entity that manages The Fremont Street Experience.

        Each Guarantee of the notes:

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  is a general obligation of that Guarantor;

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  is secured by a second priority security interest in substantially the same collateral of that Guarantor that secures First Lien Obligations, which represents substantially all of that Guarantor's existing and future assets;

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  is (1) pari passu in right of payment to all existing and future senior Indebtedness of that Guarantor, except that the Guarantee of the notes is effectively subordinated to the Indebtedness outstanding under all First Lien Obligations, which is secured by a first priority security interest in that Guarantor's assets that also secure the notes, and (2) effectively senior to all unsecured Obligations of that Guarantor, in each case, to the extent of the value of the collateral securing that Indebtedness; and

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  is senior in right of payment to any future Subordinated Obligations of that Guarantor.

        After giving pro forma effect to the borrowings under the Credit Agreement and the use of proceeds therefrom, as of December 31, 2003, Poster Financial and the Guarantors would have had total indebtedness of approximately $176.8 million, of which $21.3 million was secured by a first priority security interest on the same assets that secure the notes and Guarantees, as well as a pledge of the voting and non-voting units of The Fremont Street Experience LLC. The indenture permits us and the Guarantors to incur additional Indebtedness.

        The operations of Poster Financial are conducted through its subsidiaries and, therefore, Poster Financial depends on the cash flow of its subsidiaries to meet its obligations, including its obligations under the notes. The Guarantors generated all of our pro forma consolidated revenues in the year ended December 31, 2003 and held all of our pro forma consolidated assets as of December 31, 2003. In the event of a bankruptcy, liquidation or reorganization of any future Subsidiaries that are not Guarantors, those Subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us.

        As of the date of this prospectus, all of our Subsidiaries are "Restricted Subsidiaries." However, under the circumstances described below under the subheading "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Any future Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Any future Unrestricted Subsidiaries will not guarantee the notes, and the notes will not be secured by a security interest in the assets of any Unrestricted Subsidiaries.

Principal, Maturity and Interest

        Poster Financial is offering to issue up to $155.0 million aggregate principal amount of new notes in exchange for a like principal amount of old notes to satisfy its obligations under the registration rights agreement that it entered into when the old notes were issued. Without the consent of holders of the notes, Poster Financial may issue an unlimited amount of Additional Notes from time to time; provided, however, that any offering of Additional Notes is subject to the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The notes are, and any Additional Notes subsequently issued under the indenture will be, treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Poster Financial will issue new notes in the exchange offer in denominations of $1,000 and integral multiples of $1,000. The notes mature on December 1, 2011.

        Interest on the notes accrues at the rate of 8 3/4% per annum and is payable semi-annually in arrears on each June 1 and December 1, commencing on June 1, 2004. Poster Financial will make each interest payment to the holders of record on the immediately preceding May 15 and November 15.

        Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

        If a registered holder of at least $2.5 million aggregate principal amount of notes has given wire transfer instructions to Poster Financial, Poster Financial will pay all principal, interest, premium and Additional Interest, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the city and state of New York unless Poster Financial elects to make interest payments by check mailed to the registered holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee currently acts as paying agent and registrar. Poster Financial may change the paying agent or registrar without prior notice to the holders of the notes, and Poster Financial or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange new notes in accordance with the indenture. The registrar and the trustee may require a holder to, among other things, furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Poster Financial is not required to transfer or exchange any note selected for redemption. Also, Poster Financial is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Guarantees

        The Guarantors jointly, severally and unconditionally guarantee Poster Financial's obligations under the notes. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Federal and state laws allow courts, under specific circumstances, to void guarantees and to require you to return payments received from guarantors of the notes."

        The Guarantee of a Guarantor will be released and discharged upon the occurrence of any of the following:

          (1)   in connection with any transaction permitted by the indenture after which the Guarantor ceases to be a Restricted Subsidiary of Poster Financial; provided, however, that any sale or other disposition of the Capital Stock or assets of that Guarantor complies with the "Asset Sales" provisions of the indenture;

          (2)   if Poster Financial designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

          (3)   in connection with the discharge of all obligations under that Guarantee or the indenture as described below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

The indenture and the Collateral Documents provide that, upon the release of the Guarantee of a Guarantor under the indenture, the Liens on the Collateral provided by such Guarantor will also be released.

Security

        The notes and the Guarantees are secured by a second priority security interest in substantially the same collateral that secures First Lien Obligations, which represents substantially all of Poster Financial's and the Guarantors' assets, whether now owned or hereafter acquired (collectively, the "Collateral"), subject to certain Permitted Liens and the Liens permitted by the Collateral Documents, including, without limitation:

          (1)   a pledge of the Capital Stock of GNLV, CORP., GNL, CORP. and Golden Nugget Experience, LLC;

          (2)   a mortgage or leasehold mortgage, as appropriate, on all of the casino properties, including all additions and improvements and component parts related thereto and issues and profits therefrom;

          (3)   a security interest in all existing furniture, fixtures and equipment owned or leased by Poster Financial and the Guarantors;

          (4)   a security interest in substantially all general intangibles, inventory, contractual rights, deposit accounts, accounts and other personal property not contemplated by clause (3), above, other than the Capital Stock of The Fremont Street Experience LLC; and

          (5)   a pledge of all intercompany Indebtedness payable to Poster Financial or any of its Subsidiaries.

        The Credit Agreement is, and other First Lien Obligations may in the future, be secured by a security interest in, and a pledge of, the Capital Stock of The Fremont Street Experience LLC, which Capital Stock does not secure the notes. Moreover, the pledge of, and the grant of a security interest in, the Capital Stock of any Guarantors that are subject to regulatory oversight by Nevada Gaming Authorities is subject to the approval of the Nevada Gaming Authorities, which may be granted or denied at the discretion of the Nevada Gaming Authorities. See "Risk Factors—The collateral agent's ability to realize on the collateral securing the notes that is comprised of our gaming business may be limited."

        Poster Financial and the Guarantors are parties to the Collateral Documents that provide for a grant of a security interest and a pledge of the Collateral. These pledges and security interests secure the payment and performance when due of the notes and the Guarantees under the terms of the indenture, the notes, the Guarantees and the Collateral Documents. In connection with the Credit Agreement, we, the Guarantors, the Agent and the Collateral Agent have entered into an Intercreditor Agreement which, among other things, provides that the security interest securing the notes and the Guarantees is subordinate to the lien securing Obligations outstanding under the Credit Agreement. See "—Intercreditor Agreement."

        So long as no Default or Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the indenture and the Collateral Documents, the First Lien Security Documents and applicable Gaming Laws, Poster Financial and the Guarantors are entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the

Collateral pledged by them and to exercise any voting and other consensual rights pertaining to the Collateral pledged by them. Upon the occurrence and during the continuance of a Default or Event of Default:

          (1)   all rights of Poster Financial and the Guarantors to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease, and such cash dividends, interest and other payments will, subject to the terms of the Intercreditor Agreement, be paid to the Collateral Agent;

          (2)   all rights of Poster Financial and the Guarantors to exercise such voting or other consensual rights shall cease, and all such rights shall, subject to the terms of the Intercreditor Agreement, become vested in the Collateral Agent which, to the extent permitted by law, will have the sole right to exercise such rights; and

          (3)   the Collateral Agent may, subject to the terms of the Intercreditor Agreement, sell the Collateral or any part thereof in accordance with the terms of the Collateral Documents.

        Under the terms of the indenture and the Collateral Documents, the Collateral Agent will, subject to the Intercreditor Agreement and applicable Gaming Laws, determine the circumstances and manner in which the Collateral shall be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Collateral Documents and whether to foreclose on the Collateral following a Default or Event of Default. Whether prior to or after the discharge of the First Lien Obligations, Poster Financial will be entitled to release assets included in the Collateral from the Liens securing the notes under any one or more of the following circumstances:

          (1)   to enable Poster Financial to consummate asset dispositions permitted or not prohibited under the "Asset Sales" provisions of the indenture;

          (2)   if Poster Financial provides substitute Collateral with at least an equivalent fair value, as determined in good faith by the Board of Directors of Poster Financial;

          (3)   if any Subsidiary that is a Guarantor is released from its Guarantee in accordance with the terms of the indenture, that Subsidiary's assets will also be released; or

          (4)   as described below under the caption "—Amendment, Supplement and Waiver."

        The second priority security interests in all Collateral also will be released and the Collateral Documents will terminate upon (1) the full and final payment and performance of all Obligations of Poster Financial and the Guarantors under the indenture, the notes and the Guarantees and (2) in connection with the discharge of all Obligations under the notes, the Guarantees and the indenture as described below under the captions "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

  Additional Collateral; Acquisition of Assets or Property

        Concurrently with the acquisition by Poster Financial or any Guarantor of any assets or property that either (1) secures First Lien Obligations or (2) has a fair market value (as determined in good faith by the Board of Directors of Poster Financial) in excess of $2.0 million individually or $10.0 million in a series of one or more related transactions, subject to the approval by Gaming Authorities or to the extent not prohibited by applicable Gaming Laws, Poster Financial shall, or shall cause the applicable Guarantor to:

          (1)   in the case of personal property, execute and deliver to the Collateral Agent such Uniform Commercial Code financing statements or take such other actions as shall be necessary or

  (in the opinion of the Collateral Agent) desirable to perfect and protect the Collateral Agent's security interest in such assets or property;

          (2)   in the case of real property, execute and deliver to the Collateral Agent:

            (a)   a deed of trust or a leasehold deed of trust, as appropriate, substantially in the form of the deeds of trust or leasehold deeds of trust, as appropriate, executed in connection with the Liens on the casino properties (with such modifications as are necessary to comply with applicable law) under which such Restricted Subsidiary shall grant a security interest to the Collateral Agent in such real property and any related fixtures; and

            (b)   title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real property; and

          (3)   promptly deliver to the Collateral Agent such opinions of counsel, if any, as the Collateral Agent may reasonably require with respect to the foregoing (including opinions as to enforceability and perfection of security interests);

provided, however, that (1) Poster Financial and the Guarantors will not be required to provide a security interest in any assets or property that are pledged as collateral in accordance with certain Permitted Liens and (2) no more than 65% of the Capital Stock of any Foreign Subsidiary will be required to be pledged as Collateral.

        Also, if the granting of a security interest in such property requires the consent of a third party, Poster Financial will use commercially reasonable efforts to obtain such consent with respect to the second priority security interest for the benefit of the Collateral Agent.

        Any future Foreign Subsidiary of Poster Financial that is a direct borrower with respect to the Indebtedness described in clause (1) of the definition of Permitted Debt under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" may, to the extent otherwise permitted by the indenture, grant a security interest in its property to the lenders therein with respect to such Indebtedness, or to an agent or trustee on behalf of such lenders, to secure Obligations with respect to such Indebtedness, without being required to provide a second priority security interest upon such property as security for the notes and the Guarantees; provided, however, that no such security interest shall secure any Indebtedness of Poster Financial, any Domestic Subsidiary or any Guarantor.

  Intercreditor Agreement

        Poster Financial, the Guarantors, the Agent and the Collateral Agent are parties to the Intercreditor Agreement. Pursuant to the terms of the Intercreditor Agreement, prior to the Discharge of First Lien Obligations, the Agent and the holders of First Lien Obligations determine the time and method by which the security interests in the Collateral will be enforced. At any time after the occurrence and during the continuation of an Event of Default under the Credit Agreement, and for a period of 120 days following the date upon which the Collateral Agent has received written notice from the Agent of such Event of Default, or such longer period to the extent of any Collateral as to which the Agent has commenced remedies, the Collateral Agent will not be permitted to exercise any rights or remedies on behalf of the trustee for the benefit of the holders of the notes in respect of the Collateral or any other right relating to any Collateral under the Collateral Documents, applicable law or in any insolvency or liquidation proceeding even if an Event of Default has occurred and the notes have been accelerated, subject to certain exceptions set forth in the Intercreditor Agreement. After the Discharge of First Lien Obligations, the Collateral Agent in accordance with the provisions of the indenture will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Collateral Documents for the ratable benefit of the holders of the notes.

  Certain Gaming Law Limitations

        The Collateral Agent's ability to foreclose upon the pledged shares and other gaming collateral comprising our gaming businesses is limited by applicable Gaming Laws. Regulations of the Nevada Gaming Commission provide that no person may acquire an interest in a gaming licensee or enforce a security interest in the stock of a corporation which is the holder of a gaming license or which owns stock in such a corporation without the prior approval of the Nevada Gaming Commission. As such, neither the Collateral Agent nor any holder of the notes is permitted to operate or manage any gaming business or assets unless such person has been licensed under applicable Gaming Laws for such purpose.

        Nevada Gaming Laws also require that all persons who propose to own shares of licensed corporations or of registered holding corporations must be found suitable as a stockholder of such corporations by the Nevada Gaming Commission and other relevant Gaming Authorities before acquiring ownership of such interests. Consequently, it would be necessary for the Collateral Agent to file an application with the Nevada Gaming Authorities requesting approval to enforce the security interest in the pledged shares and obtain such approval before it may take any steps to enforce the security interest. Additionally, the Collateral Agent must file applications with the Nevada Gaming Authorities requesting approval to enforce a security interest in gaming assets before it may take steps to enforce the security interest. Moreover, it would be necessary for a prospective purchaser of the pledged shares or the assets comprising the gaming businesses to file the necessary applications, be investigated, and be found suitable by the Nevada Gaming Authorities before acquiring the gaming assets or the pledged shares through the foreclosure sale. Under Nevada Gaming Law, the applicant for such approvals must file all applications required by the Nevada Gaming Authorities, be investigated, provide all information requested by the investigating agency and pay all fees and costs charged by the Nevada Gaming Authorities for such investigations. Although the regulations of the Nevada Gaming Commission provide that the Nevada Gaming Commission may, in its discretion, grant a temporary or permanent waiver of these requirements with respect to foreclosure on pledged shares, no action to enforce the security interest in the pledged shares may be taken nor may the ownership of the shares be transferred until these procedures are complied with so long as the corporations hold gaming licenses or are registered with the Nevada Gaming Commission as a holding company which owns any interest in a licensed corporation. These requirements may therefore limit the number of potential bidders who would participate in any foreclosure sale and may delay the sale of the pledged shares or other gaming assets, either of which could have an adverse effect on the proceeds received from such sales. See "Risk Factors—The collateral agent's ability to realize on the collateral securing the notes that is comprised of our gaming business may be limited" and "Regulation."

  Certain Bankruptcy Limitations

        The right and ability of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default is likely to be significantly impaired by title 11 of the United States Code (the "Bankruptcy Code") if a bankruptcy proceeding were to be commenced by or against Poster Financial or a Guarantor prior to the Collateral Agent having repossessed and disposed of the Collateral. Under the Bankruptcy Code, a secured creditor such as the Collateral Agent may be prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor, subject to bankruptcy court approval, to continue to retain and to use collateral (and the proceeds, products, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances, but it is intended in general to protect the value of the secured creditor's interest in the collateral and may include, if approved by the court, cash payments or the granting of additional security for any diminution in the value of the collateral as a result of the stay of repossession or the disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. The bankruptcy court has broad discretionary powers in all these matters, including the valuation of collateral. In addition, because the enforcement of the lien of the Collateral Agent in cash, deposit accounts and cash equivalents may be limited in a bankruptcy proceeding, the holders of the notes may not have any consent rights with respect to the use of those funds by Poster Financial or any of its Subsidiaries during the pendency of the proceeding. In view of these considerations, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral or whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the Collateral.

Optional Redemption

        At any time prior to December 1, 2006, Poster Financial may on one or more occasions redeem up to 35% of the aggregate principal amount of notes (including Additional Notes) issued under the indenture at a redemption price of 108.750% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided, however, that:

          (1)   at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Poster Financial and its Subsidiaries); and

          (2)   the redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at Poster Financial's option prior to December 1, 2007.

        On or after December 1, 2007, Poster Financial may redeem all or a part of the notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2007	104.375%
2008	102.188%
2009 and thereafter	100.000%

Mandatory Disposition Pursuant to Gaming Laws

        If any Gaming Authority requires that a holder or Beneficial Owner of notes be licensed, qualified or found suitable under any applicable Gaming Law and such holder or Beneficial Owner:

          (1)   fails to apply for a license, qualification or a finding of suitability within 30 days (or such shorter period as may be required by the applicable Gaming Authority) after being requested to do so by the Gaming Authority; or

          (2)   is denied such license or qualification or not found suitable;

Poster Financial shall then have the right, at its option:

          (1)   to require each such holder or Beneficial Owner to dispose of its notes within 30 days (or such earlier date as may be required by the applicable Gaming Authority) of the occurrence of the event described in clause (1) or (2) above, or

          (2)   to redeem the notes of each such holder or Beneficial Owner, in accordance with Rule 14e-1, if applicable, at a redemption price equal to the lowest of:

            (a)   the principal amount thereof, together with accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority;

            (b)   the price at which such holder or Beneficial Owner acquired the notes, together with accrued and unpaid interest and Additional Interest, if any, to the earlier of the date of redemption or the date of the denial of license or qualification or of the finding of unsuitability by such Gaming Authority; and

            (c)   such other lesser amount as may be required by any Gaming Authority.

        Immediately upon a determination by a Gaming Authority that a holder or Beneficial Owner of the notes will not be licensed, qualified or found suitable and must dispose of the notes, the holder or Beneficial Owner will, to the extent required by applicable Gaming Laws, have no further right:

          (1)   to exercise, directly or indirectly, through any trustee or nominee or any other Person or entity, any right conferred by the notes, the Guarantees or the indenture; or

          (2)   to receive any interest, dividend, economic interests or any other distributions or payments with respect to the notes and the Guarantees or any remuneration in any form with respect to the notes and the Guarantees from Poster Financial, the Guarantors or the trustee, except the redemption price referred to above.

        Poster Financial shall notify the trustee in writing of any such redemption as soon as practicable. Any holder or Beneficial Owner that is required to apply for a license, qualification or a finding of suitability will be responsible for all fees and costs of applying for and obtaining the license, qualification or finding of suitability and of any investigation by the applicable Gaming Authorities.

Mandatory Redemption

        Poster Financial is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require Poster Financial to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control offer on the terms set forth in the indenture. In the Change of Control offer, Poster Financial will offer a Change of Control payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, on the notes repurchased, to the date of purchase. Within 30 days following any Change of Control, Poster Financial will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

        On the Change of Control payment date, Poster Financial will, to the extent lawful:

          (1)   accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the Change of Control offer;

          (2)   deposit with the paying agent an amount equal to the Change of Control payment in respect of all notes or portions of notes properly tendered; and

          (3)   deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Poster Financial.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000. Poster Financial will publicly announce the results of the Change of Control offer on or as soon as practicable after the Change of Control payment date.

        The provisions described above that require Poster Financial to make a Change of Control offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Poster Financial repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        Poster Financial will not be required to make a Change of Control offer upon a Change of Control if a third party makes the Change of Control offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control offer made by Poster Financial and purchases all notes properly tendered and not withdrawn under the Change of Control offer.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Poster Financial and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Poster Financial to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Poster Financial and its Subsidiaries taken as a whole to another Person or group may be uncertain.

  Asset Sales

        Poster Financial will not, and will not permit any Restricted Subsidiary to, consummate an Asset Sale unless:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Asset Sale;

          (2)   Poster Financial (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets sold, leased, transferred, conveyed or otherwise disposed of or Equity Interests issued or sold or otherwise disposed of;

          (3)   with respect to any Asset Sale involving consideration or property in excess of $2.5 million, such fair market value is determined in good faith by Poster Financial's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee;

          (4)   at least 75% of the consideration received in the Asset Sale by Poster Financial or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

            (a)   any liabilities, as shown on Poster Financial's or such Restricted Subsidiary's most recent balance sheet, of Poster Financial or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Poster Financial or such Restricted Subsidiary from further liability; and

            (b)   any securities, notes or other obligations received by Poster Financial or any such Restricted Subsidiary from such transferee that are converted by Poster Financial or such Restricted Subsidiary into cash within 30 days, to the extent of the cash received in that conversion; and

          (5)   the Board of Directors of Poster Financial has determined in good faith that the Asset Sale complies with the provisions of the indenture summarized in clauses (2), (3) and (4) above.

        Within one year after the receipt of any Net Proceeds from an Asset Sale, Poster Financial or the Restricted Subsidiary may apply those Net Proceeds at its option:

          (1)   to repay First Lien Debt;

          (2)   to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

          (3)   to make an Investment in or expenditures for properties and assets that replace the properties and assets that were the subject of the Asset Sale; or

          (4)   to acquire other assets or property, other than current assets, that are used or useful in a Permitted Business;

provided, however, that with respect to any assets that are acquired or constructed or Voting Stock that is acquired with such Net Proceeds, Poster Financial or the applicable Restricted Subsidiary, as the case may be, promptly grants to the Collateral Agent, on behalf of the holders of the notes, a second priority security interest in any such assets or Voting Stock on the terms set forth in the indenture, the Collateral Documents and the Intercreditor Agreement. Pending the final application of any Net Proceeds, Poster Financial or the applicable Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $5.0 million, Poster Financial will make an offer (an "Asset Sale Offer") to all holders of notes to purchase the maximum principal amount of notes and, if Poster Financial is required to do so under the terms of any other Indebtedness that is pari passu with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Asset Sale Offer, Poster Financial may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other Indebtedness tendered. Upon completion of any Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

  Events of Loss

        Within one year after any Event of Loss with respect to (1) either Golden Nugget—Laughlin or any other assets or property with a fair market value (or replacement cost, if greater) in excess of $15.0 million, Poster Financial or the affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Event of Loss in any manner permitted by clauses (1) through (4) of the second paragraph of the covenant described above under the caption "—Asset Sales" for Net Proceeds from an Asset Sale or (2) any other Event of Loss, Poster Financial or the affected Restricted Subsidiary, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to repay First Lien Debt or to the rebuilding, repair, replacement or construction of improvements to the property affected by such Event of Loss (the "Subject Property"), with no concurrent obligation to make any purchase of any notes; provided, however, that:

          (1)   Poster Financial delivers to the trustee within either (i) 150 days of such Event of Loss a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operating in, substantially the same condition (or better) as existed prior to the Event of Loss within 24 months of the Event of Loss or (ii) 60 days of such Event of Loss a written opinion from a reputable contractor that the Subject Property can be rebuilt, repaired, replaced or constructed in, and operating in, substantially the same condition (or better) as existed prior to the Event of Loss within 24 months of the receipt of Net Loss Proceeds; and

          (2)   an officers' certificate certifying that Poster Financial has available from Net Loss Proceeds or other sources sufficient funds to complete the rebuilding, repair, replacement or construction referred to in clause (1) above.

        Any Net Loss Proceeds from any Event of Loss that are not applied or permitted to be reinvested as provided in the preceding paragraph will constitute "Excess Loss Proceeds." When the aggregate amount of Excess Loss Proceeds exceeds $5.0 million, Poster Financial will make an offer (an "Event of Loss Offer") to all holders of notes to purchase the maximum principal amount of notes and, if Poster Financial is required to do so under the terms of any other Indebtedness that is pari passu with the notes, such other Indebtedness on a pro rata basis with the notes, that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Loss Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn notes pursuant to an Event of Loss Offer, Poster Financial may use such remaining Excess Loss Proceeds for any purpose not otherwise prohibited by the indenture and the Collateral Documents. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis based on the principal amount of notes and such other Indebtedness tendered. Upon completion of any such Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

        In the event of an Event of Loss pursuant to clause (3) of the definition of "Event of Loss" with respect to any property or assets that have a fair market value (or replacement cost, if greater) in excess of $5.0 million, Poster Financial or the affected Restricted Subsidiary, as the case may be, will be required to receive consideration (1) at least equal to the fair market value (evidenced by a resolution of Poster Financial's Board of Directors set forth in an officers' certificate delivered to the trustee) of the property or assets subject to the Event of Loss and (2) with respect to any Event of Loss of any portion of the hotel, casino or parking structure and other property comprising the casino properties, at least 75% of which is in the form of cash or Cash Equivalents.

Compliance with Securities Laws and Other Agreements

        Poster Financial will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each redemption or repurchase of notes. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, Poster Financial will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions of the indenture by virtue of such conflict.

        The provisions of the Credit Agreement prohibit Poster Financial from repurchasing any notes, and also provide that certain change of control or asset sale events or events of loss with respect to Poster Financial constitute a default under the Credit Agreement. Any future credit agreements or other agreements relating to senior Indebtedness to which Poster Financial becomes a party may contain similar restrictions and provisions. In the event a Change of Control, Asset Sale or Event of Loss occurs at a time when Poster Financial is prohibited from repurchasing notes, Poster Financial will be obligated to use commercially reasonable efforts to obtain the consent of its senior lenders to the repurchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Poster Financial does not obtain such a consent or repay such borrowings, Poster Financial will remain prohibited from repurchasing notes. In such case, Poster Financial's failure to make an offer to purchase and/or repurchase tendered notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such senior Indebtedness.

Selection and Notice

        If less than all of the notes are to be redeemed or repurchased at any time, the trustee will select notes for redemption or repurchase as follows:

          (1)   if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2)   if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

        No notes of $1,000 or less will be redeemed or repurchased in part. Notices of redemption or repurchase will be mailed by first class mail at least 30 but not more than 60 days before the redemption or repurchase date to each holder of notes to be redeemed or repurchased at its registered address, except that redemption or repurchase notices may be mailed more than 60 days prior to a redemption or repurchase date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption or repurchase may not be conditional.

        If any note is to be redeemed or repurchased in part only, the notice of redemption or repurchase that relates to that note will state the portion of the principal amount of that note that is to be redeemed or repurchased. A new note in principal amount equal to the unredeemed or unpurchased portion of the original note will be issued in the name of the holder of the note upon cancellation of the original note. Notes called for redemption or repurchase become due on the date fixed for redemption or repurchase. On and after the redemption or repurchase date, interest ceases to accrue on notes or portions of them called for redemption or repurchase.

Certain Covenants

  Restricted Payments

        Poster Financial will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution on account of Poster Financial's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Poster Financial or any Restricted Subsidiary) or to the direct or indirect holders of Poster Financial's or any Restricted Subsidiary's Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Poster Financial or to Poster Financial or a Restricted Subsidiary of Poster Financial);

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Poster Financial) any Equity Interests of Poster Financial or any direct or indirect parent of Poster Financial;

          (3)   make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, other than Subordinated Obligations owed to Poster Financial or any Restricted Subsidiary, except payments of interest or principal at the Stated Maturity thereof; or

          (4)   make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment:

          (1)   no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

          (2)   Poster Financial would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four-quarter period for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Poster Financial and the Restricted Subsidiaries after the Original Issue Date

  (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8) and (10) of the next succeeding paragraph) is less than the sum, without duplication, of:

            (a)   50% of (i) the Consolidated Net Income of Poster Financial for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Original Issue Date to the end of Poster Financial's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit) minus (ii) the amount paid or to be paid in respect of such period pursuant to clause (7) of the next paragraph to stockholders other than Poster Financial, plus

            (b)   100% of the aggregate net cash proceeds received by Poster Financial since the Original Issue Date (other than contributions to Poster Financial by Parent to fund the closing of the Acquisition, up to an amount of $50.0 million) as a contribution to its common equity capital or from the issue or sale of Equity Interests of Poster Financial (excluding Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Poster Financial that have been converted into or exchanged for such Equity Interests (other than Equity Interests or Disqualified Stock or debt securities sold to a Subsidiary of Poster Financial), plus

            (c)   100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of Poster Financial, of property and marketable securities received by means of (A) the sale or other disposition (other than to Poster Financial or a Restricted Subsidiary) of Restricted Investments made by Poster Financial or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from Poster Financial or its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by Poster Financial or its Restricted Subsidiaries or (B) the sale (other than to Poster Financial or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by a Restricted Subsidiary pursuant to clause (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary, plus

            (d)   in case, after the Original Issue Date, any Unrestricted Subsidiary has been redesignated as a Restricted Subsidiary under the terms of the indenture or has been merged, consolidated or amalgamated with or into, or transfers or conveys assets to, or is liquidated into Poster Financial or a Restricted Subsidiary, an amount equal to the fair market value of the Investments owned by Poster Financial and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of the redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable).

        So long as no Default or Event of Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1)   the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2)   the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests or Subordinated Obligations of Poster Financial or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of Poster Financial) of, Equity Interests of Poster Financial (other than Disqualified Stock); provided, however, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

          (3)   the defeasance, redemption, repurchase or other acquisition of Subordinated Obligations of Poster Financial or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

          (4)   the payment of any dividend by a Restricted Subsidiary of Poster Financial to the holders of its Equity Interests on a pro rata basis;

          (5)   the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Poster Financial or any Restricted Subsidiary of Poster Financial held by any member of Poster Financial's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $2.0 million;

          (6)   the redemption or repurchase of any Equity Interests or Indebtedness of Poster Financial or any of its Subsidiaries to the extent required by any Gaming Authority or, if determined in the good faith judgment of the Board of Directors of Poster Financial as evidenced by a resolution of the Board of Directors that has been delivered to the trustee, required to prevent the loss or to secure the grant or establishment of any gaming license or other right to conduct lawful gaming operations;

          (7)   for so long as Parent is a corporation under Subchapter S of the Code or a substantially similarly treated pass-through entity for federal income tax purposes and for so long as Poster Financial is a qualified Subchapter S subsidiary of Parent under the Code or a substantially similarly treated pass-through entity for federal income tax purposes (as evidenced by an officers' certificate of Poster Financial and confirmed by a Tax Amounts CPA delivered annually to the trustee), Poster Financial may make cash distributions to Parent for distribution to its stockholders, on each Quarterly Payment Date, in an aggregate amount not to exceed the Permitted Quarterly Tax Distribution in respect of the related Estimation Period, and if any portion of the Permitted Quarterly Tax Distribution is not distributed on such Quarterly Payment Date, the Permitted Quarterly Tax Distribution payable on the immediately following Quarterly Payment Date shall be increased by such undistributed portion;

          (8)   in the event that Parent becomes a corporation under Subchapter C of the Code and either (i) Parent files consolidated, combined or unitary tax returns with Poster Financial or (ii) Poster Financial is a pass-through entity for federal income tax purposes (as evidenced by an officers' certificate of Poster Financial to the trustee), then Poster Financial may pay dividends to Parent, including in an amount sufficient to pay the cash tax liabilities of Parent, including federal, state and local income taxes, which taxes are directly attributable to Poster Financial and its subsidiaries, except that dividends can only be paid with respect to the taxable income of an Unrestricted Subsidiary to the extent of dividends from such subsidiary;

          (9)   dividends in an amount up to $500,000 in any calendar year to be used by its direct or indirect parent entities solely to pay its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by such entity in the ordinary course of its business;

          (10) payments made in accordance with contractual obligations under the Second Amended and Restated Operating Agreement of The Fremont Street Experience Limited Liability Company dated as of June 6, 1995 by and among the members of The Fremont Street Experience Limited Liability Company signatory thereto; and

          (11) other Restricted Payments in an aggregate amount since the Original Issue Date not to exceed $2.5 million.

        The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the assets, property or securities proposed to be transferred or issued by Poster Financial or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined in good faith by Poster Financial's Board of Directors. Other than with respect to any payment described in clauses (1) through (11) of the preceding paragraph, not later than the date of making any Restricted Payment, Poster Financial will deliver to the trustee an officers' certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this "Restricted Payments" covenant were computed.

  Incurrence of Indebtedness and Issuance of Preferred Stock

        Poster Financial will not, and will not permit any Subsidiary to, incur any Indebtedness (including Acquired Debt), and Poster Financial will not issue any Disqualified Stock and will not permit any Subsidiary to issue any shares of preferred stock; provided, however, that Poster Financial may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and any of the Guarantors may incur Indebtedness, if the Fixed Charge Coverage Ratio for Poster Financial's most recently ended four full fiscal quarters for which financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1)   the incurrence by Poster Financial and the Guarantors of additional Indebtedness and letters of credit under one or more Credit Facilities and guarantees thereof; provided, however, that the aggregate principal amount of all Indebtedness of Poster Financial and the Guarantors incurred pursuant to this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Poster Financial and the Guarantors thereunder) does not exceed an amount equal to $45.0 million;

          (2)   the incurrence by Poster Financial and the Guarantors of Indebtedness represented by the notes to be issued on the Original Issue Date (and the related exchange notes to be issued pursuant to the registration rights agreement) and the incurrence by the Guarantors of the Guarantees of those notes;

          (3)   the incurrence by Poster Financial and the Guarantors of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction or improvement of property, plant or equipment used or to be used in the business of Poster Financial or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (3), not to exceed $10.0 million at any time outstanding;

          (4)   the incurrence by Poster Financial and the Guarantors of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was incurred under the first paragraph of this covenant or clauses (2), (3), (4) or (9) of this paragraph;

          (5)   the incurrence by Poster Financial and its Restricted Subsidiaries of intercompany Indebtedness between or among Poster Financial and any of its Restricted Subsidiaries; provided, however, that:

            (a)   if Poster Financial is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

            (b)   if a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of its Guarantee; and

            (c)   (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Poster Financial or a Restricted Subsidiary of Poster Financial and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Poster Financial or a Restricted Subsidiary of Poster Financial shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Poster Financial or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

          (6)   the incurrence by Poster Financial and any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business;

          (7)   the guarantee by Poster Financial or any of the Guarantors of Indebtedness of Poster Financial or a Guarantor that was permitted to be incurred by another provision of this "—Incurrence of Indebtedness and Issuance of Preferred Stock" covenant;

          (8)   the incurrence by Poster Financial's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Poster Financial that was not permitted by this clause (8);

          (9)   the incurrence by Poster Financial or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (9), not to exceed $5.0 million at any one time outstanding; and

          (10) Indebtedness of Poster Financial and the Guarantors outstanding on the Acquisition Date other than Indebtedness outstanding under the Credit Agreement;

provided, however, that with respect to clause (9) above, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such incurrence of Indebtedness.

        Poster Financial and its Restricted Subsidiaries will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Poster Financial or its Restricted Subsidiaries unless such Indebtedness is also contractually subordinated in right of payment to the notes or the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness of Poster Financial and its Restricted Subsidiaries shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of Poster Financial or its Restricted Subsidiaries solely by virtue of being unsecured or secured to a lesser extent.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (9) above or is entitled to be incurred pursuant to the first paragraph of this covenant, in each case, as of the date of incurrence thereof, Poster Financial shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Indebtedness in any manner that complies with this covenant and such Indebtedness will be treated as having been incurred pursuant to such clauses or the first paragraph hereof, as the case may be, designated by Poster Financial; provided, however, that any incurrences of Indebtedness under Credit Facilities must be first applied to clause (1) above. Accrual of interest or dividends, the accretion of accreted value or liquidation preference and the payment of interest or dividends in the form of additional Indebtedness or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant.

  Liens

        Poster Financial will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Poster Financial will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock to Poster Financial or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to Poster Financial or any Restricted Subsidiary;

          (2)   make loans or advances to Poster Financial or any Restricted Subsidiary; or

          (3)   transfer any of its properties or assets to Poster Financial or any Restricted Subsidiary.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1)   agreements in effect on the Acquisition Date and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided, however, that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Acquisition Date;

          (2)   the indenture, the notes, the Guarantees, the Credit Agreement and the Collateral Documents;

          (3)   applicable law;

          (4)   any instrument governing Indebtedness or Capital Stock of a Person acquired by Poster Financial or any Restricted Subsidiary as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5)   customary non-assignment provisions in leases entered into in the ordinary course of business;

          (6)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

          (7)   any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition; or

          (8)   Permitted Refinancing Indebtedness; provided, however, that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9)   Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "—Liens"; and

          (10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business.

  Issuances and Sales of Capital Stock of Restricted Subsidiaries

        Poster Financial (a) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than to Poster Financial or to any Restricted Subsidiary), unless:

          (1)   such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Restricted Subsidiary, and

          (2)   the Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the provisions described under "—Repurchase at the Option of Holders—Asset Sales" above;

provided, however, that this clause (a) will not apply to any pledge of Capital Stock of any Restricted Subsidiary securing Indebtedness under Credit Facilities, including the Credit Agreement, or any exercise of remedies in connection therewith; and (b) will not permit any Restricted Subsidiary to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares and shares of Capital Stock of foreign Subsidiaries issued to foreign nationals to the extent required under applicable law) to any Person other than Poster Financial or any Restricted Subsidiary.

  Merger, Consolidation or Sale of Assets

        Neither Poster Financial nor any Guarantor may, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Poster Financial or such Guarantor, as the case may be, is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Poster Financial or any Guarantor, in one or more related transactions, to another Person; unless:

          (1)   either: (a) Poster Financial or such Guarantor, as the case may be, is the surviving corporation, or (b) the Person formed by or surviving any such consolidation or merger (if other than Poster Financial or such Guarantor, as the case may be) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2)   the Person formed by or surviving any such consolidation or merger (if other than Poster Financial or such Guarantor, as the case may be) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Poster Financial or such Guarantor, as the case may be, under the notes, the Guarantees, the indenture, the registration rights agreement and the Collateral Documents, as applicable;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   Poster Financial or such Guarantor, as the case may be, or the Person formed by or surviving any such consolidation or merger (if other than Poster Financial or such Guarantor, as the case may be), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock;"

          (5)   such transaction would not result in the loss or suspension or material impairment of any of Poster Financial's or any Guarantor's Gaming Licenses, unless a comparable replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

          (6)   such transaction would not require any holder or Beneficial Owner of notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction; provided that such holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction; and

          (7)   Poster Financial has delivered to the trustee an officers' certificate and opinion of counsel, each stating that such transaction complies with the terms of the indenture.

        In addition, Poster Financial may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. In the case of a lease of all or substantially all of the assets of Poster Financial, Poster Financial will not be released from its obligations under the notes or the indenture, as applicable.

        Notwithstanding the preceding clauses (1) through (7), any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Poster Financial or a Guarantor whereby Poster Financial or such Guarantor is the surviving entity.

        Except as described with respect to the release of Guarantees of Guarantors under the caption "—Guarantees" above, the entity or person formed by or surviving any consolidation or merger (if other than Poster Financial or a Guarantor, as the case may be) will succeed to, and be substituted for, and may exercise every right and power of Poster Financial or such Guarantor, as the case may be, under the indenture.

  Designation of Restricted and Unrestricted Subsidiaries

        Poster Financial's Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value (as determined in good faith by Poster Financial's Board of Directors) of all outstanding Investments owned by Poster Financial and its Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption "—Restricted Payments"

or the definition of Permitted Investments, as determined by Poster Financial. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Poster Financial's Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

  Transactions with Affiliates

        Poster Financial will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an "Affiliate Transaction"), unless:

          (1)   the terms of such Affiliate Transaction are set forth in writing and are not materially less favorable to Poster Financial or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Poster Financial or such Restricted Subsidiary with an unrelated Person, as determined by a majority of the Independent Directors; and

          (2)   Poster Financial delivers to the trustee:

            (a)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.5 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the Independent Directors; and

            (b)   with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1)   (a) any employment agreements to which Poster Financial and/or any of its Restricted Subsidiaries is a party and which are described in the offering memorandum, dated November 18, 2003, relating to the sale of the old notes, as such employment agreements were in effect on the Original Issue Date, and transactions contemplated thereby, and any renewals, modifications or replacements of such employment agreements on substantially the same economic terms, and transactions contemplated thereby, and (b) additional bonuses or other similar arrangements not to exceed $1.0 million per annum in the aggregate paid to all Affiliates under employment agreements or arrangements;

          (2)   transactions between or among Poster Financial and/or its Restricted Subsidiaries;

          (3)   transactions with a Person that is an Affiliate of Poster Financial solely because Poster Financial owns an Equity Interest in such Person;

          (4)   payment of reasonable directors fees to Persons who are not otherwise Affiliates of Poster Financial or any of its Restricted Subsidiaries and payment of indemnities to any Person who is an Affiliate;

          (5)   sales of Equity Interests (other than Disqualified Stock) to Affiliates of Poster Financial or contributions to the common equity capital of Poster Financial; and

          (6)   Restricted Payments that are not prohibited by the provisions of the indenture described above under the caption "—Restricted Payments."

  Independent Directors

        Poster Financial's Board of Directors will, subject only to required approvals from applicable Gaming Authorities, appoint two Independent Directors within 60 days after the Acquisition Date. Poster Financial will, at all times after such Independent Directors are appointed, have at least two Independent Directors, other than during (1) one or more periods not in any one case to exceed 120 consecutive days due to the Independent Director's death, disability, resignation or retirement and (2) any period during which a nominee is undergoing review by applicable Gaming Authorities.

  Additional Guarantees

        If Poster Financial or any of its Restricted Subsidiaries acquires or creates a Domestic Subsidiary after the Original Issue Date, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and an assumption agreement with respect to all Collateral Documents securing the Guarantee and deliver an opinion of counsel satisfactory to the trustee within 60 days of the date on which it was acquired or created; provided, however, that the foregoing shall not apply to Subsidiaries that have properly been designated as Unrestricted Subsidiaries in accordance with the indenture for so long as they continue to constitute Unrestricted Subsidiaries.

  Sale and Leaseback Transactions

        Poster Financial will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Poster Financial or any of its Restricted Subsidiaries may enter into a sale and leaseback transaction if:

          (1)   Poster Financial or that Restricted Subsidiary could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "—Liens;"

          (2)   the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by Poster Financial's Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3)   the transfer of assets in that sale and leaseback transaction is permitted by, and Poster Financial applies the proceeds of such transaction in compliance with, the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales."

  Business Activities

        Poster Financial will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Poster Financial and its Restricted Subsidiaries taken as a whole. Neither Poster Financial nor any of its Restricted Subsidiaries may conduct Permitted Businesses in any gaming jurisdiction in which Poster Financial or such Restricted Subsidiary is not licensed on the Acquisition Date if the holders of the notes would be required to be licensed as a result thereof; provided, however, that the provisions described in this sentence will not prohibit Poster Financial or any of its Restricted Subsidiaries from conducting

Permitted Businesses in any jurisdiction that does not require the licensing or qualification of all the holders, but reserves the discretionary right to require the licensing or qualification of any holders.

  Insurance

        Poster Financial will, and will cause its Restricted Subsidiaries to, maintain insurance with carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self insured amounts, limits, sublimits and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty. Customary insurance coverage will be deemed to include, without limitation, the following:

          (1)   business interruption insurance at all times; and

          (2)   property insurance protecting the property against losses or damages as is customarily covered by an "all-risk" policy or a property policy covering "special" causes of loss for a business of similar type and size; provided, however, that such insurance will provide coverage of not less than the lesser of (a) 120% of the outstanding principal amount of the notes plus accrued and unpaid interest and (b) 100% of actual replacement value (as determined at each policy renewal based on the F.W. Dodge Building Index or some other recognized means) of any improvements customarily insured consistent with industry standards and, in each case, with a deductible no greater than 5% of the insured value of the casino properties or such greater amount as is available on commercially reasonable terms (other than earthquake or flood insurance, for which the deductible may be up to 15% of such replacement value).

        All insurance required by this covenant (except worker's compensation) will name the Collateral Agent as an additional insured or loss payee, as the case may be, with losses in excess of $1.0 million payable jointly to Poster Financial and the Collateral Agent (unless a Default or Event of Default has occurred and is then continuing, in which case all losses are payable solely to the Collateral Agent), with no recourse against the Collateral Agent for the payment of premiums, deductibles or commissions, and for at least 30 days notice of cancellation. All such insurance policies will be issued by carriers having an A.M. Best & Company, Inc. rating of A- or higher and a financial size category of not less than X, or if such carrier is not rated by A.M. Best & Company, Inc., having the financial stability and size deemed appropriate by an opinion from a reputable insurance broker.

  Further Assurances

        Poster Financial will, and will cause each of its Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time in order to:

          (1)   carry out more effectively the purposes of the Collateral Documents;

          (2)   create, grant, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens created, or intended to be created, by the Collateral Documents; and

          (3)   ensure the protection and enforcement of any of the rights granted or intended to be granted to the trustee or the Collateral Agent under any other instrument executed in connection therewith.

        Upon the exercise by the trustee, the Collateral Agent or any holder of any power, right, privilege or remedy under the indenture or any of the Collateral Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority (including any Gaming Authority), Poster Financial will, and will cause each of its Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be required of Poster Financial or any of its Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

  Payments for Consent

        Poster Financial will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

        Whether or not required by the Commission, so long as any notes are outstanding, Poster Financial will furnish to the trustee and registered holders of notes, within 15 days of the date on which Poster Financial would be required to file such information with the Commission, if Poster Financial were subject to Sections 13 or 15(d) of the Exchange Act, including any extension periods available under the Commission's rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Poster Financial were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Poster Financial's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the Commission on Form 8-K if Poster Financial were required to file such reports.

        If Poster Financial has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Poster Financial and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Poster Financial.

        In addition, following the consummation of the Exchange Offer contemplated by the registration rights agreement, whether or not required by the Commission, Poster Financial will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing). In addition, Poster Financial and the Guarantors have agreed that only until consummation of the Exchange Offer and, in the event that, at any time, Poster Financial is no longer subject to the reporting requirements under the Exchange Act, for so long as any notes remain outstanding, they will furnish to the holders upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, to the extent such information is electronically filed with the Commission and is electronically available to the public free of cost.

        Poster Financial will be deemed to have furnished such reports to the trustee and registered holders of notes if it has filed such reports with the Commission via the EDGAR filing system and such reports are publicly available.

Events of Default and Remedies

        Each of the following is an Event of Default:

          (1)   default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the notes;

          (2)   default in payment when due of the principal of or premium, if any, on the notes;

          (3)   failure by Poster Financial or any of its Restricted Subsidiaries after written notice from the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding to comply with the provisions described under the captions "—Repurchase at the Option of Holders—Asset Sales," "—Repurchase at the Option of Holders—Change of Control," "Repurchase at the Option of Holders—Events of Loss" or "—Certain Covenants—Merger, Consolidation or Sale of Assets;"

          (4)   failure by Poster Financial or any of its Restricted Subsidiaries for 60 days after written notice from the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding to comply with any of its other agreements in the indenture or the notes;

          (5)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Poster Financial or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Poster Financial or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the Original Issue Date, if that default:

            (a)   is caused by a failure to pay principal of such Indebtedness at its Stated Maturity prior to the expiration of any grace period provided in such Indebtedness (a "Payment Default"); or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity,

  and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

          (6)   failure by Poster Financial or any of its Subsidiaries to pay final judgments in an uninsured aggregate amount in excess of $5.0 million, which judgments are not paid, discharged, waived, satisfied or stayed for a period of 60 consecutive days;

          (7)   except as permitted by the indenture, any Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee;

          (8)   breach by Poster Financial or any of the Guarantors in any material respect of any representation or warranty or agreement in any of the Collateral Documents or in any certificates delivered in connection therewith, the repudiation by any of them of any of their respective obligations under any of the Collateral Documents, or the unenforceability of the Collateral Documents against any of them for any reason which continues for 30 days after written notice from the trustee or holders of at least 25% in outstanding principal amount of notes;

          (9)   the revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations at the casino properties for more than 90 consecutive days, in either case, other than as a result of an Asset Sale or any voluntary relinquishment that is, in the judgment of the Board of Directors of Poster Financial, both desirable in the conduct of the business of Poster Financial and its Restricted Subsidiaries, taken as a whole, and not disadvantageous in any material respect to the holders of the notes; and

          (10) certain events of bankruptcy or insolvency described in the indenture with respect to Poster Financial, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Poster Financial, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, when taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

        The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a Default or Event of Default relating to the payment of principal or interest or Additional Interest.

        In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Poster Financial with the intention of avoiding payment of the premium that Poster Financial would have had to pay if Poster Financial then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes. If an Event of Default occurs prior to December 1, 2007, by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Poster Financial with the intention of avoiding the prohibition on redemption of the notes prior to December 1, 2007, then the premium specified in the indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the notes.

        Poster Financial is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Poster Financial is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of Poster Financial or any Guarantor, as such, will have any liability for any obligations of Poster Financial or the Guarantors under the notes, the indenture, the Guarantees, the Collateral Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes and the Guarantees. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Poster Financial may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

          (2)   Poster Financial's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the trustee, and Poster Financial's and the Guarantors' obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the indenture.

        In addition, Poster Financial may, at its option and at any time, elect to have the obligations of Poster Financial and the Guarantors released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   Poster Financial must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Additional Interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Poster Financial must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, Poster Financial has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Poster Financial has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the Original Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, Poster Financial has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which Poster Financial or any of its Restricted Subsidiaries is a party or by which Poster Financial or any of its Restricted Subsidiaries is bound;

          (6)   Poster Financial must deliver to the trustee an officers' certificate stating that the deposit was not made by Poster Financial with the intent of preferring the holders of notes over the other creditors of Poster Financial with the intent of defeating, hindering, delaying or defrauding creditors of Poster Financial or others; and

          (7)   Poster Financial must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1)   reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2)   reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

          (3)   reduce the rate of or change the time for payment of interest on any note;

          (4)   waive a Default or Event of Default in the payment of principal of, or interest or premium, or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5)   make any note payable in money other than that stated in the notes;

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Additional Interest, if any, on the notes;

          (7)   waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

          (8)   release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture;

          (9)   release all or substantially all of the Collateral from the Lien of the indenture or the Collateral Documents, except in accordance with the provisions thereof; or

          (10) make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of notes, Poster Financial, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Guarantees:

          (1)   to cure any ambiguity, defect, omission, mistake or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to provide for the assumption of obligations of Poster Financial or a Guarantor under the notes and Guarantees, as applicable, in accordance with the covenant described in "—Merger, Consolidation or Sale of Assets";

          (4)   to add Guarantees with respect to the notes and to release such Guarantees in accordance with the terms thereof;

          (5)   to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (6)   to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

          (7)   to enter into additional or supplemental Collateral Documents.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes and the Guarantees issued thereunder, when:

          (1)   either:

            (a)   all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Poster Financial, have been delivered to the trustee for cancellation; or

            (b)   all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, and Poster Financial has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Additional Interest, if any, and accrued interest to the date of maturity or redemption;

          (2)   no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument (other than the indenture) to which Poster Financial or any Guarantor is a party or by which Poster Financial or any Guarantor is bound;

          (3)   Poster Financial has paid or caused to be paid all sums payable by it under the indenture; and

          (4)   Poster Financial has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Poster Financial must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of Poster Financial or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest, it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

        The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense. In addition, the trustee will provide a list of the holders or Beneficial Owners of notes to any Gaming Authority upon request.

Additional Information

        Anyone who receives this prospectus may obtain a copy of the indenture and registration rights agreement without charge by writing to Poster Financial at 129 East Fremont Street, Las Vegas, Nevada 89101, Attention: General Counsel, telephone (702) 385-7111.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition Date" means January 23, 2004.

        "Additional Interest" has the meaning set forth in the registration rights agreement.

        "Additional Notes" means any notes (other than the notes issued on the Original Issue Date and the related exchange notes to be issued pursuant to the registration rights agreement) issued under the indenture in accordance with the provisions described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock."

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Agent" means the agent under the Intercreditor Agreement.

        "Applicable Tax Percentage" means the highest aggregate effective marginal rate of federal tax, and state and local income tax, if payable with respect to the interest in Poster Financial, or, when applicable, alternative minimum tax, to which any direct holder of Capital Stock of Parent would be subject (or if such direct holder of Capital Stock of Parent is not subject to tax then any indirect holder as is subject to tax) in the relevant year of determination (as certified to the trustee by an officers' certificate).

        "Asset Sale" means:

          (1)   the sale, lease, conveyance or other disposition of any assets or rights, other than sales of inventory, equipment, accounts receivable or other assets in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Poster Financial and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sales covenant; and

          (2)   the issuance of Equity Interests by any of Poster Financial's Restricted Subsidiaries or the sale of Equity Interests by Poster Financial in any of its Restricted Subsidiaries.

        Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

          (1)   any single transaction or series of related transactions that involves assets having a fair market value (as determined in good faith by Poster Financial's Board of Directors) of less than $1.0 million;

          (2)   a transfer of assets between or among Poster Financial and its Restricted Subsidiaries,

          (3)   an issuance of Equity Interests by a Restricted Subsidiary to Poster Financial or to another Restricted Subsidiary;

          (4)   a Restricted Payment or Permitted Investment that is not prohibited by the covenant described above under the caption "—Certain Covenants—Restricted Payments";

          (5)   a sale or other disposition of cash or Cash Equivalents;

          (6)   a transfer of property or assets that are obsolete, damaged or worn out and that are no longer useful in the conduct of Poster Financial's or its Restricted Subsidiaries' business;

          (7)   sales, transfers or other dispositions of assets for consideration at least equal to the fair market value of the assets sold or disposed of, but only if the consideration received consists of property or assets (other than cash, except to the extent used as a bona fide means of equalizing the value of the property or assets involved in the swap transaction) of a nature or type, or that are, used in, a business having property or assets of such nature or type or that is engaged in a Permitted Business; and

          (8)   grants of licenses to use intellectual property in the ordinary course of business.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

          (1)   with respect to a corporation, the board of directors of the corporation;

          (2)   with respect to a partnership, the Board of Directors of the general partner of the partnership; and

          (3)   with respect to a limited liability company or any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

        "Capital Stock" means:

          (1)   in the case of a corporation, corporate stock;

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Cash Equivalents" means:

          (1)   United States dollars;

          (2)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

          (3)   certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5)   commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and in each case maturing within six months after the date of acquisition; and

          (6)   money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Change of Control" means the occurrence of any of the following:

          (1)   the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Poster Financial and its Restricted Subsidiaries, taken as a whole, to any "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than to a direct or indirect wholly owned Subsidiary of Parent;

          (2)   the adoption by the Board of Directors or holders of Capital Stock of Poster Financial of a plan relating to the liquidation or dissolution of Poster Financial;

          (3)   prior to an Initial Public Offering, the Principals, a Permitted Group and their respective Related Parties cease to collectively Beneficially Own more than 50% of the Voting Stock of Poster Financial, measured by voting power rather than number of shares, unless, as a result of such transaction, the ultimate direct or indirect ownership of Poster Financial is substantially the same immediately after such transaction as it was immediately prior to such transaction;

          (4)   after an Initial Public Offering, (a) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of Poster Financial, measured by voting power rather than number of shares and (b) the Principals and their Related Parties Beneficially Own, directly or indirectly, in the aggregate, a lesser percentage of the total voting power of the Voting Stock of Poster Financial than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of Poster Financial, unless, as a result of such transaction, the ultimate direct or indirect ownership of Poster Financial is substantially the same immediately after such transaction as it was immediately prior to such transaction;

          (5)   the first day on which a majority of the members of the Board of Directors of Poster Financial are not Continuing Directors; or

          (6)   Poster Financial consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Poster Financial, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Poster Financial or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Poster Financial outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Collateral Agent" means the collateral agent under the Collateral Documents.

        "Collateral Documents" means, collectively, all agreements, deeds of trust, instruments, documents, pledges or filings executed in connection with granting, or that otherwise evidence, the Lien of the Collateral Agent in the Collateral.

        "Commission" means the United States Securities and Exchange Commission.

        "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

          (1)   an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2)   provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income; plus

          (4)   depreciation, amortization (excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5)   non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1)   the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person, excluding any dividends or distributions distributed to Parent pursuant to clause (8) of the second paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments";

          (2)   the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; and

          (3)   the cumulative effect of a change in accounting principles will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Poster Financial who:

          (1)   was a member of such Board of Directors on the Original Issue Date; or

          (2)   was nominated for election or elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Loan and Security Agreement, dated as of the Acquisition Date, by and among Poster Financial, GNLV, CORP., GNL, CORP. and Wells Fargo Foothill, Inc., as administrative agent, and the lenders named therein, providing for up to $20.0 million of term loan borrowings and $15.0 million of revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced or otherwise restructured in whole or in part from time to time, whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more debt facilities, indentures or other agreements (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders or investors providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced or otherwise restructured in whole or in part from time to time, whether by the same or any other agent, lender or group of lenders.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Discharge of First Lien Obligations" means payment in full in cash of all First Lien Obligations (including all amounts accruing on or after the commencement of any insolvency or liquidation proceeding) after or concurrently with the termination of all commitments to extend credit thereunder.

        "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Poster Financial to repurchase such Capital Stock upon the occurrence of a change of control, an asset sale or an event of loss will not constitute Disqualified Stock if the terms of such Capital Stock provide that Poster Financial may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Domestic Subsidiary" means any Restricted Subsidiary of Poster Financial that is formed under the laws of the United States, or any state or commonwealth of the United States, or the District of Columbia.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Estimation Period" means the period for which a stockholder of Parent is required to estimate for federal income tax purposes his allocation of taxable income from a Subchapter S corporation or any entity that is treated as a pass-through entity for federal income tax purposes in connection with determining his estimated federal income tax liability for such period.

        "Event of Loss" means, with respect to any asset, any (1) loss, destruction or damage of such asset, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such asset or the requisition of the use of such asset or (3) settlement in lieu of clause (2) above.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exchange Offer" means the registration by Poster Financial and the Guarantors under the Securities Act of the exchange notes and exchange guarantees on a registration statement pursuant to which Poster Financial offer the holders of all outstanding Transfer Restricted Securities the opportunity to exchange all such outstanding Transfer Restricted Securities held by such holders for exchange notes in an aggregate principal amount equal to the aggregate principal amount of the Transfer Restricted Securities validly tendered and not withdrawn in such exchange offer by such holders.

        "First Lien Debt" means:

          (1)   the Obligations under the Credit Agreement which, when advanced (or, in the case of any reimbursement obligation for a letter of credit issued under the Credit Agreement, when such letter of credit was issued), either (a) was permitted to be incurred by clause (1) or (9) (or constitutes Permitted Refinancing Indebtedness of First Lien Debt incurred pursuant to clause (4)) of the definition of "Permitted Debt" or (b) was advanced (or, in the case of any such reimbursement obligation, relates to a letter of credit that was issued) upon delivery to the trustee and the Collateral Agent of an officers' certificate to the effect that such Indebtedness was permitted to be incurred by clause (1) or (9) (or constitutes Permitted Refinancing Indebtedness of First Lien Debt incurred pursuant to clause (4)) of the definition of "Permitted Debt," including without limitation any such Indebtedness incurred in any insolvency or liquidation proceeding to the extent permitted by clause (1) or (9) (or that constitutes Permitted Refinancing Indebtedness of First Lien Debt incurred pursuant to clause (4)) of the definition of "Permitted Debt;"

          (2)   Hedging Obligations permitted to be incurred by clause (6) of the definition of "Permitted Debt" that, pursuant to the Credit Agreement, are equally and ratably secured by any and all Liens securing Indebtedness outstanding under the Credit Agreement; and

          (3)   the principal of and interest on Indebtedness under any Credit Facility other than the Credit Agreement to the extent such Indebtedness was permitted to be incurred by clause (1) or (9) (or constitutes Permitted Refinancing Indebtedness of First Lien Debt incurred pursuant to clause (4)) of the definition of "Permitted Debt" and by the Credit Agreement but only if on or before the day on which such Indebtedness was incurred, such Indebtedness is designated by Poster Financial, in an officers' certificate delivered to the trustee and the Collateral Agent on or before such date, as First Lien Obligations for the purposes of the indenture.

        "First Lien Documents" means the Credit Agreement, the First Lien Security Documents and all other agreements governing, securing or relating to any First Lien Obligations.

        "First Lien Obligations" means the First Lien Debt and all other Obligations of Poster Financial or any Guarantor under the First Lien Documents.

        "First Lien Security Documents" means one or more security agreements, pledge agreements, collateral assignments, control agreements, mortgages, deeds of trust or other grants or transfers for security executed and delivered by Poster Financial or any Guarantor creating a Lien upon property owned or to be acquired by Poster Financial or such Guarantor in favor of any holder or holders of First Lien Debt, or any trustee, agent or representative acting for any such holders, as security for any First Lien Obligations.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases or redeems any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1)   acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (calculated in accordance with Regulation S-X) as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

          (2)   the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded; and

          (3)   the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3)   any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon; plus

          (4)   the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Poster Financial (other than Disqualified Stock) or to Poster Financial or a Restricted Subsidiary of Poster Financial, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Foreign Subsidiary" means a Restricted Subsidiary that is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

        "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal government, any foreign government, any state, province or city or other political subdivision or otherwise, whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Nevada State Gaming Authorities, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by Poster Financial or any of its subsidiaries.

        "Gaming Law" means any gaming law or regulation of any jurisdiction or jurisdictions to which Poster Financial or any of its Subsidiaries is, or may at any time after the Original Issue Date be, subject.

        "Gaming License" means any license, permit, franchise or other authorization from any Gaming Authority necessary on the Original Issue Date or at any time thereafter to own, lease or operate the assets of or otherwise conduct the business of Poster Financial or any of its Restricted Subsidiaries.

        "Government Securities" means direct obligations (or certificates representing an ownership interest in such obligations) of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

        "guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Guarantee" means the guarantee of the notes by each of the Guarantors pursuant to the indenture and in the form of the Guarantee endorsed on the form of note attached to the indenture and any additional Guarantee of the notes to be executed by any Restricted Subsidiary of the Company pursuant to the covenant described above under the caption "—Certain Covenants—Additional Guarantees."

        "Guarantors" means each of:

          (1)   GNLV, CORP., GNL, CORP. and Golden Nugget Experience, LLC; and

          (2)   any other Domestic Subsidiary that executes a Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1)   interest rate swap agreements, interest rate cap agreements and interest rate collar agreements;

          (2)   other agreements or arrangements designed to protect such Person against fluctuations in interest rates; or

          (3)   other agreements or arrangements designed to manage, protect or hedge such Person against fluctuations in currency exchange rates or commodity prices.

        "Indebtedness" means (without duplication), with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

          (1)   in respect of borrowed money;

          (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3)   in respect of banker's acceptances;

          (4)   representing Capital Lease Obligations;

          (5)   representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

          (6)   representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any indebtedness of any other Person.

        The amount of any Indebtedness outstanding as of any date will be:

          (1)   the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

          (2)   the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

        "Independent Director" means a member of Poster Financial's Board of Directors who (1) is not a legal or Beneficial Owner, directly or indirectly, of more than 10% of the outstanding Equity Interests of Poster Financial, (2) is not a director, officer, employee, manager or general partner of Poster Financial or any of its Affiliates (other than in respect of his or her service as an Independent Director of Poster Financial), (3) is not a general partner in, or a controlling stockholder, director or executive officer of, any for-profit business organization to which Poster Financial or any of its Affiliates made, or from which Poster Financial or any of its Affiliates received, payments for property or services in the last four fiscal quarters (other than those arising solely from Investments in the securities of Poster Financial or any of its Affiliates) that exceed 5% of the consolidated gross revenues of such for-profit business organization or Poster Financial and its Affiliates, taken as a whole, for the last four fiscal quarters and (4) is not a parent, spouse, sibling or child of any Person described in clauses (1), (2) or (3) above.

        "Initial Public Offering" means the first underwritten public offering of common stock of Parent or any Subsidiary of Parent (other than a Subsidiary of Poster Financial), so long as the proceeds thereof are contributed to Poster Financial or any successor of the foregoing, in any case, in which the gross proceeds to the issuer are at least $20.0 million.

        "Intercreditor Agreement" means the Intercreditor and Lien Subordination Agreement, dated as of the Acquisition Date, among the Agent, the Collateral Agent, Poster Financial and the Guarantors.

        "Internal Revenue Service" means the United States Internal Revenue Service.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Poster Financial or any Restricted Subsidiary of Poster Financial sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of Poster Financial such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of Poster Financial, Poster Financial will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by Poster Financial or any Restricted Subsidiary of Poster Financial of a Person that holds an Investment in a third Person will be deemed to be an Investment by Poster Financial or such Restricted Subsidiary in such third Person in an amount equal to the fair market value of the Investment held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments."

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or grant a security interest.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1)   any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries;

          (2)   any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss); and

          (3)   the effect of non-cash accounting adjustments resulting from a change in the tax status of a pass-through tax entity to a "C-corporation" or other entity taxed similarly.

        "Net Loss Proceeds" means the aggregate cash proceeds received by Poster Financial or any of its Restricted Subsidiaries in respect of any Event of Loss (including, without limitation, insurance proceeds, proceeds from condemnation awards or damages awarded by any judgment), net of the direct costs in recovery of such proceeds, including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result of the Event of Loss, amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Event of Loss, and any taxes or Permitted Quarterly Tax Distributions attributable to such Event of Loss paid or payable as a result thereof.

        "Net Proceeds" means the aggregate cash proceeds received by Poster Financial or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, any relocation expenses incurred as a result of the Asset Sale, and taxes paid or payable and Permitted Quarterly Tax Distributions due as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions, and amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Nevada Gaming Authorities" means the Nevada State Gaming Control Board and the Nevada Gaming Commission.

        "Non-Recourse Debt" means Indebtedness:

          (1)   as to which neither Poster Financial nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender; and

          (2)   no default with respect to which would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the notes) of Poster Financial or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, premiums, expenses, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Original Issue Date" means December 3, 2003.

        "Parent" means PB Gaming, Inc. and its successors and assigns.

        "Permitted Business" means the gaming and hotel businesses conducted by Poster Financial and its Restricted Subsidiaries as of the Acquisition Date and any and all businesses that in the good faith judgment of the Board of Directors of Poster Financial are materially related thereto.

        "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to the Initial Public Offering, by virtue of the Stockholders Agreement; provided, however, that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Poster Financial than is then collectively Beneficially Owned by the Principals and their Related Parties.

        "Permitted Investments" means:

          (1)   any Investment in Poster Financial or in a Restricted Subsidiary of Poster Financial;

          (2)   any Investment in Cash Equivalents;

          (3)   any Investment by Poster Financial or any Restricted Subsidiary of Poster Financial in a Person, if as a result of such Investment:

            (a)   such Person becomes a Restricted Subsidiary of Poster Financial; or

            (b)   such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Poster Financial or a Restricted Subsidiary of Poster Financial;

          (4)   any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or Event of Loss that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or "—Repurchase at the Option of Holders—Events of Loss";

          (5)   any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Poster Financial;

          (6)   any Investments received in compromise of obligations of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

          (7)   Hedging Obligations;

          (8)   any Investment made in settlement of gambling debts incurred by patrons of casino properties of Poster Financial or any of its Restricted Subsidiaries which settlements have been entered into in the ordinary course of business;

          (9)   receivables owing to Poster Financial or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Poster Financial or any such Restricted Subsidiary deems reasonable under the circumstances;

          (10) commissions, payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (11) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to Poster Financial or any Restricted Subsidiary or in satisfaction of judgments;

          (12) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (12) since the Original Issue Date not to exceed $10.0 million;

          (13) Investments existing on the Acquisition Date; and

          (14) Investments consisting of or evidencing the extension of credit to customers or suppliers of Poster Financial and the Restricted Subsidiaries in the ordinary course of business.

        "Permitted Liens" means:

          (1)   Liens on assets of Poster Financial and the Guarantors created by the indenture and the Collateral Documents securing the notes and the Guarantees;

          (2)   Liens on assets of Poster Financial and any of its Subsidiaries securing Obligations that were incurred under clause (1) or (9) of the second paragraph of the covenant described above under "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (3)   Liens in favor of Poster Financial or any of its Subsidiaries;

          (4)   Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Poster Financial or any Restricted Subsidiary of Poster Financial; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Poster Financial or the Restricted Subsidiary;

          (5)   Liens on property existing at the time of acquisition of the property by Poster Financial or any Restricted Subsidiary of Poster Financial; provided that such Liens were in existence prior to the contemplation of such acquisition;

          (6)   Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (3) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; provided, however, that such Liens shall be created within 120 days of the acquisition of such assets and the amount of Indebtedness secured thereby is not increased;

          (7)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business and customary rights of set off upon deposits of cash in favor of banks or other depositary institutions in which such cash is maintained in the ordinary course of business;

          (8)   Liens existing on the Acquisition Date; provided, however, that such Liens do not cover any additional Property after the Acquisition Date and, if applicable, the amount of Indebtedness relating to such Liens is not increased;

          (9)   Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

          (11) ground leases in respect of the real property on which facilities owned or leased by Poster Financial or any of its Subsidiaries are located;

          (12) Liens arising from Uniform Commercial Code financing statements regarding property leased by Poster Financial or any of its Subsidiaries;

          (13) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens on the Property of Poster Financial or any Subsidiary of Poster Financial which secure payment of obligations arising in the ordinary course of business and which are not overdue for a period of more than 30 days or are being contested in good faith and by appropriate proceedings promptly instituted and diligently conducted;

          (14) pledges or deposits by Poster Financial under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which Poster Financial or any Subsidiary of Poster Financial is a party, or deposits to secure public or statutory obligations of Poster Financial or any Subsidiary of Poster Financial, or deposits for the payment of rent, in each case incurred in the ordinary course of business;

          (15) easements, rights-of-way, minor defects, encroachments, restrictions or irregularities in title and other similar charges or encumbrances that in the aggregate are not substantial in amount and which do not interfere in any material respect (a) with the use or value of such property as a whole or (b) with the business or assets of Poster Financial or any Subsidiary of Poster Financial;

          (16) other Liens on the Property of Poster Financial or any of its Restricted Subsidiaries incidental to the conduct of their respective businesses or the ownership of their respective Properties which were not created in connection with the incurrence of Indebtedness or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective Properties or materially impair the use thereof in the operation of their respective businesses;

          (17) Liens incurred in the ordinary course of business of Poster Financial or any Restricted Subsidiary of Poster Financial with respect to obligations, including First Lien Obligations, that do not exceed $5.0 million at any one time outstanding;

          (18) any interest or title of a lessor or sublessor and any restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject that is incurred in the ordinary course of business; and

          (19) Liens in favor of customs and revenue authorities arising as a matter of law or pursuant to a bond to secure payment of customs duties in connection with the importation of goods.

        "Permitted Quarterly Tax Distributions" means quarterly distributions of Tax Amounts for the related Estimation Period, as set forth in a statement filed with the trustee; provided, however, that (1) prior to any distributions of Tax Amounts, Poster Financial shall deliver an officers' certificate to the effect that Parent qualifies as a Subchapter S corporation under the Code or a substantially similarly treated pass-through entity for federal income tax purposes and that Poster Financial qualifies as a qualified Subchapter S subsidiary under the Code or a substantially similarly treated pass-through entity for federal income tax purposes and (2) at the time of such distributions, the most recent audited financial statements of Poster Financial reflect that Poster Financial was treated as a qualified Subchapter S subsidiary under the Code or a substantially similarly treated pass-through entity for federal income tax purposes; provided further, however, that for an Estimation Period that includes a True-Up Determination Date, (1) if the True-Up Amount is due to the stockholders, the Permitted Quarterly Tax Distribution payable by Poster Financial for the Estimation Period shall be increased by such True-Up Amount, and (2) if the True-Up Amount is due to Poster Financial, the Permitted Quarterly Tax Distribution payable by Poster Financial for the Estimation Period shall be reduced by such True-Up Amount and the excess, if any, of the True-Up Amount over such Permitted Quarterly Tax Distribution shall be applied to reduce the immediately following Permitted Quarterly Tax Distribution(s) until such True-Up Amount is entirely offset. The amount of Permitted Quarterly Tax Distributions relating to an Estimation Period including a True-Up Determination Date shall be determined by a Tax Amounts CPA, and the amount of Permitted Quarterly Tax Distributions relating to all other Estimation Periods shall be determined in good faith by Poster Financial.

        "Permitted Refinancing Indebtedness" means any Indebtedness of Poster Financial or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Poster Financial or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1)   the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2)   in the case of Indebtedness other than First Lien Debt, such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to

  Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3)   if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes in all material respects as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Indebtedness is incurred either by Poster Financial, if Poster Financial is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or by Poster Financial or a Guarantor, if a Guarantor is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

        "Principals" means Timothy Poster and Thomas Breitling.

        "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, Capital Stock in any other Person (but excluding Capital Stock or other securities issued by such first Person).

        "Public Equity Offering" means any underwritten public offering of common stock of Parent or any Subsidiary of Parent (other than a Subsidiary of Poster Financial), so long as the proceeds thereof are contributed to Poster Financial, or any successor of the foregoing, in any case, in which the gross proceeds to the issuer are at least $20.0 million.

        "Quarterly Payment Date" means the tenth day of each month in which federal estimated tax payments are due; provided, however, that payments in respect of estimated state income taxes due in January may instead, at the option of Poster Financial, be paid during the last five days of the immediately preceding December.

        "Related Party" means:

          (1)   any controlling stockholder, 80% (or more) controlled Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2)   any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means any direct or indirect Subsidiary of Poster Financial that is not an Unrestricted Subsidiary.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Original Issue Date.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Stockholders Agreement" means the agreement to be entered into among the holders of Equity Interests and securities convertible, exercisable, redeemable or exchangeable into Equity Interests of Parent, as the same may be amended, modified or supplemented from time to time.

        "Subordinated Obligations" means any Indebtedness of Poster Financial (whether outstanding on the Original Issue Date or thereafter incurred) that is subordinate or junior in right of payment to the notes pursuant to a written agreement to that effect.

        "Subsidiary" means, with respect to any specified Person:

          (1)   any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2)   any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Tax Amount" means, with respect to an Estimation Period or a taxable year, as the case may be, an amount equal to (1) the product of (a) the taxable income (including all separately stated items of income) of Poster Financial (including any taxable income attributable to Poster Financial's interest in any other entity for federal income tax purposes) that is taxable income to the direct holders of Capital Stock of Parent (or if such direct holder of Capital Stock of Parent is not subject to tax then any indirect holder as is subject to tax) for such Estimation Period or taxable year, as the case may be, and (b) the Applicable Tax Percentage, reduced by (2) to the extent not previously taken into account, any income tax benefit attributable to Poster Financial which could be utilized by the stockholders of Parent in the current or any prior taxable year, or portion thereof, to offset taxable income attributable to Poster Financial from and after the Original Issue Date (including any tax losses or tax credits), computed at the Applicable Tax Percentage of the year that such benefit is taken into account for purposes of this computation; provided, however, that the computation of the Tax Amount shall also take into account (a) the deductibility of state and local taxes for federal income tax purposes and (b) any difference in the Applicable Tax Percentage resulting from the nature of taxable income (such as long-term capital gain as opposed to ordinary income).

        "Tax Amounts CPA" means a nationally recognized certified public accounting firm.

        "True-Up Amount" means, in respect of a particular taxable year, an amount determined by the Tax Amounts CPA equal to the difference between (1) the aggregate Permitted Quarterly Tax Distributions actually distributed in respect of such taxable year, without taking into account any adjustment to such Permitted Quarterly Tax Distributions made with respect to any other taxable year (including any adjustment to take into account a True-Up Amount for the immediately preceding taxable year) and (2) the Tax Amount permitted to be distributed in respect of such year as determined by reference to the Internal Revenue Service Form 1120-S or other applicable form of Poster Financial's direct or indirect parent entity, as applicable, filed for such year; provided, however, that if there is an audit or other adjustment with respect to a return filed by Parent or Poster Financial (including a filing of an amended return), upon a final determination or resolution of such audit or other adjustment, the Tax Amounts CPA shall redetermine the True-Up Amount for the relevant taxable year. The amount equal to the excess, if any, of the amount described in clause (1) above over the amount described in clause (2) above shall be referred to as the "True-Up Amount due to Poster Financial," and the excess, if any, of the amount described in clause (2) above over the amount described in clause (1) above shall be referred to as the "True-Up Amount due to the stockholders."

        "True-Up Determination Date" means the date on which the Tax Amounts CPA delivers a statement to the trustee indicating the True-Up Amount; provided, however, that the True-Up Determination Date shall not be later than 30 days after the occurrence of an event requiring the determination of the True-Up Amount (including the filing of the federal and state tax returns or the final determination or resolution of an audit or other adjustment, as the case may be).

        "Trust Indenture Act" means the Trust Indenture Act of 1939, as amended.

        "Unrestricted Subsidiary" means any Subsidiary of Poster Financial or any successor to it that is designated by the Board of Directors of Poster Financial as an Unrestricted Subsidiary pursuant to a board resolution, but only to the extent that such Subsidiary:

          (1)   has no Indebtedness other than Non-Recourse Debt;

          (2)   is not party to any agreement, contract, arrangement or understanding with Poster Financial or any Restricted Subsidiary of Poster Financial unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Poster Financial or such Restricted Subsidiary (as determined in good faith by the Board of Directors of Poster Financial) than those that might be obtained at the time from Persons who are not Affiliates of Poster Financial; and

          (3)   is a Person with respect to which neither Poster Financial nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results.

        Any designation of a Subsidiary of Poster Financial as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Certain Covenants—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Poster Financial as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," Poster Financial will be in default of such covenant. The Board of Directors of Poster Financial may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Poster Financial of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1)   the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2)   the then outstanding principal amount of such Indebtedness.

Book-Entry, Delivery and Form

        The new notes will be issued in the form of one or more notes in global form (the "Global Notes"). The new notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee (such nominee being referred to as the "Global Note Holder"), in each case for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes."

        In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

        Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to such extent.

        So long as the Global Note Holder is the registered owner of any notes, the Global Note Holder will be considered the sole holder under the indenture of any notes evidenced by the Global Notes. Beneficial owners of notes evidenced by the Global Notes will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither Poster Financial nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Same Day Settlement and Payment

        Poster Financial will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Poster Financial will make all payments of principal, interest and premium and Additional Interest, if any, with respect to Certificated Notes (as defined below) by wire transfer of immediately available funds to the accounts specified by the holders of Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The new notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such new notes will, therefore, be required by DTC to be settled in immediately available funds. Poster Financial expects that secondary trading in any Certificated Notes will also be settled in immediately available funds. Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Poster Financial that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear of Clearstream following DTC's settlement date.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Poster Financial takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised Poster Financial that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised Poster Financial that, pursuant to procedures established by it:

          (1)   upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

          (2)   ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and Additional Interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Poster Financial and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes under the indenture. Consequently, neither Poster Financial, the trustee nor any agent of Poster Financial or the trustee has or will have any responsibility or liability for:

          (1)   any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised Poster Financial that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Poster Financial. Neither Poster Financial nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and Poster Financial and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Cedel will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

        DTC has advised Poster Financial that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

        Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Poster Financial nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

          (1)   DTC (a) notifies Poster Financial that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Poster Financial fails to appoint a successor depositary;

          (2)   Poster Financial, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3)   there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

CERTAIN U.S. FEDERAL TAX CONSEQUENCES

        The following summary describes certain material United States federal income tax consequences of the purchase, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), final, temporary and proposed Treasury regulations and Internal Revenue Service ("IRS") and judicial rulings, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

        Unless otherwise stated, this summary is addressed only to holders that purchased the notes at original issuance for the original "issue price" and who beneficially own and hold such notes as capital assets and not as a hedge, a position in a "straddle," constructive sale or other conversion transaction or as part of a "synthetic" security or other integrated financial transaction. For purposes of this discussion, "issue price" is the first price at which a substantial amount of notes were sold to the public for money, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. This summary is included for general information only and does not describe all of the tax consequences of purchasing, owning or disposing of the notes that may be relevant to investors in light of their particular circumstances. For example, this summary does not address all United States federal income tax issues relating to the notes that may be relevant to financial institutions or "financial services entities," thrifts, partnerships or pass-through entities or investors in partnerships or pass-through entities that hold the notes, tax-exempt organizations, insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, brokers, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, certain expatriates or former long-term residents of the United States or persons whose functional currency is not the U.S. dollar.

        As used herein, a "U.S. holder" is a beneficial owner of a note that is, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person. As used herein, a "non-U.S. holder" is a beneficial owner of a note, other than a partnership, that is not a U.S. holder. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of purchasing, owning and disposing of the notes.

        This discussion does not address alternative minimum tax consequences, or except to a limited extent under "—Taxation of Non-U.S. Holders," any possible applicability of the United States federal gift or estate tax laws. In addition, this discussion does not address any state, local or foreign tax consequences of purchasing, owning or disposing of the notes. Accordingly, it is strongly recommended that each investor in the notes consult with its own tax advisor regarding the application of tax laws to its particular situation.

Exchange Offer

        A holder will recognize no gain or loss on the exchange of an old note for a new note pursuant to the exchange offer. Consequently, (i) the holding period of the new note will include the holding period of the old note exchanged therefor, and (ii) the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor immediately before the exchange.

Taxation of U.S. Holders

Interest Income

        Payments or accruals of interest on the notes will be taxable as ordinary income at the time such interest accrues or is received in accordance with the U.S. holder's regular method of tax accounting.

Sale, Exchange or Redemption

        Unless a non-recognition provision applies, a U.S. holder will generally recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or other disposition of a note (less any accrued but unpaid interest, which will be subject to tax in the manner described above in "—Taxation of U.S. Holders—Interest Income") and such holder's adjusted tax basis in the note. The amount realized is generally equal to the amount of cash and the fair market value of property received for the note. A holder's adjusted tax basis in a note generally will be the initial purchase price paid therefor. Gain or loss recognized on the sale, exchange, redemption or other disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss if the note was held by a U.S. holder for more than one year at the time of the sale, exchange, redemption or other disposition. For U.S. holders other than corporations, preferential tax rates may apply to such long-term capital gain recognized on the sale, exchange, redemption or other disposition of a note compared to rates that may apply to ordinary income. The ability of a U.S. holder to utilize a capital loss recognized on the sale, exchange, redemption or other disposition of a note to offset ordinary income is limited.

Discharge

        Were we to obtain a discharge of the indenture with respect to all of the notes then outstanding, as described above under "Description of the Notes—Satisfaction and Discharge," such discharge would generally be deemed to constitute a taxable exchange of the notes outstanding for the property or rights to the property deposited with the trustee. In such case, a U.S. holder would generally be required to recognize capital gain or loss in connection with such deemed exchange in a manner comparable to that discussed above under "—Taxation of U.S. Holders—Sale, Exchange or Redemption." In addition, after such deemed exchange, a U.S. holder may also be required to recognize income from the property or rights to the property deemed to have been received in such exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred. U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Redemptions

        We intend to take the position that the likelihood of a redemption of the notes by us in the event of a change in control or following certain determinations by certain gaming authorities is remote under the applicable Treasury regulations and do not intend to treat that possibility as affecting the yield to maturity of the notes (for purposes of the original issue discount provisions of the Code).

        We have the option to redeem a portion of the notes at any time before a certain date, and to redeem all or a portion of the notes after a certain date prior to the maturity date. Under the applicable Treasury regulations, we will be deemed to have exercised that option if the exercise of that option would lower the yield of the notes. We believe that we will not be treated as having exercised that option under these Treasury regulations.

Taxation of Non-U.S. Holders

        Subject to the discussion on backup withholding below, generally, a non-U.S. holder will not be subject to United States federal income tax or withholding on interest earned on the notes provided that such interest is not effectively connected with the conduct of a United States trade or business by the non-U.S. holder and provided that such interest qualifies as "portfolio interest." Generally, interest on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if: (i) the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our equity entitled to vote; (ii) the non-U.S. holder is not a "controlled foreign corporation" with respect to which we are a "related person," each within the meaning of the Code; and (iii) the non-U.S. holder certifies, prior to the payment, to us or our paying agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed IRS Form W-8BEN or a suitable substitute form. If a non-U.S. holder does not qualify for the portfolio interest exemption set forth above, such non-U.S. holder will be subject to United States federal income tax and withholding on such interest at a rate of 30%, unless reduced or eliminated pursuant to an applicable treaty or the interest is effectively connected with the conduct of a United States trade or business by the non-U.S. holder and, in either case, the appropriate information has been provided.

        To claim an exemption from withholding in the case of income effectively connected with the conduct of a United States trade or business, or to claim the benefits of a treaty, a non-U.S. holder must provide a properly executed IRS Form W-8ECI (in the case of income effectively connected with the conduct of a United States trade or business) or IRS Form W-8BEN (in the case of a treaty), or any successor form that the IRS designates, as applicable, prior to the payment. These forms must be periodically updated. If the notes are traded on an established financial market, a non-U.S. holder who is claiming the benefits of a treaty will not be required to obtain and to provide a U.S. taxpayer identification number on the IRS Form W-8BEN. In certain circumstances, in lieu of providing an IRS Form W-8BEN, the non-U.S. holder may provide certain documentary evidence issued by foreign governmental authorities to prove residence in a foreign country in order to claim treaty benefits.

        Special procedures relating to United States withholding taxes are provided under applicable Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers' securities in the ordinary course of their trade or business.

        Subject to the discussion on backup withholding below, any gain realized on the sale, exchange, redemption or other disposition of a note (including with respect to a discharge as described above under "—Taxation of U.S. Holders—Discharge") by a non-U.S. holder will be exempt from United States federal income tax and withholding, provided that (i) that gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, and (ii) in the case of an individual non-U.S. holder, that individual is not present in the United States for 183 days or more in the taxable year of such sale, exchange, redemption or other disposition and certain other conditions are met.

        If the interest or any gain on a note is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, the non-U.S. holder, although exempt from withholding, generally will be subject to United States federal income tax on the interest and any gain on the note on a net income basis at regular graduated United States federal income tax rates. In addition, if the non-U.S. holder is a foreign corporation, it may be subject to branch profits tax equal to 30% on its effectively connected earnings and profits for the taxable year, unless it qualifies for a lower rate under an applicable treaty.

Discharge

        As described above under "—Taxation of U.S. Holders—Discharge," a non-U.S. holder also may be required to recognize income with respect to the property or rights to the property deemed to have been received in such taxable exchange over the remaining life of the transaction in a manner or amount that is different than had the discharge not occurred, and such income may be subject to U.S. income and/or withholding taxes. Non-U.S. holders should consult their tax advisors as to the specific consequences arising from a discharge in their particular situations.

Federal Estate Tax

        Any notes held (or treated as held) by an individual who is a non-U.S. holder at the time of his or her death will not be subject to United States federal estate tax, provided that the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our equity entitled to vote and income on the notes was not effectively connected with the conduct of a United States trade or business.

Information Reporting and Backup Withholding Tax

        In general, information reporting requirements will apply to payments on the notes and payments resulting from the sale, redemption or other disposition of the notes (including payments with respect to a discharge as described above under "—Taxation of U.S. Holders—Discharge") and any payments with respect to the property or rights to the property deemed to have been received as described above under "—Taxation of U.S. Holders—Discharge." Backup withholding tax may also apply to such payments if the holder fails to comply with certain identification requirements. Any amounts withheld under the backup withholding rules from a payment to a holder generally will be allowed as a credit against such holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is furnished to the IRS. Certain holders may be exempt from certain information reporting and from backup withholding if they meet certain criteria (e.g., the holder is a corporation) or establish their entitlement to an exemption (e.g., a non-U.S. holder). Holders should consult their own tax advisors regarding their qualification for exemption from certain information reporting and from backup withholding and the procedures for obtaining such exemption.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We and the guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus), we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until    , all dealers effecting transactions in the new notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver, and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        Furthermore, any broker-dealer that acquired any of its old notes directly from us:

  •
  may not rely on the applicable interpretation of the staff of the Commission's position contained in Exxon Capital Holdings Corp., SEC no-action letter (May 13, 1988), Morgan, Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983); and

  •
  must also be named as a selling noteholder in connection with the registration and prospectus delivery requirements of the Securities Act relating to any resale transaction.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the old notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the old notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes offered by this prospectus and certain legal matters in connection with the exchange offer will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters with respect to Nevada law will be passed upon for us by Schreck Brignone, Las Vegas, Nevada.

EXPERTS

        The financial statements of Poster Financial Group, Inc. as of December 31, 2003 and for the period from June 2, 2003 (inception) through December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The combined financial statements of the Golden Nugget Group (a division of MGM MIRAGE at December 31, 2003) as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of GNLV, CORP. (an indirect, wholly owned subsidiary of MGM MIRAGE at December 31, 2003) as of December 31, 2002 and 2003, and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The financial statements of The Fremont Street Experience Limited Liability Company as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of Deloitte & Touche LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

Poster Financial Group, Inc.
Report of Independent Auditors	F-2
Balance Sheet as of December 31, 2003	F-3
Statement of Operations and Changes in Retained Earnings (Deficit) for the period from June 2, 2003 (inception) through December 31, 2003	F-4
Statement of Cash Flows for the period from June 2, 2003 (inception) through December 31, 2003.	F-5
Notes to Financial Statements	F-6
Golden Nugget Group (1)
Report of Independent Auditors	F-10
Combined Balance Sheets as of December 31, 2002 and 2003	F-11
Combined Statements of Operations and Changes in Division Equity for each of the three years in the period ended December 31, 2003	F-12
Combined Statements of Cash Flows for each of the three years in the period ended December 31, 2003	F-13
Notes to Combined Financial Statements	F-14
GNLV, CORP. and Subsidiary (2)
Report of Independent Auditors	F-32
Consolidated Balance Sheets as of December 31, 2002 and 2003	F-33
Consolidated Statements of Operations and Changes in Retained Earnings for each of the three years in the period ended December 31, 2003	F-34
Consolidated Statements of Cash Flows for each of the three years in the period ended December 31, 2003	F-35
Notes to Consolidated Financial Statements	F-36
The Fremont Street Experience Limited Liability Company (3)
Report of Independent Auditors	F-53
Balance Sheets as of December 31, 2002 and 2003	F-54
Statements of Operations for each of the three years in the period ended December 31, 2003	F-56
Statements of Cash Flows for each of the three years in the period ended December 31, 2003	F-58
Notes to Financial Statements	F-59

(1)
Poster Financial Group, Inc. completed the acquisition of the Golden Nugget Group on January 23, 2004. In order to comply with Rules 3-02 and 3-05 of Regulation S-X, the historical financial statements for the Golden Nugget Group are included in this prospectus.

(2)
The financial statements of GNLV, CORP. and Subsidiary are included in this prospectus in order to comply with Rules 3-10 and 3-16 of Regulation S-X.

(3)
The financial statements of The Fremont Street Experience Limited Liability Company are included in this prospectus in order to comply with Rule 3-09 of Regulation S-X.

Financial statement schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

Report of Independent Auditors

To the Stockholders of
Poster Financial Group, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations and changes in retained earnings (deficit), and of cash flows present fairly, in all material respects, the financial position of Poster Financial Group, Inc. (the "Company"), a wholly owned subsidiary of PB Gaming, Inc., as of December 31, 2003, and the results of its operations and its cash flows for the period from June 2, 2003 (inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 5, 2004
Las Vegas, Nevada

Poster Financial Group, Inc.
(A Wholly Owned Subsidiary of PB Gaming, Inc.)

Balance Sheet
December 31, 2003

Cash	$—
Prepaid expenses	122,529

Total current assets	122,529

Restricted cash in escrow	159,548,233
Deferred licensing costs	158,363
Deferred acquisition costs	3,502,679
Debt issuance costs	10,222,571

Total assets	$173,554,375

Accounts payable	$7,696,405
Due to GNLV	376,381
Accrued interest payable	1,077,568

Total current liabilities	9,150,354
Revolving credit facility	—
Term loan	—
Senior notes payable	155,000,000

Total liabilities	164,150,354

Common stock (no par value; 10,000 shares authorized; 100 shares issued and outstanding)	—
Paid in capital in excess of par value	10,883,160
Retained earnings (deficit)	(1,479,139)

Total stockholders' equity	9,404,021

Total liabilities and stockholder's equity	$173,554,375

The accompanying notes are an integral part of these financial statements

Poster Financial Group, Inc.
(A Wholly Owned Subsidiary of PB Gaming, Inc.)

Statement of Operations and Changes in Retained Earnings (Deficit)
For the Period from June 2, 2003 (inception) through
December 31, 2003

Revenues	$—

Costs and expenses:
Marketing and pre-acquisition	259,314
Other general and administrative	123,906

Total costs and expenses	383,220

Operating loss	(383,220)

Other income (expense)
Interest income	65,073
Interest expense	(1,160,992)

Total other expense	(1,095,919)

Net loss	$(1,479,139)

Retained earnings (deficit), beginnning of period	—

Retained earnings (deficit), end of period	$(1,479,139)

The accompanying notes are an integral part of these financial statements

Poster Financial Group, Inc.
(A Wholly Owned Subsidiary of PB Gaming, Inc.)

Statement of Cash Flows
For the Period from Inception (June 2, 2003) through
December 31, 2003

Cash flows from operating activities
Net loss	$(1,479,139)
Adjustment to reconcile net loss to net cash provided by operating activities:
Amortization	83,424
Changes in operating assets and liabilities:
Increase in prepaid expenses	(122,529)
Increase in deferred licensing costs	(158,363)
Increase in accounts payable, excluding amounts for acquisitions and debt offering costs	327,070
Increase in amounts due GNLV	376,381
Increase in accrued interest payable	1,077,568

Net cash provided by operations	104,412

Cash flows from investing activities
Deferred acquisition costs, exclusive of costs in accounts payable	$(30,000)
Increase in restricted cash	(159,548,233)

Net cash used in investing activities	(159,578,233)

Cash flows from financing activities
Borrowings under senior secured notes payable	155,000,000
Debt issue costs, net of amounts in accounts payable	(6,409,339)
Sale of common stock at inception	100,000
Additional contribution of equity from principal stockholders	10,783,160

Net cash provided by financing activities	159,473,821

Net increase in cash and cash equivalents	—
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$—

Supplemental cash flow information
Interest paid	$—

Income taxes paid	$—

The accompanying notes are an integral part of these financial statements

Poster Financial Group, Inc.
(A Wholly Owned Subsidiary of PB Gaming, Inc.)

Notes to Financial Statements
As of December 31, 2003 and For The Period
From June 2, 2003 (inception) through December 31, 2003

1.     Organization

        Poster Financial Group, Inc. ("Poster Financial" or the "Company") is a Nevada corporation formed on June 2, 2003 as a holding corporation, for the purpose of completing an acquisition. The Company is a wholly owned subsidiary of PB Gaming, Inc. ("PB Gaming" or the "Parent"). As of December 31, 2003, neither the Company nor the Parent has significant assets or independent operations, other than the initial capitalization and start-up expenses relating to the Acquisition, as defined below and in Note 3.

        On June 24, 2003, Poster Financial entered into an agreement with MGM MIRAGE to acquire all of the outstanding common stock of entities comprising the Golden Nugget Group (the "Acquisition"). The Golden Nugget Group (the "Group") is an operating division of MGM MIRAGE. The Group is comprised of the following entities:

  •
  Golden Nugget—Las Vegas, a hotel-casino and entertainment resort located in downtown Las Vegas, Nevada and operated by GNLV, CORP., a Nevada corporation wholly owned by MGM MIRAGE ("GNLV").

  •
  Golden Nugget—Laughlin, a hotel-casino resort located in Laughlin, Nevada and operated by GNL, CORP., a Nevada corporation wholly owned by MGM MIRAGE ("GNL").

        GNLV also has a wholly owned subsidiary, Golden Nugget Experience, LLC ("GNE"), a Nevada limited liability company. GNE is a holding company that has an investment in The Fremont Street Experience Limited Liability Company, a Nevada limited liability company (the "Fremont Street Experience") organized to enhance tourism in downtown Las Vegas, Nevada. The Fremont Street Experience is owned by a group of unrelated casino operators in downtown Las Vegas, and operates retail malls, parking garages, entertainment venues and a pedestrian mall that encloses a city street (Fremont Street), located adjacent to the Golden Nugget—Las Vegas. GNE holds 17.65% of the voting units and 50.0% of the non-voting units of the Fremont Street Experience, and accounts for its investment utilizing the equity method of accounting.

        The Acquisition closed on January 23, 2004. The total purchase price for the Group was approximately $216.7 million, comprised of a base purchase price of $215.0 million, adjusted for working capital of the Group at the date of closing (a decrease in the purchase price of approximately $1.8 million at closing) and transaction expenses of approximately $3.5 million.

2.     Significant Accounting Policies and Basis of Presentation

  Use of Estimates

  The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require management of Poster Financial to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Poster Financial Group, Inc.
(A Wholly Owned Subsidiary of PB Gaming, Inc.)

Notes to Financial Statements
As of December 31, 2003 and For The Period
From June 2, 2003 (inception) through December 31, 2003

  Cash and Cash Equivalents

  The Company considers cash equivalents to include short-term investments with original maturities of ninety days or less. Cash equivalents are carried at cost plus accrued interest, which approximates fair value. The Company places its cash primarily in checking and money market accounts with high credit quality financial institutions, which, at times, have exceeded federally insured limits.

  Federal Income Taxes

  PB Gaming has elected to be treated as a Subchapter S corporation and has elected to have each of Poster Financial, GNLV and GNL treated as a qualified Subchapter S subsidiary for federal income tax purposes. As a result, the owners of PB Gaming will be taxed on the income of PB Gaming, Poster Financial and the Group at a personal level and PB Gaming, Poster Financial and the Group generally will not be subject to federal income taxation at the corporate level.

3.     Capitalization Transactions

        On December 3, 2003, the Company issued $155.0 million principal amount of its 8 3/4% Senior Secured Notes due 2011 (the "Notes") in a private placement transaction. The net proceeds from the offering of the Notes were approximately $148.5 million after underwriting discount and issuance costs. On December 2, 2003, the Company's Parent, PB Gaming, contributed $10.8 million to the Company for the purchase of no-par common stock, which amount is reflected in the accompanying balance sheet as additional paid-in capital. The net proceeds from the offering of the Notes and the $10.8 million capital contribution were placed in escrow pending the completion of the Acquisition, as more fully explained below.

        In connection with the closing of the Acquisition, (i) on January 22, 2004 the Company's Parent, PB Gaming, contributed $39.1 million as additional paid-in capital, and (ii) on January 23, 2004 the Company entered into a bank credit facility consisting of a $20.0 million Senior Secured Term Loan (the "Term Loan"), and a Senior Secured Revolving Credit Facility (the "Revolver," and together with the "Term Loan", the "Senior Credit Facility") providing for up to $15.0 million of borrowing on a revolving basis.

        The net proceeds from the offering of the Notes, borrowings under the Senior Credit Facility and the aggregate $50.0 million of contributed capital were used to finance the purchase price for the Acquisition and the related transaction fees and expenses.

        The Notes bear interest at a fixed rate of 8 3/4%, payable semiannually on June 1 and December 1 of each year, with maturity on December 1, 2011. The Notes are redeemable at the Company's option on or after December 1, 2007 at a price of 104.375% of face value, declining to 100.0% of face value on or after December 1, 2009. In addition, subject to certain limitations, prior to December 1, 2006 the Company may redeem up to 35.0% of the Notes using proceeds from a qualifying public equity offering at a price of 108.750% of face value. The Notes are not otherwise redeemable at the Company's option prior to their maturity date.

        All payments with respect to the Notes are fully, unconditionally and irrevocably guaranteed, jointly and severally, by all the Company's current and future restricted subsidiaries on a senior secured basis, of which there are none at December 31, 2003. The Notes are collateralized by a pledge of

Poster Financial Group, Inc.
(A Wholly Owned Subsidiary of PB Gaming, Inc.)

Notes to Financial Statements
As of December 31, 2003 and For The Period
From June 2, 2003 (inception) through December 31, 2003

capital stock of the Company's future restricted subsidiaries and a security interest in substantially all of the Company's and the guarantors' current and future assets that is junior to the security interest granted to the lenders under the Senior Credit Facility.

        The indenture governing the Notes provides for the following negative covenants; restrictions on the incurrence of debt, sale leasebacks and contingent liabilities; restrictions on making dividends or similar distributions; restrictions on the incurrence of liens or other encumbrances; restrictions on the sale of assets or other similar transfers; restrictions on investment or acquisitions; restrictions on mergers, consolidations and similar combinations; restrictions on transactions with affiliates; limitations on capital expenditures; and restrictions on any amendment or modification of certain material agreements, including the indenture governing the notes.

        Under the terms of the indenture, the Company may, however, make distributions to its parent for any reason up to a limit of $2.5 million in aggregate through the term of the Notes, may also distribute up to $0.5 million per year for corporate overhead and similar expenses, and may make distributions for the purposes of paying income taxes as long as the Company remains a "pass-through" entity for corporate income tax purposes. The Company may also make additional, limited distributions so long as it would meet a Fixed Charge Coverage Ratio, as defined in the indenture, and is not otherwise in default. Such distributions are limited to the aggregate of 50% of cumulative net income (as defined) and proceeds from equity offerings. Similarly, under the terms of the indenture the Company may undertake additional borrowings as long as it is able to meet the Fixed Charge Coverage Ratio on a pro forma basis after reflecting such additional borrowings.

        On January 23, 2004, the Company borrowed $20.0 million under the Term Loan and drew down $1.3 million on the Revolver to finance the purchase price for the Acquisition and the related transaction fees and expenses. The Company was also issued a $2.5 million letter of credit at the closing of the Acquisition under the Revolver. Additional borrowings under the Revolver are available (up to a total of $15.0 million) on an as-needed, revolving basis through the maturity date of the overall bank credit facility, on January 23, 2009. Interest on both the Term Loan and Revolver is payable at LIBOR plus 4.0% (approximately 5.1% on January 23, 2004).

4.     Golden Nugget Acquisition

        On January 23, 2004, the Company completed the Acquisition of the Group from MGM MIRAGE. The purchase price for the Acquisition was approximately $216.7 million, reflecting a base purchase price of $215.0 million less an adjustment for estimated working capital at the date of closing of approximately $1.8 million plus acquisition related expenses of approximately $3.5 million.

        The transaction will be accounted for as a purchase and accordingly, the purchase price will be allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the Acquisition. Results of operations of the acquired companies will be reflected in the Company's financial statements from the day of Acquisition.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of Acquisition. The allocation of the purchase price to the fair value of net assets

Poster Financial Group, Inc.
(A Wholly Owned Subsidiary of PB Gaming, Inc.)

Notes to Financial Statements
As of December 31, 2003 and For The Period
From June 2, 2003 (inception) through December 31, 2003

acquired has been based on preliminary appraisals, and is subject to adjustment. In addition, the final purchase price will be adjusted based on the actual working capital on and after the date of closing.

At January 23, 2004
Cash and cash equivalents	$23,904
Accounts receivable, net	5,249
Inventories	4,013
Prepaid expenses and other	4,793
Due from Poster Financial	376
Investment in joint venture	4,841
Property and equipment	187,129
Tradename and other intangibles	14,558
Deposits and other assets, net	3,830
Accounts payable	(11,247)
Notes payable	(500)
Other accrued liabilities	(20,288)

Total	$216,658

        Of the $14.6 million of acquired tradename and other intangibles, approximately $12.7 million was assigned to the trademarks that are not subject to amortization. The remaining $1.9 million of acquired intangible assets consists of customer lists (players club) and have a useful life of approximately 3 years.

5.     Due to Golden Nugget Group

        As an accommodation to Poster Financial, MGM MIRAGE (through the Group) paid for certain pre-acquisition expenses of Poster Financial during November and December 2003, which expenses primarily represented salaries for personnel and consultants hired to facilitate the transition of ownership. Such amounts are reflected as a liability in the balance sheet of Poster Financial at December 31, 2003.

Report of Independent Auditors

To the Stockholder of the
Golden Nugget Group

        In our opinion, the accompanying combined balance sheets and the related combined statements of operations and changes in division equity, and of cash flows present fairly, in all material respects, the financial position of the Golden Nugget Group (a Division of MGM MIRAGE) (the "Group") as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Group's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 5, 2004

Las Vegas, Nevada

Golden Nugget Group
(A division of MGM MIRAGE)

Combined Balance Sheets

December 31, 2002 and 2003

	December 31,
	2002	2003
	(in thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$17,340	$23,904
Accounts receivable, net	6,306	5,249
Due from Poster Financial	—	376
Inventories	5,911	4,013
Prepaid expenses and other	4,859	4,793

Total current assets	34,416	38,335

Property and equipment, net	181,354	174,622
Investment in joint venture	4,849	5,187
Deposits and other assets, net	2,514	3,830

Total assets	$223,133	$221,974

Liabilities and Division Equity
Current liabilities
Accounts payable	$4,336	$11,247
Current portion of notes payable to nonaffiliates	100	109
Other accrued liabilities	20,786	20,288
Note payable to MGM MIRAGE	80,000	—
Amounts payable to MGM MIRAGE and affiliates, net	112,467	—

Total current liabilities	217,689	31,644

Notes payable to MGM MIRAGE	—	80,000
Amounts payable to MGM MIRAGE and affiliates, net	—	102,084
Notes payable to nonaffiliates, net of current portion	500	391

Total liabilities	218,189	214,119

Contingencies and Commitments
Division equity	4,944	7,855

Total liabilities and division equity	$223,133	$221,974

The accompanying notes are an integral part of these combined financial statements.

Golden Nugget Group
(A division of MGM MIRAGE)

Combined Statements of Operations and Changes in Division Equity

For the years ended December 31, 2001, 2002, and 2003

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Revenues
Casino	$147,848	$147,094	$155,264
Rooms	43,907	42,869	45,282
Food and beverage	44,797	46,230	48,815
Entertainment, retail and other	14,795	15,823	14,195

Gross revenue	251,347	252,016	263,556
Promotional allowances	(28,365)	(30,214)	(32,324)

Net revenues	222,982	221,802	231,232

Costs and expenses
Casino	82,172	85,003	88,263
Rooms	18,848	19,037	20,694
Food and beverage	34,264	32,429	31,844
Entertainment, retail and other	10,997	12,592	10,342
Provision for doubtful accounts	553	677	1,098
General and administrative	40,060	42,022	43,744
Impairment charges	1,893	—	—
Restructuring costs	339	—	—
(Gain) loss on sale of assets	(196)	(31)	(43)
Depreciation	14,781	13,732	13,722
Management fee	12,720	12,611	13,170

Total costs and expenses	216,431	218,072	222,834

Operating income	6,551	3,730	8,398
Other income (expense)
Equity in loss of joint venture	(929)	(864)	(771)
Interest income	152	66	34
Interest expense	(68)	(60)	(52)
Intercompany interest expense	(6,356)	(3,958)	(3,361)

Total other expense	(7,201)	(4,816)	(4,150)

Income (loss) before income taxes	(650)	(1,086)	4,248
Income tax (provision) benefit	440	557	(1,337)

Net income (loss)	$(210)	$(529)	$2,911

Division equity beginning of period	5,683	5,473	4,944

Division equity end of period	$5,473	$4,944	$7,855

The accompanying notes are an integral part of these combined financial statements.

Golden Nugget Group
(A division of MGM MIRAGE)

Combined Statements of Cash Flows

For the years ended December 31, 2001, 2002, and 2003

	Years Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Cash flows from operating activities
Net (loss) income	$(210)	$(529)	$2,911
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	14,781	13,732	13,722
Provision for doubtful accounts	553	677	1,098
Gain on sale of assets	(196)	(31)	(43)
Equity in loss of joint venture	929	864	771
Asset impairment write-down	1,893	—	—
Restructuring costs	339	—	—
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	(1,951)	(1,156)	(39)
Decrease (increase) in due from Poster Financial	—	—	(376)
Decrease (increase) in inventories	828	(613)	1,898
Decrease (increase) in prepaid expenses and other	386	(242)	66
Decrease (increase) in deposits and other assets	(148)	178	(953)
Increase (decrease) in accounts payable, net of change in bank overdraft	(248)	(95)	645
Increase (decrease) in other accrued liabilities	(527)	1,136	(498)

Net cash provided by operating activities	16,429	13,921	19,202

Cash flows from investing activities
Acquisition of property, equipment and improvements	(12,776)	(20,610)	(7,390)
Contributions to joint venture	(863)	(752)	(1,109)
Proceeds from sale of equipment	215	31	80

Net cash used in investing activities	(13,424)	(21,331)	(8,419)

Cash flows from financing activities
Repayments of other debt	(92)	(92)	(101)
Change in bank overdraft	62	1,204	6,266
Change in amounts payable to MGM MIRAGE and affiliates, net	(6,302)	5,939	(10,384)

Net cash used in financing activities	(6,332)	7,051	(4,219)

Net increase (decrease) in cash and cash equivalents	(3,327)	(359)	6,564
Cash and cash equivalents, beginning of period	21,026	17,699	17,340

Cash and cash equivalents, end of period	$17,699	$17,340	$23,904

Interest paid
Nonaffiliates	$70	$62	$52
Affiliates	$6,505	$3,976	$3,368

The accompanying notes are an integral part of these combined financial statements.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements

December 31, 2001, 2002 and 2003

1.     Organization

        The Golden Nugget Group (the "Group") is an operating division of MGM MIRAGE ("MGM MIRAGE" or "Parent"), a publicly held Delaware corporation. The Group is comprised of the following entities:

  •
  Golden Nugget—Las Vegas, a hotel-casino and entertainment resort located in downtown Las Vegas, Nevada and operated by GNLV, CORP., a Nevada corporation wholly owned by MGM MIRAGE ("GNLV").

  •
  Golden Nugget—Laughlin, a hotel-casino resort located in Laughlin, Nevada and operated by GNL, CORP., a Nevada corporation wholly owned by MGM MIRAGE ("GNL").

  •
  GNLV also has a wholly owned subsidiary, Golden Nugget Experience, LLC ("GNE"), a Nevada limited liability company. As more fully explained in Note 9, GNE is a holding company that has an investment in The Fremont Street Experience Limited Liability Company, a Nevada limited liability company (the "Fremont Street Experience") organized to enhance tourism in downtown Las Vegas, Nevada. The Fremont Street Experience is owned by a group of unrelated casino operators in downtown Las Vegas, and operates retail malls, parking garages, entertainment venues and a pedestrian mall that encloses a city street (Fremont Street), located adjacent to the Golden Nugget—Las Vegas. GNE holds 17.65% of the voting units and 50.0% of the non-voting units of the Fremont Street Experience, and accounts for its investment utilizing the equity method of accounting.

        The management of MGM MIRAGE has made all significant operational and financial decisions of the Group during the periods presented.

        MGM MIRAGE has entered into an agreement with an unrelated third party to sell the stock of the Group for total consideration of approximately $215.0 million (the "Golden Nugget Acquisition"—see Note 3).

2.     Significant Accounting Policies and Basis of Presentation

  Principles of Presentation

        All inter-company accounts and transactions between GNLV and GNE are eliminated in consolidation. All inter-company accounts and transactions between GNLV and GNL are eliminated in combination to arrive at the financial statements of the Group. The Group is not a separate reporting entity and has not previously presented financial statements on a stand-alone basis. Certain estimates, including allocations from the Parent, have been made to provide financial information for stand-alone reporting purposes. Management of the Group believes that the presentations and disclosures herein are adequate to make the information not misleading. In the opinion of management, all adjustments necessary to fairly state the financial statements have been reflected.

  Use of Estimates

        The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Group's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

  Cash and Cash Equivalents

        The Group considers cash equivalents to include short-term investments with original maturities of ninety days or less. Cash equivalents are carried at cost plus accrued interest, which approximates fair value. The Group places its cash primarily in checking and money market accounts with high credit quality financial institutions, which, at times, have exceeded federally insured limits.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable. The Group extends credit to approved casino customers following background checks and investigations of creditworthiness.

        Trade receivables, including casino and hotel receivables, are typically noninterest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Group's receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2003, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

  Inventories

        Inventories consisting principally of food, beverage, operating supplies and gift shop items are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation expense is computed utilizing the straight-line method over the estimated useful lives of the depreciable assets, as follows:

Buildings and improvements	15 - 40 years
Land improvements	15 - 40 years
Equipment, furniture, fixtures and leasehold improvements	3 - 20 years

        Certain equipment held under capital leases are classified as property and equipment and amortized using the straight-line method over the lease terms and the related obligations are recorded as liabilities. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on dispositions of property and equipment are recognized in the combined statements of operations when incurred.

  Capitalized Interest

        The Group capitalizes interest costs associated with debt incurred in connection with major construction projects. When no debt is specifically identified as being incurred in connection with such construction projects, the Group capitalizes interest on amounts expended on the project at the Group's average cost of borrowed money. All projects completed were short-term in nature and, accordingly, no interest was capitalized in any of the periods presented in the accompanying financial statements.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

  Revenue Recognition and Promotional Allowances

        Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs ("casino front money") and for chips in the customers' possession ("outstanding chip liability"). Casino revenues are recognized net of certain sales incentives in accordance with the Emerging Issues Task Force ("EITF") consensus on Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor?s Products)." Under the guidance of the EITF, the Group recognizes sales incentives as a reduction of revenue. In addition, accruals for the cost of cash-back points in point-loyalty programs, such as points earned in slot players clubs, are recorded as a reduction of revenue.

        Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer. The retail value of accommodations, food and beverage, and other services furnished to hotel-casino guests without charge is included in gross revenue and then deducted as promotional allowances.

        The estimated cost of providing such promotional allowances is primarily included in casino expenses as follows:

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Rooms	$3,800	$3,908	$4,429
Food and beverage	20,642	22,158	23,342
Other	875	946	1,530

	$25,317	$27,012	$29,301

        The estimated retail value of such promotional allowances is included in operating revenues as follows:

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Rooms	$10,346	$10,338	$10,733
Food and beverage	16,890	18,661	19,619
Other	1,129	1,215	1,972

	$28,365	$30,214	$32,324

  Federal Income Taxes

        Income taxes are accounted for under the asset and liability method of Financial Accounting Standards Board Statement 109, Accounting for Income Taxes ("SFAS 109"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

        The Group's operating results are included in the consolidated federal income tax return of MGM MIRAGE. The allocation of consolidated taxes of MGM MIRAGE to the Group is determined as if the Group prepared a separate tax return, in accordance with the provisions of the SFAS 109, Accounting for Income Taxes.

        Because the Group operates exclusively in Nevada (a jurisdiction with no corporate income tax), the Group is not subject to state income tax. Only federal income taxes are reflected in the tax provision.

  Advertising Costs

        Costs for advertising are expensed as incurred. Advertising costs included in general and administrative expenses were as follows for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$1,364	$2,503	$2,761

  Long-Lived Assets

        Long-lived assets and certain identifiable intangibles held and used by the Group are reviewed for impairment when events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, an impairment loss is recognized for the excess of carrying value over fair value. Losses on long-lived assets to be disposed of are also determined based on fair values, except that fair values are reduced for the cost of disposition. Effective January 1, 2002, accounting principles generally accepted in the United States of America require an annual review of all intangible assets with indefinite lives. The Group did not have any significant intangible assets as of December 31, 2002, or 2003.

  Progressive Liability

        The Group maintains a number of progressive slot machines and table games. As wagers are made on the respective progressive games, the amount available to win (to be paid out when the appropriate jackpots are hit) increases. The Group has recorded the progressive jackpots as a liability with a corresponding charge against casino revenues.

  Slot Player Club Liability

        The Group has established a promotional slot club to encourage repeat business from frequent and active slot machine customers and table games patrons. Members earn points based on gaming activity and such points can be redeemed for cash. The Group establishes a liability for unredeemed club points based upon historical redemption experience.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

  Self-Insurance Liability

        The Group maintains an accrual for its self-insured health program, which is classified in other accrued liabilities in the consolidated balance sheet. Management determines the estimates of these accruals by periodically evaluating the historical expenses and projected trends related to these accruals. The accrual also includes an estimate for claims that have been incurred but not reported. Actual results may differ from these estimates.

  Bank Overdraft

        Bank overdrafts representing outstanding checks in excess of funds on deposit are classified as accounts payable at the balance sheet date. As of December 31, 2002 and 2003 bank overdrafts of $2.6 million and $8.8 million respectively, were included in accounts payable.

  Reclassifications

        Certain reclassifications, having no effect on net income, have been made to the prior period's financial statements to conform to the current year presentation.

  Fair Value of Financial Instruments

        Management of the Group believes that the carrying amounts of the Group's cash and cash equivalents, accounts receivable and accounts payable approximates fair values due to the short-term maturities of these instruments. The carrying amount of the note payable to MGM MIRAGE is a reasonable estimate of fair value because this debt is carried with a floating interest rate.

  Stock Based Compensation

        Certain employees are eligible to participate in the stock option plans of the Parent. The Group accounts for stock-based compensation, including employee stock option plans, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the Financial Accounting Standards Board's Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25", and discloses supplemental information in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148"). The Group does not incur compensation expense for employee stock options when the exercise price is at least 100% of the market value of the Group's common stock on the date of grant. For disclosure purposes, employee stock options are measured at fair value, compensation is assumed to be amortized over the vesting periods of the options, and pro forma results are disclosed as if the Group had applied SFAS 123.

        Had the Group accounted for these plans under the fair value method allowed by SFAS 123, the Group's net income would have been reduced to recognize the fair value of employee stock options

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

(net income would have been increased in 2001 to reflect net cancellations of stock options—see Note 14). The following are required disclosures under SFAS 123 and SFAS 148:

	Year Ended December 31,
	2001	2002	2003
Net income (loss) as reported	$(210)	$(529)	$2,911
Stock based compensation under SFAS 123	142	(2,225)	(1,950)

Pro Forma	$(68)	$(2,754)	$961

        There was no cost of employee stock-based compensation included in reported net income for the periods presented. For purposes of computing the pro forma compensation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 4% in 2001 and 2002, 3% in 2003; no expected dividend yields for the years presented; expected lives of 5 years for the years presented; and expected volatility of 40% in 2001, 50% in 2002 and 42% in 2003. The estimated weighted average fair value of options granted during the years ended December 31, 2001, 2002 and 2003, was approximately $0.2 million, $3.7 million, and $2.8 million, respectively.

  Recently Issued Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board issued Statement 143 ("SFAS 143"), Accounting for Obligations Associated with the Retirement of Long-Lived Assets. Under SFAS 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Group adopted SFAS 143 on January 1, 2003. Adoption of SFAS No. 143 did not have a material impact on the Group's financial condition, results of operations or cash flows.

        In April 2002, the Financial Accounting Standards Board issued SFAS 145. Among other matters, SFAS 145 addresses the presentation for gains and losses on early retirements of debt in the statement of operations. The Group adopted SFAS 145 on January 1, 2003. Adoption of SFAS 145 did not have a material impact on the Group's financial condition, results of operations or cash flows.

        In June 2002, the Financial Accounting Standard Board issued Statement No. 146 ("SFAS 146") Accounting for Costs Associated with Exit or Disposal Activities. The provisions of SFAS 146 became effective for exit or disposal activities commenced subsequent to December 31, 2002. The Group does not have any such activities and therefore does not expect any impact on its financial condition, results of operations or cash flows.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and an annual financial statement about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The Group is a guarantor of certain indebtedness of MGM MIRAGE and affiliates. A subsidiary's guarantee of the debt owed to a third party by either its parent or another subsidiary of that parent is specifically excluded from the provisions of FIN 45 that

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

require financial statement recognition and measurement. Accordingly, the adoption of FIN 45 did not have an impact on the Group's financial position, results of operations or cash flows. However, the Group is required to comply with the disclosure requirements of the FIN. Disclosures concerning guarantees are found in Note 11, "Commitments and Contingencies—Guarantees."

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities ("VIEs"). This interpretation outlines requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, and outlines consolidation requirements for VIEs created after January 31, 2003. The Group has reviewed its major relationships and its overall economic interests with other companies consisting of related parties, companies in which it has an equity position and other suppliers to determine the extent of its variable economic interest in these parties. The adoption of FIN 46 did not have a material impact on the Group's financial condition, results of operations, or cash flows. The Group believes it has appropriately reported the economic impact and its share of risks of its commercial relationships through its equity accounting along with appropriate disclosure of its other commitments.

3.     Golden Nugget Acquisition

        On January 23, 2004, Poster Financial Group, Inc. ("Poster Financial"), an unrelated third party, completed the acquisition of the Group from MGM MIRAGE (the "Golden Nugget Acquisition"). The purchase price for the acquisition was approximately $216.7 million, reflecting a base purchase price of $215.0 million less an adjustment for estimated working capital at the date of closing of approximately $1.8 million plus acquisition related expenses of approximately $3.5 million.

        The transaction will be accounted for as a purchase and accordingly, the purchase price will be allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the acquisition. Results of operations of the acquired companies will be reflected in the acquiror's financial statements from the day of acquisition.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of Acquisition. The allocation of the purchase price to the fair value of net assets

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

acquired has been based on preliminary appraisals, and is subject to adjustment. In addition, the final purchase price will be adjusted based on the actual working capital on and after the date of closing.

At January 23, 2004
Cash and cash equivalents	$23,904
Accounts receivable, net	5,249
Inventories	4,013
Prepaid expenses and other	4,793
Due from Poster Financial	376
Investment in joint venture	4,841
Property and equipment	187,129
Tradename and other intangibles	14,558
Deposits and other assets, net	3,830
Accounts payable	(11,247)
Notes payable	(500)
Other accrued liabilities	(20,288)

Total	$216,658

        Of the $14.6 million of acquired tradename and other intangibles, approximately $12.7 million was assigned to the trademarks that are not subject to amortization. The remaining $1.9 million of acquired intangible assets consists of customer lists (players club) and have a useful life of approximately 3 years.

        In accordance with the Group's accounting policy, the Group performed an analysis of potential impairment of its long-lived assets as a result of the pending sale, which transaction is considered a "triggering event" requiring review under accounting principles generally accepted in the United States of America. At December 31, 2003, the agreed-upon sales price exceeds the carrying value of the net assets to be sold. Accordingly, no impairment is indicated and no adjustment has been recorded to the historical carrying values of the Group's long-lived assets.

4.     Accounts Receivable, Net and Due from Poster Financial

        Accounts receivable consisted of the following:

	December 31,
	2002	2003
	(in thousands of dollars)
Casino	$4,214	$3,697
Hotel	2,567	2,148
Other	625	281

	7,406	6,126
Less: Allowance for doubtful accounts	(1,100)	(877)

Total	$6,306	$5,249

        As an accommodation to Poster Financial, MGM MIRAGE (through Golden Nugget Group) paid for certain pre-acquisition expenses of Poster Financial during November and December 2003, which expenses primarily represented salaries for personnel and consultants hired to facilitate the transition of

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

ownership. Such amounts are reflected as an asset in the balance sheet of the Golden Nugget Group at December 31, 2003.

5.     Property and Equipment

        Property and equipment consisted of the following:

	December 31,
	2002	2003
	(in thousands of dollars)
Land	$52,860	$52,860
Buildings, building improvements and land improvements	111,419	115,108
Furniture, fixtures, equipment and leasehold improvements	50,252	52,599
Construction in progress	2,652	3,203

Total property and equipment at historical cost	217,183	223,770
Less: Accumulated depreciation	(35,829)	(49,148)

Property and equipment, net	$181,354	$174,622

        Construction in process at December 31, 2002 consisted primarily of costs expended to remodel the player's club and a bar within the Golden Nugget-Las Vegas casino, which remodelling projects were short-term in nature and completed in early 2003. Construction in process at December 31, 2003 consisted primarilty of enhancements to the Group's slot club player tracking system and other slot machine upgrades, which projects are also short-term in nature.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

6.     Other Accrued Liabilities

        Other accrued liabilities consisted of the following:

	December 31,
	2002	2003
	(in thousands of dollars)
Salaries and related benefits	$9,556	$9,783
Casino outstanding chip liability	1,311	1,556
Taxes, other than income taxes	1,726	1,922
Casino front money	343	283
Advance deposits	1,304	921
Progressive jackpot	1,307	1,235
Promotional slot club	4,146	3,162
Other liabilities	1,093	1,426

Total	$20,786	$20,288

7.     Income Taxes

        The components of the income tax provision consist of the following:

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Current	$—	$—	$—
Deferred	(440)	(557)	1,337

Total provision (benefit)	$(440)	$(557)	$1,337

        The reconciliation of the Group's income tax provision at the federal statutory tax rate to the effective tax rate for each of the three years in the period ended December 31, 2003 is as follows:

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Amount at the federal statutory tax rate	$(229)	$(380)	$1,543
Nondeductible expenses	118	116	120
FICA tax credits	(329)	(293)	(326)

Actual tax provision (benefit)	$(440)	$(557)	$1,337

        Deferred tax assets and liabilities (including any valuation allowance) are recognized, realized and maintained on a corporate-wide basis by MGM MIRAGE. The allocated share of cumulative

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

tax-effected temporary differences that would be applicable to the Group on a separate tax return basis are as follows:

	December 31,
	2002	2003
	(in thousands of dollars)
Depreciation and other basis differences	$(26,715)	$(31,371)
FICA tax credits	5,442	5,768
Net operating loss carry forwards	4,249	7,414
Accruals and reserves	1,946	2,139
Accounts receivable	830	309
Other reserves	(1,355)	(1,198)

Total net deferred tax liability	$(15,603)	$(16,939)

        The net deferred tax liability is reflected in the amounts payable to MGM MIRAGE and affiliates in the Group's balance sheets.

8.     Employee Benefit Plan

        Employees of the Group who are members of various unions are covered by union-sponsored, collective bargained, multi-employer health and welfare and defined benefit pension plans. The Group recorded an expense of $6.7 million in 2001, $8.2 million in 2002 and $9.3 million in 2003 under such plans. The plans' sponsors have not provided sufficient information to permit the Group to determine its share of unfunded vested benefits, if any.

        The Group is self-insured for most health care benefits for its non-union employees. The liability for claims filed and estimates of claims incurred but not reported is included in the "Other accrued liabilities" caption in the accompanying consolidated balance sheets.

        MGM MIRAGE sponsors a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan is available to certain employees with at least three months of service. The plan allows eligible employees to defer, within prescribed limits, up to 20.0 percent of their income on a pre-tax basis through contributions to the plan. The Group matches, within prescribed limits, a portion of eligible employees' contributions up to a maximum of 2.0 percent of an employees' eligible compensation. The Group recorded charges for matching contributions of $712,000 in 2001, $670,000 in 2002 and $676,000 in 2003.

        MGM MIRAGE maintains a nonqualified deferred retirement plan for certain key employees of the Group. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants in this plan receive a matching contribution of up to 4.0 percent of salary, net of any match received under the 401(k) plan. Under this plan all employee deferrals vest immediately. The matching contributions vest ratably over a three-year period. The Group recorded charges for matching contributions of $44,000 in 2001, $128,000 in 2002 and $185,000 in 2003.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

9.     Fremont Street Experience

        The Group owns 17.65% of the voting units and 50.0% of the non-voting units of the Fremont Street Experience. This investment is accounted for under the equity method of accounting. Under the equity method, the carrying value of the investment is adjusted by the Group's share of earnings, losses, capital contributions and distributions. Activity relating to the Group's investment in the Fremont Street Experience is as follows:

	Year Ended December 31,
	2001	2002	2003
Investment Balance—beginning of period	$5,027	$4,961	$4,849
Contributions	863	752	1,109
Equity in loss of joint venture	(929)	(864)	(771)

Investment Balance—end of period	$4,961	$4,849	$5,187

        The investment balance reflects the Group's contributions relating to its voting interests, as well as an additional $1.8 million contribution made by the Group in 1995 on a voluntary basis, and used by the Fremont Street Experience to acquire additional fixed assets used in its operations. The additional contribution represents a non-voting interest which has been treated as additional capital of the Fremont Street Experience, which does not have any profit distribution and which must be repaid before any distributions are made on voting interests.

        Summarized financial information of the Fremont Street Experience is as follows:

	As of December 31,
	2002	2003
	(in thousands of dollars)
Current assets	$806	$269
Non-current assets	26,812	36,026

Total assets	$27,618	$36,295

Current liabilities	1,538	4,851
Non-current liabilities	5,504	10,886
Preferred member contribution	3,040	3,040
Members' capital	17,536	17,514

Total liabilities and members' capital	$27,618	$36,295

	Year Ended December 31,
	2001	2002	2003
Total revenues	$4,963	$4,946	$5,410
Costs and expenses	9,853	9,470	9,489

Net loss	$(4,890)	$(4,524)	$(4,079)

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

10.   Related Party Transactions

  Treasury

        All treasury functions are maintained at the Parent. Net cash receipts generated by the casino operations of the Group are deposited into an account maintained by the Parent, and the Group's cash requirements are met by the Parent on the Group's behalf. Generally, the Group generates positive cash flow from operations. However, the Parent has historically financed the Group's capital expenditures, which amounts have been significant, and has assessed a management fee. Accordingly, the Group is a net borrower of funds from MGM MIRAGE, comprised of investments in fixed assets, reduced by periodic results of operations.

        The Group has executed a formal note agreement in the amount of $80 million, payable to MGM MIRAGE. The note bears interest at a rate of 3 percent per annum plus the six-month LIBOR rate payable quarterly on December 15, March 15, June 15 and September 15 and is due and payable on demand. The remaining net amounts due to the Parent are non-interest bearing and are reflected in amounts payable to MGM MIRAGE and affiliates, net.

        The Group has received a written commitment from MGM MIRAGE that it will not demand repayment before January 1, 2005 of the note payable or amounts payable to MGM MIRAGE and affiliates outstanding at December 31, 2003 (except to the extent that such amounts are cancelled in connection with the Golden Nugget Acquisition). As a result of these repayment terms, the note payable and other amounts payable have been classified in the accompanying balance sheet as non-current liabilities at December 31, 2003.

        The average balance due to Parent for which the Group recognized interest expenses was $80.0 million (the principal balance of the note payable) for all periods presented. The average net balance payable to MGM MIRAGE and affiliates for which no interest was charged was as follows for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$75,104	$109,303	$106,118

  Operating Costs

        The Group is charged for its proportionate share of certain direct operating expenses incurred by MGM MIRAGE. Such costs are primarily comprised of charges for the following functions: (i) information services (including the cost of computer hardware and software, and programming and operations personnel), (ii) marketing, communications and community relations, and (iii) internal audit and risk management.

        Amounts charged for these services were determined on the basis of total costs incurred by MGM MIRAGE. Costs were allocated to the Group based on the Group's estimated proportionate, level of effort as computed using employee headcounts within the related departments. While certain services may not be continued in the future, management of the Group believes that the costs reflected for

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

these services is representative of the costs that would have been incurred for similar functions on a stand-alone basis during the periods presented.

        The total of allocated costs is reflected in the general and administrative expenses in the accompanying financial statements and is as follows:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$2,524	$4,173	$4,435

  Corporate Management Fee

        The Group has historically been charged a management fee of five percent (5.0%) of gross revenues which charge is for executive, financial, tax and similar services, collectively referred to as "corporate functions." The fee also includes the cost to the Group of licensing the rights to use trademarks owned by the Parent, including the "Golden Nugget" name and logo. Each of the Group's casino properties has a chief operating officer, and key financial, accounting and marketing personnel, and they share an in-house attorney. Management of the Group has determined a representative annual cost for corporate functions is approximately $1.3 million based on staffing and other departmental costs for those positions that are incremental to the property level personnel. Such amount also includes an estimated allocation of actual, historical costs for external audit and financial reporting, regulatory oversight and compliance, and similar functions that are necessary to present the Group as a stand-alone business. Management of the Group believes that the costs reflected for these services is representative of the costs that would have been incurred for similar functions on a stand-alone basis during the periods presented. After the completion of the Golden Nugget Acquisition (see Note 3), the Group will own the "Golden Nugget" name and associated trademarks and will not be subject to a licensing or royalty fee.

  Contractual Relationships

        From time to time, the Group enters into short term operating lease agreements with certain subsidiaries of the Parent for slot machines. The associated lease expense included in cost of operations for the years ended December 31, 2001, 2002 and 2003, were approximately as shown below, for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$632	$943	$1,153

        The slot machines in use at December 31, 2003 will be transferred (as purchased assets) to the buyer in connection with the pending Golden Nugget Acquisition.

        Other than the note payable and lease agreements discussed above, and guarantees discussed in Note 11, there are no contractual relationships between the Group and the Parent. However, in connection with the Golden Nugget Acquisition, the buyer of the Group has arranged for the continuation of the information services and certain other direct functions provided by MGM

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

MIRAGE (the "Transition Agreement") for a period of up to 24 months following the closing of the Golden Nugget Acquisition. The fee for services under the Transition Agreement has been set at amounts consistent with historical cost allocations. The buyer has the right to terminate all (or discrete portions) of the services prior to the term of the Transition Agreement to the extent such functions are replaced by the buyer earlier.

11.   Commitments and Contingencies

  Guarantees

        The Group is contingently liable, as a guarantor, for the obligations of certain indebtedness of MGM MIRAGE. At December 31, 2003, the maximum potential amount of future payments under the guarantees was approximately $5.4 billion, of which approximately $0.5 billion was borrowed under revolving credit facilities, and the balance of which is due at various dates through 2017. In addition, substantially all of the assets of the Group are pledged as collateral in connection with approximately $4.3 billion of the debt outstanding at December 31, 2003.

        In accordance with accounting standards generally accepted in the United States of America, the guarantees are not recorded in the Group's consolidated financial statements as they represent parent-subsidiary guarantees; the Group does not guarantee any third party debt. The guarantees will not be assumed by the purchaser in connection with the Golden Nugget Acquisition.

  Leases

        The Group has operating leases with non-affiliates that cover parcels of land underlying the Golden Nugget—Las Vegas, expiring in 2025. Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 2003 are as follows:

Years Ending December 31,	Principal Amount
(in thousands of dollars)
2004	$761
2005	771
2006	817
2007	845
2008	874
Thereafter	31,242

$35,310

        Rent expense was as shown below, for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$1,317	$1,323	$1,099

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

12.   Legal Proceedings

        The Group is involved from time to time with threatened or pending claims and litigation in the normal course of business. In the opinion of management, the outcome of such matters in the aggregate is not expected to be material to the Group's financial position, results of operations, or cash flows.

13.   Restructuring and Impairment Charges

        During the third quarter of 2001, management of MGM MIRAGE responded to a decline in business volumes caused by the September 11 terrorist attacks. The Parent implemented cost containment strategies that included a significant reduction in payroll and refocusing of marketing programs, including at the casinos operated by the Group. A $0.3 million restructuring charge was recorded against earnings, primarily related to the accrual of severance pay, extended health care coverage and other related costs in connection with personnel reductions. All costs relating to the restructuring were paid out to terminated personnel by December 31, 2001.

        In the third quarter of 2001, MGM MIRAGE reassessed the carrying value of certain assets, and the Group recognized an impairment charge of $1.9 million. The charge relates to assets of the Group that were abandoned in response to the September 11 terrorist attacks, primarily in-progress construction projects.

14.   Stock Based Compensation

        The Group's Parent has adopted nonqualified stock option plans and incentive stock option plans which provide for the granting of stock options to eligible directors, officers and employees. The plans are administered by the Parent's Compensation and Stock Option Committee of the Board of Directors. Salaried officers, directors and other key employees of the Group are eligible to receive options. The exercise price in each instance is 100% of the fair market value of the Parent's common stock on the date of grant. The options have 10-year terms and in most cases are exercisable in either four or five equal annual installments.

        As of December 31, 2003, the aggregate number of shares subject to options available for grant under all of the plans of the Parent was 2.5 million. A summary of the approximate portion of the

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

Parent's nonqualified stock option and incentive stock option plans that relates to the Group for the years ended December 31, 2001, 2002 and 2003 is presented below:

	Year Ended December 31, 2001		Year Ended December 31, 2002		Year Ended December 31, 2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period or year	245,000	$32.87	9,000	$31.66	228,650	$33.96
Granted	17,500	$29.73	224,150	$34.06	240,000	$25.48
Exercised	—	—	(2,250)	34.15	(103,562)	31.81
Expired	(58,750)	32.88	(2,250)	34.15	—	—
Cancelled	(194,750)	32.60	—	—	(5,000)	30.98

Outstanding at end of year	9,000	$31.66	228,650	$33.96	360,088	$28.31

Exerciseable at end of year	1,000	$32.50	47,100	$34.04	47,100	$34.04

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life (Years)
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
25.48	240,000	9.16	$25.48	—	$—
$29.98 - $32.50	5,500	7.87	30.21	1,250	29.98
34.15	114,088	8.45	34.15	45,850	34.15

	359,588	8.91	$28.31	47,100	$34.04

15.   Segment Information

        The Group owns and operates two properties as follows: a casino-hotel resort located in downtown Las Vegas, Nevada; and a casino and nearby hotel located in Laughlin, Nevada. The properties market in each of their segments primarily to middle-income guests. The major products offered in each segment are as follows: casino entertainment, hotel rooms, and food and beverage.

        The accounting policies of each business segment are the same as those described in the summary of significant accounting policies. There are minimal inter-segment sales. Corporate costs have historically been allocated to each business segment through management fees charged by MGM MIRAGE.

Golden Nugget Group
(A division of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

        A summary of the operations by business segment as of December 31, 2003 and December 31, 2002, and for each of the three years in the period ended December 31, 2003, is presented below:

	For the Years Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Net revenues
GNLV, CORP.	$176,242	$176,729	$189,662
GNL, CORP.	46,740	45,073	41,570

Total	$222,982	$221,802	$231,232

Income (loss) from operations:
GNLV, CORP.	$7,597	$3,233	$9,021
GNL, CORP.	(1,046)	497	(623)

Total	$6,551	$3,730	$8,398

Segment depreciation:
GNLV, CORP.	$12,901	$12,169	$12,732
GNL, CORP.	1,880	1,563	990

Total	$14,781	$13,732	$13,722

Expenditures for additions to long-lived assets
GNLV, CORP.	$12,217	$18,848	$6,193
GNL, CORP.	559	1,762	1,197

Total	$12,776	$20,610	$7,390

	As of December 31,
	2002	2003
Segment assets:
GNLV, CORP.	$201,071	$190,055
GNL, CORP.	22,062	31,919

Total	$223,133	$221,974

Report of Independent Auditors

To the Stockholder of
GNLV, CORP. and Subsidiary

        In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in retained earnings, and of cash flows present fairly, in all material respects, the financial position of GNLV, CORP. and Subsidiary (a wholly owned subsidiary of MGM MIRAGE) (the "Company") as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
March 5, 2004
Las Vegas, Nevada

GNLV, CORP. and Subsidiary
(A wholly-owned subsidiary of MGM MIRAGE)

Consolidated Balance Sheets

December 31, 2002 and 2003

	December 31,
	2002	2003
	(in thousands of dollars)
Assets
Current assets
Cash and cash equivalents	$12,828	$14,258
Accounts receivable, net	6,183	4,962
Due from Poster Financial	—	376
Inventories	5,162	3,222
Prepaid expenses and other	3,695	3,592

Total current assets	27,868	26,410

Property and equipment, net	161,884	154,946
Investment in joint venture	4,849	5,187
Deposits and other assets, net	2,197	3,512

Total assets	$196,798	$190,055

Liabilities and Stockholder's Equity
Current liabilities
Accounts payable	$3,367	$4,660
Current portion of notes payable to nonaffiliates	100	109
Other accrued liabilities	17,606	17,558
Note payable to MGM MIRAGE	80,000	—
Amounts payable to MGM MIRAGE and affiliates, net	88,666	—

Total current liabilities	189,739	22,327
Note payable to MGM MIRAGE	—	80,000
Amounts payable to MGM MIRAGE and affiliates, net	—	77,496
Notes payable to nonafffiliates, net of current portion	500	391

Total liabilities	190,239	180,214

Contingencies and Commitments
Stockholder's equity Common Stock, $1.00 par value, 100,000 shares authorized; 25,000 shares issued and outstanding	25	25
Retained earnings	6,534	9,816

	6,559	9,841

Total liabilities and stockholder's equity	$196,798	$190,055

The accompanying notes are an integral part of these consolidated financial statements.

GNLV, CORP. and Subsidiary
(A wholy owned subsidiary of MGM MIRAGE)

Consolidated Statements of Operations and Changes in Retained Earnings

For the years ended December 31, 2001, 2002, and 2003

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Revenues
Casino	$110,260	$110,885	$121,601
Rooms	40,109	38,992	41,647
Food and beverage	34,067	35,871	38,769
Entertainment, retail and other	13,181	14,135	12,422

Gross revenue	197,617	199,883	214,439
Promotional allowances	(21,375)	(23,154)	(24,777)

Net revenues	176,242	176,729	189,662

Costs and expenses
Casino	59,787	64,362	67,340
Rooms	17,214	17,437	19,184
Food and beverage	27,033	26,463	26,852
Entertainment, retail and other	10,012	11,396	9,331
Provision for doubtful accounts	546	659	1,084
General and administrative	29,175	31,028	33,439
Impairment charges	1,893	—	—
Restructuring costs	305	—	—
(Gain) loss on sale of assets	(196)	(31)	(39)
Depreciation	12,901	12,169	12,732
Management fee	9,975	10,013	10,718

Total costs and expenses	168,645	173,496	180,641

Operating income	7,597	3,233	9,021
Other income (expense)
Equity in loss of joint venture	(929)	(864)	(771)
Interest income	152	66	34
Interest expense	(68)	(60)	(52)
Intercompany interest expense	(6,356)	(3,958)	(3,361)

Total other expense	(7,201)	(4,816)	(4,150)

Income (loss) before income taxes	396	(1,583)	4,871
Income tax (provision) benefit	37	702	(1,589)

Net income (loss)	$433	$(881)	$3,282

Retained earnings, beginning of period	6,982	7,415	6,534

Retained earnings, end of period	$7,415	$6,534	$9,816

The accompanying notes are an integral part of these consolidated financial statements.

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Consolidated Statements of Cash Flows

For the years ended December 31, 2001, 2002, and 2003

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Cash flows from operating activities
Net (loss) income	$433	$(881)	$3,282
Adjustments to reconcile net (loss) income to net cash provided by operating activities
Depreciation	12,901	12,169	12,732
Provision for doubtful accounts	546	659	1,084
Gain on sale of assets	(196)	(31)	(43)
Equity in losses of joint venture	929	864	771
Asset impairment write-down	1,893	—	—
Restructuring Costs	305	—	—
Changes in operating assets and liabilities
Decrease (increase) in accounts receivable	(1,911)	(1,176)	136
Decrease (increase) in due from Poster Financial	—	—	(376)
Decrease (increase) in inventories	853	(586)	1,941
Decrease (increase) in prepaid expenses and other	258	(177)	102
Decrease (increase) in deposits and other assets	(149)	179	(952)
Increase (decrease) in accounts payable, net of change in bank overdraft	(355)	2,797	361
Increase (decrease) in other accrued liabilities	(850)	1,580	(48)

Net cash provided by operating activities	14,657	15,397	18,990

Cash flows from investing activities
Acquisition of property, equipment and improvements	(12,217)	(18,848)	(6,193)
Contribution to joint venture	(863)	(752)	(1,110)
Proceeds from sale of equipment	215	31	81

Net cash used in investing activities	(12,865)	(19,569)	(7,222)

Cash flows from financing activities
Repayments of other debt	(85)	(92)	(101)
Change in bank overdraft	(495)	(1,333)	932
Change in amounts payable to MGM MIRAGE and affiliates, net	(3,771)	5,503	(11,169)

Net cash used in financing activities	(4,351)	4,078	(10,338)

Net increase (decrease) in cash and cash equivalents	(2,559)	(94)	1,430
Cash and cash equivalents, beginning of period	15,481	12,922	12,828

Cash and cash equivalents, end of period	$12,922	$12,828	$14,258

Interest paid
Nonaffiliates	$70	$62	$52
Affiliates	6,505	3,976	3,368

The accompanying notes are an integral part of these consolidated financial statements.

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements

December 31, 2001, 2002 and 2003

1.     Organization

        GNLV, CORP. ("GNLV" or the "Company") is a Nevada corporation and is a wholly owned subsidiary of MGM MIRAGE ("MGM MIRAGE" or "Parent"), a publicly held Delaware corporation. The Company owns and operates Golden Nugget—Las Vegas, a hotel-casino and entertainment resort located in downtown Las Vegas, Nevada.

        GNLV also has a wholly owned subsidiary, Golden Nugget Experience, LLC ("GNE"), a Nevada limited liability company. As more fully explained in Note 9, GNE is a holding company that has an investment in The Fremont Street Experience Limited Liability Company, a Nevada limited liability company (the "Fremont Street Experience") organized to enhance tourism in downtown Las Vegas, Nevada. The Fremont Street Experience is owned by a group of unrelated casino operators in downtown Las Vegas, and operates retail malls, parking garages, entertainment venues and a pedestrian mall that encloses a city street (Fremont Street), located adjacent to the Golden Nugget—Las Vegas. GNE holds a membership interest of approximately 17.6% of the Fremont Street Experience, and accounts for its investment utilizing the cost method of accounting.

        The management of MGM MIRAGE has made all significant operational and financial decisions of the Company during the periods presented.

        MGM MIRAGE has entered into an agreement with an unrelated third party to sell the stock of the Company, along with other affiliates, for total consideration of approximately $215 million (the "Golden Nugget Acquisition"—see Note 3).

2.     Significant Accounting Policies and Basis of Presentation

  Principles of Presentation

        All inter-company accounts and transactions between GNLV and GNE are eliminated in consolidation. The Company is not a separate reporting entity and has not previously presented financial statements on a stand-alone basis. Certain estimates, including allocations from the Parent, have been made to provide financial information for stand-alone reporting purposes. Management of the Company believes that the presentations and disclosures herein are adequate to make the information not misleading. In the opinion of management, all adjustments necessary to fairly state the financial statements have been reflected.

  Use of Estimates

        The financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Those principles require the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and Cash Equivalents

        The Company considers cash equivalents to include short-term investments with original maturities of ninety days or less. Cash equivalents are carried at cost plus accrued interest, which approximates

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

fair value. The Company places its cash primarily in checking and money market accounts with high credit quality financial institutions, which, at times, have exceeded federally insured limits.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of casino accounts receivable. The Company extends credit to approved casino customers following background checks and investigations of creditworthiness.

        Trade receivables, including casino and hotel receivables, are typically noninterest bearing and are initially recorded at cost. Accounts are written off when management deems the account to be uncollectible. Recoveries of accounts previously written off are recorded when received. An estimated allowance for doubtful accounts is maintained to reduce the Company's receivables to their carrying amount, which approximates fair value. The allowance is estimated based on specific review of customer accounts as well as historical collection experience and current economic and business conditions. Management believes that as of December 31, 2003, no significant concentrations of credit risk existed for which an allowance had not already been recorded.

  Inventories

        Inventories consisting principally of food, beverage, operating supplies and gift shop items are stated at the lower of cost or market value. Cost is determined by the first-in, first-out method.

  Property and Equipment

        Property and equipment are stated at cost. Depreciation expense is computed utilizing the straight-line method over the estimated useful lives of the depreciable assets, as follows:

Buildings and improvements	15 - 40 years
Land improvements	15 - 40 years
Equipment, furniture, fixtures and leasehold improvements	3 - 20 years

        Certain equipment held under capital leases are classified as property and equipment and amortized using the straight-line method over the lease terms and the related obligations are recorded as liabilities. Costs of major improvements are capitalized; costs of normal repairs and maintenance are charged to expense as incurred. Gains or losses on dispositions of property and equipment are recognized in the consolidated statements of operations when incurred.

  Capitalized Interest

        The Company capitalizes interest costs associated with debt incurred in connection with major construction projects. When no debt is specifically identified as being incurred in connection with such construction projects, the Company capitalizes interest on amounts expended on the project at the Company's average cost of borrowed money. All projects completed were short-term in nature and, accordingly, no interest was capitalized in any of the periods presented in the accompanying financial statements.

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

  Revenue Recognition and Promotional Allowances

        Casino revenue is the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs ("casino front money") and for chips in the customers' possession ("outstanding chip liability"). Casino revenues are recognized net of certain sales incentives in accordance with the Emerging Issues Task Force ("EITF") consensus on Issue 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)." Under the guidance of the EITF, the Company recognizes sales incentives as a reduction of revenue. In addition, accruals for the cost of cash-back points in point- loyalty programs, such as points earned in slot players clubs, are recorded as a reduction of revenue.

        Hotel, food and beverage, entertainment and other operating revenues are recognized as services are performed. Advance deposits on rooms and advance ticket sales are recorded as accrued liabilities until services are provided to the customer. The retail value of accommodations, food and beverage, and other services furnished to hotel-casino guests without charge is included in gross revenue and then deducted as promotional allowances.

        The estimated cost of providing such promotional allowances is primarily included in casino expenses as follows:

	Year Ended Dec. 31,
	2001	2002	2003
	(in thousands of dollars)
Rooms	$2,740	$2,833	$2,984
Food and beverage	13,549	15,450	16,563
Other	765	783	1,292

	$17,054	$19,066	$20,839

        The estimated retail value of such promotional allowances is included in operating revenues as follows:

	Year Ended Dec. 31,
	2001	2002	2003
	(in thousands of dollars)
Rooms	$8,989	$9,058	$9,218
Food and beverage	11,453	13,182	14,060
Other	933	914	1,499

	$21,375	$23,154	$24,777

  Federal Income Taxes

        Income taxes are accounted for under the asset and liability method of Financial Accounting Standards Board Statement 109, Accounting for Income Taxes ("SFAS 109"). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

        The Company's operating results are included in the consolidated federal income tax return of MGM MIRAGE. The allocation of consolidated taxes of MGM MIRAGE to the Company is determined as if the Company prepared a separate tax return, in accordance with the provisions of the SFAS 109, Accounting for Income Taxes.

        Because the Company operates exclusively in Nevada (a jurisdiction with no corporate income tax), the Company is not subject to state income tax. Only federal income taxes are reflected in the tax provision.

  Advertising Costs

        Costs for advertising are expensed as incurred. Advertising costs included in general and administrative expenses were as follows for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$771	$1,776	$2,057

  Long-Lived Assets

        Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment when events or changes in circumstances warrant such a review. The carrying value of a long-lived or intangible asset is considered impaired when the anticipated undiscounted cash flow from such asset is less than its carrying value. In that event, an impairment loss is recognized for the excess of carrying value over fair value. Losses on long-lived assets to be disposed of are also determined based on fair values, except that fair values are reduced for the cost of disposition. Effective January 1, 2002, accounting principles generally accepted in the United States of America require an annual review of all intangible assets with indefinite lives. The Company did not have any significant intangible assets as of December 31, 2002, or 2003.

  Progressive Liability

        The Company maintains a number of progressive slot machines and table games. As wagers are made on the respective progressive games, the amount available to win (to be paid out when the appropriate jackpots are hit) increases. The Company has recorded the progressive jackpots as a liability with a corresponding charge against casino revenues.

  Slot Player Club Liability

        The Company has established a promotional slot club to encourage repeat business from frequent and active slot machine customers and table games patrons. Members earn points based on gaming activity and such points can be redeemed for cash. The Company establishes a liability for unredeemed club points based upon historical redemption experience.

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

  Self-Insurance Liability

        The Company maintains an accrual for its self-insured health program, which is classified in other accrued liabilities in the consolidated balance sheet. Management determines the estimates of these accruals by periodically evaluating the historical expenses and projected trends related to these accruals. The accrual also includes an estimate for claims that have been incurred but not reported. Actual results may differ from these estimates.

  Bank Overdraft

        Bank overdrafts representing outstanding checks in excess of funds on deposit are classified as accounts payable at the balance sheet date. As of December 31, 2002 and 2003, bank overdrafts of $2.2 million and $5.0 million respectively, were included in accounts payable.

  Fair Value of Financial Instruments

        Management of the Company believes that the carrying amounts of the Company's cash and cash equivalents, accounts receivable and accounts payable approximates fair values due to the short-term maturities of these instruments. The carrying amount of the note payable to MGM MIRAGE is a reasonable estimate of fair value because the debt is carried with a floating interest rate.

  Stock Based Compensation

        Certain employees are eligible to participate in the stock option plans of the Parent. The Company accounts for stock-based compensation, including employee stock option plans, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the Financial Accounting Standards Board's Interpretation No. 44, "Accounting for Certain Transactions involving Stock Compensation, an interpretation of APB Opinion No. 25", and discloses supplemental information in accordance with Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure" ("SFAS 148"). The Company does not incur compensation expense for employee stock options when the exercise price is at least 100% of the market value of the Company's common stock on the date of grant. For disclosure purposes, employee stock options are measured at fair value, compensation is assumed to be amortized over the vesting periods of the options, and pro forma results are disclosed as if the Company had applied SFAS 123.

  Reclassifications

        Certain reclassifications, having no effect on net income, have been made to the prior period's financial statements to conform to the current year presentation.

        Had the Company accounted for these plans under the fair value method allowed by SFAS 123, the Company's net income would have been reduced to recognize the fair value of employee stock

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

options (net income would have been increased in 2001 to reflect net cancellations of stock options—see Note 14). The following are required disclosures under SFAS 123 and SFAS 148:

	Year Ended December 31,
	2001	2002	2003
Net income (loss) as reported	$433	$(881)	$3,281
Stock based compensation under SFAS 123	104	(2,199)	(1,949)

Pro Forma	$537	$(3,080)	$1,332

        There was no cost of employee stock-based compensation included in reported net income for the periods presented. For purposes of computing the pro forma compensation, the fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: risk-free interest rates of 4% in 2001 and 2002, 3% in 2003; no expected dividend yields for the years presented; expected lives of 5 years for the years presented; and expected volatility of 40% in 2001, 50% in 2002 and 42% in 2003. The estimated weighted average fair value of options granted during the years ended December 31, 2001, 2002, and 2003 was approximately $0.2 million, $3.7 million, and $1.3 million, respectively.

  Recently Issued Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board issued Statement 143 ("SFAS 143"), Accounting for Obligations Associated with the Retirement of Long-Lived Assets. Under SFAS 143, the fair value of a liability for an asset retirement obligation is required to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted SFAS 143 on January 1, 2003. Adoption of SFAS No. 143 did not have a material impact on the Company's financial condition, results of operations or cash flows.

        In April 2002, the Financial Accounting Standards Board issued SFAS 145. Among other matters, SFAS 145 addresses the presentation for gains and losses on early retirements of debt in the statement of operations. The Company adopted SFAS 145 on January 1, 2003. Adoption of SFAS 145 did not have a material impact on the Company's financial condition, results of operations or cash flows.

        In June 2002, the Financial Accounting Standard Board issued Statement No. 146 ("SFAS 146") Accounting for Costs Associated with Exit or Disposal Activities. The provisions of SFAS 146 became effective for exit or disposal activities commenced subsequent to December 31, 2002. The Group does not have any such activities and therefore does not expect any impact on its financial condition, results of operations or cash flows.

        In November 2002, the Financial Accounting Standards Board issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. This interpretation elaborates on the disclosures to be made by a guarantor in its interim and an annual financial statement about its obligations under certain guarantees that it has issued. It also clarifies (for guarantees issued after January 1, 2003) that a guarantor is required to recognize at the inception of a guarantee, a liability for the fair value of the obligations undertaken in issuing the guarantee. The Company is a guarantor of certain indebtedness of MGM MIRAGE and affiliates. A subsidiary's guarantee of the debt owed to a third party by either its

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

parent or another subsidiary of that parent is specifically excluded from the provisions of FIN 45 that require financial statement recognition and measurement. Accordingly, the adoption of FIN 45 did not have an impact on the Company's financial position, results of operations or cash flows. However, the Company is required to comply with the disclosure requirements of the FIN. Disclosures concerning guarantees are found in Note 11,"Commitments and Contingencies—Guarantee".

        In January 2003, the Financial Accounting Standards Board issued FASB Interpretation No. 46 ("FIN 46"), Consolidation of Variable Interest Entities ("VIEs"). This interpretation outlines requirements for business enterprises to consolidate related entities in which they are determined to be the primary economic beneficiary as a result of their variable economic interests. The interpretation is intended to provide guidance in judging multiple economic interests in an entity and in determining the primary beneficiary. The interpretation outlines disclosure requirements for VIEs in existence prior to January 31, 2003, and outlines consolidation requirements for VIEs created after January 31, 2003. The Company has reviewed its major relationships and its overall economic interests with other companies consisting of related parties, companies in which it has an equity position and other suppliers to determine the extent of its variable economic interest in these parties. The adoption of FIN 46 did not have a material impact on the Company's financial condition, results of operations, or cash flows. The Company believes it has appropriately reported the economic impact and its share of risks of its commercial relationships through its equity accounting along with appropriate disclosure of its other commitments.

3.     Golden Nugget Acquisition

        On January 23, 2004, Poster Financial Group, Inc. ("Poster Financial"), an unrelated third party, completed the acquisition of the Golden Nugget Group from MGM MIRAGE (the "Golden Nugget Acquisition"). The purchase price for the Golden Nugget Acquisition was approximately $216.7 million, reflecting a base purchase price of $215.0 million less an adjustment for estimated working capital at the date of closing of approximately $1.8 million plus acquisition related expenses of approximately $3.5 million.

        The transaction will be accounted for as a purchase and accordingly, the purchase price will be allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of the Golden Nugget Acquisition. Results of operations of the acquired companies will be reflected in the acquiror's financial statements from the day of date of closing.

        The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of Acquisition. The allocation of the purchase price to the fair value of net assets

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

acquired has been based on preliminary appraisals, and is subject to adjustment. In addition, the final purchase price will be adjusted based on the actual working capital on and after the date of closing.

At January 23, 2004
Cash and cash equivalents	$23,904
Accounts receivable, net	5,249
Inventories	4,013
Prepaid expenses and other	4,793
Due from Poster Financial	376
Investment in joint venture	4,841
Property and equipment	187,129
Tradename and other intangibles	14,558
Deposits and other assets, net	3,830
Accounts payable	(11,247)
Notes payable	(500)
Other accrued liabilities	(20,288)

Total	$216,658

        Of the $14.6 million of acquired tradename and other intangibles, approximately $12.7 million was assigned to the trademarks that are not subject to amortization. The remaining $1.9 million of acquired intangible assets consists of customer lists (players club) and have a useful life of approximately 3 years.

        In accordance with the Company's accounting policy, the Company performed an analysis of potential impairment of its long-lived assets as a result of the pending sale, which transaction is considered a "triggering event" requiring review under accounting principles generally accepted in the United States of America. At December 31, 2003, the agreed-upon sales price allocated to the Company exceeds the carrying value of the net assets to be sold. Accordingly, no impairment is indicated and no adjustment has been recorded to the historical carrying values of the Company's long-lived assets.

4.     Accounts Receivable, Net and Due from Poster Financial

        Accounts receivable consisted of the following:

	December 31,
	2002	2003
	(in thousands of dollars)
Casino	$4,110	$3,605
Hotel	2,484	1,908
Other	611	268

	7,205	5,781
Less: Allowance for doubtful accounts	(1,022)	(819)

Total	$6,183	$4,962

        As an accommodation to Poster Financial, MGM MIRAGE (through the Company) paid for certain preacquisition expenses of Poster Financial during November and December 2003, which

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

expenses primarily represented salaries for personnel and consultants hired to facilitate the transition of ownership. Such amounts are reflected as an asset in the balance sheet of the Company at December 31, 2003.

5.     Property and Equipment

        Property and equipment at December 31, 2002 and 2003, consisted of the following:

	December 31,
	2002	2003
	(in thousands of dollars)
Land	$51,980	$51,980
Buildings, building improvements and land improvements	92,884	95,567
Furniture, fixtures, equipment and leasehold improvements	48,509	48,806
Construction in progress	1,684	2,862

Total property and equipment at historical cost	195,057	199,215
Less: Accumulated depreciation	(33,173)	(44,269)

Property and equipment, net	$161,884	$154,946

        Construction in process at December 31, 2002 consisted primarily of costs expended to remodel the player's club and a bar within the Golden Nugget—Las Vegas casino, which remodelling projects were short term in nature and completed in early 2003. Construction in process at December 31, 2003 consisted primarily of enhancements to the Company's slot club player tracking system and other slot machine upgrades, which projects are also short term in nature.

6.     Other Accrued Liabilities

        Other accrued liabilities at December 31, 2002 and 2003, consisted of the following:

	December 31,
	2002	2003
	(in thousands of dollars)
Salaries and related benefits	$8,069	$8,045
Casino outstanding chip liability	1,098	1,555
Taxes, other than income taxes	1,368	1,582
Casino front money	341	262
Advance deposits	671	834
Progressive jackpot	1,172	1,088
Promotional slot club	3,632	2,992
Other liabilities	1,255	1,200

Total	$17,606	$17,558

GNLV, CORP. and Subsidiary
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Consolidated Financial Statements (Continued)

December 31, 2001, 2002 and 2003

7.     Income Taxes

        The components of the income tax provision consist of the following:

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Current	$—	$—	$—
Deferred	(37)	(702)	1,589

Total provision (benefit)	$(37)	$(702)	$1,589

        The reconciliation of the Company's income tax provision at the federal statutory tax rate to the effective tax rate for each of the three years in the period ended December 31, 2001, 2002 and 2003 is as follows:

	Year Ended December 31,
	2001	2002	2003
	(in thousands of dollars)
Amount at the federal statutory tax rate	$138	$(554)	$1,761
Nondeductible expenses	97	90	100
FICA tax credits	(272)	(238)	(272)

Actual tax provision (benefit)	$(37)	$(702)	$1,589

GNLV, CORP. and Subsidiaries
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

        Deferred tax assets and liabilities (including any valuation allowance) are recognized, realized and maintained on a corporate-wide basis by MGM MIRAGE. The allocated share of cumulative tax-effected temporary differences that would be applicable to the Company an a separate tax return basis are as follows:

	December 31,
	2002	2003
	(in thousands of dollars)
Depreciation and other basis differences	$(34,631)	$(38,844)
FICA tax credits	773	1,046
Net operating loss carry forwards	3,645	5,767
Accruals and reserves	2,337	2,034
Accounts receivable	358	286
Other reserves	(1,797)	(1,193)

Total net deferred tax liability	$(29,315)	$(30,904)

        The net deferred tax liability is reflected in the amounts payable to MGM MIRAGE and affiliates in the Company's balance sheets.

8.     Employee Benefit Plan

        Employees of the Company who are members of various unions are covered by union-sponsored, collective bargained, multi-employer health and welfare and defined benefit pension plans. The Company recorded an expense of $6.7 million in 2001, $8.2 million in 2002 and $9.3 million in 2003 under such plans. The plans' sponsors have not provided sufficient information to permit the Company to determine its share of unfunded vested benefits, if any.

        The Company is self-insured for most health care benefits for its non-union employees. The liability for claims filed and estimates of claims incurred but not reported is included in the "Other accrued liabilities" caption in the accompanying consolidated balance sheets.

        MGM MIRAGE sponsors a retirement savings plan under Section 401(k) of the Internal Revenue Code covering its non-union employees. The plan is available to certain employees with at least three months of service. The plan allows eligible employees to defer, within prescribed limits, up to 20 percent of their income on a pre-tax basis through contributions to the plan. The Company matches, within prescribed limits, a portion of eligible employees' contributions up to a maximum of 2 percent of an employees' eligible compensation. The Company recorded charges for matching contributions of $509,000 in 2001, $525,000 in 2002 and $522,000 in 2003.

        MGM MIRAGE maintains a nonqualified deferred retirement plan for certain key employees of the Company. The plan allows participants to defer, on a pre-tax basis, a portion of their salary and bonus and accumulate tax deferred earnings, plus investment earnings on the deferred balances, as a retirement fund. Participants in this plan receive a matching contribution of up to 4.0 percent of salary, net of any match received under the 401(k) plan. Under this plan all employee deferrals vest immediately. The matching contributions vest ratably over a three-year period. The Company recorded charges for matching contributions of $44,000 in 2001, $128,000 in 2002 and $185,000 in 2003.

GNLV, CORP. and Subsidiaries
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

9.     Fremont Street Experience

        The Company owns 17.65% of the voting units and 50.0% of the non-voting units of the Fremont Street Experience. This investment is accounted for under the equity method of accounting. Under the equity method, the carrying value of the investment is adjusted by the Company's share of earnings, losses, capital contributions and distributions. Activity relating to the Company's investment in the Fremont Street Experience is as follows:

	Year Ended December 31,
	2001	2002	2003
Investment Balance—beginning of period	$5,027	$4,961	$4,849
Contributions	863	752	1,109
Equity in loss of joint venture	(929)	(864)	(771)

Investment Balance—end of period	$4,961	$4,849	$5,187

        The investment balance reflects the Company's contributions relating to its voting interests, as well as an additional $1.8 million contribution made by the Company in 1995 on a voluntary basis, and used by the Fremont Street Experience to acquire additional fixed assets used in its operations. The additional contribution represents a non-voting interest which has been treated as additional capital of the Fremont Street Experience, which does not have any profit distribution, and which must be repaid before any distributions are made on voting interests.

        Summarized financial information of the Fremont Street Experience is as follows:

	As of December 31,
	2002	2003
	(in thousands of dollars)
Current assets	$806	$269
Non-current assets	26,812	36,026

Total assets	$27,618	$36,295

Current liabilities	1,538	4,841
Non-current liabilities	5,504	10,886
Preferred member contribution	3,040	3,040
Members' capital	17,536	17,514

Total liabilities and members' capital	$27,618	$36,295

	Year Ended December 31,
	2001	2002	2003
Total revenues	$4,963	$4,946	$5,410
Costs and expenses	9,853	9,470	9,489

Net loss	$(4,890)	$(4,524)	$(4,079)

GNLV, CORP. and Subsidiaries
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

10.   Related Party Transactions

  Treasury

        All treasury functions are maintained at the Parent. Net cash receipts generated by the casino operations of the Company are deposited into an account maintained by the Parent, and the Company's cash requirements are met by the Parent on the Company's behalf. Generally, the Company generates positive cash flow from operations. However, the Parent has historically financed the Company's capital expenditures, which amounts have been significant, and has assessed a management fee. Accordingly, the Company is a net borrower of funds from MGM MIRAGE comprised of investments in fixed assets, reduced by periodic results of operations.

        The Company has executed a formal note agreement in the amount of $80 million, payable to MGM MIRAGE. The note bears interest at a rate of 3 percent per annum plus the six-month LIBOR rate payable quarterly on March 15, June 15, September 15 and December 15, and is due and payable on demand. The remaining net amounts due to the Parent are non-interest bearing and are reflected in amounts payable to MGM MIRAGE and affiliates, net.

        The Company has received a written commitment from MGM MIRAGE that it will not demand repayment before January 1, 2005 of the note payable or amounts payable to MGM MIRAGE and affiliates outstanding at December 31, 2003 (except to the extent that such amounts are cancelled in connection with the Golden Nugget Acquisition). As a result of these repayment terms, the note payable and other amounts payable have been classified in the accompanying balance sheet as non-current liabilities at December, 2003.

        The average balance due to Parent for which the Company recognized interest expenses was $80.0 million (the principal balance of the note payable) for all periods presented. The average net balance payable to MGM MIRAGE and affiliates for which no interest was charged was as follows for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$89,063	$90,093	$82,288

  Operating Costs

        The Company is charged for its proportionate share of certain direct operating expenses incurred by MGM MIRAGE. Such costs are primarily comprised of charges for the following functions: (i) information services (including the cost of computer hardware and software, and programming and operations personnel), (ii) marketing, communications and community relations, and (iii) internal audit and risk management.

        Amounts charged for these services were determined on the basis of total costs incurred by MGM MIRAGE. Costs were allocated to the Company based on the Company's estimated proportionate, level of effort as computed using employee headcounts within the related departments. While certain services may not be continued in the future, management of the Company believes that the costs

GNLV, CORP. and Subsidiaries
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

reflected for these services is representative of the costs that would have been incurred for similar functions on a stand-alone basis during the periods presented.

        The total of allocated costs is reflected in the general and administrative expenses in the accompanying financial statements and is as follows:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$1,858	$2,809	$3,997

  Corporate Management Fee

        The Company has historically been charged a management fee of five percent (5.0%) of gross revenues which charge is for executive, financial, tax and similar services, collectively referred to as "corporate functions." The fee also includes the cost to the Company of licensing the rights to use trademarks owned by the Parent, including the "Golden Nugget" name and logo. The Company has a chief operating officer, and key financial, accounting, marketing and in-house legal personnel. Management of the Company has determined a representative annual cost for corporate functions (combined with its affiliate included in the Golden Nugget Acquisition) is approximately $1.3 million based on staffing and other departmental costs for those positions that are incremental to the property level personnel. Such amount also includes an estimated allocation of actual, historical costs for external audit and financial reporting, regulatory oversight and compliance, and similar functions that are necessary to present the Company as a stand-alone business. Management of the Company believes that the costs reflected for these services is representative of the costs that would have been incurred for similar functions on a stand-alone basis during the periods presented. After the completion of the Golden Nugget Acquisition (see Note 3), the Company will own the "Golden Nugget" name and associated trademarks and will not be subject to a licensing or royalty fee.

  Contractual Relationships

        From time to time, the Company enters into short term operating lease agreements with certain subsidiaries of the Parent for slot machines. The associated lease expense included in cost of operations for the years ended December 31, 2001, 2002 and 2003, were approximately as shown below, for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$443	$674	$871

        The slot machines in use at December 31, 2003 will be transferred (as purchased assets) to the buyer in connection with the Golden Nugget Acquisition.

        Other than the note payable and lease agreements discussed above, and guarantees discussed in Note 11, there are no contractual relationships between the Company and the Parent. However, in connection with the Golden Nugget Acquisition, the buyer of the Company has arranged for the

GNLV, CORP. and Subsidiaries
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

continuation of the information services and certain other direct functions provided by MGM MIRAGE (the "Transition Agreement") for a period of up to 24 months following the closing of the Golden Nugget Acquisition. The fee for services under the Transition Agreement has been set at amounts consistent with historical cost allocations. The buyer has the right to terminate all (or discrete portions) of the services prior to the term of the Transition Agreement to the extent such functions are replaced by the buyer earlier.

11.   Commitments and Contingencies

  Guarantees

        The Company, is contingently liable, as a guarantor, for the obligations of certain indebtedness of MGM MIRAGE. At December 31, 2002, the maximum potential amount of future payments under the guarantees was approximately $5.4 billion, of which approximately $0.5 billion was borrowed under revolving credit facilities, and the balance of which is due at various dates through 2017. In addition, substantially all of the assets of the Company are pledged as collateral in connection with approximately $4.3 billion of the debt outstanding at December 31, 2002.

        In accordance with accounting standards generally accepted in the United States of America, the guarantees are not recorded in the Company's consolidated financial statements as they represent parent-subsidiary guarantees; the Company does not guarantee any third party debt. The guarantees will not be assumed by the purchaser in connection with the Golden Nugget Acquisition.

  Leases

        The Company has operating leases with non-affiliates that cover parcels of land underlying the Golden Nugget—Las Vegas, expiring in 2025. Future minimum lease payments for operating leases with initial terms in excess of one year as of December 31, 2003 are as follows:

Years Ending December 31,	Principal Amount
(in thousands of dollars)
2004	761
2005	771
2006	817
2007	845
2008	874
Thereafter	31,242

$35,310

        Rent expense was as shown below, for the periods indicated:

Year Ended December 31,
2001	2002	2003
(in thousands of dollars)
$964	$955	$1,030

GNLV, CORP. and Subsidiaries
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

12.   Legal Proceedings

        The Company is involved from time to time with threatened or pending claims and litigation in the normal course of business. In the opinion of management, the outcome of such matters in the aggregate is not expected to be material to the Company's financial position, results of operations, or cash flows.

13.   Restructuring and Impairment Charges

        During the third quarter of 2001, management of MGM MIRAGE responded to a decline in business volumes caused by the September 11 terrorist attacks. The Parent implemented cost containment strategies that included a significant reduction in payroll and refocusing of marketing programs, including at the casinos operated by the Company. A $0.3 million restructuring charge was recorded against earnings, primarily related to the accrual of severance pay, extended health care coverage and other related costs in connection with personnel reductions. All costs relating to the restructuring were paid out to terminated personnel by December 31, 2001.

        In the third quarter of 2001, MGM MIRAGE reassessed the carrying value of certain assets, and the Company recognized an impairment charge of $1.9 million. The charge relates to assets of the Company that were abandoned in response to the September 11 terrorist attacks, primarily in-progress construction projects.

14.   Stock Based Compensation

        The Company's Parent has adopted nonqualified stock option plans and incentive stock option plans which provide for the granting of stock options to eligible directors, officers and employees. The plans are administered by the Parent's Compensation and Stock Option Committee of the Board of Directors. Salaried officers, directors and other key employees of the Group are eligible to receive options. The exercise price in each instance is 100% of the fair market value of the Parent's common stock on the date of grant. The options have 10-year terms and in most cases are exercisable in either four or five equal annual installments.

        As of December 31, 2003, the aggregate number of shares subject to options available for grant under all of the plans of the Parent was 2.5 million. A summary of the approximate portion of the

GNLV, CORP. and Subsidiaries
(A wholly owned subsidiary of MGM MIRAGE)

Notes to Combined Financial Statements (Continued)

December 31, 2001, 2002 and 2003

Parent's nonqualified stock option and incentive stock option plans that relates to the Company for the years ended December 31, 2001, 2002 and 2003 is presented below:

	Year Ended December 31, 2001		Year Ended December 31, 2002		Year Ended December 31, 2003
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of period or year	195,000	$32.96	9,000	$31.66	183,650	$33.91
Granted	17,500	29.73	179,150	34.03	190,000	25.48
Exercised	—		(2,250)	34.15	(97,662)	30.98
Expired	(46,250)	32.99	(1,250)	34.15	—	—
Cancelled	(157,250)	32.67	(1,000)	34.15	(5,000)	30.98

Outstanding at end of year	9,000	$31.66	183,650	$33.91	270,988	$27.99

Exerciseable at end of year	1,000	$32.50	19,250	$33.88	19,250	$33.88

        The following table summarizes information about stock options outstanding at December 31, 2003:

	Options Outstanding
				Options Exercisable
		Weighted Average Remaining Contractual Life (Years)
Range of Exercise Prices	Number Outstanding		Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$25.48	190,000	9.16	$25.48	—	$—
$29.98 - $32.50	5,500	7.87	30.21	1,250	29.98
$34.15	75,488	8.45	34.15	18,000	34.15

	270,988	8.94	$27.99	19,250	$33.88

Independent Auditors' Report

Members
The Fremont Street Experience
    Limited Liability Company and Subsidiaries
Las Vegas, Nevada

        We have audited the accompanying consolidated balance sheets of The Fremont Street Experience Limited Liability Company (a Nevada limited liability company collectively owned by eight member companies) and subsidiaries (collectively, the "Company") as of December 31, 2003 and 2002, and the related consolidated statements of operations, members' capital and cash flows for each of the three years in the period ended December 31, 2003. Those consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Fremont Street Experience Limited Liability Company and subsidiaries as of December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared from the separate records maintained by the Company and may not be necessarily indicative of the conditions that would have existed or the results of the operations if the Company had been operated as an unaffiliated Company. The Company is dependent upon member contributions for continuous funding of operations and debt repayment obligations.

/s/ DELOITTE & TOUCHE LLP
Las Vegas, Nevada
April 5, 2004

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Consolidated Balance Sheets

December 31, 2002 and 2003

ASSETS	2002	2003
CURRENT ASSETS:
Cash and cash equivalents	$422,833	$173,908
Receivables	280,586	66,171
Note receivable	87,452	—
Other current assets	15,216	29,267

Total current assets	806,087	269,346

PROPERTY AND EQUIPMENT:
Land	9,692,370	9,692,370
Light panels and shows	20,066,849	20,068,456
Building	16,906,157	16,906,157
Building improvements, furniture, fixtures and equipment	5,442,852	6,192,939
Construction in progress		9,511,435

Total property and equipment—at cost	52,108,228	62,371,357
Accumulated depreciation	(25,307,733)	(26,403,547)

Property and equipment—net	26,800,495	35,967,810
OTHER ASSETS, net of accumulated amortization of $1,946 and $8,828 in 2002 and 2003	11,679	57,852

TOTAL	$27,618,261	$36,295,008

		(Continued)

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Consolidated Balance Sheets

December 31, 2002 and 2003

LIABILITIES AND MEMBERS' CAPITAL	2002	2003
CURRENT LIABILITIES:
Accounts payable	$949,315	$694,700
Accrued liabilities	184,475	294,964
Current portion of capital lease obligations	117,297	229,849
Current portion of notes payable	287,127	1,631,059
Deferred grant income		2,000,000

Total current liabilities	1,538,214	4,850,572

CAPITAL LEASE OBLIGATIONS—Less current portion	97,607	247,084

NOTES PAYABLE—Less current portion	5,406,354	10,638,525

PREFERRED MEMBER CONTRIBUTION	3,040,000	3,040,000

COMMITMENTS AND CONTINGENCIES
MEMBERS' CAPITAL	17,536,086	17,518,827

TOTAL	$27,618,261	$36,295,008

		(Concluded)

See notes to consolidated financial statements.

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003
INCOME:
Rental income	$1,246,992	$1,265,876	$1,795,523
Sponsor income	1,009,370	835,654	577,996
Parking income	965,371	1,090,524	1,271,998
Event sales	400,072	362,557	302,713
Special event sponsorships	393,000	581,000	530,000
Excess room tax revenue	134,493		7,969
Mall directory advertising	199,500	188,783	195,750
Interest income	41,095	25,419	11,619
Gain on early termination of operating lease	224,523
Other income	348,707	595,960	716,803

Total income	4,963,123	4,945,773	5,410,371

EXPENSES:
General and administrative	5,211,177	5,218,778	5,306,057
Depreciation and amortization	1,010,557	1,012,474	1,102,696
Marketing and special events	2,917,364	2,724,391	2,553,654
Interest expense, net of capitalized interest of $65,185; $0 and $0 in 2003, 2002 and 2001, respectively	293,052	236,736	249,403
Other expenses	421,035	277,397	277,936

Total expenses	9,853,185	9,469,776	9,489,746

NET LOSS	$(4,890,062)	$(4,524,003)	$(4,079,375)

See notes to consolidated financial statements.

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Consolidated Statements of Members' Capital

Years Ended December 31, 2001, 2002 and 2003

	Members' Contributions	Members' Contributions Receivable	Subscriptions Receivable	Accumulated Deficit	Total Members' Capital
BALANCE—January 1, 2001	$46,444,053	$(1,227,727)	$(364,078)	$(26,198,556)	$18,653,692
Payment of subscriptions receivable			85,130		85,130
Members' contributions	5,043,408	(672,574)			4,370,834
Net loss				(4,890,062)	(4,890,062)

BALANCE—January 1, 2002	51,487,461	(1,900,301)	(278,948)	(31,088,618)	18,219,594
Payment of subscriptions receivable			109,251		109,251
Members' contributions	4,800,360	(1,069,116)			3,731,244
Net loss				(4,524,003)	(4,524,003)

BALANCE—December 31, 2002	56,287,821	(2,969,417)	(169,697)	(35,612,621)	17,536,086
Payment of subscriptions receivable			125,926		125,926
Members' contributions	4,874,422	(938,232)			3,936,190
Discount on members' contributions receivables	(19,607)	19,607
Adjustment of Binion's Horshoe's contribution receivable	(1,172,647)	1,172,647
Net loss				(4,079,375)	(4,079,375)

BALANCE—December 31, 2003	$59,969,989	$(2,715,395)	$(43,771)	$(39,691,996)	$17,518,827

See notes to consolidated financial statements.

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2001, 2002 and 2003

	2001	2002	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(4,890,062)	$(4,524,003)	$(4,084,432)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,010,557	1,012,474	1,102,696
Gain on early termination of operating lease	(224,523)
Changes in operating assets and liabilities:
Receivables	(44,435)	79,095	214,415
Other current assets	12,521	48,603	(14,051)
Accounts payable	63,113	325,432	(254,615)
Accrued liabilities	22,859	12,804	110,489
Deferred grant income			2,000,000

Net cash used in operating activities	(4,049,970)	(3,045,595)	(925,498)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(389,915)	(542,453)	(903,883)
Payments received on note receivable	36,170	100,901	87,452

Net cash used in investing activities	(353,745)	(441,552)	(816,431)

CASH FLOWS FROM FINANCING ACTIVITIES:
Members' contributions	4,370,834	3,731,244	3,936,190
Payments to EXIM Bank of Korea			(2,000,000)
Payments on subscriptions receivable	85,130	109,251	125,926
Proceeds from borrowings on notes payable	500,000	2,350,000	118,982
Principal repayments on notes payable and capital leases	(351,626)	(2,688,150)	(688,094)

Net cash provided by financing activities	4,604,338	3,502,345	1,493,004

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	200,623	15,198	(248,925)
CASH AND CASH EQUIVALENTS—Beginning of year	207,012	407,635	422,833

CASH AND CASH EQUIVALENTS—End of year	$407,635	$422,833	$173,908

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—Cash paid for interest, net of amounts capitalized	$272,467	$224,743	$244,692

NONCASH INVESTING AND FINANCING TRANSACTION
Assets purchased in exchange for capital lease obligations	$285,715	$89,181	$514,440
Canopy upgrade project paid by note payable deferred revenues			6,800,000

	$285,715	$89,181	$7,314,440

See notes to consolidated financial statements.

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2001, 2002 and 2003

1.     Organization of the Fremont Street Experience

        The Fremont Street Experience Limited Liability Company ("FSELLC") was organized on October 27, 1993 as a Nevada limited liability company. The eight members of FSELLC are hotel/casinos or their subsidiaries whose properties face or are adjacent to Fremont Street in downtown Las Vegas, Nevada. The Fremont Street Experience Parking Corporation ("FSEPC"), incorporated in Nevada on October 27, 1993 as a Nevada corporation, is a wholly owned subsidiary of FSELLC. MTEK Media, organized on December 12, 1997 as a Nevada limited liability company, is a wholly owned subsidiary of FSELLC. The eight members received a total of 1,800 voting units in exchange for their initial contributions.

        FSELLC and subsidiaries (the "Company") were formed to own and manage The Fremont Street Experience Project in downtown Las Vegas. Construction of The Fremont Street Experience Project was governed by the amended and restated Fremont Street Experience Project Development Agreement (the "Development Agreement") among the City of Las Vegas, Nevada (the "City"), the City of Las Vegas Downtown Redevelopment Agency (the "Agency"), FSELLC and FSEPC (collectively, the "Participants"). FSELLC is responsible for managing all commercial activities related to The Fremont Street Experience Project pursuant to the amended and restated Fremont Street Experience Project Management Agreement (the "Management Agreement"). Pursuant to the Development Agreement, the Participants contributed funds that were used for the construction of The Fremont Street Experience Project, which was completed and placed into service on December 1, 1995. The Fremont Street Experience Project consists of a pedestrian mall on a five-block section of Fremont Street in downtown Las Vegas, Nevada. Four blocks of the pedestrian mall are covered by a lattice and light celestial vault containing approximately two million lights and 208 speakers, which produce the audio/visual show called the Experience. The FSEPC parking garage at the east end of Fremont Street contains approximately 1,400 parking spaces, which are available for visitors of The Fremont Street Experience Project, as well as daily and monthly parking for downtown business patrons and employees. The parking garage structure includes retail and restaurant space facing Fremont Street.

        The City provided approximately $23,400,000 in funds to pay for the costs of The Fremont Street Experience Project. The Agency provided approximately $16,000,000 in funds, which were used for construction of the parking garage, and contributed $6,400,000 toward acquisition of land for the site of the parking garage (see Note 9). Title to the majority of the site passed to the Company during 1998. The final parcel will be transferred to FSEPC when the remaining litigation related to the parcel is concluded as discussed in Note 9. The Agency contributed the parking garage to the FSEPC, which has been reflected as grant income as of the date of contribution. Simultaneously, the Company granted to the City a first trust deed in the garage to secure its performance under the Management and Development Agreements. The Company recorded the contributed assets at their fair value.

        The Company has incurred net losses in each of the three years ending December 31, 2003 ranging from $4,084,000 to $4,890,000 and used net cash in operations from $925,000 to $4,050,000. The Company also has a loan of $6,800,000 from EXIM bank of Korea as of December 31, 2003 and further commitments to LG CNS Co. Ltd for a canopy retrofit of $4,578,750 once the canopy upgrade is completed in 2004 (see Notes 5 and 9). In the past, the Company has funded losses and debt payments from member contributions ranging from $4,800,000 to $5,043,000.

        The Company's future operations are dependent on continued member contributions for continuous funding of operations and debt repayment obligations. Membership terms include a

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

requirement for all members to consent if a member leaves, and to pay contributions once a budget is established and approved. The fiscal year 2004 budget has been approved and provides for member assessments of approximately $5 million.

        A member has challenged certain aspects of FSELLC's ability to assess member properties. The Company has judicially demonstrated its ability to assess members for their contributions in the past. Management believes that its members will continue to fund its operations.

2.     Summary of Significant Accounting Policies

        Principles of Consolidation—The accompanying consolidated financial statements include the accounts of FSELLC, FSEPC and MTEK Media. Intercompany accounts are eliminated in consolidation.

        Cash and Cash Equivalents—Cash and cash equivalents consist of bank deposits and money market funds.

        Receivables—Receivables consist primarily of amounts receivable from event sales. The Company performs credit evaluations of its customers and does not require collateral. The Company reviews accounts receivable balances and determines whether an allowance for potential credit losses is necessary. At December 31, 2003 and 2002, an allowance for potential credit losses was not considered necessary.

        Inventory—Inventory is stated at the lower of cost or market on a first-in, first-out basis.

        Property and Equipment—Property and equipment are stated at cost. Replacements, renewals and improvements are capitalized, and costs for repairs and maintenance are charged to expense as incurred. Depreciation is provided for on a straight-line basis over the estimated useful lives of the assets as follows:

Light panels and shows	5 years
Furniture, fixtures and equipment	3-5 years
Building and building improvements	30 years

        Impairment of Long-Lived Assets—The light and sound systems used to produce the audio/visual show known as the Experience are included in property and equipment. These assets are accounted for at cost less accumulated depreciation. As required by the provisions of Statement of Financial Accounting Standards ("SFAS") No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 144 requires an impairment loss to be recorded when the estimated undiscounted future cash flows, including those for its members, expected to be generated by those assets are less than their carrying amount. At December 31, 2003, the Company believes that the fair value of its long-lived assets exceeds their carrying value.

        Use of Estimates in the Preparation of Financial Statements—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

the reported amounts of income and expenses during the period. Significant estimates include but are not limited to the evaluation of the allowance for potential credit losses, estimated depreciable lives of property and equipment, and estimated cash flows in assessing the recoverability of long-lived assets. Actual results could differ from those estimates.

        Income Taxes—FSELLC is a limited liability company that has elected to be taxed under the partnership provisions of the Internal Revenue Code. Under those provisions, FSELLC does not pay federal corporate income tax on its earned income. Instead, the members of FSELLC are liable for individual federal income taxes on earned income.

        FSEPC is a C corporation and files a separate federal income tax return. For the year ended December 31, 2003, FSEPC had a net operating loss of $76,456. The related deferred tax asset is offset by a valuation allowance because, at December 31, 2003, it is more likely than not that the deferred tax asset will not be realized.

        Revenue Recognition—The nature of revenue earned by the Company is mainly from parking income as well as rental income from lease of premises and carts. The Company also earns revenue from sponsor advertising. Rental revenue and other revenues are recognized as the related services are provided.

        Recently Issued Accounting Standards—In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143 Accounting for Asset Retirement Obligations, which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or normal operation, except for certain obligations of lessees. This statement is effective for fiscal years beginning after June 15, 2002. The Company adopted this statement beginning January 1, 2003, and the adoption did not have a material impact on its financial position of results of operations.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS 146 beginning January 1, 2003 and the adoption did not have a material impact on its financial position or results of operations.

        In November 2002, the FASB issued Interpretation No.("FIN") 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of SFAS Nos. 5, 57 and 107 and a rescission of FASB Interpretation No. 34. FIN 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The provisions of FIN 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002, and the disclosure requirements are generally effective for financial statements of interim or annual periods ending after December 15, 2002. The

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

Company believes that FIN 45 did not have a significant impact on its consolidated financial position or results of operations.

        In December 2003, the FASB issued FIN 46R, Consolidation of Variable Interest Entities (revised December 2003), FIN 46R, clarifying FIN 46 and exempting certain entities from the provisions of FIN 46R. Generally, application of FIN 46R is required in financial statements of public entities that have interests in structures commonly referred to as special-purpose entities for periods ending after December 15, 2003, and, for other types of variable interest entities for periods ending after March 15, 2004. FIN 46R addresses consolidation by business enterprises of variable interest entities that either: (1) do not have sufficient equity investment at risk to permit the entity to finance its activities without additional subordinated financial support, or (2) the company will hold a significant variable interest in, or have significant involvement with, an existing variable interest entity. The Company adopted the provisions of FIN 46R beginning January 1, 2004, and the adoption did not have a material impact on its financial position and results of operations.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 establishes standards for how an issuer clarifies and measures certain financial instruments with characteristics of both liabilities and equity. The statement requires an issuer to classify financial instruments issued in the form of shares that are mandatorily redeemable—that embodies an unconditional obligation requiring the issuer to redeem it by transferring its assets as a specified or determinable date (or dates) or upon an event that is certain to occur—as liabilities. Nonpublic entities are subject to the provisions of SFAS No. 150 for the first fiscal period beginning after December 15, 2003. The Company elected to early adopt the statement in 2003, and it did not have any material effect on the consolidated financial statements.

3.     Note Receivable

        In September 2001, the Company obtained a noninterest-bearing promissory note in the amount of $240,000 from its former tenant Race Rock of Nevada, LLC ("Race Rock") as part of the settlement agreement between FSEPC and Race Rock. The note calls for monthly payments to FSEPC in the amount of $10,000 for a period of 24 months and is guaranteed by Race Rock Holdings, Inc. As the note has no stated interest rate, interest has been imputed on the amount at the Company's incremental borrowing rate of 6.94%, which management believes is the approximate rate of interest which would have resulted if an independent borrower and an independent lender had negotiated a similar transaction. The balance of the note receivable at December 31, 2002 and 2003 was $87,452 and $0, respectively.

4.     Members' Contributions and Subscriptions Receivable

        Pursuant to the terms of the members' limited liability agreement, total initial capital contributions were $18,000,000, which consisted of initial cash payments of $17,000,000 and subscriptions receivable totaling $1,000,000 from two members. The two members with subscriptions receivable made principal payments totaling $85,130, $109,251 and $125,926 during the years ended December 31, 2001, 2002, and 2003 respectively.

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

        Subscriptions receivable from the two members as of December 31 were as follows:

	2001	2002	2003
Three subscriptions receivable from Las Vegas Club Experience, Inc.; total monthly payments of principal and interest of $5,500; interest ranging from 5.69% to 6.12%; mature in 2004	$127,408	$67,020	$2,979
Three subscriptions receivable from Golden Gate Experience, Inc.; total monthly payments of principal and interest of $5,524; interest ranging from 5.69% to 6.12%; mature in 2004	151,540	102,677	40,792

Total	$278,948	$169,697	$43,771

        Members' contributions receivable of $1,900,301, $2,969,417 and $2,720,452 represent assessments to the members that remain outstanding at December 31, 2001, 2002 and 2003 (See Note 9).

        In July 2003, the Company obtained a noninterest-bearing promissory note in the amount of $241,722 from one of its members, Golden Gate Hotel & Casino, of which approximately $235,000 is for assessments in arrears. The note calls for monthly payments to FSELLC, commencing on July 1, 2004, at an amount of $10,000 per month for 24 months, with the remaining balance also due in the 25th payment. Under specific conditions, the member may prepay the note without premium or penalty. The note is secured by the member's interest in the Company. The Company discounted the note at the Company's imputed rate of 6%. The difference between the face value and present value of the promissory note reduced members' contributions and members' contributions receivable.

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

5.     Notes Payable

        Notes payable consist of the following at December 31:

	2002	2003
Note payable to a bank to refinance notes for building and tenant improvements, parking garage equipment and working capital; due January 2009	$2,103,075	$1,791,337
Line of credit liability from Nevada State Bank for stage and electronic equipment; due July 2008	—	87,841
Note payable to a member corporation for the purchase of a stage; payable in monthly installments of $7,950 for three years; bearing interest at 9%; secured by equipment; due December 2005	174,018	174,018
Note payable to a member corporation for the purchase of a stage; payable in monthly installments of $7,950 for three years; bearing interest at 9%; secured by equipment; due December 2005	174,018	174,018
Obligation payable to the City of Las Vegas in the original amount of $5,131,200; payment due from future net rental proceeds	3,242,370	3,242,370
Obligation payable to the Export Import Bank of Korea for upgrading Canopy Retrofit; bearing interest at 3.05% plus fees; due January 2009	—	6,800,000

Total notes payable	5,693,481	12,269,584
Less current portion	287,127	1,631,059

Notes payable—less current portion	$5,406,354	$10,638,525

        On January 2, 2002, the Company obtained new financing in the form of a $2.35 million note payable to a bank; payable in monthly installments of $35,496 for seven years; bearing interest at 6.94% until January 2005, when the interest rate will be adjusted to the greater of 5.5% per annum or 3.5% in excess of the three-year LIBOR; secured by a deed of trust on the parking garage; and due January 2009. The Company used the proceeds from this note to pay off its existing note payable to a bank, and two notes payable to non-member corporations with balances of $1,727,263, $402,662 and $66,524, respectively, at December 31, 2001. The remainder of the proceeds was used to purchase new parking garage equipment.

        In July 2003, the Company obtained $250,000 line of credit from the Nevada State Bank. In 2003, $87,841 was drawn down to purchase a variety of parking garage electronic upgrade equipment. FSE is currently making payments for interest on this loan. The interest rate on the loan is 2% plus the Prime rate, and under no circumstances will the interest rate on the loan be less than 6%. The remaining balance can be used by either FSEPC or FSELLC.

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

        The notes obtained from two member casinos for the purchase of a stage were originally due on December 31, 2004. However, the Company requested and was awarded a deferral of payment (principal and interest) for a period of one year beginning January 1, 2003 and ending December 31, 2003. The deferral allowed FSELLC to acquire required stage sound equipment for the two permanent performance stages located in the FSELLC pedestrian mall. At the end of the deferral period and on December 31, 2003, FSELLC paid all interest accrued during the deferral period totaling $31,323. Regular monthly payments of principal and interest were resumed as of January 31, 2004. As a result, these notes are now due on December 31, 2005.

        The obligation payable to the City of Las Vegas Downtown Redevelopment Agency (Agency) is for amounts paid by the Agency for parking garage property costs in excess of $6,400,000. The excess of costs paid for by the Agency amounted to $5,131,200. This obligation was incurred in 1998 and did not bear any interest for purposes of repayment. The Company is to pay for such excess costs from net rental proceeds, if any, from the retail stores that will occupy this property. The Company subsequently obtained a loan to make tenant improvements to the retail space. The Agency agreed to take a subordinate position to the loan. At December 31, 2003, the Company has one tenant leasing retail space, however, net rental revenues are not sufficient to make payments to the Agency. The Company made an estimate in 1998 of the future net rental revenue stream for the purpose of determining the obligation. Based on this estimate, the Company recorded a liability of $3,242,370 using an imputed interest rate of 5.8%, the Federal long term rate in effect in July 1998.

        Race Rock, FSELLC's primary expected tenant encountered financial difficulties in 2000, ultimately resulting in its closure in April 2001. The Company has not made any payments to the Agency. The Company has not accreted interest on the obligation of $3,242,370 as it believes that the current payment stream estimation would result in a net liability at the original imputed interest rate less than the recorded amount.

        The loan amount to EXIM Bank of Korea of $6,800,000 is payable in 10 semi-annual installments on January 20 and July 20 of each year commencing July 20, 2004 and ending January 20, 2009. In addition to interest, the Company is required to pay an exposure fee of 0.3820% and a commitment fee of 0.5%.

        Scheduled maturities of notes payable are as follows:

2004	$1,631,056
2005	1,690,354
2006	1,714,363
2007	1,740,117
2008	1,855,508
Thereafter	3,638,186

Total	$12,269,584

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

6.     Capital Lease Obligations

        Capital lease obligations consist of the following at December 31:

	2002	2003
Various capital leases for equipment with leasing companies; payable in monthly payments of principal and interest ranging from $1,529 to $2,850; collateralized by equipment; bearing interest at rates ranging from 11.5% to 22.8% per annum; maturing February through October 2006	$214,904	$476,933
Less current portion	(117,297)	(229,849)

Capital lease obligations—net of current portion	$97,607	$247,084

        Property and equipment under capital leases at cost at December 31 are as follows:

	2002	2003
Computerized audio equipment	$299,933	$686,207
Maintenance equipment	89,181	161,263

	389,114	847,470
Less accumulated depreciation	(137,809)	(277,194)

Assets under capital lease—net	$251,305	$570,276

        Minimum future lease payments under capital leases are as follows:

Year Ending
2004	$292,654
2005	156,335
2006	89,650
2007	29,027
2008	3,781
Thereafter

Total	571,447

Less amount representing interest	(94,514)

Present value of minimum future lease payments	$476,933

7.     Defined Contribution 401(k) Plan

        In 1996, the Company implemented a defined contribution 401(k) plan, which covers all employees who meet certain age and length of service requirements, and allows an employer contribution up to 50% of the first 4% of each participating employee's compensation. Plan participants can elect to defer compensation before tax through payroll deductions. These deferrals are regulated under

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

Section 401(k) of the Internal Revenue Code. The Company's matching contributions were $11,060, $10,923 and $14,792 in 2001, 2002 and 2003, respectively.

8.     Preferred Member Contribution

        In 1995, two members of FSELLC that made original contributions to form the Company voluntarily contributed $1,800,000 each for preferred units of the Company. The holders of the preferred units will receive preferential treatment with respect to any future distributions of profits until contributions are repaid. The additional proceeds from the issuance of the preferred units were used to create the enhanced visual features of The Fremont Street Experience Project. In October 1996, the preferred units became mandatorily redeemable when the Company agreed to repay the proceeds from the preferred units in equal monthly installments of $33,333 to each member over the 54-month period beginning January 1999. The two members subsequently amended the agreement to provide for a reduced monthly payment of $20,000, if funds are available to make such payments. The availability of funds is contingent upon the Horseshoe Club Operating Company (the "Horseshoe") resuming payments of member assessments. There have been no payments under this agreement since 2001; however, as discussed in Note 9, the Company believes a settlement will be reached with the Horseshoe during 2004. Accordingly, the Company believes it will resume payments, in accordance with the terms of the agreement, during 2004.

9.     Commitments and Contingencies

        Development Agreement—In accordance with the terms of the Development Agreement (see Note 1), if the revenues generated by the City from its Room Tax are not sufficient to meet the City's Room Tax Bond principal and interest payments when due, then the Company is required to provide funds to the City sufficient to make any required debt service payments. For the years ended December 31, 2001, 2002 and 2003, Room Tax revenues were sufficient to make the required debt service payments. As of December 31, 2001, 2002 and 2003, the remaining Room Tax Bond principal that was unfunded was approximately $12,535,000, $12,075,000 and $11,570,000, respectively.

        In connection with the transfer of the parking garage and land to FSELLC, the Agency is responsible for acquiring the parking garage land from its present owners. However, the Company is obligated to the Agency for any costs incurred in excess of $6.4 million. The Agency has incurred costs to date of approximately $12 million. The Company is obligated to pay for such excess costs from net rental proceeds, if any, from the retail stores that will occupy this property. As of December 31, 2003, one case remains open with regard to the condemnation actions against landowners whose property has been obtained by the Agency in connection with the Fremont Street Experience Project. The Company is obligated to pay for such excess costs from net rental proceeds, if any, from the retail stores that will occupy this property. As disclosed in Note 5, the Company subsequently obtained a loan to make tenant improvements to the retail space. The Agengy agreed to take a subordinate position to the loan. At December 31, 2003, the Company has one tenant leasing retail space; however, net rental revenues are not sufficient to make payments to the Agency. An obligation in the amount of $5,131,200 was recorded in connection with the transfer of the garage and land to FSELLC (see Note 5).

        Horseshoe Club Operating Company—On August 29, 2001, FSELLC filed a complaint in Clark County District Court (the "District Court") against the Horseshoe for non-payment of member assessments (classified as members' contributions receivable and totaling $3,672,647 as of December 31,

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

2003). The Horseshoe responded with a counter-claim of allegations against FSELLC, including challenges to the authorization of FSELLC to assess member properties and the validity of the FSELLC organization to conduct business as such.

        In 2002, the District Court approved an Order Granting Application for Prejudgment Writ of Attachment and Stay (the "Order") in favor of FSELLC, allowing FSELLC to attach the assets of the Horseshoe. After the Horseshoe unsuccessfully appealed the Order, it later obtained a Release of Attachment Bond (the "Bond") to prevent the FSELLC's attachment of the Horseshoe's assets. The Bond remains in place for $1.9 million.

        Throughout 2003 and into 2004, multiple trial hearings have lead the parties to proceed through the discovery process, including producing documents and responding to interrogatories on both sides. In addition, the parties have completed depositions of representatives of the parties and other third-party witnesses. As a $2.5 million settlement appears imminent, the member assessment receivable was written down to $2.5 million, and the adjustment of the contribution receivable of $1,172,647 was made to the members' contributions and members' contributions receivable in 2003.

        The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations, or liquidity.

        Canopy Retro-fit—On October 18, 2002, FSELLC entered into a Canopy Retro-fit and Upgrade Agreement with LG CNS Co. Ltd. ("LG CNS"), a Korean corporation located in Seoul, Korea, to upgrade the incandescent light bulb panels attached to the celestial vault to LED (light emitting diodes) technology (the "New Lightshow").

        The purchase price of the New Lightshow upgrade is $14,475,000. The purchase is being financed in part by LG CNS ($4,578,750) and EXIM Bank of Korea ($6,800,000). FSELLC has also agreed to provide sponsorship opportunities to LG CNS totaling $2,250,000, which represents a credit against the purchase price. FSE also paid an advance of $2,646,250 ($2M funded through the City). The sponsorship agreement with LG CNS gives permission to LG CNS to advertise the brand name as well as use the mall space for a private event during a high convention period, for a period of 5 years from the effective date of the agreement dated October 18, 2002. The contractual agreed to value of $2,250,000 relating to services to be provided to LG in sponsorship and advantaging will not be recognized as project costs on the balance sheet, consistent with EITF 99-17.

        The loan amount to EXIM Bank of Korea of $6,800,000 is repayable in 10 equal semi-annual installments on January 20th and July 20th of each year commencing July 20, 2004. The loan amount to LG CNS is repayable in equal semi-annual installments also on January 20th and July 20th of each year commencing July 20, 2004. Principal amount of the loan from LG CNS and EXIM Bank of Korea and unpaid interest therein is due and payable on January 20, 2009.

        In 2003, amounts paid to LG CNS include the initial advance of $2,096,250 ($1,646,250 paid in cash and $450,000 attributed to LG Sponsorship) as well as an additional $1,000,000 paid by the City in July 2003 on behalf of FSELLC. As of December 31, 2003 all the funds per the loan agreement $6,800,000 with EXIM Bank of Korea were requested to be drawn. Hence amount taken to CIP is $9,446,250 ($6,800,000 disbursed by EXIM Bank of Korea, $2,000,000 paid for with grant funds and $646,000 paid for by FSELLC).

The Fremont Street Experience
Limited Liability Company and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

Years Ended December 31, 2001, 2002 and 2003

        The City of Las Vegas (City), in conjunction with the Las Vegas Convention and Visitors Authority (LVCVA) awarded a $7 million capital improvement grant to FSELLC to fund the portion of the contract price being financed by EXIM Bank of Korea. The grant will be funded in seven equal $1 million installments, as follows: January 15, 2003 and annually July 15, 2003 through 2008. As the grant award agreement requires the FSELLC to complete construction of the project to be eligible to receive the $7 million award. The $2 million funded in 2003 has been recorded as deferred grant income. Additionally, the remaining $5 million to be paid in annual installments on July 15, 2003 through 2008 is contingent upon the City receiving the funds from the LVCVA. As the canopy upgrade project is scheduled to be completed during fiscal year 2004, it is anticipated that the $2 million recorded as deferred grant income will be recognized as revenue during 2004.

        Light America Agreement—During 2001, FSELLC entered into a 36-month agreement with Light America for permanent lighting equipment (the "Agreement") to be attached to permanent stages located in the pedestrian mall in exchange for a license to sell advertising opportunities on the permanent stages during the term of the Agreement. If net revenues from advertising opportunities exceed $600,000 during the term of the Agreement, FSELLC will receive an amount equal to 50% of such excess net revenues. As of December 31, 2003, there has not been any excess net revenue. The Agreement became effective during 2001.

        In accordance with the Agreement, Light America installed and supplied all equipment and labor for the permanent lighting equipment and, for an additional nominal fee, has agreed to provide for the ongoing routine maintenance of such equipment. During the term of the Agreement, FSELLC has provided for full replacement insurance against all occurrences for the permanent lighting equipment. At the end of the term of the Agreement FSE shall have the right, but no obligation, to purchase the permanent lighting equipment at an amount equal to the original cost of the equipment less wear and tear and depreciation. The Agreement grants Light America options to renew and extend the term of the Agreement for two two-year periods, subject to Light America notifying FSELLC six months in advance of the termination date of the Agreement.

        ACLU of Nevada, et. al. v. Fremont Street Experience, LLC, et. al.M—This action was filed by the American Civil Liberties Union ("ACLU") and several affiliated plaintiffs on October 9, 1997, seeking injunctive relief for alleged 1st Amendment violations. The Company successfully defended significant portions of the litigation by obtaining summary judgment on a majority of the claims. However, the district court denied summary judgment and entered a preliminary injunction on two issues. Each side appealed those rulings. The United States Court of Appeals for the Ninth Circuit upheld the district court's rulings and dismissed the appeal. The district court entered summary judgment on April 4, 2001 on the remainder of the claims and enjoined two of the ordinances of the City of Las Vegas. The ACLU appealed and the Company and the City have cross-appealed. Subsequently, the district court awarded the ACLU attorneys' fees and court costs in the amount of $86,361. The Company and the City have appealed the district court's order awarding fees and costs and the matter remains pending.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or ask for offers to buy any securities other than those to which this prospectus relates and it does not constitute an offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information contained in this prospectus is current only as of its date.

        Until    , 2004, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Poster Financial Group, Inc. and the guarantors have agreed that, starting on the expiration date and ending on the close of business 180 days after the expiration date (or such shorter period during which participating broker-dealers are required by law to deliver such prospectus), they will make this prospectus available to any broker-dealer for use in connection with any such resale.

PROSPECTUS

Poster Financial Group, Inc.

Offer to exchange $155,000,000 aggregate principal amount of 8 3/4% Senior Secured Notes due 2011 (CUSIP Nos. 73751N AA 5 and U7317T AA 4) for $155,000,000 aggregate principal amount of 8 3/4% Senior Secured Notes due 2011, which have been registered under the
Securities Act of 1933, as amended

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 8th day of April, 2004.

POSTER FINANCIAL GROUP, INC.
By:	/s/ TIMOTHY N. POSTER
Name:	Timothy N. Poster
Title:	Chief Executive Officer and Chairman of the Board of Directors

        Each person whose signature appears below hereby severally constitutes and appoints Joanne M. Beckett and Dawn Allen, and each of them singly, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ TIMOTHY N. POSTER (Timothy N. Poster)	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 8, 2004
/s/ THOMAS C. BREITLING (Thomas C. Breitling)	Director, President, Secretary and Treasurer	April 8, 2004
/s/ MAURICE WOODEN (Maurice Wooden)	Director and Chief Operating Officer	April 8, 2004
/s/ DAWN ALLEN (Dawn Allen)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2004
/s/ RICHARD N. BARTON (Richard N. Barton)	Director	April 8, 2004
(Ed Borgato)	Director	April 8, 2004
/s/ BURTON M. COHEN (Burton M. Cohen)	Director	April 8, 2004
/s/ CHARLES N. MATHEWSON (Charles N. Mathewson)	Director	April 8, 2004
/s/ PERRY ROGERS (Perry Rogers)	Director	April 8, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on this 8th day of April, 2004.

GNLV, CORP. GNL, CORP.
By:	/s/ TIMOTHY N. POSTER
Name:	Timothy N. Poster
Title:	Chief Executive Officer and Chairman of the Board of Directors

        Each person whose signature appears below hereby severally constitutes and appoints Joanne M. Beckett and Dawn Allen, and each of them singly, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ TIMOTHY N. POSTER (Timothy N. Poster)	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	April 8, 2004
/s/ THOMAS C. BREITLING (Thomas C. Breitling)	Director, President, Secretary and Treasurer	April 8, 2004
/s/ DAWN ALLEN (Dawn Allen)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2004

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on this 8th day of April, 2004.

GOLDEN NUGGET EXPERIENCE, LLC
By:	GNLV, CORP., its sole member
By:	/s/ TIMOTHY N. POSTER
Name:	Timothy N. Poster
Title:	Chief Executive Officer and Chairman of the Board of Directors

        Each person whose signature appears below hereby severally constitutes and appoints Joanne M. Beckett and Dawn Allen, and each of them singly, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead, and in any and all capacities to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ TIMOTHY N. POSTER (Timothy N. Poster)	Chief Executive Officer (Principal Executive Officer)	April 8, 2004
/s/ DAWN ALLEN (Dawn Allen)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	April 8, 2004

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers

        Section 78.7502 of the Nevada Revised Statutes (the "NRS") permits a corporation to indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the corporation), by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation. Indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of being or having been an officer, director, employee or agent of the corporation or serving in certain capacities at the request of the corporation except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must not be found to have breached his or her fiduciary duties with such breach involving intentional misconduct, fraud or a knowing violation of the law or must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 78.7502 of the NRS also provides that to the extent a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the corporation against expenses, including attorneys' fees actually and reasonably incurred in connection with the defense.

        Section 78.751 of the NRS permits a corporation, in its articles of incorporation, bylaws or other agreement, to provide for the payment of expenses incurred by an officer or director in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

        Section 78.752 of the NRS permits a corporation to purchase and maintain insurance or make other financial arrangements on behalf of the corporation's officers, directors, employees or agents, or any persons serving in certain capacities at the request of the corporation, for any liability and expenses incurred by them in their capacities as officers, directors, employees or agents or arising out of their status as such, whether or not the corporation has the authority to indemnify him, her or them against such liability and expenses.

        The articles of incorporation of Poster Financial Group, Inc. ("Poster Financial"), GNLV, CORP. ("GNLV") and GNL, CORP. ("GNL") require each corporation, in addition to any other rights of indemnification to which the officers or directors may be entitled, to pay the expenses incurred by its officers and directors in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her official capacity as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by Poster Financial Additionally, the amended and restated bylaws of

Poster Financial, GNLV and GNL require each corporation to indemnify its officers and directors to the fullest extent permitted by Nevada law.

        Section 86.421 permits a limited liability company to indemnify any person who was or is a party or is threatened to be made a party in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except an action by or in the right of the limited liability company), by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company. As with corporations, indemnification may include attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person to be indemnified. A limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the limited liability company to procure a judgment in its favor by reason of being or having been a manager, member, employee or agent of the limited liability company or serving in certain capacities at the request of the limited liability company except that indemnification may not be made for any claim, issue or matter as to which such a person has been finally adjudged by a court of competent jurisdiction to be liable to the limited liability company or for amounts paid in settlement to the limited liability company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that, in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. In either case, however, to be entitled to indemnification, the person to be indemnified must have acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited liability company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

        Section 86.431 of the NRS also provides that to the extent a manager, member, employee or agent of a limited liability has been successful on the merits or otherwise in defense of any such action, he or she must be indemnified by the limited liability company against expenses, including attorneys' fees actually and reasonably incurred in connection with the defense.

        Section 86.441 of the NRS permits a limited liability company, in its articles of organization, operating agreement or other agreement, to provide for the payment of expenses incurred by members or managers in defending any civil or criminal action, suit or proceeding as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that the person is not entitled to indemnification.

        Section 86.461 of the NRS permits a limited liability to purchase and maintain insurance or make other financial arrangements on behalf of the limited liability company's managers, members employees or agents, or any persons serving in certain capacities at the request of the limited liability company, for any liability and expenses incurred by them in their capacities as managers, members, employees or agents or arising out of their status as such, whether or not the limited liability company has the authority to indemnify him, her or them against such liability and expenses.

        The articles of organization of Golden Nugget Experience, LLC ("Golden Nugget Experience") require such limited liability company, in addition to any other rights of indemnification to which the members or managers may be entitled, to pay the expenses incurred by its members and managers in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such member or manager in his or her official capacity as such expenses are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by Golden Nugget Experience. Additionally, the employment agreements provide that the operating agreement of Golden Nugget Experience requires such limited liability company to indemnify its members and managers, among others, to the fullest extent permitted by Nevada law.

        The employment agreements that Poster Financial, GNLV and GNL have each entered into with certain of their employees provide for indemnification of such employees to the fullest extent permitted by Nevada law and the articles of incorporation and bylaws of the applicable corporation. Additionally, each employee is entitled to advanced payment for all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by such employee in connection with the investigation, defense, settlement or appeal of any threatened, pending, or completed action, suit or proceeding. However, such employee must repay the amount advanced if it is ultimately determined by a court of competent jurisdiction that such employee is not entitled to be indemnified.

        To the extent that the board of directors or stockholders of Poster Financial, GNLV or GNL may in the future wish to limit or repeal the ability to indemnify its directors, officers and employees, such repeal or limitation may not be effective as to directors and officers who are currently parties to the aforementioned employment agreements because their rights to full protection are contractually assured by such agreements. It is anticipated that similar agreements may be entered into, from time to time, with future directors, officers, managers and employees of Poster Financial and/or its subsidiaries.

        Poster Financial also maintains, at its expense, a policy of insurance that insures its directors and officers, subject to customary exclusions and deductions, against specified liabilities which may be incurred by such individuals in those capacities.

ITEM 21.    Exhibits and Financial Statement Schedules

  (a)
  Exhibits

Exhibit No.	Description of Exhibit
2.1
Stock Purchase Agreement, dated as of June 24, 2003, among Poster Financial Group, Inc. ("Poster Financial"), MGM MIRAGE, Mirage Resorts, Incorporated ("Mirage Resorts"), GNLV, CORP. ("GNLV"), GNL, CORP. ("GNL") and Golden Nugget Experience, LLC ("Golden Nugget Experience").
2.2	Amendment No. 1 to the Stock Purchase Agreement, dated as of December 15, 2003, among Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
2.3	Side Letter Agreement, dated as of January 23, 2004, between Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
3.1	Articles of Incorporation of Poster Financial, dated May 30, 2003.
3.2	Amended and Restated Bylaws of Poster Financial, adopted September 3, 2003.
3.3	Amended and Restated Articles of Incorporation of GNLV, dated February 9, 2004.
3.4	Amended and Restated Bylaws of GNLV, adopted February 9, 2004.
3.5	Amended and Restated Articles of Incorporation of GNL, dated February 9, 2004.
3.6	Amended and Restated Bylaws of GNL, adopted February 9, 2004.
3.7	Articles of Organization of Golden Nugget Experience, dated May 17, 2000.
3.8	Operating Agreement of Golden Nugget Experience, dated as of May 26, 2000.
4.1	Indenture, dated as of December 3, 2003, among Poster Financial, the guarantors from time to time party thereto and HSBC Bank USA, as trustee (the "Trustee").

4.2	Supplemental Indenture, dated as of January 23, 2004, among Poster Financial, GNLV, GNL, Golden Nugget Experience and the Trustee.
4.3	Notation of Guarantee, dated as of January 23, 2004, executed by GNLV, GNL, Golden Nugget Experience.
4.4	Form of 8 3/4% Senior Secured Note of Poster Financial due 2011 (included in Exhibit 4.1).
4.5	Registration Rights Agreement, dated as of December 3, 2003, among Poster Financial, the guarantors from time to time party thereto and Lehman Brothers Inc ("Lehman").
4.6	Guarantor Joinder Agreement, dated as of January 23, 2004, executed by GNLV, GNL and Golden Nugget Experience.
5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (1)
5.2	Form of Opinion of Schreck Brignone. (1)
10.1	Transition Services Agreement, dated as of October 24, 2003, among Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
10.2	Amendment No. 1 to Transition Services Agreement, dated as of December 15, 2003, among Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
10.3	Pledge Agreement, dated as of December 3, 2003, among Poster Financial, the Trustee and HSBC Bank USA, as agent and securities intermediary.
10.4	Security Agreement, dated as of January 23, 2004, among Poster Financial, GNLV, GNL, Golden Nugget Experience and Wells Fargo Bank, National Association, as collateral agent (the "Collateral Agent").
10.5	Stock Pledge Agreement, dated as of January 23, 2004, among Poster Financial, GNLV, GNL, Golden Nugget Experience and the Collateral Agent.
10.6	Intercreditor and Lien Subordination Agreement, dated as of January 23, 2004, among Wells Fargo Foothill, Inc. ("Wells Fargo"), the Collateral Agent, Poster Financial and GNLV, GNL, Golden Nugget Experience.
10.7	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Arizona), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of the Collateral Agent, as beneficiary.
10.8	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Fee and Leasehold) (Nevada), dated as of January 23, 2004, by and from GNLV to the trustee named therein for the benefit of the Collateral Agent, as beneficiary.
10.9	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Nevada), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of the Collateral Agent, as beneficiary.
10.10	Loan and Security Agreement, dated as of January 23, 2004, among Poster Financial, GNLV and GNL as borrowers, Wells Fargo, as administrative agent, arranger and documentation agent for the lenders party thereto, Lehman, as syndication agent, and the other lenders party thereto from time to time.
10.11	General Continuing Guaranty, dated as of January 23, 2004, between Golden Nugget Experience and Wells Fargo.
10.12	Security Agreement, dated as of January 23, 2004, between Golden Nugget Experience and Wells Fargo.

10.13	Stock Pledge Agreement, dated as of January 23, 2004, between Golden Nugget Experience and Wells Fargo.
10.14	Stock Pledge Agreement, dated as of January 23, 2004, among Poster Financial, GNL, GNLV and Wells Fargo.
10.15	Intercompany Subordination Agreement, dated as of January 23, 2004, among each Credit Party and Wells Fargo.
10.16	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Arizona), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of Wells Fargo.
10.17	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Fee and Leasehold) (Nevada), dated as of January 23, 2004, by and from GNLV to the trustee named therein for the benefit of Wells Fargo.
10.18	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Nevada), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of Wells Fargo.
10.19	Lease, dated September 4, 1962, by and between the Fraternal Order of Eagles, Las Vegas Aerie 1213, as Lessor, and Golden Nugget, Inc., as Lessee (the "Fraternal Order of Eagles Lease").
10.20	Agreement, dated March 25, 1975, amending the Fraternal Order of Eagles Lease.
10.21	Letter Agreement, dated April 26, 2000, extending the Fraternal Order of Eagles Lease.
10.22	Lease, dated April 30, 1976, between Elizabeth Properties Trust, Elizabeth Zahn, as Trustee, and Golden Nugget, Inc. (the "Elizabeth Properties Trust Lease")
10.23	Letter Agreement, dated February 10, 1999, extending the Elizabeth Properties Trust Lease.
10.24	Letter Agreement, dated March 21, 2000, amending the Elizabeth Properties Trust Lease.
10.25	Lease Agreement, dated July 1, 1973, between First National Bank of Nevada, Trustee under Private Trust No. 87 and Golden Nugget, Inc.
10.26	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Timothy Poster.
10.27	Employment Agreement, dated as of October 13, 2003, between Poster Financial and Thomas Breitling.
10.28	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Maurice Wooden.
10.29	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Joanne Beckett.
10.30	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Dawn Allen.
10.31	Employment Agreement, dated as of January 23, 2004, between GNLV and GNL and Chris Andrews.
10.32	Employment Agreement, dated as of January 23, 2004, between GNLV and Daniel Shumny.
10.33	Employment Agreement, dated as of January 23, 2004, between GNL and Andre Carrier.
12.1	Computation of Ratio of Earnings to Fixed Charges.

21.1	Subsidiaries of Poster Financial.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.(1)
23.4	Consent of Schreck Brignone.(1)
24.1	Powers of Attorney (included in signature pages to this registration statement).
25.1	Statement of Eligibility on Form T-1 of the Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(1)
To be filed by amendment.

(b)
1.  Financial Statement Schedule of the Golden Nugget Group

        See Schedule II—Valuation and Qualifying Accounts

  2.
  Financial Statement Schedule of GNLV, CORP.

        See Schedule II—Valuation and Qualifying Accounts

ITEM 22.    Undertakings

        The undersigned registrants hereby undertake:

          (1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1	Stock Purchase Agreement, dated as of June 24, 2003, among Poster Financial Group, Inc. ("Poster Financial"), MGM MIRAGE, Mirage Resorts, Incorporated ("Mirage Resorts"), GNLV, CORP. ("GNLV"), GNL, CORP. ("GNL") and Golden Nugget Experience, LLC ("Golden Nugget Experience").
2.2	Amendment No. 1 to the Stock Purchase Agreement, dated as of December 15, 2003, among Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
2.3	Side Letter Agreement, dated as of January 23, 2004, between Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
3.1	Articles of Incorporation of Poster Financial, dated May 30, 2003.
3.2	Amended and Restated Bylaws of Poster Financial, adopted September 3, 2003.
3.3	Amended and Restated Articles of Incorporation of GNLV, dated February 9, 2004.
3.4	Amended and Restated Bylaws of GNLV, adopted February 9, 2004.
3.5	Amended and Restated Articles of Incorporation of GNL, dated February 9, 2004.
3.6	Amended and Restated Bylaws of GNL, adopted February 9, 2004.
3.7	Articles of Organization of Golden Nugget Experience, dated May 17, 2000.
3.8	Operating Agreement of Golden Nugget Experience, dated as of May 26, 2000.
4.1	Indenture, dated as of December 3, 2003, among Poster Financial, the guarantors from time to time party thereto and HSBC Bank USA, as trustee (the "Trustee").
4.2	Supplemental Indenture, dated as of January 23, 2004, among Poster Financial, GNLV, GNL, Golden Nugget Experience and the Trustee.
4.3	Notation of Guarantee, dated as of January 23, 2004, executed by GNLV, GNL, Golden Nugget Experience.
4.4	Form of 8 3/4% Senior Secured Note of Poster Financial due 2011 (included in Exhibit 4.1).
4.5	Registration Rights Agreement, dated as of December 3, 2003, among Poster Financial, the guarantors from time to time party thereto and Lehman Brothers Inc ("Lehman").
4.6	Guarantor Joinder Agreement, dated as of January 23, 2004, executed by GNLV, GNL and Golden Nugget Experience.
5.1	Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP. (1)
5.2	Form of Opinion of Schreck Brignone. (1)
10.1	Transition Services Agreement, dated as of October 24, 2003, among Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
10.2	Amendment No. 1 to Transition Services Agreement, dated as of December 15, 2003, among Poster Financial, MGM MIRAGE, Mirage Resorts, GNLV, GNL and Golden Nugget Experience.
10.3	Pledge Agreement, dated as of December 3, 2003, among Poster Financial, the Trustee and HSBC Bank USA, as agent and securities intermediary.
10.4	Security Agreement, dated as of January 23, 2004, among Poster Financial, GNLV, GNL, Golden Nugget Experience and Wells Fargo Bank, National Association, as collateral agent (the "Collateral Agent").
10.5	Stock Pledge Agreement, dated as of January 23, 2004, among Poster Financial, GNLV, GNL, Golden Nugget Experience and the Collateral Agent.
10.6	Intercreditor and Lien Subordination Agreement, dated as of January 23, 2004, among Wells Fargo Foothill, Inc. ("Wells Fargo"), the Collateral Agent, Poster Financial and GNLV, GNL, Golden Nugget Experience.

10.7	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Arizona), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of the Collateral Agent, as beneficiary.
10.8	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Fee and Leasehold) (Nevada), dated as of January 23, 2004, by and from GNLV to the trustee named therein for the benefit of the Collateral Agent, as beneficiary.
10.9	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Nevada), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of the Collateral Agent, as beneficiary.
10.10	Loan and Security Agreement, dated as of January 23, 2004, among Poster Financial, GNLV and GNL as borrowers, Wells Fargo, as administrative agent, arranger and documentation agent for the lenders party thereto, Lehman, as syndication agent, and the other lenders party thereto from time to time.
10.11	General Continuing Guaranty, dated as of January 23, 2004, between Golden Nugget Experience and Wells Fargo.
10.12	Security Agreement, dated as of January 23, 2004, between Golden Nugget Experience and Wells Fargo.
10.13	Stock Pledge Agreement, dated as of January 23, 2004, between Golden Nugget Experience and Wells Fargo.
10.14	Stock Pledge Agreement, dated as of January 23, 2004, among Poster Financial, GNL, GNLV and Wells Fargo.
10.15	Intercompany Subordination Agreement, dated as of January 23, 2004, among each Credit Party and Wells Fargo.
10.16	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Arizona), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of Wells Fargo.
10.17	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Fee and Leasehold) (Nevada), dated as of January 23, 2004, by and from GNLV to the trustee named therein for the benefit of Wells Fargo.
10.18	Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement (Nevada), dated as of January 23, 2004, by and from GNL to the trustee named therein for the benefit of Wells Fargo.
10.19	Lease, dated September 4, 1962, by and between the Fraternal Order of Eagles, Las Vegas Aerie 1213, as Lessor, and Golden Nugget, Inc., as Lessee (the "Fraternal Order of Eagles Lease").
10.20	Agreement, dated March 25, 1975, amending the Fraternal Order of Eagles Lease.
10.21	Letter Agreement, dated April 26, 2000, extending the Fraternal Order of Eagles Lease.
10.22	Lease, dated April 30, 1976, between Elizabeth Properties Trust, Elizabeth Zahn, as Trustee, and Golden Nugget, Inc. (the "Elizabeth Properties Trust Lease")
10.23	Letter Agreement, dated February 10, 1999, extending the Elizabeth Properties Trust Lease.
10.24	Letter Agreement, dated March 21, 2000, amending the Elizabeth Properties Trust Lease.
10.25	Lease Agreement, dated July 1, 1973, between First National Bank of Nevada, Trustee under Private Trust No. 87 and Golden Nugget, Inc.
10.26	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Timothy Poster.

2

10.27	Employment Agreement, dated as of October 13, 2003, between Poster Financial and Thomas Breitling.
10.28	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Maurice Wooden.
10.29	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Joanne Beckett.
10.30	Employment Agreement, dated as of October 29, 2003, between Poster Financial and Dawn Allen.
10.31	Employment Agreement, dated as of January 23, 2004, between GNLV and GNL and Chris Andrews.
10.32	Employment Agreement, dated as of January 23, 2004, between GNLV and Daniel Shumny.
10.33	Employment Agreement, dated as of January 23, 2004, between GNL and Andre Carrier.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	Subsidiaries of Poster Financial.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Deloitte & Touche LLP.
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.(1)
23.4	Consent of Schreck Brignone.(1)
24.1	Powers of Attorney (included in signature pages to this registration statement).
25.1	Statement of Eligibility on Form T-1 of the Trustee.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Letter to Clients.
99.4	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

(1)
To be filed by amendment.

3

Report of Independent Auditors on
Financial Statement Schedules

To the Stockholder of the
Golden Nugget Group:

Our audits of the combined financial statements referred to in our report dated March 5, 2004 appearing in this Registration Statement on Form S-4 also included an audit of the financial statement schedule listed in Item 21(b)1 of this Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 5, 2004

Golden Nugget Group

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(dollars in thousands)

Description	Balance at Beginning of Period	Provision for Doubtful Accounts	Write-offs, net of Recoveries	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended December 31, 2001	855	553	(598)	810
Year Ended December 31, 2002	810	677	(387)	1,100
Year Ended December 31, 2003	$1,100	$1,098	$(1,321)	$877

Report of Independent Auditors on
Financial Statement Schedules

To the Stockholder of
GNLV, CORP. and Subsidiary:

Our audits of the combined financial statements referred to in our report dated March 5, 2004 appearing in this Registration Statement on Form S-4 also included an audit of the financial statement schedule listed in Item 21(b)2 of this Form S-4. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related combined financial statements.

/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
March 5, 2004

GNLV, CORP. and Subsidiary

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS
(dollars in thousands)

Description	Balance at Beginning of Period	Provision for Doubtful Accounts	Write-offs, net of Recoveries	Balance at End of Period
Allowance for Doubtful Accounts
Year Ended December 31, 2001	782	546	(578)	750
Year Ended December 31, 2002	750	659	(387)	1,022
Year Ended December 31, 2003	1,022	1,084	(1,287)	819

QuickLinks

TABLE OF ADDITIONAL REGISTRANTS
TABLE OF CONTENTS
WHERE YOU CAN FIND MORE INFORMATION
MARKET AND INDUSTRY DATA
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
SUMMARY
The Company
Golden Nugget—Las Vegas
Golden Nugget—Laughlin
Management
The Acquisition and Poster Financial
Summary Historical and Pro Forma Financial Data
RISK FACTORS
Risks Relating to Our Indebtedness
Risks Related to Our Business and the Gaming Industry
Risks Relating to the Notes
Risks Relating to the Exchange Offer
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
Unaudited Pro Forma Condensed Combined Statement of Operations For the Year Ended December 31, 2003
Unaudited Pro Forma Consolidated Balance Sheet As of December 31, 2003
SELECTED HISTORICAL COMBINED FINANCIAL DATA OF PREDECESSOR COMPANY
Selected Historical Financial Data of Poster Financial and Golden Nugget Group (Predecessor Company)
Selected Historical Financial Data of Poster Financial and Golden Nugget Group (Predecessor Company) (Continued)
Combined Statements of Operations—Summary Information
BUSINESS
REGULATION
MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS
DESCRIPTION OF THE NOTES
CERTAIN U.S. FEDERAL TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INDEX TO FINANCIAL STATEMENTS
Report of Independent Auditors
Poster Financial Group, Inc. (A Wholly Owned Subsidiary of PB Gaming, Inc.) Balance Sheet December 31, 2003
Poster Financial Group, Inc. (A Wholly Owned Subsidiary of PB Gaming, Inc.) Statement of Operations and Changes in Retained Earnings (Deficit) For the Period from June 2, 2003 (inception) through December 31, 2003
Poster Financial Group, Inc. (A Wholly Owned Subsidiary of PB Gaming, Inc.) Statement of Cash Flows For the Period from Inception (June 2, 2003) through December 31, 2003
Poster Financial Group, Inc. (A Wholly Owned Subsidiary of PB Gaming, Inc.) Notes to Financial Statements As of December 31, 2003 and For The Period From June 2, 2003 (inception) through December 31, 2003
Report of Independent Auditors
Golden Nugget Group (A division of MGM MIRAGE) Combined Balance Sheets December 31, 2002 and 2003
Golden Nugget Group (A division of MGM MIRAGE) Combined Statements of Operations and Changes in Division Equity For the years ended December 31, 2001, 2002, and 2003
Golden Nugget Group (A division of MGM MIRAGE) Combined Statements of Cash Flows For the years ended December 31, 2001, 2002, and 2003
Golden Nugget Group (A division of MGM MIRAGE) Notes to Combined Financial Statements December 31, 2001, 2002 and 2003
Report of Independent Auditors
GNLV, CORP. and Subsidiary (A wholly-owned subsidiary of MGM MIRAGE) Consolidated Balance Sheets December 31, 2002 and 2003
GNLV, CORP. and Subsidiary (A wholy owned subsidiary of MGM MIRAGE) Consolidated Statements of Operations and Changes in Retained Earnings For the years ended December 31, 2001, 2002, and 2003
GNLV, CORP. and Subsidiary (A wholly owned subsidiary of MGM MIRAGE) Consolidated Statements of Cash Flows For the years ended December 31, 2001, 2002, and 2003
GNLV, CORP. and Subsidiary (A wholly owned subsidiary of MGM MIRAGE) Notes to Consolidated Financial Statements December 31, 2001, 2002 and 2003
Independent Auditors' Report
The Fremont Street Experience Limited Liability Company and Subsidiaries Consolidated Balance Sheets December 31, 2002 and 2003
The Fremont Street Experience Limited Liability Company and Subsidiaries Consolidated Balance Sheets December 31, 2002 and 2003
The Fremont Street Experience Limited Liability Company and Subsidiaries Consolidated Statements of Operations Years Ended December 31, 2001, 2002 and 2003
The Fremont Street Experience Limited Liability Company and Subsidiaries Consolidated Statements of Members' Capital Years Ended December 31, 2001, 2002 and 2003
The Fremont Street Experience Limited Liability Company and Subsidiaries Consolidated Statements of Cash Flows Years Ended December 31, 2001, 2002 and 2003
The Fremont Street Experience Limited Liability Company and Subsidiaries Notes to Consolidated Financial Statements Years Ended December 31, 2001, 2002 and 2003
SIGNATURES
SIGNATURES
SIGNATURES
PART II
EXHIBIT INDEX
Report of Independent Auditors on Financial Statement Schedules (Golden Nugget Group)
SCHEDULE II––VALUATION AND QUALIFYING ACCOUNTS (GOLDEN NUGGET GROUP)
Report of Independent Auditors on Financial Statement Schedules (GNLV, CORP.)
SCHEDULE II––VALUATION AND QUALIFYING ACCOUNTS (GNLV CORP.)